    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 27, 1998
                                                     REGISTRATION NO. 333-

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                --------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                --------------
                    EVANS & SUTHERLAND COMPUTER CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                --------------

                UTAH                                 3699                              87-0278175
      (STATE OF INCORPORATION)           (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
                                         CLASSIFICATION CODE NUMBER)             IDENTIFICATION NUMBER)

                                600 KOMAS DRIVE
                          SALT LAKE CITY, UTAH 84108
                                (801) 588-1000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                --------------
                                JOHN T. LEMLEY
                    EVANS & SUTHERLAND COMPUTER CORPORATION
                                600 KOMAS DRIVE
                          SALT LAKE CITY, UTAH 84108
                                (801) 588-1000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:

                   DAVID F. EVANS                                        MICHAEL W. HALL
                  WILLIAM C. GIBBS                                     STEVEN J. TONSFELDT
                 DAVID K. ARMSTRONG                                   EDMUND S. RUFFIN, JR.
                   JOHN G. WESTON                                        STEPHEN B. THAU
               SNELL & WILMER L.L.P.                                    VENTURE LAW GROUP
            111 EAST BROADWAY, SUITE 900                           A PROFESSIONAL CORPORATION
             SALT LAKE CITY, UTAH 84111                                2800 SAND HILL ROAD
                   (801) 237-1900                                 MENLO PARK, CALIFORNIA 94025
                                                                         (650) 854-4488

                                --------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

  As promptly as practicable after this Registration Statement becomes effective and the effective time of the proposed merger of AccelGraphics, Inc. with and into E&S Merger Corp., a wholly owned subsidiary of the Registrant as described herein.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                         PROPOSED
                                                          MAXIMUM
                  TITLE OF EACH CLASS                    AGGREGATE   AMOUNT OF
                     OF SECURITIES                       OFFERING   REGISTRATION
                   TO BE REGISTERED                      PRICE(1)      FEE(1)
--------------------------------------------------------------------------------
Common Stock $0.20....................................  $23,335,144  $6,883.87
--------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and computed pursuant to Rule 457(f)(1) thereunder on the basis of the market value of the AccelGraphics, Inc. Common Stock to be exchanged in the Agreement and Plan of Merger, dated April 22, 1998 (the "Merger"), which was computed, in accordance with Rule 457(c), as 52% of the product of $
    5.31 (the average of the high and low prices for AccelGraphics, Inc. Common Stock on April 23, 1998 as reported by the Nasdaq National Market) and 8,451,088, the aggregate number of shares of AccelGraphics, Inc. Common Stock outstanding on March 31, 1998.

-------------------------------------------------------------------------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DUE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                              ACCELGRAPHICS, INC.
                               1873 BARBER LANE
                              MILPITAS, CA 95035

Dear Fellow Stockholder:                                          May    , 1998

  You are cordially invited to attend the Annual Meeting of stockholders of
AccelGraphics Inc. ("AGI") to be held on       , May    , 1998, at
  .m. at the                                          .

  As you may be aware, AGI and Evans & Sutherland Computer Corporation ("E&S") have entered into an Agreement and Plan of Merger (the "Merger Agreement") providing for the acquisition of AGI by E&S in a merger transaction that values your AGI shares at approximately $5.75 per share. The consideration to be received by AGI stockholders in the merger will be payable, at the election of each stockholder and subject to certain limitations that are described in the accompanying materials, in (i) cash, (ii) shares of E&S Common Stock, or
(iii) a combination of the two. A yellow Form of Election has been enclosed with these materials that will permit you to make this election as to the form of merger consideration you would like to receive. The parties have agreed, however, that in aggregate 48% of the total merger consideration will be paid by E&S in cash with the remaining 52% being paid in E&S Common Stock. If you make no election, you will receive 48% of the merger consideration you receive in cash and 52% in E&S Common Stock. These limits may result in there being a pro rata adjustment with respect to your election to the extent that either form of merger consideration is oversubscribed.

  At the Annual Meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement. A majority of the outstanding shares of AGI Common Stock entitled to vote at the Annual Meeting must approve the adoption of the Merger Agreement for the acquisition to be completed. You will also be asked to elect two directors to the AGI Board of Directors at the Annual Meeting. These directors will only serve their terms of office if the merger is not approved by the AGI stockholders.

  Cowen & Company, the investment banking firm retained by the AGI Board of Directors to act as its financial advisor in connection with the merger, has rendered its opinion that, as of April 22, 1998, the financial terms of the merger were fair, from a financial point of view, to the holders of AGI Common Stock subject to the limits and qualifications contained in its opinion.

  After careful consideration, your Board of Directors has unanimously determined that the Merger is fair to and in the best interests of AGI and its stockholders and unanimously recommends that you vote to adopt the Merger Agreement.

  In the materials accompanying this letter you will find a Notice of Annual Meeting of Stockholders, a Proxy Statement/Prospectus relating to the proposals to be voted upon, a Proxy Card and a yellow Form of Election to be used for purposes of making an election as to the form of merger consideration to be received by you. The Proxy Statement/Prospectus more fully describes the merger and the proposals before the stockholders.

  It is important to note that to be effective, a Form of Election, together with your AGI stock certificates, must be returned in the manner described in the accompanying Proxy Statement/Prospectus prior to 5:00 p.m. EDT on the date that is two days prior to the date on which the merger is to be consummated. Under the terms of the Merger Agreement, AGI is obligated to publicly announce at least five trading days in advance of the closing, the date on which the closing of the merger is scheduled to occur. If no properly completed and delivered Form of Election is received two days prior to the date on which the merger will be consummated, you will automatically receive, subject to certain limitations that are described in the Merger Agreement, 48% of your merger consideration in the form of cash, with the remainder being paid in shares of E&S Common Stock.

  I urge you to read the enclosed materials carefully. Whether or not you plan to attend the Annual Meeting, and regardless of the number of shares you own, please complete, sign and date your Proxy Card and promptly return it in the envelope provided.

                                          Sincerely,

                                          Jeffrey W. Dunn
                                          Chairman, President and Chief
                                           Executive Officer

                              ACCELGRAPHICS, INC.
                               1873 BARBER LANE
                              MILPITAS, CA 95035

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON        , 1998

TO THE STOCKHOLDERS OF ACCELGRAPHICS, INC.:

  NOTICE IS HEREBY GIVEN that an Annual Meeting of Stockholders (the "Annual Meeting") of AccelGraphics, Inc., a Delaware corporation ("AGI"), will be held
on           ,        , 1998, at the
   , commencing at        a.m., for the following purposes:

    (1) To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated April 22, 1998 (the "Merger Agreement"), by and among AGI, Evans & Sutherland Computer Corporation, a Utah corporation ("E&S"), and E&S Merger Corp., a Utah corporation and a wholly owned subsidiary of E&S ("Merger Sub"), a copy of which is attached as Annex I to the Proxy Statement/Prospectus accompanying this Notice. The Merger Agreement provides for the merger of AGI with and into Merger Sub (the "Merger"), with Merger Sub being the surviving corporation. In the Merger, each AGI stockholder will be entitled to receive, in exchange for each share of AGI Common Stock, par value $0.001 per share (the "AGI Common Stock"), held by such stockholder and at the election of each such stockholder, (i) that number of shares of common stock, par value $0.20 per share, of E&S (the "E&S Common Stock") as shall be determined by dividing $5.75 by the Average E&S Share Price (as defined below) (the "Stock Consideration"); (ii) cash in an amount equal to $5.75 per share of AGI Common Stock (the "Cash Consideration"); or (iii) a combination of cash and stock. The "Average E&S Share Price" is defined as the average of the last sale price per share of E&S Common Stock on The Nasdaq National Market for the 10 consecutive trading days ending on the second trading day prior to the closing date of the Merger. The mix of Merger consideration elected to be received by each AGI stockholder may be subject, under the terms of the Merger Agreement, to potential proration and adjustment in order to ensure that in aggregate 48% of the total Merger consideration is paid in the form of Cash Consideration and 52% of the total Merger consideration is paid in the form of Stock Consideration. Failure by a stockholder to make a proper election of Cash Consideration and Stock Consideration will result in such stockholder receiving 48% Cash Consideration and 52% Stock Consideration;

    (2) To elect the Class I Directors of the Board of Directors to serve until the earlier of the expiration of their term or consummation of the Merger; and

    (3) To consider and transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

  The proposed Merger and other related matters are more fully described in the accompanying Proxy Statement/Prospectus.

  The affirmative vote of the holders of a majority of the outstanding shares of AGI Common Stock entitled to vote at the Annual Meeting is required to adopt the Merger Agreement. Certain of the stockholders of AGI who own or control approximately 37% of the outstanding shares of AGI Common Stock have agreed, among other things, to vote all of their shares of AGI Common Stock in favor of the Merger Agreement at the Annual Meeting.

  Only holders of AGI Common Stock of record at the close of business on , 1998 will be entitled to notice of, and to vote at, the Annual Meeting.

  Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed Proxy Card promptly in the enclosed postage-paid envelope. Stockholders who attend the Annual Meeting may revoke their proxies and vote in person if they desire.

                                          By Order of the Board of Directors,

                                          Michael W. Hall,
                                          Secretary

Milpitas, California
       , 1998

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                     SUBJECT TO COMPLETION DATED     , 1998

                              ACCELGRAPHICS, INC.

                                PROXY STATEMENT

                                  ----------

                    EVANS & SUTHERLAND COMPUTER CORPORATION

                                   PROSPECTUS

                                  ----------

  Evans & Sutherland Computer Corporation, a Utah corporation ("E&S"), AccelGraphics, Inc., a Delaware Corporation ("AGI") and E&S Merger Corp., a Utah corporation and wholly owned subsidiary of E&S ("Merger Sub"), have entered into an Agreement and Plan of Merger, dated April 22, 1998 (the "Merger Agreement"). In accordance with the Merger Agreement, AGI will merge with and into Merger Sub, with Merger Sub being the surviving entity, and all outstanding shares of common stock of AGI, $.001 par value per share ("AGI Common Stock"), will be converted, at the election of each AGI stockholder, into either cash or shares of common stock of E&S, $.20 par value per share ("E&S Common Stock"), all as more fully set forth herein (all such actions being collectively referred to herein as the "Merger").

  Upon consummation of the Merger, each issued and outstanding share of AGI Common Stock will be converted into the right to receive either (i) that fraction of a share of E&S Common Stock as is determined by dividing $5.75 by the average closing price of E&S Common Stock (as reported on the Nasdaq National Market), for the ten consecutive trading days ending on the second trading day prior to the Effective Date (as defined herein), (ii) $5.75 in cash, or (iii) a combination of cash and stock, at the election of the holder thereof (collectively, the "Merger Consideration"). The Merger Consideration will be subject to adjustment as described herein, so that the stockholders of AGI are entitled to receive in the aggregate, 48% of the total Merger Consideration in cash and 52% of the total Merger Consideration in E&S Common Stock. The mix of Merger Consideration elected to be received by each AGI stockholder may be subject, under the terms of the Merger Agreement, to potential proration and adjustment in order to ensure that in aggregate 48% of the total Merger consideration is paid in the form of Cash Consideration and 52% of the total Merger consideration is paid in the form of Stock Consideration. Failure by a stockholder to make a proper election of Cash Consideration and Stock Consideration will result in such stockholder receiving 48% Cash Consideration and 52% Stock Consideration. On the Effective Date, all outstanding options to purchase AGI Common Stock under the stock option plans of AGI (other than options which have an exercise price in excess of $6.00 per share which shall be cancelled) shall be assumed by E&S and deemed to constitute an option to acquire E&S Common Stock on the same terms and conditions as the holder of such option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Date.
                                             (Cover continued on following page)

                                  ----------

 THE  MATTERS  DESCRIBED  ABOVE   ARE  DISCUSSED  IN   DETAIL  IN  THIS  PROXY
  STATEMENT/PROSPECTUS.  THE  PROPOSED  MERGER   IS  A  COMPLEX  TRANSACTION.
   STOCKHOLDERS OF AGI  ARE URGED TO READ AND CONSIDER  CAREFULLY THIS PROXY
    STATEMENT/PROSPECTUS  IN ITS ENTIRETY,  INCLUDING THE MATTERS  REFERRED
      TO BEGINNING ON PAGE    UNDER "RISK FACTORS."

                                  ----------

THE  SECURITIES TO BE ISSUED  PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS  HAVE
 NOT  BEEN APPROVED OR DISAPPROVED  BY THE SECURITIES AND EXCHANGE  COMMISSION
  (THE  "SEC") OR ANY  STATE SECURITIES  COMMISSION, NOR HAS  THE SEC OR  ANY
   STATE SECURITIES COMMISSION PASSED UPON  THE ACCURACY OR ADEQUACY OF THIS
    PROXY  STATEMENT/PROSPECTUS. ANY  REPRESENTATION TO THE  CONTRARY IS  A
     CRIMINAL OFFENSE.

                                  ----------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY, AND, IF GIVEN, ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY E&S, AGI OR ANY OTHER PERSON. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BY ANY SECURITIES OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES HEREUNDER SHALL CREATE UNDER ANY CIRCUMSTANCES ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF E&S OR AGI SINCE THE DATE HEREOF, OR THAT ANY INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE AS OF WHICH SUCH INFORMATION IS PROVIDED.

                                  ----------

          The date of this Proxy Statement/Prospectus is May   , 1998.

  E&S Common Stock is listed on the Nasdaq National Market under the symbol "ESCC." It is a condition to the Merger that the shares of E&S Common Stock to be issued in the Merger be approved for listing on the Nasdaq National Market. Following consummation of the Merger, AGI Common Stock will be removed from registration under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and will no longer be listed on the Nasdaq National Market.

  This Proxy Statement/Prospectus is being furnished to stockholders of AGI in connection with the solicitation of proxies by the AGI Board of Directors for
use at the Annual Meeting of AGI stockholders to be held on     ,        ,
1998 at                        commencing at    a.m., local time, and any
adjournment or postponement thereof.

  This Proxy Statement/Prospectus constitutes the prospectus of E&S for use in connection with the issuance of shares of E&S Common Stock to be issued in the Merger in exchange for the AGI Common Stock. This Proxy Statement/Prospectus and the accompanying proxy card are first being mailed to stockholders of AGI
on or about May   , 1998.

                               TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
AVAILABLE INFORMATION.................................................   1
INCORPORATION BY REFERENCE............................................   2
SUMMARY...............................................................   3
 THE COMPANIES........................................................   3
 WHAT YOU WILL RECEIVE IN THE MERGER..................................   4
 THE ANNUAL MEETING...................................................   4
 REASONS FOR THE MERGER; RECOMMENDATION OF THE AGI BOARD..............   5
 INTERESTS OF CERTAIN PERSONS IN THE MERGER...........................   6
 ELECTION PROCEDURES..................................................   7
 TREATMENT OF STOCK OPTIONS IN THE MERGER.............................   7
 REGULATORY APPROVALS.................................................   7
 CONDITIONS TO THE MERGER.............................................   7
 TERMINATION OF THE MERGER AGREEMENT..................................   8
 TERMINATION FEE......................................................   8
 NO SOLICITATION OF COMPETING TRANSACTIONS............................   8
 APPRAISAL RIGHTS.....................................................   8
 MATERIAL FEDERAL INCOME TAX CONSEQUENCES.............................   8
 ANTICIPATED ACCOUNTING TREATMENT.....................................   9
 FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE......................   9
 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA......................  10
FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE.......................  12
RISK FACTORS..........................................................  12
 RISK FACTORS REGARDING THE MERGER....................................  12
 RISK FACTORS REGARDING E&S...........................................  13
 RISK FACTORS REGARDING AGI...........................................  16
THE ANNUAL MEETING....................................................  23
 GENERAL..............................................................  23
 MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING.......................  23
 VOTING AND PROXIES...................................................  23
 SOLICITATION OF PROXIES..............................................  24
COMPARATIVE PER SHARE DATA............................................  25
MARKET PRICE DATA.....................................................  26
THE MERGER............................................................  27
 BACKGROUND OF THE MERGER.............................................  27
 AGI REASONS FOR THE MERGER; RECOMMENDATION OF THE AGI
  BOARD OF DIRECTORS..................................................  29
 E&S REASONS FOR THE MERGER...........................................  30
 INTERESTS OF CERTAIN PERSONS IN THE MERGER; CONFLICTS OF INTEREST....  31
 FAIRNESS OPINION OF COWEN & COMPANY..................................  32
 STRUCTURE OF THE MERGER; EFFECTIVE TIME..............................  36
 MERGER CONSIDERATION.................................................  36
 DESCRIPTION OF ELECTION PROCEDURES...................................  37
 PROCEDURES FOR EXCHANGE OF AGI COMMON STOCK CERTIFICATES.............  39
 ANTICIPATED ACCOUNTING TREATMENT.....................................  40
 PLANS FOR AGI AFTER THE MERGER.......................................  40
 CERTAIN OTHER EFFECTS OF THE MERGER..................................  40
 SOURCE AND AMOUNT OF FUNDS AND OTHER CONSIDERATION...................  40
 MATERIAL FEDERAL INCOME TAX CONSEQUENCES.............................  41
 REGULATORY MATTERS...................................................  43

                                                                           PAGE
                                                                           ----
 BLUE SKY LAWS............................................................  43
 APPRAISAL RIGHTS.........................................................  43
THE MERGER AGREEMENT......................................................  44
 CERTAIN REPRESENTATIONS AND WARRANTIES...................................  44
 CONDUCT OF BUSINESS PENDING THE MERGER...................................  44
 NO SOLICITATION OF COMPETING TRANSACTIONS................................  45
 INDEMNIFICATION AND INSURANCE............................................  46
 STOCK EXCHANGE LISTING...................................................  46
 CONDITIONS TO CONSUMMATION OF THE MERGER.................................  46
 TERMINATION; EFFECTS OF TERMINATION......................................  48
 EXPENSES.................................................................  48
 AMENDMENT; WAIVER........................................................  49
VOTING AGREEMENT AND IRREVOCABLE PROXY....................................  49
PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS...............................  50
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS............................  51
PRO FORMA CONSOLIDATED BALANCE SHEET......................................  52
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS......................  53
DESCRIPTION OF E&S........................................................  54
DESCRIPTION OF E&S CAPITAL STOCK..........................................  54
DESCRIPTION OF AGI........................................................  55
 BUSINESS OVERVIEW........................................................  55
 SELECTED CONSOLIDATED FINANCIAL DATA.....................................  56
 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS...........................................................  57
 PRODUCTS.................................................................  61
 TECHNOLOGY AND CORE COMPETENCIES.........................................  63
 STRATEGIC RELATIONSHIPS..................................................  63
 3D PROFESSIONAL MARKETS AND APPLICATIONS.................................  64
 CUSTOMERS, SALES AND MARKETING...........................................  64
 RESEARCH AND DEVELOPMENT.................................................  65
 MANUFACTURING............................................................  66
 PROPRIETARY RIGHTS.......................................................  67
 COMPETITION..............................................................  67
 EMPLOYEES................................................................  68
 DESCRIPTION OF PROPERTIES................................................  68
 MANAGEMENT...............................................................  68
 EXECUTIVE COMPENSATION...................................................  70
 EMPLOYEE BENEFIT PLANS...................................................  71
 COMPENSATION COMMITTEE REPORT............................................  72
 PERFORMANCE GRAPH........................................................  74
 SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT..............  75
 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...........................  77
COMPARISON OF RIGHTS OF AGI STOCKHOLDERS AND E&S STOCKHOLDERS.............  78
 AUTHORIZED CAPITAL STOCK.................................................  78
 STOCKHOLDER VOTING RIGHTS................................................  78

                                                                           PAGE
                                                                           ----
 SPECIAL MEETINGS OF STOCKHOLDERS; CONSENT TO ACTIONS OF STOCKHOLDERS IN
  LIEU OF MEETING.........................................................  79
 BUSINESS COMBINATIONS....................................................  79
 BUSINESS CONDUCTED AT STOCKHOLDERS' MEETINGS.............................  81
 DIVIDENDS................................................................  81
 SHAREHOLDERS CONSENT WITHOUT A MEETING...................................  81
 DISSENTERS' RIGHTS.......................................................  81
 QUORUM OF DIRECTORS......................................................  82
 DERIVATIVE SUITS.........................................................  82
 AMENDMENTS TO THE CHARTER................................................  83
 NOTICE, ADJOURNMENT AND PLACE OF STOCKHOLDERS' MEETINGS..................  83
 DIRECTORS................................................................  84
 ELECTION AND REMOVAL OF DIRECTORS........................................  84
 INSPECTION OF BOOKS AND RECORDS..........................................  84
 TRANSACTIONS WITH OFFICERS AND DIRECTORS.................................  85
 LIMITATION ON LIABILITY OF DIRECTORS; INDEMNIFICATION OF OFFICERS AND
  DIRECTORS...............................................................  85
ELECTION OF CLASS I DIRECTORS.............................................  87
LEGAL MATTERS.............................................................  88
EXPERTS...................................................................  88
LIST OF DEFINED TERMS.....................................................  89

 ANNEX I   AGREEMENT AND PLAN OF MERGER
 ANNEX II  OPINION OF COWEN & COMPANY
 ANNEX III VOTING AGREEMENT AND IRREVOCABLE PROXY

                             AVAILABLE INFORMATION

  AccelGraphics, Inc. ("AGI") and Evans & Sutherland Computer Corporation ("E&S") file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by E&S or AGI at the SEC's public reference rooms in Washington, D.C. at 450 5th Street, Mail Stop 1-2, NW, Washington, D.C. 20549, in New York at 7 World Trade Center, Suite 1300, New York, New York 10048 and in Chicago, Illinois at Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. SEC filings of E&S and AGI are also available to the public from commercial document retrieval services. The website maintained by the SEC is "http://www.sec.gov."

  If you are a stockholder of E&S, E&S may have sent you some of the documents incorporated by reference, but you can obtain any of them through E&S or the SEC. Documents incorporated by reference are available from E&S without charge, excluding all exhibits unless such exhibits have been specifically incorporated by reference in this Proxy Statement/Prospectus. Stockholders may obtain documents incorporated by reference in this Proxy Statement/Prospectus by requesting them in writing or by telephone from the appropriate party at the following address:

     Evans & Sutherland Computer
     Corporation
     Attn: Mark C. McBride
     600 Komas Drive
     Salt Lake City, Utah 84108
     (801) 588-1000

  If you would like to request documents from E&S, please do so by to receive them before the Annual Meeting.

  E&S has filed with the SEC a Registration Statement on Form S-4 to register the E&S Common Stock to be issued pursuant to the Merger Agreement. This Proxy Statement/Prospectus is a part of that Registration Statement and constitutes a prospectus of E&S in addition to being a proxy statement of AGI for the Annual Meeting. As allowed by SEC rules, this Proxy Statement/Prospectus does not contain all the information you can find in the Registration Statement and the exhibits to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The E&S Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and its proxy statement dated April 20, 1998, previously filed with the SEC pursuant to the Exchange Act, are incorporated by reference in this Proxy Statement/Prospectus.

  All documents and reports filed by E&S pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this Proxy Statement/Prospectus and the date of the AGI Annual Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be part hereof from the dates of filing of such documents and reports. Statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or incorporation by reference therein, each such statement being qualified in all respects by such reference.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that is or is deemed to be incorporated by reference herein) modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

  YOU SHOULD ONLY RELY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY DOCUMENT. NEITHER E&S NOR AGI HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS WITH RESPECT TO AGI AND ITS SUBSIDIARIES HAS BEEN PROVIDED BY AGI, AND ALL INFORMATION CONTAINED (OR INCORPORATED BY REFERENCE) IN THIS PROXY STATEMENT/PROSPECTUS WITH RESPECT TO E&S AND ITS SUBSIDIARIES HAS BEEN PROVIDED BY E&S. NEITHER E&S NOR AGI WARRANTS THE ACCURACY OF INFORMATION RELATING TO THE OTHER PARTY. THIS PROXY STATEMENT/PROSPECTUS IS
DATED MAY   , 1998. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN
THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS NOR THE ISSUANCE OF E&S COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                                    SUMMARY

  This summary highlights selected information from this document and may not contain all of the information that is important to you to understand the Merger fully. For a more complete description of the legal terms of the Merger, you should read carefully this entire document and the documents to which we have referred you. See "Available Information" (page 1). For the location of definitions of capitalized terms used in this Proxy Statement/Prospectus,
please see "List Of Defined Terms" (page    ).

  In the Merger, AccelGraphics, Inc. ("AGI") will merge with and into E&S Merger Corp. E&S Merger Corp. will be the surviving corporation in the Merger and will continue as a subsidiary of Evans & Sutherland Computer Corporation ("E&S"). As part of the Merger, E&S Merger Corp. will change its name to AccelGraphics, Inc.

  The Merger Agreement is attached as Annex I to this document. We encourage you to read the Merger Agreement, as it is the legal document that governs the Merger.

                                 THE COMPANIES

ACCELGRAPHICS, INC.
1873 BARBER LANE
MILPITAS, CA 95035
(408) 546-2100

  AGI is a leading provider of high-performance, cost-effective, 3-dimensional ("3D") graphics subsystem products for the professional Windows NT and Windows 95 markets. AGI pioneered the development of professional 3D graphics subsystems for use with Microsoft's Windows NT operating system ("NT"). A 3D graphics subsystem integrates graphics acceleration chip(s), specialized hardware, firmware, software and memory. AGI's 3D graphics subsystems, when included in an Intel Pentium, Pentium Pro, Pentium Pro II or Digital Alpha based computer, create a class of computer system called a "Personal Workstation." Personal Workstations, which often sell for less than $10,000, provide capabilities and performance comparable to more expensive 3D graphics RISC/UNIX workstations. In January 1995, AGI shipped what it believes was the first 3D graphics subsystem for NT and currently offers three distinct 3D graphics subsystem product lines.

  AGI's products include a family of 3D graphics subsystems for applications based on OpenGL and other 3D application programming interfaces ("APIs"), such as Autodesk's Heidi and Microsoft's DirectX. Through AGI's extensive experience in 3D algorithms, the interaction of 3D applications with OpenGL and overall 3D graphics system integration, AGI delivers robust, well-integrated subsystem solutions to the professional 3D graphics market.

  AGI sells its products through original equipment manufacturers ("OEMs") and a worldwide network of value added resellers ("VARs") and distributors.

EVANS & SUTHERLAND COMPUTER CORPORATION
600 KOMAS DRIVE
SALT LAKE CITY, UTAH 84108
(801) 588-1000

  E&S develops and manufactures hardware and software to produce highly realistic 3D synthetic worlds. E&S's business units deliver high-quality visual systems for simulation and training in defense and commercial applications as well as high-performance systems for desktop graphics, digital studio, and digital theater applications throughout the world. E&S's REALimage graphics technology has been selected by at least twelve major OEMs for their NT workstation products since E&S began shipping in June 1997. Customers include

Compaq, Hewlett-Packard, Digital Equipment, Siemens Nixdorf, Micron, NEC, Acer and others using both Intel and Alpha processors. REALimage technology is implemented on boards such as AGI's AccelECLIPSE II for sale to computer makers. REALimage-based boards provide the industry's fastest, most powerful graphics rendering for OpenGL-based applications such as Pro/E, Softimage, 3D Studio MAX, EDS/Unigraphics, SDRC, Lightwave, and Lightscape. Founded in 1968, E&S is headquartered in Salt Lake City, Utah. E&S also has offices in Boston, Massachusetts; Dallas, Texas; Orlando, Florida; Beijing, China; Dubai, United Arab Emirates; Horsham, England; and Munich, Germany.

E&S MERGER CORP.
600 KOMAS DRIVE
SALT LAKE CITY, UTAH 84108
(801) 588-1000

  E&S Merger Corp. is a company formed by E&S on April 21, 1998 for use in the Merger. This is the only business of E&S Merger Corp.

WHAT YOU WILL RECEIVE IN THE MERGER

  In the Merger you will receive for each share of AGI Common Stock you own immediately prior to the Merger, at your election, either a fraction of a share of E&S Common Stock with a value of approximately $5.75, $5.75 in cash or a combination of E&S Common Stock and cash with an aggregate value of $5.75. You will also receive cash in lieu of fractional shares of E&S Common Stock. The parties have agreed that in aggregate 48% of the total Merger Consideration will be paid by E&S in cash with the remainder of the Merger Consideration to be paid in E&S Common Stock. Therefore, if AGI stockholders elect to receive cash in the Merger in an amount that exceeds 48% of the total Merger Consideration or if AGI stockholders elect to receive a number of shares of E&S Common Stock with an aggregate value in excess of 52% of the total Merger Consideration, then in such case the AGI stockholder who shall have elected to receive the form of Merger Consideration that was oversubscribed will be subject to a pro rata adjustment in order to achieve the agreed upon mix of consideration. AGI stockholders who fail to make any election as to the form of Merger Consideration to be received will be presumed to have made an election to receive for each of their shares of AGI Common Stock a Merger Consideration mix of 48% in cash and 52% in E&S Common Stock. See "THE MERGER--Merger Consideration."

  If you elect to receive all E&S Common Stock, the number of fractional shares of E&S Common Stock you will receive for each of your Shares of AGI Common Stock will be determined by dividing $5.75 by the "Average E&S Share Price," and multiplying the fraction by the number of shares of AGI Common Stock you own. The "Average E&S Share Price" is defined as the average of the last sale price per share of E&S Common Stock for the 10 consecutive trading days ending on the second trading day prior to the completion of the Merger.

  Because of the need for regulatory review with respect to the Merger, the valuation period for determining the number of shares of E&S Common Stock issued in the Merger could occur after the Annual Meeting. As a result, the exact number of shares of E&S Common Stock issuable for each share of AGI Common Stock may not be known at the time you are asked to consider and vote on the Merger.

THE ANNUAL MEETING

  At the Annual Meeting, the holders of AGI Common Stock will be asked to adopt the Merger Agreement and to elect the Class I Directors to AGI's Board of Directors to serve until the earlier of the end of their term or consummation of the Merger. Each share is entitled to one vote at the Annual Meeting.

  The close of business on        , 1998 is the record date for determining if
you are entitled to vote at the Annual Meeting.

  As a condition to E&S's willingness to enter into the Merger Agreement, E&S and certain stockholders of AGI entered into a Voting Agreement and Irrevocable Proxy (the "Voting Agreement"). Each of these stockholders, without any additional consideration being paid to them:

  . has agreed to vote all of his or her shares in favor of the Merger, and

  . has granted E&S an irrevocable proxy to vote his or her shares in favor of the Merger.

  The Voting Agreement covers a total of 3,159,963 shares of AGI Common Stock which represents approximately 37% of such shares outstanding on the record date.

FAIRNESS OPINION

  Cowen & Company has delivered to the AGI Board of Directors its written opinion, dated April 22, 1998, to the effect that, as of such date, and subject to the limits and qualifications therein, the financial terms of the Merger were fair from a financial point of view to the holders of AGI Common Stock. The full text of the opinion of Cowen & Company, which sets forth the assumptions made and matters considered, is attached as Annex II to this Proxy Statement/Prospectus, and is incorporated herein by reference. Holders of AGI Common Stock are urged to, and should, read such opinion in its entirety. See "THE MERGER--Fairness Opinion of Cowen & Company."

RISK FACTORS

  See "Risk Factors" for a discussion of certain factors pertaining to the Merger and the businesses of AGI and E&S.

REASONS FOR THE MERGER; RECOMMENDATION OF THE AGI BOARD

  The AGI Board unanimously approved the Merger Agreement and the Merger and recommends that you vote to adopt the Merger Agreement. The AGI Board believes that the Merger is in the best interests of AGI and its stockholders. In reaching its decision, the AGI Board considered a number of factors, including the following:

  . the opinion of Cowen & Company to the AGI Board that, as of the date of the opinion, the financial terms of the Merger were fair, from a financial point of view, to the holders of AGI Common Stock. The full text of Cowen & Company's opinion is attached as Annex II to this document, and you are urged to read it carefully and in its entirety. See "THE MERGER--Fairness Opinion of Cowen & Company";

  . the AGI Board's belief that the Merger is in the best interests of the AGI stockholders, both in terms of the immediate financial consideration to be received and the potential for future appreciation in value of the E&S Common Stock;

  . the relative trading prices and volumes (as well as the perceived prospects for future growth in value) of AGI Common Stock and E&S Common Stock;

  . the price certainty of the proposed Merger--$5.75 per share regardless of stock market fluctuations prior to the closing of the Merger;

  . the belief that the Merger would result in the creation of a vertically integrated provider of high-performance, cost-effective 3D graphics subsystems for the professional Windows NT and Windows 95 markets;

  . the past price stability and relatively low volatility of E&S Common
    Stock, in contrast to the perceived greater volatility and risk to holders of AGI Common Stock;

  . the likelihood of consummation of the Merger, including the terms and conditions of the Merger Agreement and the limited conditions to the consummation of the Merger;

  . the perception that the Merger would permit the combined company to more accurately forecast costs and, in turn, to be more competitive on price in the 3D graphics board market than AGI as an independent company;

  . the structure of the Merger, which, subject to certain limits, permits
    AGI stockholders to exchange their AGI Common Stock solely for E&S Common Stock on a tax-free basis, with taxable gain recognized only to the extent that they elect to receive cash; and

  . the fact that, although AGI did not conduct a formal auction, it did hold discussions with a number of other likely prospective buyers, and none of them expressed interest in acquiring AGI at a price per share equal to or greater than that offered by E&S.

  The AGI Board also considered the following potentially negative material factors in its deliberations concerning the Merger: (i) the loss of control over the future operations of AGI following the Merger; (ii) the risk that the benefits sought to be achieved in the Merger may not be achieved; and (iii) the other risks described above under "Risk Factors." After reviewing these potentially negative factors, the AGI Board concluded that they were outweighed by the positive factors described above and accordingly determined that the Merger is fair to, and in the best interests of, AGI and its stockholders.

  In view of the variety of factors considered by the AGI Board in connection with its evaluation of the Merger, the AGI Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to such factors.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the AGI Board regarding the Merger, you should be aware of the interests which certain officers and directors of AGI have in the Merger that may be different from yours and their interests as stockholders.The AGI Board recognized all the interests described below and concluded that these interests did not detract from the fairness of the Merger to AGI stockholders who are not officers or directors of AGI.

  At the time of signing the Merger Agreement, Jeffrey W. Dunn and Nancy E. Bush agreed to enter into employment agreements (the "Employment Agreements") with E&S which will become effective at the time of the Merger. If the Merger is completed, 100% and 50% of the unvested stock and stock options, issued prior to April 22, 1998 for Mr. Dunn and Ms. Bush, respectively, will become vested. E&S will pay Mr. Dunn and Ms. Bush a salary of $210,000 and $140,000 per year, respectively. In addition, both Mr. Dunn and Ms. Bush will be eligible for annual bonuses up to approximately (i) $210,000 and $135,000, respectively, for the fiscal year ended December 31, 1998 upon achieving certain incentive program targets and revenue and profit criteria and (ii) $313,000 and $235,000, respectively, for the fiscal year ended December 31, 1999, if still employed, upon achieving certain incentive program targets and revenue and profit criteria. These Employment Agreements also provide for additional consideration if the incentive targets and revenue profit criteria are substantially exceeded.

  AGI has previously entered into retention agreements with a number of AGI executives. Under retention agreements with AGI officers other than Mr. Dunn and Ms. Bush, if the Merger is completed, 50% of the unvested stock and stock options granted to these executives will become vested and AGI or its successor in the Merger will pay these executives severance benefits in the event that they are discharged without cause during the eighteen-month period after the Merger is completed. The Employment Agreements referred to in the preceding paragraph for Mr. Dunn and Ms. Bush will have the effect of superseding and replacing the AGI retention agreements presently in place with them.


  Pursuant to the Merger Agreement, E&S has agreed that, after the time of the Merger, it will cause E&S to provide certain indemnification and liability insurance benefits to certain indemnified parties, including directors and officers of AGI. See "THE MERGER AGREEMENT--Indemnification and Insurance."

ELECTION PROCEDURES

  In the accompanying materials you have been provided with a Form of Election for use in electing to receive in the Merger cash, shares of E&S Common Stock, or a combination of the two. In order to make such election:

  . properly complete and sign the Form of Election;

  . enclose your AGI stock certificates along with the Form of Election; and

  . return the form of election to                     no later than the
    business day that is two trading days before the completion of the Merger (which date will be publicly announced by AGI in advance thereof).

  If stockholders of AGI elect to receive in aggregate more than 48% of the total Merger Consideration in cash, or more than 52% of the total Merger Consideration in E&S Common Stock, E&S will pay for each share electing cash and/or E&S Common Stock, as the case may be, with a mixture of cash and E&S Common Stock so that the total amount of cash paid will be equal to 48% of the total Merger Consideration and/or the amount of E&S Common Stock paid will be equal to 52% of the total Merger Consideration. E&S may further adjust this percentage if necessary to ensure that the Merger qualifies as a reorganization under Section 368(a) of the Internal Revenue Code of 1986 (the "Code"). If you fail to make an election or to return the Form of Election, you will receive 48% cash and 52% in E&S Common Stock.

TREATMENT OF STOCK OPTIONS IN THE MERGER

  Each AGI employee stock option outstanding at the time of the Merger, whether or not vested, will be assumed by E&S and deemed to constitute an option to acquire, under the same terms and conditions, the same number of shares of E&S Common Stock as the holder of such option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Merger. However, any AGI employee stock option with an exercise price greater than $6.00 per share will be terminated and cancelled at the time of the Merger.

REGULATORY APPROVALS

  The Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") prohibits AGI and E&S from completing the Merger until E&S and AGI have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the required waiting period has ended. E&S and AGI each filed the required notification and report
forms with the FTC and the Antitrust Division on April   , 1998. Accordingly,
the required waiting period under the HSR Act is expected to expire on May , 1998.

CONDITIONS TO THE MERGER

  E&S and AGI will not be obligated to complete the Merger unless a number of conditions are satisfied or waived by them. These include the following:

  . the holders of a majority of the shares of AGI Common Stock must approve the Merger;

  . the waiting period applicable to the Merger under the HSR Act must expire or be terminated;

  . there must be no injunction or order that prohibits the Merger;

  . the registration statement registering the shares of E&S Common Stock to be issued in the Merger must have been declared effective by the SEC;

  . the shares of E&S Common Stock to be issued in the Merger must be authorized for listing on the Nasdaq National Market;

  . AGI, E&S and E&S Merger Corp. must perform all of their obligations under the Merger Agreement;

  . AGI and E&S must each certify to the other that its representations and warranties contained in the Merger Agreement are true and correct in all material respects;

  . E&S must receive a "cold comfort" letter from Price Waterhouse LLP in such form and substance as is reasonably customary;

  . AGI and E&S must receive opinions from their tax counsel that the Merger will qualify as a reorganization so that AGI Stockholders will recognize taxable income only to the extent of cash received in the Merger;

  . E&S must receive an agreement from any person who may be deemed to be an affiliate of AGI pursuant to Rule 145 under the Securities Act of 1933 stating that such affiliate will comply with Rules 144 and 145 under the Securities Act; and

  . E&S must receive certain executed lock-up agreements, employment agreements and certain option acceleration waiver agreements from certain officers of AGI.

TERMINATION OF THE MERGER AGREEMENT

  The Merger Agreement may be terminated by either AGI and E&S if any of the following occurs:

  . the waiting period under the HSR Act does not end or is not terminated by September 15, 1998;

  . a court or other governmental authority permanently prohibits the Merger;

  . the Merger is not completed by September 15, 1998;

  . the holders of AGI Common Stock do not approve the Merger; or

  . either party materially breaches the Merger Agreement and does not cure such breach within 30 days of receiving notice of it.

  AGI will also have the right to terminate the Merger Agreement in the event that AGI receives an unsolicited proposal to acquire AGI for a purchase price in excess of $7.65 per share (a "Superior Proposal") and AGI wishes to pursue the proposal.

TERMINATION FEE

  The Merger Agreement requires AGI to pay E&S a termination fee of $4 million plus reimbursement of out of pocket expenses up to $100,000 if the Merger Agreement is terminated by AGI in order to pursue a Superior Proposal.

NO SOLICITATION OF COMPETING TRANSACTIONS

  The Merger Agreement restricts AGI's ability to entertain or encourage any alternative acquisition transactions with third parties beyond what is required by the AGI Board's fiduciary duties.

APPRAISAL RIGHTS

  AGI stockholders have no right to an appraisal of the value of their shares in connection with the Merger.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

  It is a condition to the completion of the merger that AGI and E&S each receive a tax opinion from their outside counsel that the Merger will constitute a "reorganization" under Section 368(a) of the Code in which case AGI stockholders will generally recognize taxable income from the exchange of AGI shares only to the extent of the cash received.

  TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISORS TO UNDERSTAND FULLY THE TAX CONSEQUENCES OF THE MERGER TO YOU.

ANTICIPATED ACCOUNTING TREATMENT

  It is anticipated that the Merger will be accounted for by E&S under the purchase method of accounting in accordance with generally accepted accounting principles. See "THE MERGER--Anticipated Accounting Treatment."

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

  E&S and AGI have made forward-looking statements in this document and in documents to which we have referred you. These statements are subject to risks and uncertainties, and there can be no assurance that these statements will prove to be correct. Forward-looking statements include assumptions as to how E&S and AGI may perform in the future. See "Risk Factors." You will find many of these statements in the following sections:

  --"THE MERGER--Reasons for the Merger; Recommendation of the AGI Board of Directors."

  --"THE MERGER--Fairness Opinion of Cowen & Company."

  Also, when we use words like "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. For those statements, E&S and AGI claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

  You should understand that the following important factors, in addition to those discussed elsewhere in this document and in the documents which we have referred you, could affect the future results of E&S and AGI and could cause those results to differ materially from those expressed in our forward-looking statements. In addition to the factors set forth under "Risk Factors," these factors include: materially adverse changes in economic conditions and in the markets served by E&S and AGI; the failure of certain of AGI's customers to renew their contracts with AGI; and a significant delay in the expected completion of the Merger. See "Risk Factors."

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

  The following table sets forth selected historical consolidated financial data of AGI for each of the three years and of E&S for each of the five years in the respective periods ended December 31, 1997. This selected historical consolidated financial data has been derived from and should be read in conjunction with the consolidated financial statements and related notes of AGI provided herein, the consolidated financial statements of E&S incorporated herein by reference and the consolidated financial statements of E&S contained in the annual reports and other information that E&S and AGI have filed with the Securities and Exchange Commission (the "Commission"). See "AVAILABLE
INFORMATION" on page   .

  During 1997, E&S prepared its consolidated financial statements on the basis of a fiscal year ending on December 31. Prior to 1997 E&S prepared its consolidated financial statements on the basis of a 52-53 week fiscal year ending on the last Friday of December. AGI prepares its consolidated financial statements on the basis of a 52-53 week fiscal year ending the Friday closest to December 31. For convenience of presentation, the following financial information is shown as ending on December 31 of each year.

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF AGI

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                       1997     1996    1995(1)
                                                      -------  -------  -------
FOR THE YEAR:
Revenues............................................. $33,509  $18,671  $ 3,911
Gross profit.........................................  10,338    6,594    1,410
Total operating expenses.............................  11,217    7,429    5,811
Loss from operations.................................    (879)    (835)  (4,401)
Net loss.............................................     (96)    (932)  (4,465)
Number of shares used in per share calculations......   6,103      854      488
Basic and diluted loss per share(2)..................   (0.02)   (1.09)   (9.15)
AT END OF YEAR:
Working capital...................................... $21,876  $ 5,030  $ 2,530
Total assets.........................................  28,309    8,439    3,951
Long-term obligations net of current portion.........     482    1,782    1,748
Mandatorily redeemable convertible preferred stock...     --     8,930    5,745
Total stockholders' equity (deficit).................  24,265   (5,170)  (4,528)

--------
(1) AGI commenced operations in late 1994; accordingly, its results of operations prior to the year ended December 31, 1995 were insignificant.

(2) Effective December 1997, AGI adopted Statement of Financial Accounting Standards No. 128 ("FAS 128"), "Earnings per Share," and Staff Accounting Bulletin 98; and consequently, all historical earnings per share information has been restated.

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF E&S

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                    1997     1996     1995     1994      1993
                                  -------- -------- -------- --------  --------
FOR THE YEAR:
Net sales.......................  $159,353 $130,564 $113,194 $113,090  $142,253
Gross profit....................    75,214   64,629   50,426   52,464    76,575
Operating expenses..............    60,825   53,110   50,825   68,976    79,811
Gain from sale of business unit.        --       --   23,506       --        --
Operating earnings (loss).......    14,389   11,519   23,107  (16,512)   (3,236)
Earnings (loss) before income
 taxes, extraordinary gain, and
 accounting change..............     6,838   16,029   33,580  (11,384)    2,831
Earnings (loss) before
 extraordinary gain and
 accounting change..............     5,080   10,352   20,484   (5,559)    1,826
Net earnings (loss).............     5,080   10,352   20,811   (3,700)    4,093
Diluted number of shares used in
 per common share calculation...     9,502    9,222    8,785    8,520     8,287
Diluted earnings (loss) per
 common share:
  Earnings (loss) before
   extraordinary gain and
   accounting change............      0.53     1.12     2.33    (0.65)     0.22
  Net earnings (loss)...........      0.53     1.12     2.37    (0.43)     0.49
AT END OF THE YEAR:
Working capital.................  $128,957 $126,923 $118,411 $ 96,071  $120,672
Total assets....................   234,390  210,891  211,002  180,764   216,187
Long-term debt..................    18,015   18,015   18,015   20,375    37,066
Stockholders' equity............   165,634  160,472  148,491  127,118   137,030

SIGNIFICANT FACTORS AFFECTING OPERATING RESULTS

  Sometimes financial results include unusual or infrequent events and factors which are not expected to occur regularly in the future. Examples of these events and factors include gains or losses on the sale of businesses, the costs of completing major acquisitions and of other business development activities, and the costs of business restructurings. Certain unusual or infrequent events and transactions, as well as other significant factors and trends, which may be helpful in understanding the past performance and future prospects of AGI and E&S, are described briefly below. The following discussion should be read with the "SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA" of AGI and E&S included above and on the previous pages and with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" of AGI contained herein and the "Management, Discussion and Analysis of Financial Condition" of E&S contained in the annual reports and other information that E&S has filed with the Commission. See "AVAILABLE INFORMATION" on page 1.

  AGI. In considering the selected historical consolidated financial data of AGI, you should be aware that:

  . data is presented on the basis of a 52-53 week fiscal year which ends on the Friday closest to December 31. For convenience of presentation, the financial information is shown as ending on December 31 of each year;

  . the information presented for 1997 includes AGI's initial public offering of common stock.

  E&S. In considering the selected historical consolidated financial data of E&S, you should be aware that:

  . prior to 1997, data is presented on the basis of a 52-53 week fiscal year which ends on the last Friday of December. During 1997 E&S changed its fiscal year end to December 31. For convenience of presentation, the financial information is shown as ending on December 31 of each year;

  . the information shown in 1995 includes a one-time gain from sale of a business unit; and

  . the information shown in 1995, 1994 and 1993 includes extraordinary gains from the repurchase of convertible debentures.

                FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

  E&S and AGI have made forward-looking statements, as such term is used in the Private Securities Litigation Reform Act of 1995, in this document and those documents to which we have referred you that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of E&S and AGI set forth under "THE MERGER -- Reasons for the Merger; Recommendation of the AGI Board of Directors" and "THE MERGER -- Fairness Opinion of Cowen & Company" and those preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions. You should understand that the following important factors, in addition to those discussed elsewhere in this document and in the documents which are incorporated by reference, could affect the future results of AGI and E&S, and could cause those results to differ materially from those expressed in the forward-looking statements of AGI and E&S: materially adverse changes in economic conditions and in the markets served by AGI and E&S; the failure of certain of AGI's customers to continue to purchase products from AGI; and a significant delay in the expected closing of the Merger.

                                 RISK FACTORS

  Each AGI Stockholder should carefully consider and evaluate the following factors, among others, before voting.

RISK FACTORS REGARDING THE MERGER

  Uncertainty Relating to Integration. The Merger involves the integration of two companies that have previously operated independently. The successful combination of the two companies will require significant effort from each company, including the coordination of their research and development, utilization and successful commercialization of in-process research and development, integration of the companies' product offerings, coordination of their sales and marketing efforts and business development efforts. Following the Merger, in order to maintain and increase profitability, E&S will need to integrate and streamline overlapping functions successfully. Costs generally associated with this type of integration that may be incurred by E&S include the integration of product lines, sales force cross-training and market positioning of products. While these costs have not been currently identified, any such costs may have an adverse effect on operating results in the periods in which they are incurred. Each of E&S and AGI has different systems and procedures in many operational areas that must be rationalized and integrated. There may be substantial difficulties associated with integrating two separate companies, and there can be no assurance that such integration will be accomplished smoothly, expeditiously or successfully. The integration of certain operations following the Merger will require the dedication of management resources that may distract attention from normal operations. The business of E&S may also be disrupted by employee uncertainty and lack of focus during such integration. Failure to quickly and effectively accomplish the integration of the operations of E&S and AGI could have a material adverse effect on the consolidated business, financial condition and results of operations of E&S. Moreover, uncertainty in the marketplace or customer concern regarding the impact of the Merger and related transactions could have a material adverse effect on the consolidated business, financial condition and results of operations of E&S.

  Effect of the Merger on Customers and Existing Agreements. Certain of E&S's and AGI's existing customers may view the Merger as disadvantageous to them. As a consequence, the future relationship with these customers could be adversely affected. The Merger will require the consent of certain parties who have entered into contracts with AGI. There can be no assurance that such consents will be given and, if not given, that such contracts will not terminate.

  Retention of Employees. The success of E&S and AGI will be dependent in part on the retention and integration of management, technical, marketing, sales and customer support personnel. There can be no assurance that the companies will be able to retain such personnel or that the companies will be able to attract, hire and retain replacements for employees that leave following consummation of the Merger. The failure to attract, hire, retain and integrate such skilled employees could have a material adverse effect on the business, operating results and financial condition of E&S and AGI.

  Rights of Holders of AGI Common Stock Following the Merger. Following the Merger, holders of AGI Common Stock outstanding as of the Effective Time may become holders of E&S Common Stock. Certain differences exist between the rights of stockholders of AGI under Delaware law, the AGI Certificate of Incorporation and the AGI Bylaws, and the rights of stockholders of E&S under Utah law, the Articles of Incorporation of E&S and the Bylaws of E&S. See "Comparison of Rights of AGI Stockholders and E&S Stockholders."

  Effect of Merger on Distributors. Certain of E&S's existing distributors may view themselves as competitors of the combined entity formed by the Merger, and therefore determine that the Merger is competitively disadvantageous to them. As a consequence, the combined entity's relationship with these distributors could be adversely affected.

  Potential Dilutive Effect to Stockholders. Although the companies believe that beneficial synergies will result from the Merger, there can be no assurance that the combining of the two companies' businesses, even if achieved in an efficient, effective and timely manner, will result in combined results of operations and financial condition superior to what would have been achieved by each company independently, or as to the period of time required to achieve such result. The issuance of E&S Common Stock in connection with the Merger may have the effect of reducing E&S's net income per share from levels otherwise expected and could reduce the market price of the E&S Common Stock unless revenue growth or cost savings and other business synergies sufficient to offset the effect of such issuance can be achieved. See "Risk Factors Regarding AGI."

  Loss of Opportunity for AGI as a Stand-Alone Entity. As a consequence of the Merger, AGI stockholders will lose the chance to invest in the development and exploitation of AGI's products on a stand-alone basis. It is possible that AGI, if it were to remain independent, could achieve economic performance superior to that which it could achieve as a subsidiary of E&S. Consequently, there can be no assurance that stockholders of AGI would not achieve greater returns on investment if AGI were to remain an independent company.

RISK FACTORS REGARDING E&S

  Overview. The high-tech nature of E&S's business is subject to both national and worldwide economic and political influences such as recession, political instability, the economic strength of governments, and rapid changes in technology. E&S's operating results are dependent on its ability to rapidly develop, manufacture, and market innovative products that meet customer needs. Inherent in this process is a number of risks that E&S must manage in order to achieve favorable operating results. The process of developing new high technology products is complex, expensive, and uncertain, requiring innovative designs and features that anticipate customer needs, competing solutions, and technological trends. The products, once developed, must be manufactured and distributed in sufficient volumes and quality at acceptable costs and competitive prices. Furthermore, portions of the manufacturing operations are dependent on the ability of suppliers to deliver high quality components and subassemblies in time to meet critical manufacturing and distribution schedules. Constraints in these supply lines and insufficient quality could adversely affect E&S's operating results until alternate sourcing can be developed. In accordance with the provisions of the Private Securities Litigation Reform Act of 1995, the cautionary statements set forth below identify important factors that could cause actual results to differ materially from those in the forward-looking statements contained in this report.

  Competitive Environment. The computer industry is highly competitive, with rapid technological advances and constantly improving price/performance. As most areas in which E&S operates continue to grow, E&S is experiencing increased competition, and it expects this trend to continue. In recent years, domestic and worldwide political, economic, and technological developments have strongly affected these markets, requiring adaptation by market participants. Since 1994, E&S has followed a three-point growth strategy, consisting of growing existing businesses, developing new businesses internally, and selectively acquiring businesses. This strategy has broadened E&S's business portfolio, creating opportunities for increased efficiency and market competitiveness, improved access to new markets, and reduced exposure to airline industry and defense budget reductions. In addition, E&S continues to undertake cost reduction efforts throughout all business units while monitoring and adjusting employment levels consistent with changing business requirements.

  E&S's executive management and Board of Directors continue to review and monitor E&S's strategic plans in connection with its three-point growth strategy. These plans include assessing business combinations and joint ventures with companies engaged in similar or closely related businesses, building market share in core businesses, and divesting less well-positioned and non-core businesses to remain competitive.

  Period To Period Fluctuations. E&S's operating results may fluctuate for a number of reasons. Delivery cycles and contract lengths are typically long for its core simulation-related businesses, which make up the largest share of E&S's revenues and earnings. Well over half of each quarter's revenues result from orders received in previous quarters. Because E&S plans its operating expenses, many of which are relatively fixed in the short term, on expected revenue, even a small revenue shortfall or shift may cause a period's results to be below expectations. Such a revenue shortfall could arise from any number of factors, including delays in the availability of products, delays from chip suppliers, discontinuance of key components from suppliers, other supply constraints, transit interruptions, overall economic conditions, or natural disasters. The timing of customer acceptance of certain large-scale commercial or government contracts may also have a significant effect on periodic operating results. U.S. and international government defense budgets may require E&S to delay or even cancel production due to lack of available funding.

  Gross margins are heavily influenced by mix considerations, including the mix of lower-margin prime contracts versus sub-contracts, new products and markets versus established products and markets, the mix of high-end products versus low-end products, as well as the mix of configurations within these product categories. Future margins may not duplicate historical margins or growth rates.

  E&S's stock price, like that of other technology companies, is subject to significant volatility. If revenues or earnings in any quarter fail to meet the investment community's expectations, there could be an immediate impact on E&S's stock price. The stock price may also be affected by broader market trends unrelated to E&S's performance.

  Research and Development. E&S commits a significant investment in long-term research and development. Developing new products and software is expensive and the investment in product development often involves a long payback cycle. While E&S has every reason to believe these investments will ultimately be rewarded with revenue-generating products, customer acceptance ultimately dictates the success of development and marketing efforts. E&S's plans to continue significant investments in software research and development and related product opportunities from which significant revenue is not anticipated for a number of years. Management expects total spending for research and development in 1998 to increase over spending in 1997 in absolute dollars, but not to increase as a percentage of sales.

  Product Development and Introduction. E&S's continued success depends on its ability to develop technologically complex and innovative products. Product transitions are a recurring part of E&S's business. A number of risks are inherent in this process. During fiscal 1998, for example, E&S is heavily committed to meeting delivery schedules for its Harmony and iNTegrator products. While E&S has every expectation to meet these schedules, it has customer contracts that include liquidated damages if delivery schedules are not met.

  The development of new technology and products is increasingly complex and uncertain, which increases the risk of delays. The introduction of a new product requires close collaboration and continued technological advancement involving multiple hardware and software design and manufacturing teams within E&S as well as teams at outside suppliers of key components, such as chipsets. The failure of any one of these elements could cause E&S's new products to fail to meet specifications or to miss the aggressive timetables that E&S establishes. As the variety and complexity of E&S's product families increase, the process of planning production and inventory levels also becomes increasingly complex. In addition, the extent to which a new product gains rapid acceptance is strongly affected by the availability of key applications optimized for the new systems. There is no assurance that acceptance of E&S's new systems will not be affected by delays in this process.

  Product life-cycles place a premium on E&S's ability to manage the transition from current products to new products. E&S may announce new products, while the product is in the final stages of development. E&S's results could be adversely affected by such factors as development delays, the release of products late to manufacturing, quality or yield problems experienced by production or suppliers, variations in product costs, delays in customer purchases of existing products in anticipation of the introduction of new products, and excess inventories of older products and components.

  U.S. Government Contracts. In 1997, 29% of E&S's sales were made to agencies of the U.S. government, either directly or through prime contractors or subcontractors, for which there is intense competition. Accordingly, a significant portion of E&S's sales are subject to inherent risks, including uncertainty of economic conditions, changes in government policies and requirements that may reflect rapidly changing military and political developments, and the availability of funds. These risks also include technological uncertainties and obsolescence, and dependence on annual Congressional appropriation and allotment of funds. In the past, some of E&S's programs have been delayed, curtailed, or terminated. Although E&S cannot predict such uncertainties, in the opinion of management there are no spending reductions or funding limitations pending that would impact its contracts.

  Other characteristics of the industry are complexity of designs, the difficulty of forecasting costs and schedules when bidding on developmental and highly sophisticated technical work, and the rapidity with which product lines become obsolete due to technological advances and other factors characteristic of the industry. Earnings may vary materially on some contracts depending upon the types of government long-term contracts undertaken, the costs incurred in their performance, and the achievement of other performance objectives. Due to the intense competition for available U.S. government business, maintaining or expanding government business increasingly requires E&S to commit additional working capital for long-term programs and additional investments in E&S-funded research and development.

  As a U.S. government contractor or sub-contractor, E&S's contracts and operations are subject to government oversight. The government may investigate and make inquiries of E&S's business practices and conduct audits of contract performance and cost accounting. These investigations may lead to claims against E&S. Under U.S. government procurement regulations and practices, an indictment of a government contractor could result in that contractor being fined and/or suspended for a period of time from eligibility for bidding on, or for award of, new government contracts; a conviction could result in debarment for a specified period of time. Although the outcome of such investigations and inquiries cannot be predicted, in the opinion of management there are no claims, audits, or investigations pending against E&S that are likely to have a material adverse effect on either its business or its consolidated financial position or results of operations.

  International Business. E&S's international business accounted for 59% of its 1997 sales. International business involves additional risks, such as exposure to currency fluctuations and changes in foreign economic and political environments, such as those currently affecting Asian markets. International transactions frequently involve increased financial and legal risks arising from stringent contractual terms and conditions and widely differing legal systems, customs, and mores in foreign countries. In addition, international sales often include sales to various foreign government armed forces, with many of the same inherent risks associated with U.S. government sales identified above. E&S expects that international sales will continue to be a significant portion of E&S's overall business in the foreseeable future.

  Commercial Airline Business. E&S's commercial simulation (airline) business has strengthened since its decision in 1994 to pursue a new strategy of supplying complete systems instead of just components. Characteristics of the commercial simulation market include uncertainty of economic conditions, dependence upon the strength of the commercial airline industry, air pilot training requirements, competition, timely performance by subcontractors on contracts in which E&S is the prime contractor, and changes in technology.

  New Businesses. As E&S develops and grows its new businesses, there are certain uncertainties and risks associated with each business unit. These risks include: (a) developing strong partner relationships with board manufacturers, as well as intense competitive pressures for the Desktop Graphics business; (b) acceptance of new technology and increasing market size and demand in a developing new market for the Digital Theater business; (c) the technical feasibility and uncertain market acceptance in a developing new market for the Digital Studio business; and (d) changes in technology and intense competition for the Board Products business. Risks also include technological uncertainties and obsolescence, uncertainty of economic conditions, commitment of working capital, market acceptance, and other risks inherent in new businesses.

  Private Finance Initiative. The Private Finance Initiative (PFI) is designed to increase the involvement of the private sector in the provision of services which have traditionally been provided by the public sector. PFI requires the private sector to use its own capital to invest in assets which then are used to provide a long term service such as simulation training to a public sector customer. The number of programs being developed as PFIs is increasing worldwide. E&S is currently involved in proposals to international military customers where it would be an equity partner of the PFI prime contractor and program manager. PFI programs, however, are subject to inherent risks, including the commitment of working capital and fixed assets, long cycles in which to receive a return on investment, and termination or default of contracts. These risks also include technological uncertainties and obsolescence, uncertainty of economic conditions, changes in U.S. and international government policies and requirements that may reflect rapidly changing military and political developments, and the availability of funds.

  Year 2000. The "Year 2000" issue arises because many computer systems and programs were designed to handle only a two-digit year, not a four-digit year. These computers may interpret "00" as the year 1900 and could either stop processing date-related computations or could process them incorrectly. E&S has been informed by its information systems vendors that E&S's information systems are able to process the Year 2000 accurately and accordingly does not anticipate any Year 2000 issues from its own information systems, databases or programs. However, E&S could be adversely impacted by Year 2000 issues faced by major distributors, suppliers, customers, vendors and financial service organizations with which E&S interacts. E&S is in the process of developing a plan to determine the impact that third parties which are not Year 2000 compliant may have on the operations of E&S. There can be no assurance that such plan will be able to address fully, or at all, the impact of the Year 2000 issue on E&S, which could have a material adverse effect upon E&S's business, financial condition and results of operations.

RISK FACTORS REGARDING AGI

  Rapid Technological Change. The computer industry in general, and the markets for AGI's products in particular, are characterized by ongoing technological developments, evolving industry standards and rapid changes in customer requirements. Customer preferences can change rapidly and new technology can quickly render existing products obsolete. In order to keep pace with this rapidly changing market environment, AGI must continually develop and incorporate into its products technological advances and new features desired by customers at competitive prices. There can be no assurance that AGI will be successful in developing and marketing, on a timely basis or at all, competitive products, product enhancements and new products that respond to technological changes or changes in customer requirements and industry standards, or that AGI's enhanced or new products will adequately address the changing needs of the marketplace.

  Additionally, application programming interfaces ("APIs") have evolved and changed over time. Although OpenGL has developed into a leading industry standard API for professional 3D graphics development, it is likely that industry standards will continue to evolve to meet rapidly changing customer requirements. There can be no assurance that AGI will be successful in developing and marketing product enhancements or new products that respond to these evolving standards. In addition, Intel has introduced the Accelerated Graphics Port ("AGP") bus structure, an alternative to the existing PCI bus structure, which is expected to be adopted through the first quarter of 1998. Recently, Microsoft and Silicon Graphics, Inc. ("SGI") have announced the Fahrenheit project to create a new suite of APIs. Fahrenheit is expected to incorporate Microsoft's Direct3D and DirectDraw

APIs and SGI's OpenGL technology. Fahrenheit is expected to become available in the first half of 1999. Failure by AGI to respond effectively to changes in the 3D graphics market, to develop or acquire new technology or to successfully conform to industry standards would have a material adverse effect on the business, financial condition and results of operations of AGI.

  Operating systems and independent software vendor ("ISV") applications are updated from time to time. AGI must constantly monitor these changes and upgrade its products to remain compatible with any upgrades in operating systems and ISV applications. There can be no assurance that AGI will be successful in developing new versions or enhancements to its products or that AGI will not experience delays in the upgrade of its products. In the event that there are delays in the completion of any upgrade to its products, AGI's business, financial condition and results of operations would be materially adversely affected. In addition, AGI strives to achieve compatibility between AGI's products and 3D graphics applications AGI believes are or will become popular and widely adopted. AGI invests substantial resources in development efforts aimed at achieving such compatibility. Any failure by AGI to anticipate or respond adequately to changes in applications could result in a loss of competitiveness and could adversely affect AGI's business, financial condition and results of operations.

  Competition. The market for 3D graphics accelerators is extremely competitive and subject to rapid change. AGI expects competition to increase in the future from existing competitors and from new market entrants with products that may be less costly than AGI's products or provide better performance or additional features not currently provided by AGI's products. AGI competes with the following three major groups: professional 3D graphics board companies (including Intergraph Corporation and Dynamic Pictures, Inc.), RISC/UNIX workstation companies (including Sun Microsystems, Inc. and SGI) and traditional volume personal computer ("PC") board suppliers (including ELSA GmbH, Diamond Multimedia Systems, Inc., Matrox Electronic Systems Ltd. and STB Systems, Inc.). A variety of potential actions by any of AGI's competitors could have a material adverse effect on AGI's business, financial condition and results of operations. Such actions may include reduction of product prices, increased promotion, announcement or accelerated introduction of new or enhanced products, product giveaways, product bundling or other competitive actions.

  Many of the companies that currently compete with AGI or that may compete with AGI have longer operating histories and significantly greater financial, technical, sales, marketing and other resources, as well as greater name recognition and larger customer bases, than AGI. As a result, these competitors may be able to respond more quickly and effectively to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion, sale and support of their products than AGI. Some of these companies also purchase their components from AGI's suppliers. Consequently, AGI expects to continue to experience increased competition, which could result in significant price reductions, loss of market share and lack of acceptance of new products, any of which could have a material adverse effect on AGI's business, financial condition and results of operations. There can be no assurance that AGI will be able to compete against current or future competitors successfully or that competitive pressures faced by AGI will not have a material adverse effect upon its business, financial condition and results of operations.

  Limited History of Product Development. AGI's products are complex, are based on relatively new technology and have a limited history of reliability. AGI generally provides a three-year warranty for its products. In general, AGI's return policy permits return within five days after receipt of products that do not meet product specifications. Companies engaged in the development and production of new, complex technologies and products often encounter difficulties in performance and reliability and delays in product introduction and volume shipments. Additionally, products as complex as those offered by AGI may contain undetected errors or "bugs" when introduced that, despite testing by AGI, are discovered only after a product has been installed and used by customers. There can be no assurance that AGI will be successful in resolving any problems with AGI's existing or future products. Failure by AGI to resolve manufacturing or operational problems with any existing product or any new product in a timely manner would have a material adverse effect on AGI's business, financial condition and results of operations.

  The success of AGI will likely depend on its ability to develop and market new products that provide superior performance at competitive prices. Any quality, reliability or performance problems with such products, regardless of materiality, or any other actual or perceived problems with AGI's products, could have a material adverse effect on market acceptance of such products and AGI's reputation. There can be no assurance that such problems or perceived problems will not arise or that, even in the absence of such problems, AGI's products will receive market acceptance. A failure of AGI's products to receive market acceptance for any reason would have a material adverse effect on AGI's business, financial condition and results of operations. In addition, the announcement by AGI of new products and technologies could cause customers to defer purchases of AGI's existing products, which would have a material adverse effect on AGI's business, financial condition and results of operations.

  Short Product Life Cycles. The market for AGI's products is characterized by frequent new product introductions and rapid product obsolescence. The life cycles of AGI's products are difficult to estimate. Generally, life cycles of personal computer 3D graphics subsystems are relatively short, approximately six to fifteen months. AGI must constantly monitor industry trends and select new technologies and features for its products, as well as monitor the timing of introduction of new products. Moreover, short product life cycles, coupled with single-source supply of components used in AGI's products, may prevent AGI from being able, in a timely manner, to reduce its procurement commitments, production or inventory levels in response to obsolescence, unexpected shortfalls in orders, revenues or declines in prices or, conversely, to increase production in response to unexpected increases in demand. Failure to respond to the market adequately could have a material adverse effect on AGI's business, financial condition and results of operations. The timing of the end of a product's life cycle is difficult to predict and is typically characterized by steep declines in unit sales, pricing and margins. As new products are planned and introduced, AGI may not be able to control the inventory levels of older products and phase out production, potentially resulting in excess inventory and the expenses associated therewith. AGI could experience unexpected reductions in revenues from older generation products as customers anticipate new products. To the extent AGI is unsuccessful in managing product transitions, its business, financial condition and results of operations would be adversely affected.

  Reliance on Third Party Distribution and Major OEMs. AGI relies on OEMs, distributors and VARs for both domestic and international revenues. In particular, revenues from HP and its former customer, Digital, accounted for 36.4% and 22.4%, respectively, of revenues in 1997, and 22.8% and 27.9%, respectively, of revenues in 1996. AGI believes that its future success depends upon its ability to broaden its customer base and attract new significant customers. There can be no assurance that a major customer will not reduce, delay or eliminate its purchases from AGI, which could have a material adverse effect on AGI's business, financial condition and results of operations. For example, in the third quarter of 1997, revenues from Digital declined to 4.2% of total revenues from 20.8% of revenues in the second quarter of 1997 and from 44.7% in the first quarter of 1997. In connection with the OEM agreement with HP, HP has a non-exclusive manufacturing license pursuant to which it is granted the right to manufacture or have manufactured AGI's products in the event of AGI's bankruptcy, receivership or failure to supply HP with specified quantities of products due to a cause not associated with the negligence of either party for the term of the agreement or until AGI is out of bankruptcy or receivership. In the event AGI were required to grant such nonexclusive manufacturing rights to HP or any other OEM that subsequently may obtain such rights, such grant could have the effect of decreasing the value of AGI's ownership rights with respect to such products and/or decrease AGI's revenues, either of which could have an adverse effect on AGI's business, financial condition or results of operations.

  AGI's customer agreements are short term and automatically renew each year and generally may be canceled for convenience upon written notice by either party. Generally, there are no minimum purchase requirements for AGI's OEMs, distributors and VARs. Some of AGI's OEMs, distributors and VARs offer competitive products manufactured internally or by third parties. There can be no assurance that AGI's OEMs, distributors and VARs will give a priority to the marketing of AGI's products as compared to competing products or alternative solutions or that such OEMs, distributors and VARs will continue to offer AGI's products. Moreover, there can be no assurance that AGI will continue to sell substantial quantities of its products to these

OEMs, distributors and VARs, or that upon any termination of AGI's relationships with any of these OEMs, VARs or distributors, AGI would be able to obtain suitable alternate distribution channels, or that OEMs will not internally manufacture 3D graphics subsystems rather than purchase them from AGI. The inability to attract new significant OEM customers or the loss of one or more of AGI's OEMs, VARs or distributors could have a material adverse effect on AGI's business, financial condition and results of operations. Additionally, AGI's southern and northern European distributor maintains a credit limit with AGI for the purchase of a certain amount of AGI's products. In the event that the demand for AGI's products exceeds this credit limit, AGI may be unable to supply this distributor with additional quantities of products. Accordingly, AGI may experience significant backlog and delays in the supply of additional products to this distributor, which could have a material adverse effect on AGI's business, financial condition and results of operations.

  Although AGI seeks information from end users who purchase AGI's products from OEMs, distributors and VARs, AGI generally does not sell directly to end users and cannot directly observe their experience with AGI's products. AGI also does not have direct control over the marketing and support efforts of its OEMs, distributors and VARs. This lack of direct control may result in the inability of AGI to identify potential opportunities with these customers and may cause a potential delay by AGI in the recognition and correction of any problems with such OEM, distributor or VARs sales or support organizations. Failure of AGI to respond to customer preferences or experience with its products or the failure of OEMs, distributors or VARs to market and support AGI's products successfully, could have a material adverse effect on AGI's business, financial condition and results of operations.

  International Revenues. International revenues accounted for approximately 46%, 31% and 22% of AGI's 1997, 1996 and 1995 revenues, respectively, and primarily consisted of sales to the European and Asia Pacific operations of HP and Digital as well as distributors based in the United Kingdom, Germany and Japan. AGI believes that products sold to its European distributors are resold throughout Europe. AGI expects that international revenues will continue to account for a significant portion of its total revenues in future periods. International revenues are subject to certain inherent risks, including unexpected changes in regulatory requirements and tariffs, government controls, political instability, longer payment cycles, difficulties in collecting accounts receivable, difficulties in staffing and managing foreign operations and potentially adverse tax consequences. AGI's inability to obtain foreign regulatory approvals on a timely basis could have a material adverse effect on AGI's business, financial condition and results of operations. Fluctuations in currency exchange rates could cause AGI's products to become relatively more expensive to end users in a particular country, leading to a reduction in sales in that country. The impact of future exchange rate fluctuations cannot be predicted adequately. To date, AGI has not found it appropriate to hedge the risks associated with fluctuations in exchange rates, as substantially all of AGI's foreign sales have been denominated in U.S. dollars. However, if future transactions are denominated in foreign currencies, AGI may undertake to hedge transactions. There can be no assurance that any hedging techniques implemented by AGI would be successful or that AGI's results of operations would not be materially adversely affected by exchange rate fluctuations. In general, certain seasonal factors and patterns impact the level of business activities at different times in different regions of the world. For example, sales in Europe are adversely affected in the third quarter of each year as many customers and end users reduce their business activities during the summer months. These seasonal factors and currency fluctuation risks could have a material adverse effect on AGI's business, financial condition and results of operations. Further, because AGI operates in different countries, AGI's management must address differences in regulatory environments and cultures. Failure to address these differences successfully could be disruptive to AGI's operations and could have a material adverse effect on AGI's business, financial condition and results of operations.

  Dependence on Subcontractors and Sole-Source Suppliers. AGI relies on subcontractors to manufacture, subassemble, test and ship AGI's products. AGI relies on sole-source suppliers for certain critical components, such as 3Dlabs for its graphics acceleration chips, Mitsubishi for its graphics acceleration chips and 3DRAM/CDRAM chips, Texas Instruments Incorporated for its RAMDAC chips, Cirrus Logic Inc. for its VGA chips and Elec & Eltek Co., Ltd. for its printed circuit boards. In addition, there is a limited availability of certain application specific integrated circuit chipsets that provide VRAM and DRAM memory. AGI procures its components and products through purchase orders and does not have specific requirement agreements with any of its subcontractors or suppliers. Each of AGI's subcontractors and suppliers can cease supplying the services, products or components at any time with no penalty. In the event it becomes necessary for AGI to replace a key subcontractor or supplier, AGI could incur significant manufacturing set-up costs and delays while new sources are located and alternate components are integrated into the design of AGI's products. There can be no assurance that AGI will be able to maintain its current subcontractor and supplier relationships or that AGI will be able to find suitable replacement subcontractors and suppliers, if necessary. Although AGI maintains ongoing efforts to obtain required quantities of products, component shortages may exist from time to time, and there can be no assurance that AGI's current subcontractors and suppliers will continue to provide sufficient quantities of suitable quality product components at acceptable prices. AGI's emphasis on maintaining low inventory may accentuate the effects of any shortages that may result from sole source products or subcontractors. The inability of AGI to obtain product components at their historical cost levels would directly affect the cost of AGI's products. Also, product components may contain undetected errors or "bugs" when first supplied to AGI that, despite testing by AGI, are discovered only after AGI's product has been installed and used by customers. There can be no assurance that errors will not be found in AGI's products due to errors in the product components, or that any such errors will not impair the market acceptance of these products or require significant product recalls. Problems encountered by customers and product recalls could have a material adverse effect on AGI's business, financial condition and results of operations. In addition, AGI's ability to respond to greater than anticipated market demand may be constrained by availability of services, products or components. The loss of subcontractors or suppliers or the failure of subcontractors or suppliers to meet AGI's price, quality, quantity and delivery requirements would have a material adverse effect on AGI's business, financial condition and results of operations.

  Dependence on Key Personnel; Need to Attract and Retain Highly Skilled Personnel. The success of AGI depends to a large extent upon its ability to continue to attract and retain highly skilled personnel. Competition for employees in the high technology sector in general, and in the graphics industry in particular, is intense, and there can be no assurance that AGI will be able to attract and retain sufficient numbers of qualified employees. AGI has recently experienced a significant expansion in the overall level of its business and the scope of its operations, including research and development, marketing, sales, technical support and administration. It may become increasingly difficult to hire, train and assimilate the new employees needed given the market conditions. If AGI is unable to continue to attract and retain sufficient numbers of qualified employees, it may be required to rely on more expensive consultants. AGI has entered into employment agreements with certain of its key personnel. Such agreements provide, in the event of certain changes in control, for the acceleration of vesting of stock options held by such personnel. In addition, if such employee is terminated within 18 months after the change of control transaction, such employee is to receive certain termination benefits. Such agreements may have the effect of discouraging a third party from acquiring AGI. Additionally, AGI has not required its key personnel to enter into noncompetition agreements with AGI. AGI's inability to retain, attract and assimilate certain members of the executive management team or key employees would have a material adverse effect on AGI's business, financial condition and results of operations.

  Dependence on ISV Relationships. AGI's business strategy includes developing strategic relationships with major ISVs that serve the 3D graphics market. AGI has devoted substantial engineering and management resources to developing relationships with its ISV partners. If any of AGI's current or future ISV partners were to cease supporting AGI's products, such action could have a material adverse effect on AGI's business, financial condition and results of operations. Further, there can be no assurance that AGI will be able to successfully sustain its relationships or enter into new relationships with major ISVs on terms acceptable to AGI or at all.

  Uncertainty Regarding Development of 3D Graphics Market. The 3D graphics market on NT workstations has recently begun to develop and is rapidly evolving. AGI's future financial performance will depend in large part on the continued growth of this market and the demand for 3D graphics for professional 3D applications. The failure of the 3D graphics market to achieve anticipated growth levels or a substantial change in 3D graphics customer preferences would have a material adverse effect on AGI's business, financial condition and results of operations. Additionally, demand for AGI's products is also dependent upon the widespread development of 3D graphics applications by ISVs, the success of AGI's customers in effectively developing a market for AGI's products and the willingness of end users to pay for enhanced 3D capabilities on NT workstations. AGI's products currently are designed for use on NT and/or Windows 95 workstations. In the event that end users, and particularly businesses, delay their adoption of or fail to adopt NT or Windows 95, the market for AGI's products would be diminished and AGI's business, financial condition and results of operations could be materially adversely affected.

  Risk of Migration to the Motherboard. As technology becomes more widely utilized, it may become economically feasible to incorporate certain 3D graphics capabilities onto PC motherboards or into microprocessors. AGI recognizes that migration could occur with respect to the functionality provided by AGI's current products. AGI's success is largely dependent on its ability to continue to develop products which incorporate higher performance technologies and additional functionality which system manufacturers have not yet fully incorporated into PC motherboards or microprocessors. While AGI believes that a market will continue to exist for add-in subsystems that provide additional performance and advanced functionality and that offer flexibility in systems configuration, there can be no assurance that the incorporation of certain 3D and 2D capabilities onto PC motherboards or microprocessors will not adversely affect the market for AGI's products and consequently, AGI's business, financial condition and results of operations could be materially adversely affected.

  New Operating Systems. The PC industry has recently been characterized by significant operating system changes, such as the introduction of Windows 95 in 1995 and Windows NT 4.0 in 1996, and the introduction of significant new operating systems components, such as Microsoft's DirectX and ActiveX for Windows 95. Microsoft has also announced new versions of its operating systems, Windows 98 and Windows NT 5.0, which are scheduled for release in 1998 and 1999, respectively. New operating systems and operating systems components may require that AGI expend a significant amount of engineering resources to develop software that is compatible with the new operating systems. In addition, AGI may be required to update its existing software for products sold prior to the release of the new operating system to be compatible with the new operating systems in order to maintain customer satisfaction. This effort involves substantial investment in software engineering, compatibility testing and customer technical support investment with limited or no incremental revenue return since these software driver updates are usually provided via electronic distribution free to AGI's installed customer base. In addition, the installation of this software may result in increased customer support calls, thereby generating expenses that do not have offsetting revenue. Moreover, during the introductory period of a major new operating system release, the effort required to support AGI's installed customer base will reduce the research and development and customer technical support resources available for new products. Furthermore, new operating systems for which AGI prospectively develops driver support may not be successful, or the drivers themselves may not be successful or accepted by customers, and a reasonable financial return on the corollary research and development investment may never be achieved.

  Market Anticipation of New Products, New Technologies or Lower Prices. The environment in which AGI operates is characterized by rapid new product and technology introductions and generally falling prices for existing products. AGI's customers may from time to time postpone purchases in anticipation of such new product introductions or lower prices. If such anticipated changes are viewed as significant by the market, such as the introduction of a new operating system or microprocessor architecture, this may have the effect of delaying customers' purchases of AGI's products thereby negatively impacting AGI's operating results. The substantial publicity of among other products, Microsoft's Windows NT 5.0 upgrade to Windows NT 4.0, which is expected to be publicly available in the first quarter of 1999, Microsoft's Windows 98 upgrade to Windows 95, which is expected to be publicly available in the third quarter of 1998, and Intel's release of newer high performance CPUs and associated chipset supporting the AGP architectures may cause a delay in customers' purchasing decisions and thereby result in lower revenues and an adverse effect on AGI's operating results.

  The potential negative impact on AGI's operating results as a result of customer decisions to postpone purchases in favor of new and "publicized" technology can be further magnified if products or components based on such new technology are not available in a timely manner or in sufficient supply to meet the demand caused by the market's shift to the new technology from an older technology. For example, AGI's operating results could be adversely affected if AGI makes poor selections of chip architectures or chip suppliers to pursue its 3D graphics subsystems and, as a result, may be unable to achieve market acceptance of new products or unable to secure a sufficient supply of such components.

  Also, if AGI, one of its competitors or its chip vendors announces a product that the market views as having more desirable features or pricing than AGI's existing products, demand for AGI's existing products may decline even though the new product is not yet available. Similarly, if AGI's customers anticipate that AGI may reduce its prices in the near term, they may postpone their purchases until such price reductions are effected, reducing AGI's near-term shipments and revenue. In general, market anticipation of new products, new technologies or lower prices, even though potentially positive in the longer term, can negatively impact AGI's operating results in the short term.

  Software Defects. AGI's software products, and its hardware products incorporating any software, are extremely complex as a result of such factors as advanced functionality, the diverse operating environments in which they may be deployed, the need for interoperability and the multiple versions of such products that must be supported for diverse operating platforms, languages and standards. These products may contain undetected errors or failures when first introduced or as new versions are released. AGI generally provides a three-year warranty for its products. In general, AGI's return policy permits return within five days after receipt of products that do not meet product specifications. There can be no assurance that, despite testing by AGI and by current and potential customers, errors will not be found in new products after commencement of commercial shipments, resulting in loss of or delay in market acceptance. Such loss or delay would likely have a material adverse effect on AGI's business, financial condition and results of operations. Additionally, new versions or upgrades to operating systems and ISV applications may require upgrades to AGI's software products to maintain compatibility with these new versions or upgrades. There can be no assurance that AGI will be successful in developing new versions or enhancements to its software or that AGI will not experience delays in the upgrade of its software products. In the event AGI experiences delays or is unable to maintain compatibility with operating systems and ISV applications, AGI's business, financial condition and results of operations would be materially adversely affected.

  Risks Associated With Intellectual Property. Although AGI has three patent applications filed in the United States, these claims are not related to AGI's current product lines. Instead, AGI relies exclusively on trade secret and copyright protection for its proprietary technology. Despite AGI's precautions, it may be possible for a third party to copy or otherwise obtain and use AGI's technologies without authorization or to develop competing technologies independently. Furthermore, the laws of certain countries in which AGI does business, including countries in which AGI does a significant amount of business, such as the United Kingdom and Germany, may not protect AGI's software and intellectual property rights to the same extent as the laws of the United States. There can be no assurance that AGI's means of protecting its proprietary rights will be adequate or that AGI's competitors will not independently develop similar technology. If unauthorized copying or misuse of AGI's products were to occur to any substantial degree, or if a competitor of AGI were to effectively duplicate AGI's proprietary technology, AGI's business, financial condition and results of operations would be materially adversely affected. Furthermore, while AGI requires employees and consultants to enter into confidentiality agreements, there can be no assurance that proprietary information will not be disclosed, that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to AGI's trade secrets or disclose such technology, or that AGI can meaningfully protect its trade secrets. Certain technology used by AGI's products is licensed from third parties, generally on a non-exclusive basis. The termination of any such license, or the failure of any third party licensor to adequately maintain or update its product, could result in delay in AGI's ability to ship its products while it seeks to implement technology offered by alternative sources, if any. Any required replacement licenses could prove to be either unavailable or costly.

  Although AGI has not received notices from third parties alleging infringement claims that AGI believes would have a material adverse effect on AGI's business, there can be no assurance that third parties will not claim that AGI's current or future products or manufacturing processes infringe the proprietary rights of others. Any such claim, with or without merit, could result in costly litigation or might require AGI to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to AGI, or at all, which could have a material adverse effect upon AGI's business, financial condition and results of operations.

                              THE ANNUAL MEETING

GENERAL

  This Proxy Statement/Prospectus is being furnished in connection with the solicitation of proxies by the Board of Directors (the "AGI Board") of AGI for use at the annual meeting of AGI stockholders (the "Annual Meeting"). This Proxy Statement/Prospectus, the attached Notice of Annual Meeting of Stockholders and the enclosed form of proxy are first being mailed to
stockholders of AGI on or about May    , 1998.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

  At the Annual Meeting, holders of AGI Common Stock (as defined below) will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated April 22, 1998, among AGI, E&S and E&S Merger Corp., a wholly owned subsidiary of E&S (the "Merger Agreement") and to elect the Class I Directors to serve on AGI's Board of Directors until the earlier of the end of their term or consummation of the Merger.

  AFTER CAREFUL CONSIDERATION, THE AGI BOARD HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF AGI AND ITS STOCKHOLDERS. THE AGI BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF AGI COMMON STOCK VOTE TO ADOPT IT AND TO VOTE FOR THE ELECTION OF CLASS I DIRECTORS AT THE ANNUAL MEETING.

VOTING AND PROXIES

  The AGI Board has fixed the close of business on May , 1998 as the record date ("Record Date") for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting. At that date, there were
outstanding          shares of AGI Common Stock, par value $0.001 per share
(the "AGI Common Stock"), the holders of which will be entitled to one vote per share on each matter submitted to the Annual Meeting. No other voting securities of AGI are outstanding.

  The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote constitutes a quorum for the transaction of business at the Annual Meeting. If a quorum should not be present, the Annual Meeting may be adjourned from time to time until a quorum is obtained. Assuming a quorum is present, the affirmative vote of the holders of a majority of the outstanding shares of AGI Common Stock entitled to vote at the Annual Meeting is required to adopt the Merger Agreement and to elect the Class I directors.

  As a condition to E&S's willingness to enter into the Merger Agreement, certain stockholders of AGI, representing approximately 37% of the outstanding capital stock of AGI, have agreed, pursuant to a Voting Agreement and Irrevocable Proxy dated April 22, 1998 (the "Voting Agreement"), and without any additional consideration being paid to the Controlling Stockholders, among other things, to vote all of their shares of AGI Common Stock in favor of adopting the Merger Agreement at the Annual Meeting.

  Shares of AGI Common Stock represented by properly executed proxies will, unless such proxies have been revoked, be voted in accordance with the instructions indicated on such proxies or, if no instructions are indicated, will be voted for adoption of the Merger Agreement, for the election of the Class I directors and in the best judgment of the individuals named in the accompanying proxy on any other matters which may properly come before the Annual Meeting. Any proxy may be revoked by the stockholder giving it, at any time prior to its being voted, by filing a notice of revocation or a duly executed proxy bearing a later date with the Secretary of AGI at the address given on the Notice of Annual Meeting of Stockholders accompanying this Proxy Statement/Prospectus. Any proxy may also be revoked by the stockholder's attendance at the Annual Meeting and voting in person. A notice of revocation need not be on any specific form. Abstentions may be specified with respect to the adoption of the Merger Agreement by properly marking the "ABSTAIN" box on the proxy for such proposal, and will be counted as present for the purpose of determining the existence of a quorum. Under the rules of the National Association of Securities Dealers, Inc. (the "NASD"), while brokers who hold shares in street name have the authority to vote on certain items when they have not received instructions from beneficial owners, brokers will not be entitled to vote on the adoption of the Merger Agreement without instructions. Brokers who do not receive instructions but who are present, in person or by proxy, at the Annual Meeting will be counted as present for quorum purposes (a "broker nonvote"). Abstentions and broker nonvotes will have the same effect as a vote against the adoption of the Merger Agreement and against the election of the Class I Directors at the Annual Meeting.

SOLICITATION OF PROXIES

  Proxies are being solicited by and on behalf of the AGI Board. E&S and AGI will share equally all expenses related to printing, filing and mailing the Proxy Statement/Prospectus and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement/Prospectus. See "THE MERGER AGREEMENT -- EXPENSES." In addition to soliciting proxies by mail, officers, directors and employees of AGI, without receiving additional compensation therefor, may solicit proxies by telephone, telegraph, in person or by other means. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of AGI Common Stock held of record by such persons, and E&S and AGI will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

                          COMPARATIVE PER SHARE DATA

  The following tables set forth certain historical per share data of AGI and E&S and combined per share data on an unaudited pro forma basis after giving effect to the Merger as a purchase of AGI by E&S assuming the Merger had been effected during the period presented. This data should be read in conjunction with the Selected Historical Consolidated Financial Data of E&S and AGI, the unaudited Evans & Sutherland Computer Corporation and AccelGraphics, Inc. Pro Forma Consolidated Financial Statements and the separate historical consolidated financial statements and notes thereto of AGI provided herein, and historical consolidated financial statements of E&S incorporated herein by reference. The comparative per share data is not necessarily indicative of the operating results that would have been achieved had the Merger been consummated as of the beginning of the periods indicated nor is such data necessarily indicative of future financial condition or results of operations.

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                                     1997
                                                                 -------------
                                                                  E&S    AGI
                                                                 COMMON COMMON
                                                                 STOCK  STOCK
                                                                 ------ ------
HISTORICAL EARNINGS (LOSS) PER SHARE:
Basic earnings (loss) per share................................. $0.56  $(0.02)
Diluted earnings (loss) per share...............................  0.53   (0.02)

                                                             YEAR ENDED
                                                          DECEMBER 31, 1997
                                                     ---------------------------
                                                     PER E&S       PER AGI
                                                      SHARE  EQUIVALENT SHARE(1)
                                                     ------- -------------------
PRO FORMA COMBINED EARNINGS PER SHARE:
Basic earnings per share............................  $0.23         $0.05
Diluted earnings per share..........................   0.21          0.04

                                                                   DECEMBER 31,
                                                                       1997
                                                                   ------------
                                                                    E&S    AGI
                                                                   ------ -----
BOOK VALUE DATA:
Book value per share(2)........................................... $18.27 $2.90
Pro forma book value per share(3).................................  17.55  3.51

--------
(1) The AGI equivalent pro forma earnings per share amounts are calculated by multiplying the pro forma earnings per share amounts per E&S share by an assumed exchange factor of .2.
(2) The historical book value per share is computed by dividing stockholders' equity by the number of shares of common stock outstanding at December 31, 1997.
(3) The pro forma book value per share for E&S is computed by dividing pro forma stockholders' equity by the pro forma number of shares of E&S's common stock outstanding on a pro forma basis at December 31, 1997. The pro forma book value per share for AGI is computed by multiplying the exchange factor of .2 by the pro forma book value per share.

                               MARKET PRICE DATA

  The following table presents certain historical trading information for E&S Common Stock and AGI Common Stock.

                                           E&S                  AGI
                                       COMMON STOCK         COMMON STOCK
                                       -----------------    -----------------
                                        HIGH       LOW       HIGH       LOW
                                       ------     ------    ------     ------
1998
  Second Quarter (     through     ,
   1998).............................. $          $         $          $
  First Quarter.......................    31 1/4     26 1/2     5 5/8      4 5/8
1997
  Fourth Quarter......................    37         28 1/4     6 5/8      3 1/8
  Third Quarter.......................    33 1/2     26         9 3/4      4 1/8
  Second Quarter......................    29 3/4     22 1/8    13 7/8      4 1/8
  First Quarter.......................    28 3/8     22           *          *
1996
  Fourth Quarter......................    26 1/4     20           *          *
  Third Quarter.......................    23 3/4     19           *          *
  Second Quarter......................    29         21           *          *
  First Quarter.......................    25         19           *          *
1995
  Fourth Quarter......................    25 1/4     16 1/2       *          *
  Third Quarter.......................    20         14 3/4       *          *
  Second Quarter......................    17 3/4     13           *          *
  First Quarter.......................    16 1/4     11 1/4       *          *

--------
* Not publicly traded.

  E&S Common Stock is principally traded in the United States on the Nasdaq National Market under the symbol "ESCC." AGI Common Stock is currently traded on the Nasdaq National Market under the symbol "ACCL."

  On April 21, 1998, the last trading day before the public announcement of the Merger, the closing bid price of E&S Common Stock, as quoted on the Nasdaq National Market was $29.00, and the closing bid price of AGI Common Stock as
quoted on the Nasdaq National Market, was $5.06 per share. On May    , 1998,
the last trading day prior to the date of this Proxy Statement/Prospectus, the
closing bid price of E&S Common Stock was $     per share and the closing bid
price of AGI Common Stock was $      per share.

  Neither AGI nor E&S has ever paid a cash dividend on their Common Stock, retaining their earnings for the operation and expansion of their respective businesses. E&S intends for the foreseeable future to continue the policy of retaining its earnings to finance the development and growth of its business.

  As of December 31, 1997, E&S had purchased and retired a total of 173,000 shares of Common Stock for an aggregate cost of $4,625,312 under a share repurchase program begun in 1996. Such shares are from time to time reissued upon the exercise of employee stock options, conversion of convertible securities and for other corporate purposes.

                                  THE MERGER

BACKGROUND OF THE MERGER

  In mid-June 1997, Jeffrey Dunn, Chief Executive Officer of AGI, received a call from representatives of an investment banking firm representing a privately held graphics board company ("Company A") regarding the general merits of a merger of Company A with AGI. Later that day Mr. Dunn had a brief meeting with the President of Company A to discuss their interest. Another meeting between these two gentleman to discuss a possible transaction occurred on July 1, 1997.

  On July 18, 1997, as a result of the inquiries from Company A, AGI retained Cowen & Company ("Cowen") to serve as its financial advisor to assist it in its review and evaluation of potential strategic alternatives. Over the next several months, at the request of AGI, Cowen contacted a number of potential acquisition partners for AGI to assess their level of interest in a possible transaction with AGI.

  During the week of July 20, 1997, Mr. Dunn was contacted by the President of a publicly traded graphics board company ("Company B") indicating that he had been contacted by Cowen regarding the fact that AGI was potentially interested in a possible business combination transaction.

  On July 30, 1997, Mr. Dunn met with the President of Company B. The two discussed the merits of a possible merger of the two companies in very general terms.

  On August 2, 1997, there was a conference call with several of the officers of another graphics board company ("Company C"), which had been previously contacted by Cowen, and representatives of AGI, to discuss the merits of a possible merger with AGI.

  On August 6, 1997, there was a meeting with the Company A President, representatives of Cowen, Company A's legal counsel, Company A's investment banker, and Mr. Dunn. There was a general discussion about the possibility of a merger. At the end of this discussion, it was concluded that a transaction with Company A was most likely not going to be a realistic possibility until early 1998, and therefore discussions with Company A were temporarily suspended.

  On September 8, 1997, the President of Company B telephoned Mr. Dunn and indicated that Company B was potentially interested in acquiring AGI and that Company B would like to conduct preliminary due diligence.

  On September 10, 1997, there was a meeting at Company B with certain officers of both companies. There was a general discussion about the merits of a merger and Company B indicated that its investment bankers would begin analyzing the possibility of a transaction between the two companies.

  On September 18, 1997 there was a meeting at Company C between certain officers of Company C and Mr. Dunn. The group discussed complementary matters, engineering and products.

  On September 25, 1997, there was a meeting at the offices of Venture Law Group, AGI's corporate legal counsel, with Company B's investment bankers, Mr. Dunn, Nancy Bush (Chief Financial Officer of AGI), and representatives of Cowen. The group reviewed various due diligence topics, strategy and benefits.

  On September 30, 1997, there was a meeting at the offices of Venture Law Group between Nancy Bush and certain officers of Company C. The group reviewed financial models and discussed possible valuations.

  On October 3, 1997, talks with Company A resumed. On that date a meeting between certain officers of Company A and AGI occurred, during which the group discussed benefits of combining the two organizations, personnel issues, marketing issues, timing issues and other matters.

  On October 4, 1997, another meeting took place between officers of Company A and AGI. The group discussed the possible benefits of a merger and presentations were made regarding changes in the market and business.

  On October 20, 1997, Company B indicated that Company B's Board of Directors was not interested in a merger at that time due to the fact that Company B's stock trading price was too low, thereby making a stock-for-stock transaction too dilutive.

  On October 20, 1997, Company C also indicated that it was not interested in pursuing an offer at that time, stating that Company's C stock trading price was also too low and therefore a stock transaction would be too dilutive to Company C's stockholders.

  On November 7, 1997, Mr. Dunn spoke with the President of Company A who indicated that there was still some interest in a transaction, but that since Company A was considering a public offering, it would delay any proposal to purchase AGI for at least several weeks.

  On December 15, 1997, Rick Maule, Vice President and General Manager of E&S, during a routine business meeting with Mr. Dunn, expressed interest in exploring how E&S could enter the 3D graphics board business.

  On January 20, 1998, Mr. Dunn had a dinner meeting with James R. Oyler, President and Chief Executive Officer of E&S. The two discussed the merits of a possible merger of the two companies.

  On January 21, 1998, Mr. Dunn, Ms. Bush, Mr. Oyler and Mr. Maule met and discussed the benefits and challenges of a merger of the two companies and decided to meet the following week to review financials and organization.

  On January 22, 1998, Company B indicated to Mr. Dunn that there was renewed interest in acquiring AGI.

  On January 26, 1998, there was a meeting at the offices of E&S with Mr. Dunn, Ms. Bush, Mr. Oyler, Mr. Maule, John Lemley (Chief Financial Officer of E&S) and Mark McBride (Vice President and Corporate Controller of E&S). The group reviewed organizational matters, potential structures, financials and made plans to meet again the following week.

  On January 29, 1998, there was a meeting at Company B's outside lawyer's offices with officers of Company B, Company B's lawyers and investment bankers, Mr. Dunn, Ms. Bush and representatives of Cowen. There was a general discussion of the potential synergies between the two companies and timing.

  On January 30, 1998, Ms. Bush met with Mr. Lemley and reviewed the proposed 1998 Plan for the two companies and possible opportunities for synergies and cost advantages.

  On February 2, 1998, Mr. Dunn had a discussion with representatives of Company B regarding financial information, 1997 results and future general synergies.

  On February 5, 1998, Company B made a proposal to AGI pursuant to which Company B would merge with AGI. AGI's Board of Directors promptly informed Company B that it had rejected the offer as being too low.

  During the second half of February and beginning of March, there were numerous telephone calls, teleconferences and meetings between E&S and AGI to discuss joint plans, financials, merger structure and related matters.

  On March 17, 1998, Mr. Oyler gave a presentation to the AGI Board of Directors regarding the benefits of a merger with E&S and the proposed plans for the two businesses. In this presentation Mr. Oyler indicated that E&S would be willing to consider a possible transaction with AGI at a price per share of $5.50.

  On March 26, 1998, the President of Company B made a presentation to the AGI Board of Directors about the benefits of a merger with Company B. Later in the day, AGI indicated that they were potentially interested in a transaction with Company B.

  On March 27, 1998, the President of Company B met with Mr. Dunn and indicated that Company B would agree to acquire AGI based on the same stock exchange ratio that had been previously offered at the February 5th meeting, which reflected a higher implied valuation for AGI as the stock trading price for Company B's stock price had risen since such date. AGI's Board of Directors indicated to Company B that it was potentially interested in pursuing the proposal with Company B.

  On March 27, 1998, the AGI Board of Directors also met and reviewed E&S's proposed offer of $5.50 per share for the AGI stock. After substantial deliberation, the Board concluded that the offer was too low.

  On March 30, 1998, E&S increased its offer to $5.75 per share of AGI stock, to be paid approximately half in E&S stock and half in cash. As a condition to this proposal, AGI would be required to execute a letter agreement (the "exclusivity agreement") pursuant to which it would agree to terminate discussions regarding a possible acquisition with all other parties.

  On March 31, 1998, the AGI Board of Directors met and agreed to pursue a possible transaction with E&S on the terms outlined on March 30th, subject to the negotiation of acceptable definitive transaction documents. In so agreeing, the AGI Board authorized the AGI management representatives to begin negotiation of definitive agreements for the transaction with E&S. The AGI Board further authorized AGI management to execute the exclusivity agreement with E&S and to inform representatives of Company B that discussions with Company B were to terminate.

  From April 2, 1998 to April 22, 1998, E&S representatives and AGI representatives discussed and conducted various due diligence procedures and analyses, discussed various employee issues such as retention, compensation, benefits and communications, and negotiated the terms of the Merger Agreement and the ancillary documents.

  A meeting of the AGI Board was convened on April 22, 1998 to consider the proposed transaction with E&S. At the meeting representatives of Venture Law Group, together with representatives of AGI management, reviewed with the AGI Board the terms of the proposed merger as set forth in the definitive acquisition agreement. In addition, representatives of Cowen provided their oral opinion to the AGI Board (which was subsequently confirmed in writing as of the same date) to the effect that, as of that date, and subject to certain limitations and assumptions, the financial terms of the Merger were fair, from a financial point of view, to the holders of AGI Common Stock. See "Fairness Opinion of Cowen & Company." The AGI Board thereafter approved the Merger Agreement and authorized AGI management to execute the agreement.

  After the AGI Board meeting, AGI and E&S executed the Merger Agreement in its definitive form and issued a joint press release announcing the transaction.

AGI REASONS FOR THE MERGER; RECOMMENDATION OF THE AGI BOARD OF DIRECTORS

  The AGI Board has approved and adopted the Merger Agreement, believes that the Merger is in the best interests of AGI and its stockholders and unanimously recommends adoption of the Merger Agreement by the holders of AGI Common Stock at the Annual Meeting.

  At a meeting held on April 22, 1998, the AGI Board of Directors, with the assistance of AGI's outside financial and legal advisors, considered the legal, financial and other terms of the Merger.

  The AGI Board concluded that the Merger is in the best interests of AGI and its stockholders. In reaching its decision to enter into and to recommend the adoption of the Merger Agreement, the AGI Board considered the following material factors:

  . Cowen & Company's opinion to the AGI Board that, as of the date of the opinion, and subject to the limits and qualifications therein, the financial terms of the Merger were fair, from a financial point of view, to the holders of AGI Common Stock. See "-- Fairness Opinion of Cowen & Company";

  . the AGI Board's belief that the Merger is in the best interests of the AGI stockholders, both in terms of the immediate financial consideration to be received and the potential for future appreciation in value of the E&S Common Stock;

  . the relative trading prices and volumes (as well as the perceived prospects for future growth in value) of AGI Common Stock and E&S Common Stock;

  . the price certainty of the proposed Merger -- $5.75 per share regardless of stock market fluctuations prior to the closing of the Merger;

  . the belief that the Merger would result in the creation of a vertically integrated provider of high-performance, cost-effective 3D graphics subsystems for the professional Windows NT and Windows 95 markets;

  . the past price stability and relatively low volatility of E&S Common
    Stock in contrast to the perceived greater volatility and attendant risk to holders of AGI Common Stock;

  . the structure of the Merger, which, subject to certain limits, permits
    AGI stockholders to exchange their AGI Common Stock solely for E&S Common Stock on a tax-free basis, with taxable gain recognized only to the extent they receive cash. See "-- Material Federal Income Tax
    Consequences;"

  . the perception that the Merger would permit the combined company to more accurately forecast costs and, in turn, to be more competitive on price in the 3D graphics board market than AGI as an independent company;

  . the fact that, although AGI did not conduct a formal auction, it did hold discussions with a number of other likely prospective buyers, and none of them expressed interest in acquiring AGI at a price per share equal to or greater than that offered by E&S; and

  . the likelihood of consummation of the Merger, including the terms and conditions of the Merger Agreement and the limited conditions to the consummation of the Merger.

  The AGI Board also considered the following potentially negative material factors in its deliberations concerning the Merger: (i) the loss of control over the future operations of AGI following the Merger; (ii) the risk that the benefits sought to be achieved in the Merger may not be achieved; and (iii) the other risks described above under "Risk Factors." After reviewing these potentially negative factors, the AGI Board concluded that they were outweighed by the positive factors described above and accordingly determined that the Merger is fair to, and in the best interests of, AGI and its stockholders.

  In view of the variety of factors considered by the AGI Board in connection with its evaluation of the Merger, the AGI Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to such factors.

  The AGI Board concluded, in light of these factors, that the Merger is fair to and in the best interests of AGI and its stockholders. THE AGI BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF AGI COMMON STOCK VOTE TO ADOPT IT AT THE ANNUAL MEETING.

E&S REASONS FOR THE MERGER

  The E&S management believes that the Merger will benefit E&S for the following reasons:

  . the addition of AGI provides E&S a solid OEM distribution channel, and an established capability to manufacture and distribute high volume/high performance PC boards;

  . the acquisition of AGI allows E&S to leverage its core graphics expertise into the NT workstation environment;

  . integration of chip and board R&D efforts should allow for reduced product lead times, improved time to market and more rapid product refresh cycles;

  . the acquisition establishes E&S as a supplier of workstation-level graphics systems with a larger market share more rapidly than on a stand-alone basis;

  . the combined operations of E&S and AGI should allow E&S to capture market share more quickly by delivering a fully-integrated product to OEM customers;

  . the combination allows E&S to address the particular needs of major OEM customers more directly;

  . the integration of chip board operations should provide E&S with higher predictability of costs and greater flexibility in pricing; and

  . E&S believes there are cost synergies available by reducing duplicative expenses in R&D, sales and marketing and finance and administration.

INTERESTS OF CERTAIN PERSONS IN THE MERGER; CONFLICTS OF INTEREST

  In considering the Merger, holders of shares of AGI Common Stock should be aware of the interests certain officers and directors of AGI have in the Merger that are in addition to the interests of holders of AGI Common Stock generally. The AGI Board of Directors has considered these interests, among other matters, in approving the Merger Agreement and the Merger.

  Employment Agreements. Upon completion of the Merger, Jeffrey W. Dunn and Nancy E. Bush have agreed to enter into Employment Agreements, pursuant to which, among other things, Mr. Dunn and Ms. Bush agree that they will not compete with the business of AGI or the desktop graphics business of E&S for one year after termination of their employment with E&S. Under the terms of these Employment Agreements, if the Merger is completed, 100% and 50% of the unvested stock and stock options issued prior to April 22, 1998 for Mr. Dunn and Ms. Bush, respectively, will become vested. Following the Merger, E&S will pay Mr. Dunn and Ms. Bush an annual salary of $210,000 and $140,000, respectively. In addition, both Mr. Dunn and Ms. Bush will be eligible for annual bonuses up to approximately (i) $210,000 and $135,000, respectively, for the fiscal year ending December 31, 1998 upon achieving certain incentive program targets and specified revenue and profit criteria and (ii) $313,000 and $235,000, respectively, for the fiscal year ending December 31, 1999 upon achieving certain incentive program targets and specified revenue and profit criteria. The Employment Agreements provide additional consideration if the incentive targets and revenue and profit criteria are substantially exceeded. The Employment Agreements for Mr. Dunn and Ms. Bush also provide similar severance benefits to those described below for the officer Retention Agreements, except that the Severance Period (as described below) for Mr. Dunn extends for one year after the effective date of any termination.

  Retention Agreements. AGI entered into retention agreements (the "Retention Agreements") in November 1997 with the following officers: Jeffrey W. Dunn, Nancy E. Bush, Lew Epstein, Greg Milliken, and Niraj Swarup and in April 1998 with Hiroki Kato and Arthur Yan. The execution of the Employment Agreements described in the preceding subsection by Mr. Dunn and Ms. Bush will have the effect of replacing and superseding the rights and benefits that they might otherwise have had under their Retention Agreements. The Retention Agreements are intended to induce these executives to remain in the employ of AGI during and after a change of control of AGI, thereby avoiding disruption of AGI's business. Under the terms of the Retention Agreements for AGI officers excluding Mr. Dunn and Ms. Bush, if the Merger is completed, 50% of the unvested stock and stock options issued prior to April 22, 1998 for each such officer will become vested. Furthermore, AGI agreed to pay the executives the severance benefits set forth below in the event an executive's employment with AGI is terminated without Cause (as defined in the Retention Agreements) or pursuant to an "Involuntary Termination" (as defined in the Retention Agreements) during the 18-month period following the Merger (the "Covered Period").

  Upon such termination without Cause or pursuant to an Involuntary Termination during the Covered Period, an officer will receive the following benefits: (i) severance payments during the period from the date of the executive's termination until the date 6 months after the effective date of the termination (the "Severance Period") equal to the base salary which the executive was receiving at the time of such termination ("Base Salary"), (ii) monthly severance payments during the Severance Period equal to 1/12th of the executive's "target bonus" (which bonus shall equal twenty percent (20%) of the Base Salary) (iii) continuation of all health and life insurance benefits through the end of the Severance Period (iv) full and immediate vesting of each unvested stock and stock option held by the officer and (v) outplacement services with a total value not to exceed $15,000. The Severance Period shall be extended for up to an additional six (6) months if the executive has not, during such six (6) month period, obtained comparable employment (as defined in the Retention Agreements). The extended Severance Period shall thereafter terminate on the date of commencement of the comparable employment.

  Indemnification and Insurance. Pursuant to the Merger Agreement, E&S agreed that, after the Effective Time, it will cause E&S to provide certain indemnification and liability insurance benefits to certain indemnified parties, including directors and officers of AGI. See "The Merger Agreement-- Indemnification and Insurance."

FAIRNESS OPINION OF COWEN & COMPANY

  Pursuant to an engagement letter dated July 18, 1997 (the "Cowen Engagement Letter"), AGI retained Cowen to serve as its financial advisor with respect to the Merger. As part of this assignment, Cowen was asked to render an opinion to the AGI Board as to the fairness, from a financial point of view, of the financial terms of the Merger to the holders of AGI Common Stock. The amount of consideration was determined through negotiations between AGI and E&S and not pursuant to recommendations of Cowen.

  On April 22, 1998, Cowen delivered certain of its written analyses and its oral opinion to the AGI Board, subsequently confirmed in writing as of the same date, to the effect that, as of such date, and subject to the limitations and assumptions set forth therein, the financial terms of the Merger were fair, from a financial point of view, to the holders of AGI Common Stock. THE FULL TEXT OF THE WRITTEN OPINION OF COWEN, DATED APRIL 22, 1998, IS ATTACHED HERETO AS ANNEX II AND IS INCORPORATED BY REFERENCE. HOLDERS OF AGI COMMON STOCK ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, OTHER MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY COWEN. THE SUMMARY OF THE WRITTEN OPINION OF COWEN SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. COWEN'S ANALYSES AND OPINION WERE PREPARED FOR AND ADDRESSED TO THE AGI BOARD AND ARE DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE FINANCIAL TERMS OF THE MERGER PURSUANT TO THE MERGER AGREEMENT. COWEN'S ANALYSES AND OPINION DO NOT CONSTITUTE AN OPINION AS TO THE MERITS OF THE MERGER OR A RECOMMENDATION TO ANY HOLDERS OF AGI COMMON STOCK AS TO HOW TO VOTE AT THE AGI ANNUAL MEETING OR AS TO WHETHER TO ELECT CASH CONSIDERATION OR STOCK CONSIDERATION.

  Cowen was selected by the AGI Board as its financial advisor, and to render an opinion to the AGI Board, because Cowen is a nationally recognized investment banking firm and because certain principals of Cowen have substantial experience in transactions similar to the Merger and are familiar with AGI and its businesses. As part of its investment banking business, Cowen is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and in valuations for corporate and other purposes. Cowen served as lead manager for AGI's April 1997 initial public offering, for which Cowen received a customary fee. In addition, in the ordinary course of its business, Cowen and its affiliates trade the equity securities of AGI and E&S for their own accounts and for the accounts of their customers, and accordingly, may at any time hold a long or short position in such securities. At the request of AGI, Cowen solicited third party indications of interest in acquiring all or substantially all of the stock or assets of the Company. See "Background of the Merger."

  In arriving at its opinion, Cowen (i) reviewed AGI's audited financial statements for the fiscal years ended December 31, 1995, 1996 and 1997 and unaudited financial statements for the fiscal quarter ended March 31, 1998, certain publicly available filings with the Securities and Exchange Commission and certain other relevant financial and operating data for AGI furnished to Cowen by management of AGI;
(ii) reviewed E&S's audited financial statements for the fiscal years ended December 31, 1995, 1996 and 1997 and unaudited financial statements for the fiscal quarter ended March 31, 1998, certain publicly available filings with the Securities and Exchange Commission and certain other relevant financial and operating data of E&S furnished to Cowen by management of E&S; (iii) reviewed the April 21, 1998 draft of the Merger Agreement; (iv) held meetings and discussions with management and senior personnel of both AGI and E&S to discuss the business, operations, historical financial results and future prospects of AGI and E&S; (v) reviewed, with management and senior personnel of both AGI and E&S, First Call consensus earnings per share estimates of financial institutions (the "First Call Estimates") for AGI and E&S, respectively, and financial projections provided in currently available Wall Street analyst reports (the "Analyst Projections") for AGI and E&S, respectively, including, among other things, the capital structure, sales, net income, cash flow, capital requirements and other data of AGI and E&S Cowen deemed relevant; (vi) reviewed the operating results of AGI and the valuation of AGI implied by the Merger in comparison to other similar publicly traded companies; (vii) reviewed the historical prices and trading activity of AGI Common Stock from April 11, 1997 through April 21, 1998 and of E&S Common Stock for the periods April 21, 1995 to April 21, 1998 and April 21, 1997 to April 21, 1998, respectively; (viii) based on the Analyst Projections, analyzed the potential pro forma financial effects of the Merger;
(ix) compared the financial terms of the Merger with other similar transactions in which control of an entity was acquired; and (x) conducted such other studies, analysis, inquiries and investigations as Cowen deemed appropriate.

  In rendering its opinion, upon the advice of AGI's management and with the consent of the AGI Board, Cowen assumed and relied upon the accuracy and completeness of the financial and other information that was available to it from public sources, that was provided to it by AGI and E&S or that was otherwise reviewed by it. Cowen did not assume any responsibility for independent verification of such information, including financial information. In addition, with respect to the First Call Estimates and Analyst Projections, Cowen assumed, based on discussions with management of AGI and E&S and with the consent of the AGI Board, that such estimates and projections provided a reasonable basis for its opinion. Because such estimates and projections are inherently subject to uncertainty, none of Cowen, AGI, E&S or any other person assumes responsibility for their accuracy. Cowen did not make any independent valuation or appraisal of the assets or liabilities of AGI or E&S, nor was Cowen furnished with any such valuations or appraisals. Cowen also assumed, with the consent of the AGI Board, that the Merger will qualify as a tax-free transaction under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended. With respect to all legal matters relating to AGI, E&S and the Merger, Cowen has relied on the advice of legal counsel of AGI. Cowen rendered no opinion with respect to such legal matters.

  Cowen did not express any opinion as to what the value of the E&S Common Stock actually will be when issued to holders of AGI Common Stock, or the prices at which E&S Common Stock will trade subsequent to the Merger. Cowen's opinion was necessarily based on general economic, market, financial and other conditions as they existed on, and could be evaluated as of, April 22, 1998. It should be understood that, although subsequent developments may affect Cowen's opinion, Cowen does not have any obligation to update, revise or reaffirm its opinion. Cowen's opinion is limited to the fairness, from a financial point of view, of the financial terms of the Merger to the holders of AGI Common Stock. Cowen expressed no opinion with respect to any other reasons, legal, business or otherwise, that may support the decision of the AGI Board to approve, or AGI's decision to enter into, the Merger Agreement.

  For purposes of rendering its opinion Cowen assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. Cowen also assumed that all governmental, regulatory or other consents and approvals contemplated by the Merger Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Merger.

  The following is a summary of certain financial analyses performed by Cowen to arrive at its opinion. Cowen performed certain procedures, including each of the financial analyses described below, and reviewed with the AGI Board the assumptions on which such analyses were based and other factors, including the First Call Estimates and Analyst Projections available for each of AGI and E&S. No limitations were imposed by the AGI Board with respect to the investigations made or procedures followed by Cowen in rendering its opinion.

  STOCK TRADING HISTORY. Cowen reviewed the historical market prices of AGI Common Stock from its initial public offering date of April 11, 1997 to April 21, 1998 (the last trading day prior to announcement of the Merger) and of E&S Common Stock from April 21, 1995 to April 21, 1998 and from April 21, 1997 to April 21, 1998. This information was presented solely to provide the AGI Board with background information regarding the stock prices of AGI and E&S over the periods indicated. Cowen noted that since AGI's initial public offering, the high and low trading prices for shares of AGI Common Stock were $14.25 and $3.06, respectively, and over the last twelve months, the high and low trading prices of E&S Common Stock were $37.00 and $22.13, respectively. Cowen also noted that for the period April 21, 1995 to April 21, 1998, the high and low trading prices of E&S Common Stock were $37.00 and $13.00, respectively.

  Cowen noted that the consideration being offered in the Merger represented premiums of 13.6%, 22.7% and 21.1% over the closing trading prices of AGI Common Stock on April 21, 1998 ($5.06), April 15, 1998 ($4.69) and March 24,
1998 ($4.75), respectively. Cowen also noted that, after reducing the consideration being offered in the Merger and the applicable closing trading price of AGI Common Stock by the amount per share of cash on the balance sheet of AGI as of March 31, 1998, the corresponding premiums for such dates were 24.7%, 44.2% and 40.5%, respectively.

  ANALYSIS OF CERTAIN PUBLICLY TRADED COMPANIES. To provide contextual data and comparative market information, Cowen compared selected historical operating and financial ratios for AGI to the corresponding data and ratios of certain companies which Cowen deemed comparable to AGI. Such companies included companies in the graphics accelerator industry, including ATI Technologies, Inc., Creative Technology Ltd., Diamond Multimedia Systems, Inc., Intergraph Corporation, Number Nine Visual Technology Corporation and STB Systems, Inc (the "Accelerator Companies"), and other companies in the graphics chipset and other graphics industries, including Cirrus Logic, Inc., Engineering Animation, Inc., E&S, 3D Labs Inc., Ltd., 3Dfx Interactive, Inc., S3 Incorporated, Silicon Graphics, Inc., Splash Technology Holdings Inc. and Trident Microsystems Inc. (such companies, together with the Accelerator Companies, the "Graphics Companies"). Such data and ratios included the market capitalization of common stock plus total debt less cash and cash equivalents ("Enterprise Value") of such companies as a multiple of the latest reported twelve month ("LTM") revenues and the market capitalization of common stock of such companies as a multiple of the book value of common shareholders' equity. Cowen also examined the ratios of the current prices of such companies to their estimated 1998 calendar year earnings per share ("EPS") (as estimated by Institutional Brokers Estimating System ("IBES") and First Call) and estimated EPS for the following (1999) calendar year (as estimated by IBES and First
Call).

  Such analysis indicated that, for the Accelerator Companies, the Enterprise Value as a multiple of LTM revenues ranged from 0.43x to 1.43x, with a median of 0.83x and a mean of 0.89x, and that, for the Graphics Companies, the Enterprise Value as a multiple of LTM revenues ranged from 0.43x to 8.71x, with a median of 0.85x and a mean of 1.90x. Cowen noted that the corresponding multiple of LTM revenues implied by E&S's offer is 1.02x.

  Such analysis also indicated that, for the Accelerator Companies, the equity value as a multiple of book value ranged from 1.14x to 5.66x, with a median of 3.07x and a mean of 3.30x; from 8.8x to 58.3x estimated 1998 calendar year earnings, with a median of 16.3x and a mean of 23.3x (excluding one of the Accelerator Companies for which there were no estimated 1998 calendar year earnings available); and from 10.3x to 17.4x estimated 1999 calendar year earnings, with a median of 13.8x and a mean of 13.8x (excluding four of the Accelerator Companies for which there were no estimated 1999 calendar year earnings available). Such analysis also indicated that, for the Graphics Companies, the equity value as a multiple of book value ranged from 0.94x to 6.90x, with a median of 2.60x and a mean of 3.18x; from 8.8x to 58.3x estimated 1998 calendar year earnings, with a median of 17.8x and a mean of 23.4x (excluding one of the Accelerator Companies for which there were no estimated 1998 calendar year earnings available and two other Graphics Companies for which the estimated 1998 calendar year earnings were negative); and from 7.5x to 37.0x estimated 1999 calendar year earnings, with a median of 15.7x and a mean of 17.7x (excluding four of the Accelerator Companies and three other Graphics Companies for which there were no estimated 1999 calendar year earnings available). Cowen noted that the corresponding multiples implied by E&S's offer are 2.14x book value and, based on the First Call Estimates and Analyst Projections, 30.8x estimated 1998 calendar year earnings and 19.0x estimated 1999 calendar year earnings.

  Although the Selected Companies were used for comparison purposes, none of such companies are directly comparable to AGI. Accordingly, an analysis of the results of such a comparison is not purely mathematical but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the Selected Companies and other factors that could affect the public trading value of the Selected Companies or AGI to which they are being compared.

  ANALYSIS OF CERTAIN MERGERS. Cowen reviewed the financial terms, to the extent publicly available, of 6 selected transactions (collectively, the "Selected Mergers") involving the acquisition of companies in the PC multimedia industry, which were announced or completed since May 27, 1993. The Selected Mergers consisted of the following (listed as acquiror/target): STB Systems, Inc./Symmetric Simulation Systems, Inc., Diamond Multimedia Systems, Inc./Spea Software AG, Diamond Multimedia Systems, Inc./Supra Corporation, US Robotics, Inc./Megahertz Holding Corporation, Radius Inc./SuperMac Technology Inc. and Telebit Corporation/Octocom Systems, Inc. Cowen reviewed the Enterprise Value paid in the Selected Mergers as a multiple of LTM revenue, and also examined the multiples of equity value paid in the Selected Mergers to book value and tangible assets.

  Such analysis indicated that the Enterprise Value paid in each of the Selected Mergers ranged from 0.30x to 1.25x LTM revenues, with a median of 0.67x and a mean of 0.78x (excluding one of the Selected Mergers for which information was not available). Cowen noted that the corresponding multiple of LTM revenues implied by E&S's offer is 1.02x.

  Such analysis also indicated that the equity value paid in each of the Selected Mergers ranged from 1.22x to 8.36x book value, with a median of 3.04x and a mean of 3.91x (excluding two of the Selected Mergers for which information was not available or where the target company had a negative book value); and from 0.74x to 2.59x tangible assets, with a median of 1.84x and a mean of 1.85x (excluding one of the Selected Mergers for which information was not available). The corresponding multiples of book value and tangible assets implied by E&S's offer are 2.14x and 1.82x.

  Although the Selected Mergers were used for comparison purposes, none of such transactions is directly comparable to the Merger, and none of the companies in such transactions are directly comparable to AGI or E&S. Accordingly, an analysis of the results of such a comparison is not purely mathematical but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of such companies or AGI to which they are being compared.

  PRO FORMA EARNINGS ANALYSIS. Cowen analyzed the potential effect of the Merger on the projected combined income statement of AGI and E&S for E&S's fiscal years ending December 31, 1998 and 1999, respectively. This analysis was based on: a) the Analyst Projections; and b) E&S's prevailing market price of $29.00 per share as of April 21, 1998. This analysis indicated that for the six month period ended December 31, 1998 the Merger would decrease E&S's projected earnings per share by approximately $0.15. This analysis also indicated that for the fiscal year ended December 31, 1999 the Merger would decrease E&S's projected earnings per share by approximately $0.18. This pro forma earnings analysis excluded the possible effect of cost savings and synergies that could result from the Merger.

  The summary set forth above does not purport to be a complete description of the analyses performed by Cowen. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Cowen did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, Cowen believes, and has advised the AGI Board, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. In performing its analyses, Cowen made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of AGI and E&S. These analyses performed by Cowen are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty and none of AGI, E&S, Cowen or any other person assumes responsibility for their accuracy. As mentioned above, the analyses supplied by Cowen and its opinion were among several factors taken into consideration by the AGI Board in making its determination to approve the Merger Agreement. The analyses of Cowen and its opinion should not be considered as determinative of the decision of AGI to enter into the Merger Agreement.

  Pursuant to the Cowen Engagement Letter, AGI has agreed to pay certain fees to Cowen for its financial advisory services provided in connection with the Merger, a significant portion of which is contingent upon the consummation thereof. If the Merger is consummated, Cowen will be entitled to receive an aggregate transaction fee in an amount equal to approximately $650,000, less a retainer fee of $50,000 paid upon execution of the Cowen Engagement Letter. Additionally, AGI has agreed to reimburse Cowen for its out-of-pocket expenses (including the reasonable fees and expenses of its counsel) incurred or accrued during the period of, and in connection with, Cowen's engagement. AGI has also agreed to indemnify Cowen against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of services performed by Cowen as financial advisor to the AGI Board in connection with the Merger, unless it is finally judicially determined that such liabilities arose out of Cowen's gross negligence or willful misconduct. The terms of the fee arrangement with Cowen, which are customary in transactions of this nature, were negotiated at arm's length between AGI and Cowen, and the AGI Board was aware of such arrangement, including the fact that a significant portion of the aggregate fee payable to Cowen is contingent upon consummation of the Merger.

STRUCTURE OF THE MERGER; EFFECTIVE TIME

  In the Merger, AGI will be merged with and into Merger Sub, with Merger Sub being the surviving corporation after the Merger (the "Surviving Corporation") and a wholly owned subsidiary of E&S. The name of the Surviving Corporation will be changed to AccelGraphics, Inc. The date on which the closing of the Merger shall occur is referred to herein as the "Closing Date." E&S and AGI anticipate that the Closing Date will occur as promptly as practicable after the Annual Meeting, and in no event later than one (1) business day after the satisfaction or, if permissible, waiver of each of the conditions to the Merger. The term "Effective Time" means the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (or such later time as may be agreed by the parties hereto and specified in the Certificate of Merger) and the date and time of the filing of the Articles of Merger with the Division of Corporations of the State of Utah (or such later time as may agreed by the parties hereto and specified in the Articles of Merger).

MERGER CONSIDERATION

  At the Effective Time, each share of AGI Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares held in treasury by AGI or its wholly owned subsidiaries or shares owned by E&S or its wholly owned subsidiaries) will be converted into the right to receive the Stock Consideration (as defined below), $5.75 in cash (the "Cash Consideration"), or a combination thereof, at the election of the holder thereof, subject to adjustment as described herein. As used in this Proxy Statement/Prospectus, the "Stock Consideration" refers to that fraction of a share of E&S Common Stock equal to the quotient determined by dividing $5.75 by the Average E&S Share Price. The "Average E&S Share Price" refers to the average of the last sale price per share of E&S Common Stock on the Nasdaq National Market for the 10 consecutive trading days ending on the second trading day prior to the Closing Date (the "Valuation Period"). The actual cash and/or shares of E&S Common Stock payable in respect of any share of AGI Common Stock is referred to herein as the "Merger Consideration." The parties have agreed in the Merger Agreement that the total Stock Consideration issued to the AGI stockholders in the Merger will equal 52% of the total Merger Consideration to be issued by E&S in the Merger and that the total Cash Consideration to be issued in the Merger will equal 48% of the total Merger Consideration issued. In the event that AGI stockholders elect to receive Stock Consideration that exceeds 52% of the total Merger Consideration, such elections will be subject to a pro rata adjustment in accordance with the procedures described below in "--Description of Election Procedures." Similarly, in the event that AGI stockholders elect to receive Cash Consideration that exceeds the 48% limit, such elections will also be subject to a pro rata adjustment such that following the adjustment the total Merger Consideration will be allocated 48% to Cash Consideration and 52% to Stock Consideration. Any AGI stockholder who fails to duly make an election as to the form of Merger Consideration desired to be received will automatically be deemed to have made an election to receive 48% of the Merger Consideration to be received by the stockholder as Cash Consideration, with the remaining 52% of the Merger Consideration to the stockholder in the form of Stock Consideration.

  The Stock Consideration generally is intended to yield for each share of AGI Common Stock a fraction of a share of E&S Common Stock with a value of $5.75, based upon the Average E&S Share Price, and, therefore, a higher Average E&S Share Price would result in fewer shares of E&S Common Stock constituting the Stock Consideration, and a lower Average E&S Share Price would result in more shares of E&S Common Stock constituting the Stock Consideration.

  The Merger Agreement provides that the Valuation Period will end two days prior to the Closing Date, and therefore the number of shares of E&S Common Stock constituting the Stock Consideration will be fixed at that time. The market price of E&S Common Stock and hence the value of the Stock Consideration may fluctuate with the performance of E&S and general market conditions during the two-day period between the end of the Valuation Period and the Closing Date. Thus, the last sale price of E&S Common Stock on the Closing Date may be higher or lower than the Average E&S Share Price and, as a result, the value of the Stock Consideration at the Closing Date may be more or less than $5.75.

  If the Annual Meeting occurs prior to the end of the Valuation Period which is not expected to be the case, the precise number of shares of E&S Common Stock constituting the Stock Consideration will not be known at the time the vote on the approval of the Merger Agreement is held.

  In lieu of fractional shares of E&S Common Stock, E&S shall pay to each holder who would otherwise be entitled to receive a fractional share an amount in cash equal to the product of (i) the fractional share interest to which such holder would otherwise be entitled and (ii) the Average E&S Share Price.

  If counsel to either AGI or E&S cannot render the required tax opinion as a result of the Merger potentially failing to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, then E&S shall reduce the percentage of shares of AGI Common Stock which can be exchanged for Cash Consideration to the minimum extent necessary to enable the relevant tax opinion to be rendered.

DESCRIPTION OF ELECTION PROCEDURES

  Election Procedures. Subject to the allocation procedures described below, each holder of record of AGI Common Stock as of the record date for the Annual Meeting will be entitled, with respect to the Merger Consideration to be received for each share of AGI Common Stock held by such holder, to elect (an "Election") to receive (i) the Cash Consideration (a "Cash Election"); (ii) the Stock Consideration (a "Stock Election"); (iii) a combination thereof or (iv) to indicate that such record holder has no preference as to the receipt of Cash Consideration or Stock Consideration for such shares (a "Non-Election'). IF A HOLDER OF AGI COMMON STOCK MAKES A NON-ELECTION, SUCH HOLDER SHALL RECEIVE MERGER CONSIDERATION CONSISTING OF 48% CASH CONSIDERATION AND 52% STOCK CONSIDERATION.

  Together with the mailing of this Proxy Statement/Prospectus, E&S and AGI are sending a yellow form of election (a "Form of Election") to each holder of record of AGI Common Stock as of the Record Date for the Annual Meeting or such other date as E&S and AGI shall mutually agree. E&S and AGI will make available Forms of Election and copies of the Proxy Statement/Prospectus to all persons who become holders (or beneficial owners) of AGI Common Stock between the record date for the Annual Meeting and the close of business on the day prior to the Election Deadline (as defined below).

  All Elections shall be made on a Form of Election. To make an effective Election with respect to shares of AGI Common Stock, the holder thereof must, in accordance with the Form of Election, complete properly, sign and return
the Form of Election to                        (the "Exchange Agent"),
accompanied by his or her certificates representing the shares of AGI Common Stock (the "Certificates") as to which the Election is being made (or an appropriate guarantee of delivery by an appropriate trust company in the United States or a member of a registered national securities exchange or the
NASD), prior to 5:00 p.m. EDT on the business day that is two (2) trading days prior to the Closing Date (the "Election Deadline"). If all other conditions set forth in the Merger Agreement have been met or, if permissible, waived, the Closing Date is expected to occur as soon as practicable after the Annual Meeting.

  IF E&S OR THE EXCHANGE AGENT DETERMINES THAT ANY PURPORTED ELECTION WAS NOT PROPERLY MADE OR WAS RECEIVED AFTER THE ELECTION DEADLINE, SUCH PURPORTED ELECTION SHALL BE DEEMED TO BE OF NO FORCE AND EFFECT AND THE STOCKHOLDER MAKING SUCH PURPORTED ELECTION SHALL BE DEEMED TO HAVE MADE A NON-ELECTION AND SHALL RECEIVE 48% OF SUCH STOCKHOLDERS' MERGER CONSIDERATION IN THE FORM OF CASH CONSIDERATION AND THE REMAINDER AS STOCK CONSIDERATION.

  Any holder of AGI Common Stock may (i) change such holder's election by submitting a revised Form of Election, properly completed and signed, that is received by the Exchange Agent prior to the Election Deadline, or (ii) revoke such stockholder's election and withdraw his or her Certificates deposited with the Exchange Agent by written notice to the Exchange Agent received prior to the Election Deadline. E&S will have the discretion, which it may delegate in whole or in part to the Exchange Agent, reasonably to determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. The decision of E&S (or the Exchange Agent) in such matters shall be conclusive and binding. The Exchange Agent shall make a good faith effort to notify any person of any defect in a Form of Election not waived by E&S.

  NEITHER AGI NOR THE AGI BOARD MAKES ANY RECOMMENDATION AS TO WHETHER STOCKHOLDERS SHOULD ELECT TO RECEIVE THE CASH CONSIDERATION OR STOCK CONSIDERATION IN THE MERGER. EACH HOLDER OF AGI COMMON STOCK MUST MAKE HIS OR HER OWN DECISION WITH RESPECT TO SUCH ELECTION.

  Subject to possible adjustment as described herein, 48% of the aggregate Merger Consideration will be paid in cash and 52% of the aggregate Merger Consideration will be paid in the form of Stock Consideration. Accordingly, there can be no assurance that each holder of AGI Common Stock will receive the amount of Cash Consideration or Stock Consideration, as the case may be, that such holder elects with respect to all shares of AGI Common Stock held by such holder.

  Allocation; Proration. In the event that the aggregate number of shares in respect of which Cash Elections have been made (collectively, the "Requested Cash Election Shares") exceeds the Cash Election Maximum

Number (as defined below), all shares in respect of which Stock Elections have been made (the "Stock Election Shares") shall receive Stock Consideration, and all Requested Cash Election Shares shall be converted into the right to receive Stock Consideration or Cash Consideration such that each holder making a Cash Election shall receive, for each share of AGI Common Stock for which a Cash Election has been made, (x) cash in an amount equal to the product of (1) the Cash Consideration multiplied by (2) a fraction, the numerator of which is the Cash Election Maximum Number (as defined below) and the denominator of which is the number of Requested Cash Election Shares (such product, the "Prorated Cash Amount") and (y) a portion of a share of E&S Common Stock equal to a fraction, the numerator of which is equal to the Cash Consideration minus the Prorated Cash Amount and the denominator of which is equal to the E&S Common Stock Price. In the event that the aggregate number of shares in respect of which Stock Elections have been made (collectively, the "Requested Stock Election Shares") exceeds the Stock Election Maximum Number (as defined below), all shares in respect of which Cash Elections have been made (the "Cash Election Shares") shall receive Cash Consideration, and all requested Stock Election Shares shall be converted into the right to receive Stock Consideration or Cash Consideration such that each holder making a Stock Election shall receive, for each share of AGI Common Stock for which a Stock Election has been made, (x) E&S Common Stock in an amount equal to the product of (1) the Stock Consideration multiplied by (2) a fraction, the numerator of which is the Stock Election Maximum Number and the denominator of which is the number of Requested Stock Election Shares (such product the "Prorated Stock Amount"), and (y) cash consideration equal to the total Merger Consideration available for such holder, reduced by the value of the Prorated Stock Amount.

  The maximum number of shares of AGI Common Stock to be converted in the Merger into the right to receive Cash Consideration (the "Cash Election Maximum Number") will be equal to the product of (w) 0.48 (as adjusted to reflect any cash payments for fractional shares) multiplied by (x) the total number of shares of AGI Common Stock outstanding at the Effective Time. The maximum number of shares to be converted in the Merger into the right to receive Stock consideration (the "Stock Election Maximum Number") will be equal to the product of (y) 0.52 multiplied by (z) the total number of shares of AGI Common Stock outstanding at the Effective Time.

  AS A RESULT OF THE PRORATION AND OTHER LIMITATIONS, HOLDERS OF SHARES OF AGI COMMON STOCK MAY RECEIVE A COMBINATION OF SHARES OF E&S COMMON STOCK AND CASH, NOTWITHSTANDING THE CASH ELECTION OR STOCK ELECTION MADE BY SUCH HOLDERS. SUCH HOLDERS WILL NOT BE ABLE TO CHANGE THE AMOUNTS OF E&S COMMON STOCK OR THE CASH CONSIDERATION ALLOCATED TO THEM.

PROCEDURES FOR EXCHANGE OF AGI COMMON STOCK CERTIFICATES

  At the Effective Time, E&S will make available to the Exchange Agent for the benefit of the holders of shares of AGI Common Stock, for exchange, certificates evidencing shares of E&S Common Stock and cash in amounts required to be exchanged for shares of AGI Common Stock in the Merger.

  As promptly as practicable after the Effective Time, the Exchange Agent will mail to each holder of Certificates (to the extent such Certificates have not already been submitted with Forms of Election) (i) a letter of transmittal (which specifies that delivery will be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.

  Upon surrender to the Exchange Agent of a Certificate for cancellation, together with a letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the appropriate Merger Consideration.

  No dividends or other distributions with respect to E&S Common Stock declared or made after the Effective Time with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of E&S Common Stock represented thereby, and no cash payment in lieu of any fractional shares will be paid to any such holder, until the holder of such Certificate surrenders such Certificate. Subject to the effect of escheat, tax or other applicable laws, following the surrender of any such Certificate, the holder of such Certificate representing whole shares of E&S Common Stock issued in exchange therefor will be paid, without interest, (i) the amount of any cash payable with respect to a fractional share of E&S Common Stock to which such holder is entitled and the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of E&S Common Stock and
(ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of E&S Common Stock.

  At the Effective Time, the stock transfer books of AGI will be closed and there shall be no further registration of transfers of shares of AGI Common Stock thereafter on the records of AGI. From and after the Effective Time, holders of Certificates will cease to have any rights with respect to shares of AGI Common Stock, except as otherwise provided in the Merger Agreement or by law.

ANTICIPATED ACCOUNTING TREATMENT

  The Merger will be accounted for by E&S under the "purchase" method of accounting in accordance with generally accepted accounting principles. Therefore, the aggregate Merger Consideration paid by E&S in connection with the Merger will be allocated to AGI's identifiable assets and liabilities based on their fair market values with the excess being treated as goodwill. The assets and liabilities and results of operations of AGI will be consolidated into the assets and liabilities and results of operations of E&S subsequent to the Effective Time.

PLANS FOR AGI AFTER THE MERGER

  After the Merger, the Surviving Corporation will be renamed "AccelGraphics, Inc." and will be a wholly owned subsidiary of E&S. E&S does not have any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving AGI, a sale or transfer of a material amount of assets of AGI or any of its subsidiaries or any other material changes in AGI's business.

CERTAIN OTHER EFFECTS OF THE MERGER

  If the Merger is consummated, shares of AGI Common Stock will cease to be listed on the Nasdaq National Market.

  After the Merger, stockholders of AGI will become stockholders of E&S, to the extent such stockholders elect to receive the Stock Consideration. Upon consummation of the Merger, the rights of all such former stockholders of AGI will be governed by applicable Utah law (rather than the DGCL), including the Utah Revised Business Corporation Act (the "URBCA"), and by the articles of incorporation and bylaws of E&S. For a description of the differences between the rights of E&S and AGI stockholders, see "COMPARISON OF RIGHTS OF AGI STOCKHOLDERS AND E&S STOCKHOLDERS."

SOURCE AND AMOUNT OF FUNDS AND OTHER CONSIDERATION

  Assuming there has been no exercise of AGI stock options prior to the Effective Time, and assuming that the maximum amount of Cash Consideration is paid to AGI stockholders, approximately $23.3 million will be required to pay the cash portion of the Merger Consideration to the holders of AGI Common
Stock, and it is expected that approximately $      will be required to pay
the expenses of E&S in connection with the Merger, all of which will be furnished from available general funds of E&S. It is currently expected that
approximately $        will be required to pay the expenses of AGI related to
the Merger, which amount will be furnished from available general funds of AGI. See "THE MERGER AGREEMENT -- Expenses."

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

  THE FOLLOWING IS A SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER THAT ARE GENERALLY APPLICABLE TO AGI STOCKHOLDERS. THIS SUMMARY DOES NOT DISCUSS ALL FEDERAL INCOME TAX CONSIDERATIONS THAT MAY BE RELEVANT TO PARTICULAR HOLDERS AND DOES NOT ADDRESS TAX CONSEQUENCES TO CATEGORIES OF HOLDERS ENTITLED TO SPECIAL TREATMENT UNDER THE CODE INCLUDING, WITHOUT LIMITATION, FOREIGN PERSONS, TAX-EXEMPT ORGANIZATIONS, INSURANCE COMPANIES, FINANCIAL INSTITUTIONS AND DEALERS IN STOCKS AND SECURITIES AND HOLDERS WHO ACQUIRED THEIR AGI STOCK UPON EXERCISE OF STOCK OPTIONS OR IN OTHER COMPENSATORY TRANSACTIONS. FURTHERMORE, NO STATE, LOCAL OR FOREIGN TAX CONSIDERATIONS ARE ADDRESSED. NO RULINGS WILL BE SOUGHT FROM THE INTERNAL REVENUE SERVICE WITH RESPECT TO THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. THIS SUMMARY IS BASED UPON FEDERAL INCOME TAX LAWS, REGULATIONS, RULINGS AND DECISIONS IN EFFECT AS OF THE DATE HEREOF, ALL OF WHICH ARE SUBJECT TO CHANGE, RETROACTIVELY OR PROSPECTIVELY, AND TO DIFFERING INTERPRETATION. AGI STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING THE APPLICABILITY OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME OF OTHER TAX LAWS.

  Consummation of the Merger is conditioned upon the receipt by E&S and AGI of the opinions of their respective counsels, Snell & Wilmer, L.L.P. in the case of E&S and Venture Law Group, a Professional Corporation in the case of AGI, each dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinions and/or in certificates furnished to counsel by AGI, E&S and Merger Sub, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of E&S, Merger Sub and AGI will be a party to that reorganization within the meaning of Section 368(b) of the Code. If such opinions cannot be issued because of a concern that the Merger would not satisfy the "continuity of interest" requirement for reorganization treatment, the number of shares of E&S Common Stock to be issued in the Merger will be further increased to the minimum extent necessary to enable such opinion to be issued and the amount of Cash Consideration will accordingly be reduced. Opinions of counsel only represent counsel's best legal judgement and have no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service ("IRS") or by any court of law. See "-- Description of Election Procedures."

  If, in accordance with the opinions referred to above, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and E&S, Merger Sub and AGI will each be a party to that reorganization under
Section 368(b) of the Code, then (i) no gain or loss will be recognized by E&S or AGI as a result of the Merger; (ii) no gain or loss will be recognized by the stockholders of AGI upon the exchange of AGI Common Stock SOLELY for Stock Consideration except in respect of cash received in lieu of a fractional share of E&S Common Stock (as discussed below); (iii) the adjusted tax basis of the E&S Common Stock to be received by the stockholders of AGI will be the same as such holders' adjusted tax basis in the AGI Common Stock surrendered in exchange therefor increased by the amount of any gain recognized and by any amount treated as a dividend each as described below and decreased by the amount of any cash received; (iv) the holding period of the E&S Common Stock to be received by the stockholders of AGI in connection with the Merger will include the holding period of the AGI Common Stock surrendered in exchange therefor, PROVIDED that such shares of AGI Common Stock are held as capital assets at the Effective Time of the Merger; (v) stockholders of AGI will recognize gain or loss upon the exchange of AGI Common Stock solely for Cash Consideration in amounts equal to the difference between such Cash Consideration and the adjusted tax basis of the AGI Common Stock exchanged therefore; and (vi) a stockholder of AGI who receives a combination of Cash Consideration and Stock Consideration in exchange for his AGI Common Stock will not recognize loss but will recognize gain, if any, to the extent of the lesser of (a) the Cash Consideration and (b) the excess of the sum of the Cash Consideration and the fair market value of the Stock Consideration received over such stockholder's adjusted tax basis in the exchanged AGI Common Stock. If a stockholder has differing bases and/or holding periods in respect of his shares of AGI Common Stock, he should consult his own tax advisors prior to the exchange with regard to identifying the bases and/or holding periods of the particular shares of E&S Common Stock received in the exchange.

  In general, any gain or loss recognized by a holder of AGI Common Stock under clause (v) above will be capital gain or loss and will be long-term capital gain or loss if, as of the date of the exchange, such stockholder has held such AGI Common Stock for more than twelve months. If, however, any such stockholder constructively owns shares of AGI Common Stock under Section 318 of the Code (which generally deems a person to own stock that is owned by certain family members or related entities or that is the subject of any option or options owned or deemed owned by such person) that are exchanged for shares of E&S Common Stock in the Merger, or, possibly, actually or constructively owns shares of E&S Common Stock, in unusual circumstances the consequences to him may be similar to the consequences described below where Cash Consideration is received under clause (vi), except that the amount of consideration, if any, treated as a dividend would not be limited to the amount of his gain. Stockholders of AGI who constructively own shares of AGI Common Stock that are exchanged for shares of E&S Common Stock in the Merger, or actually or constructively own shares of E&S Common Stock are accordingly advised to consult their own tax advisors concerning the U.S. federal income tax consequences of exchanging their AGI Common Stock in the Merger for the Cash Consideration.

  In general, any gain recognized by a holder of AGI Common Stock under clause
(vi) above will be capital gain and will be long-term capital gain if, as of the date of the exchange, such stockholder held such AGI Common Stock for more than twelve months. In certain instances, however, the receipt of the Cash Consideration under clause (vi) may have the effect of the distribution of a dividend for U.S. federal income tax purposes, in which case any recognized gain will be treated as ordinary dividend income to the extent of such stockholder's ratable share of AGI's accumulated or current year earnings and profits. Stockholders of AGI who exchange their AGI Common Stock for a combination of Cash Consideration and Stock Consideration are accordingly advised to consult their own tax advisors concerning the U.S. federal income tax consequences of exchanging their AGI Common Stock for such a combination of consideration.

  Cash received in lieu of a fractional share of E&S Common Stock will generally be treated as received in redemption of such fractional share and gain or loss will be recognized, measured by the difference between the amount of cash received and the portion of the basis of the share of AGI Common Stock allocable to such fractional interest. Such gain or loss will constitute capital gain or loss, and will be long-term capital gain or loss if the holding period for such shares of AGI Common Stock was greater than twelve months as of the date of the exchange.

  In the case of an AGI Stockholder who is an individual and whose holding period of shares of AGI Common Stock held as capital assets exceeds eighteen months, a maximum federal rate of 20% will apply to any capital gain recognized by such shareholder. In the case of an AGI Stockholder who is an individual and whose holding period of shares of AGI Common Stock held as capital assets exceeds twelve months but not more than eighteen months, a maximum federal rate of 28% will apply to any capital gain recognized by such AGI stockholder.

  A successful IRS challenge to the status of the Merger as a "reorganization" within the meaning of Section 368(a) of the Code would result in AGI stockholders being treated as if they sold their AGI Common Stock in a fully taxable transaction. In such event, each AGI Stockholder would be required to reorganize gain or loss with respect to the disposition of his AGI Common Stock equal to the difference between the adjusted tax basis in such shares and the sum of the Cash Consideration plus the fair market value, as of the date the Merger becomes effective, of the E&S Common Stock received in exchange therefor. Such gain or loss would be treated as capital gain or capital loss for each such shareholder if he held his AGI Common Stock as a capital asset at the time of the Merger. In such event, an AGI Stockholder's aggregate basis in the E&S Common Stock so received would equal their fair market value as of the Effective Time of the Merger and the capital asset holding period for such E&S Common Stock would begin the day after the Merger.

  Even if the Merger qualifies as a "reorganization" within the meaning of
Section 368(a) of the Code, a recipient of E&S Common Stock would recognize gain to the extent that such shares were considered to be received in exchange for services or property (other than solely in exchange for E&S Common Stock). Gain would also have to be recognized to the extent that an AGI Stockholder was treated as receiving (directly or indirectly) consideration other than E&S Common Stock in exchange for AGI Common Stock. All or a portion of such gain amounts may be taxable as ordinary income.

  Backup Withholding. Under the backup withholding rules, a holder of AGI Common Stock may be subject to backup withholding at the rate of 31% with respect to dividends and redemption proceeds, unless such stockholder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Any amount withheld under these rules will be credited against the stockholder's federal income tax liability. E&S may require holders of AGI Common Stock to establish an exemption from backup withholding or to make arrangements satisfactory to E&S with respect to the payment of backup withholding. A stockholder who does not provide E&S with his or her correct taxpayer identification number or who otherwise does not establish an exemption may, in addition to being subject to backup withholding at the rate of 31% with respect to dividends and redemption proceeds, be subject to penalties imposed by the Internal Revenue Service.

REGULATORY MATTERS

  Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division") and specified waiting periods have been terminated or have expired. AGI and E&S each filed notification and report forms under the HSR Act with
the FTC and the Antitrust Division on April   , 1998. Accordingly, the waiting
period will expire on           . At any time before or after consummation of
the Merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of AGI or E&S. The Antitrust Division has the authority to challenge the Merger on antitrust grounds before or after the Merger is completed.

  E&S and AGI are not aware of any material governmental or regulatory approvals required to be obtained in order to consummate the Merger, other than compliance with the HSR Act and applicable federal and state securities and corporate laws.

BLUE SKY LAWS

  As of the date of this Proxy Statement/Prospectus, E&S intends to register or qualify the shares of E&S Common Stock offered by this Proxy Statement/Prospectus under the securities laws of all states where it is not exempt. Certain states require notice filings or other filings. E&S either has complied with these filing requirements or intends to comply with them in a timely fashion.

APPRAISAL RIGHTS

  There are no rights of appraisal available in connection with the Merger.

                             THE MERGER AGREEMENT

  The following is a summary of certain material provisions of the Merger Agreement not summarized elsewhere in this Proxy Statement/Prospectus. The summary is qualified in all respects by reference to the complete text of the Merger Agreement, which is incorporated by reference in its entirety and attached to this Proxy Statement/Prospectus as Annex I.

CERTAIN REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains certain representations and warranties of AGI with respect to AGI and its subsidiaries as to, among other things: (i) due organization, valid existence and good standing; (ii) the completeness and correctness of organizational documents; (iii) AGI's capital structure; (iv) AGI's power and authority to execute and deliver the Merger Agreement, to perform its obligations thereunder and to consummate the Merger; (v) the absence, other than as disclosed, of any conflict between the execution and performance of the Merger Agreement and AGI's organizational documents, applicable law and certain contracts; (vi) the absence of any required consent or permit of, or filing with any governmental or regulatory authority, except as provided in the Merger Agreement; (vii) the accuracy of AGI's recent reports filed with the Securities and Exchange Commission and the financial statements contained therein; (viii) the absence of material adverse changes or events; (ix) the absence of material pending or threatened litigation against AGI; (x) the absence of changes to, and the qualification of, operation and liability under, certain employee benefit plans; (xi) AGI's labor relations; (xii) title to and sufficiency of AGI's assets; (xiii) AGI's right to use intellectual property; (xiv) certain tax matters and the payment of taxes; (xv) certain environmental matters; (xvi) the existence, legality and effect of material contracts; (xvii) AGI's relationships with significant suppliers; (xviii) the absence of actions that would prevent the Merger from constituting a transaction qualifying under Section 368(a) of the Code; (xix) AGI's insurance coverage; (xx) the approval of the Merger Agreement by the AGI Board; (xxi) the vote required by AGI's stockholders; (xxii) the accuracy of information supplied to E&S by AGI; (xxiii) except as disclosed, the absence of transactions between AGI and its affiliates; (xxiv) the adequacy of AGI's management information systems; (xxv) the receipt of an opinion of AGI's financial advisor as to the fairness of the financial terms of the Merger;
(xxvi) the absence of any brokerage, finder's or similar fee in connection with the Merger, except for the fee to be paid AGI's financial advisor; and
(xvii) the absence of certain business practices.

  The Merger Agreement also contains certain representations and warranties of E&S with respect to E&S and Merger Sub as to, among other things: (i) due organization, valid existence and good standing; (ii) the completeness and correctness of organizational documents; (iii) the authority and validity of the E&S Common Stock to be issued in the Merger; (iv) the power and authority of E&S and Merger Sub to execute and deliver the Merger Agreement, to perform their obligations thereunder and to consummate the Merger; (v) the absence, other than as disclosed, of any conflict with E&S's organizational documents, applicable law and certain contracts; (vi) the absence of any required consent or permit of, or filing with any governmental authority, except as provided in the Merger Agreement; (vii) the accuracy of E&S's recent reports filed with the Securities and Exchange Commission and the financial statements contained therein; (viii) the absence of material pending or threatened litigation against E&S; (ix) the absence of actions that would prevent the Merger from constituting a transaction qualifying under Section 368(a) of the Code; (x) the absence of material adverse changes or events; (xi) the receipt of an opinion from E&S's financial advisor as to the fairness of the Merger Consideration; and (xi) the absence of any brokerage, finder's or similar fee in connection with the Merger, except for the fee to be paid E&S's financial advisor.

CONDUCT OF BUSINESS PENDING THE MERGER

  During the period from the date of the Merger Agreement and continuing until the Effective Time, AGI has agreed as to itself and its subsidiaries that (except as expressly contemplated or permitted by the Merger Agreement or as otherwise indicated on the disclosure schedule delivered by AGI to E&S or to the extent that E&S otherwise consents in writing) AGI and its subsidiaries will carry on their respective businesses in the ordinary course and in a manner consistent in all material respects with past practices and will use all reasonable efforts to preserve intact their business organizations, to keep available the services of their current officers, employees and consultants and to preserve their relationships with customers, distributors, suppliers, licensors, licensees, contractors and others with which AGI and its subsidiaries have significant business relations. By way of amplification and without limiting the foregoing, except as contemplated by the Merger Agreement or as disclosed by AGI, the Merger Agreement places restrictions on the ability of AGI to: (i) amend its charter or bylaws; (ii) issue or sell capital stock, any related options or warrants or any material assets; (iii) pay a dividend, other than its regularly scheduled periodic cash dividends; (iv) effect a stock split, combination or reclassification; (v) make material acquisitions of other entities or enter into or amend material contracts; (vi) incur indebtedness or authorize material capital expenditures; (vii) increase compensation to officers or employees or adopt or amend any collective bargaining agreements or employee benefit plans; (viii) acquire or dispose of real estate or other material assets; (ix) accelerate the collection of accounts receivable or delay the payment of accounts payable; (x) make any material tax election or settle any tax liability; (xi) take any action that is likely to result in the covenants, agreements or conditions of the Merger Agreement not being satisfied as of the Closing Date; (xii) make any material changes in its accounting policies; (xiii) knowingly act in a way that could reasonably be expected to prevent the Merger from constituting a transaction qualifying under Section 368(a) of the Code; or (xiv) make any material payments not in the ordinary course of business, except as disclosed in the Merger Agreement.

  During the period from the date of the Merger Agreement and continuing until the Effective Time, E&S has agreed to: (i) conduct its business in the ordinary course; (ii) not knowingly take any action that could reasonably be expected to prevent the Merger from constituting a transaction qualifying under Section 368(a) of the Code; and (iii) not take any action or fail to take any action that is reasonably likely to result in a material delay in the declaration of effectiveness of the Registration Statement (as defined in Section 6.01 of the Merger Agreement) by the SEC.

NO SOLICITATION OF COMPETING TRANSACTIONS

  Pursuant to the Merger Agreement, AGI has agreed that neither it nor any of its subsidiaries will directly or indirectly initiate, solicit or knowingly encourage (including by way of furnishing nonpublic information or assistance), or take any other action to facilitate knowingly any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of AGI or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other agent or representative of AGI or its subsidiaries to take any such action, and AGI will notify E&S orally (within one business days) and in writing (within 24 hours of notification) of all of the relevant details relating to such inquiry or proposal and, if such inquiry or proposal is in writing, AGI must deliver to E&S a copy of such inquiry or proposal.

  "Competing Transaction" means any of the following involving AGI or any of its subsidiaries: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of AGI and its subsidiaries, taken as a whole, in a single transaction or series of related transactions; (iii) any tender offer or exchange offer for 15% or more of the shares of AGI Common Stock or the filing of a registration statement under the Securities Act of 1933 (the "Securities Act") in connection therewith; (iv) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the shares of AGI Common Stock; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

  If at any time prior to the Effective Time, the Board of Directors of AGI is advised in writing by AGI's legal counsel that it is necessary to do so in order to comply with its fiduciary duties to AGI's stockholders under applicable law, AGI may, in response to an unsolicited inquiry, proposal or offer for a Competing Transaction (so long as the Board of Directors of AGI in good faith determines (in consultation with its Financial Advisor) the proposal or offer represents a financially superior transaction for the stockholders of AGI as compared to the Merger) (x) furnish only such information with respect to AGI to any such person pursuant to a customary confidentiality agreement as was delivered to E&S prior to the execution of the Merger Agreement, and (y) participate in the discussions and negotiations regarding such inquiry, proposal or offer. Nothing contained in the Merger Agreement shall prevent AGI or its Board of Directors from complying with Rule 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any proposed Competing Transaction.

  If the Board of Directors of AGI determines in its good faith judgment, after consultation with outside counsel, that it has received a Superior Proposal (as described below), the Board of Directors may terminate the Merger Agreement by providing written notice to E&S (a "Notice of Superior Proposal") advising E&S that the Board of Directors has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and providing notice of termination of the Merger Agreement. For purposes of the Merger Agreement, a "Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a merger, liquidation, dissolution or other similar transaction, 100% of the aggregate voting power or capital stock of AGI then outstanding or all or substantially all the assets of AGI for a price per share in excess of $7.65, or, in the case of an asset sale, an aggregate consideration (consisting of cash and/or securities) in excess of the product of (i) the total issued and outstanding shares of AGI Common Stock on a fully diluted basis, and (ii) $7.65.

INDEMNIFICATION AND INSURANCE

  In the Merger Agreement, AGI and E&S have agreed that (i) E&S and the Surviving Corporation will maintain, for a period of six (6) years after the Effective Time, the current provisions regarding indemnification of directors and officers contained in AGI's Certificate of Incorporation and Bylaws and
(ii) the Surviving Corporation will maintain, for a period of three (3) years after the Effective Time, directors' and officers' liability insurance policies covering persons who are currently covered in their capacities by AGI's current directors' and officers' policies and on terms not materially less favorable than the existing insurance coverage.

STOCK EXCHANGE LISTING

  The shares of E&S Common Stock to be issued in the Merger are to be listed on the Nasdaq National Market.

CONDITIONS TO CONSUMMATION OF THE MERGER

  Conditions To Each Party's Obligations To Consummate The Merger. The obligations of E&S, AGI and Merger Sub to effect the Merger are subject to the satisfaction or waiver of the following conditions on or prior to the Closing Date of the Merger:

  . STOCKHOLDER APPROVAL. Approval of the Merger Agreement and all of the transactions contemplated thereby by a majority of the outstanding shares of AGI Common Stock;

  . HSR ACT. The waiting period applicable to the Merger under the HSR Act having expired or terminated;

  . NO PROCEEDINGS. No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction having been enacted, entered, issued, promulgated or enforced by any governmental authority or a court of competent jurisdiction which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger;

  . EFFECTIVE REGISTRATION STATEMENT. The Registration Statement being declared effective and no stop order issued by the SEC suspending the effectiveness of the Registration Statement being in effect and no proceeding for that purpose pending or being then threatened by the SEC;

  . STOCK EXCHANGE LISTING. The shares of E&S Common Stock to be issued in the Merger having been authorized for listing on the Nasdaq National Market, subject to official notice of issuance;

  . OTHER REGULATORY APPROVALS. All other necessary and material governmental and regulatory clearances, consents or approvals having been received; and

  . TAX OPINION. E&S and AGI having each received the opinion, to be provided at Closing from their respective counsel, Snell & Wilmer L.L.P. for E&S and Venture Law Group, A Professional Corporation for AGI, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of E&S, Merger Sub and AGI will be a party to the reorganization within the meaning of Section 368(b) of the Code.

  ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF E&S AND MERGER SUB. The obligations of E&S and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of the following additional conditions:

  . COMPLIANCE WITH OBLIGATIONS. AGI having performed in all material respects all of its obligations required to be performed by it at or prior to the Effective Time, and E&S having received a certificate signed by an executive officer of AGI to such effect;

  . REPRESENTATIONS AND WARRANTIES TRUE; CONSENTS. Each of the representations and warranties of AGI set forth in the Merger Agreement having been true and correct when made and on and as of the Closing Date of the Merger as if made on and as of such date (this condition is satisfied unless the failure to be true and correct would have a material adverse effect on AGI), AGI having received all the necessary consents from third parties and E&S having received a certificate signed by an executive officer of AGI to such effect;

  . COLD COMFORT. E&S having received "cold comfort" letters of Price
    Waterhouse LLP, dated the date on which the Registration Statement shall become effective and the Effective Time, respectively, and addressed to E&S in form and substance customary for letters delivered by public accountants in connection with registration statements similar to the Registration Statement;

  . AGREEMENTS WITH AFFILIATES. E&S having received a signed agreement from any person who may be deemed to have become an affiliate of AGI, as reasonably determined by AGI, pursuant to Rule 145 under the Securities Act, after the date of the Merger Agreement and on or prior to the Effective Time, in a form specified in the Merger Agreement;

  . LOCK-UP AGREEMENTS. E&S having received signed lock-up agreements from Jeffrey W. Dunn and Nancy Bush in the form specified in the Merger Agreement;

  . EMPLOYMENT AGREEMENTS. E&S having received signed employment agreements from Jeffrey W. Dunn and Nancy Bush in the form specified in the Merger Agreement; and

  . OPTION ACCELERATION WAIVERS. E&S having received signed waivers of certain option acceleration rights from certain officers of AGI.

  ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF AGI. The obligations of AGI to consummate the Merger are subject to the satisfaction or, if permitted by applicable law, waiver of the following additional conditions:

  . COMPLIANCE WITH OBLIGATIONS. E&S and Merger Sub having performed in all material respects all of their respective obligations required to performed by them at or prior to the Effective Time and AGI having received a certificate signed by an executive officer of E&S to such effect; and

  . REPRESENTATIONS AND WARRANTIES TRUE. Each of the representations and warranties of E&S set forth in the Merger Agreement having been true and correct when made and on and as of the Closing Date of the Merger as if made on and as of such date (this condition is satisfied unless the failure to be true and correct would have a material adverse effect on E&S), and AGI having received a certificate signed by an executive officer of E&S to such effect.

TERMINATION; EFFECTS OF TERMINATION

  The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of AGI:

  . by written consent duly authorized by the Boards of Directors of each of E&S and AGI;

  . by either E&S or AGI, if the waiting period under the HSR Act does not expire or is not terminated prior to September 15, 1998;

  . by either E&S or AGI, if any court or U.S. governmental entity has issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger, except that the Merger Agreement may not be terminated prior to September 15, 1998 if the party subject to such order is using its reasonable best efforts to have such order removed, unless the order is final and nonappealable;

  . by either E&S or AGI, if the Effective Time has not occurred on or before September 15, 1998, except that the right to terminate will not be available to any party whose willful, deliberate or knowing failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the nonoccurrence of the Effective Date;

  . by either E&S or AGI, if the holders of AGI Common Stock do not adopt the Merger Agreement at the Annual Meeting;

  . by AGI, upon any breach of any representation, warranty or agreement set forth in the Merger Agreement such that the conditions to the obligations of AGI (described above under "-- CONDITIONS TO THE CONSUMMATION OF THE MERGER -- ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF AGI") would not be satisfied, except that, if such breach is curable by E&S, and E&S uses its best efforts to cure such breach, AGI must wait 30 days after delivering written notice to E&S to terminate the Merger Agreement;

  . by E&S, upon any breach of any representation, warranty or agreement set forth in the Merger Agreement such that the conditions to the obligations of E&S (described above under "-- CONDITIONS TO THE CONSUMMATION OF THE MERGER -- ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF E&S AND MERGER SUB") would not be satisfied, except that, if such breach is curable by AGI, and AGI uses its best efforts to cure such breach, E&S must wait 30 days after delivering written notice to AGI to terminate the Merger Agreement; and

  . by AGI, if AGI shall have delivered to E&S a Notice of Superior Proposal
    (described above under "--NO SOLICITATION OF COMPETING TRANSACTIONS").

  Effect Of Termination. Upon termination, the Merger Agreement becomes void and there will be no liability on the part of E&S, Merger Sub or AGI and all rights and obligations under the Merger Agreement will cease, except that any liability for the willful breach by any party will still exist after termination.

  Termination Fees Payable By AGI. Pursuant to the Merger Agreement, if the Merger Agreement is terminated due to delivery by AGI to E&S of a Notice of Superior Proposal then AGI shall reimburse E&S for actual expenses of the Merger (up to a maximum of $100,000) and also pay to E&S a break up fee of $4 million.

EXPENSES

  Except as described above, each party is responsible for the expenses that it incurs in connection with the Merger.

  E&S and AGI will share equally all expenses related to printing, filing and mailing the Proxy Statement/Prospectus and all Commission and other regulatory filing fees incurred in connection with the Proxy Statement/Prospectus.

AMENDMENT; WAIVER

  The Merger Agreement may be amended by the parties thereto at any time prior to the Effective Time, except that after the adoption of the Merger Agreement by AGI stockholders, no amendment may be made which would reduce the amount or change the type of consideration to be received by AGI stockholders. The Merger Agreement may not be amended, except by an instrument in writing signed by the parties to the Merger Agreement.

  Pursuant to the Merger Agreement, at any time prior to the Effective Time, the parties to the Merger Agreement may (i) extend the time for the performance of any obligation or other act of any other party to the Merger Agreement; (ii) waive any inaccuracy in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; and (iii) waive compliance with any agreement or condition contained in the Merger Agreement. Any such extension or waiver will be valid only if set forth in a written instrument signed by the party or parties to be bound by the waiver.

                    VOTING AGREEMENT AND IRREVOCABLE PROXY

  As a condition to the willingness of E&S to enter into the Merger Agreement, certain stockholders of AGI, representing approximately 37% of the outstanding capital stock of AGI (the "Controlling Stockholders"), entered into a Voting Agreement and Irrevocable Proxy (the "Voting Agreement") with E&S dated April 22, 1998. Pursuant to the Voting Agreement, each Controlling Stockholder has agreed that, at any meeting of the AGI stockholders, however called, and in any action by consent of the AGI stockholders, such Controlling Stockholder will vote (or cause to be voted) such Controlling Stockholder's shares of AGI Common Stock: (a) in favor of the adoption of the Merger Agreement, the Merger and all the transactions contemplated by the Merger Agreement and otherwise in such manner as may be necessary to consummate the Merger; (b) except as otherwise agreed to in writing in advance by E&S, against any action, proposal, agreement or transaction that would result in a breach of any covenant, obligation, agreement, representation or warranty of AGI contained in the Merger Agreement or of the Controlling Stockholder contained in the Voting Agreement; and (c) against any action, proposal, agreement or transaction (other than the Merger Agreement or the transactions contemplated thereby) that could result in any of the conditions to AGI's obligations under the Merger Agreement not being fulfilled or that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or adversely affect the Merger Agreement, the Merger or the Voting Agreement. In addition, each Controlling Stockholder has revoked all other proxies and powers of attorney, and no subsequent proxies or powers of attorney will be granted. The Voting Agreement will terminate and no party will have any rights or obligations upon the earlier of (i) the Effective Time of the Merger, or (ii) the termination of the Merger Agreement.

        EVANS & SUTHERLAND COMPUTER CORPORATION AND ACCELGRAPHICS, INC.

                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

  E&S was formed in May 1968 to develop and manufacture hardware and software for visual systems that produce vivid and highly realistic 3D (three-dimensional) graphics and synthetic environments. E&S has entered into a definitive agreement to acquire AGI, pursuant to which AGI will merge with and into an acquisition subsidiary of E&S. Pursuant to the Merger, each outstanding share of AGI common stock will be converted into a right to receive cash and/or a fraction of a share of E&S $.20 par value common stock. Based on 8,451,088 common shares of AGI outstanding at March 31, 1998, the cash paid would be $24,225,003 (includes estimated acquisition costs of $900,000) and E&S would issue approximately 878,913 common shares valued at $25,268,753, assuming a transaction stock price of $28.75 per common share. E&S will also assume outstanding AGI stock options with an estimated fair value of $3,960,000. The fair value of these options was estimated using the Black-Scholes option pricing model. The following unaudited pro forma consolidated financial statements reflect the proposed acquisition, which will be accounted for under the purchase method of accounting.

  The unaudited pro forma consolidated financial statements give effect to the Merger, as if it occurred on December 31, 1997 for balance sheet purposes, and January 1, 1997 for statement of operations purposes.

  The total of the excess of the deemed purchase price over the fair value of the net assets of AGI has been allocated and classified as described in note
(a) of the Notes to Pro Forma Consolidated Financial Statements.

  Unaudited pro forma adjustments are based upon historical information, preliminary estimates and certain assumptions management deems appropriate. The unaudited pro forma consolidated financial data presented herein is not necessarily indicative of the results E&S would have obtained had such events occurred at the beginning of such period, as assumed, or of the future results of E&S. The pro forma consolidated financial statements should be read in conjunction with the historical financial statements (and related notes) of AGI provided herein and the historical financial statements (and related notes) of E&S incorporated herein by reference.

        EVANS & SUTHERLAND COMPUTER CORPORATION AND ACCELGRAPHICS, INC.

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)

                                                      PRO FORMA     PRO FORMA
                                    E&S       AGI    ADJUSTMENTS   CONSOLIDATED
                                  --------  -------  -----------   ------------
Net sales........................ $159,353  $33,509                  $192,862
Cost of sales....................   84,139   23,171                   107,310
                                  --------  -------                  --------
  Gross profit...................   75,214   10,338                    85,552
                                  --------  -------                  --------
Expenses:
  Marketing, general and adminis-
   trative.......................   35,333    6,724                    42,057
  Research and development.......   25,492    4,493                    29,985
  Amortization of goodwill.......      --       --     $ 1,778 (d)      1,778
                                  --------  -------    -------       --------
    Total operating expenses.....   60,825   11,217      1,778         73,820
                                  --------  -------    -------       --------
Operating earnings (loss)........   14,389     (879)                   11,732
Other income (expense):
  Interest income................    3,239      855     (1,300)(e)      2,794
  Interest expense...............   (1,300)     (72)                   (1,372)
  Loss on write down of invest-
   ment securities...............   (9,575)     --                     (9,575)
  Other, net.....................       85      --                         85
                                  --------  -------    -------       --------
Earnings (loss) before income
 taxes...........................    6,838      (96)    (3,078)         3,664
                                  --------  -------    -------       --------
Provision for income taxes.......    1,758      --        (334)(e)      1,424
                                  --------  -------    -------       --------
    Net earnings (loss).......... $  5,080  $   (96)   $(2,744)      $  2,240
                                  ========  =======    =======       ========
Basic earnings (loss) per common
 share........................... $   0.56    (0.02)                 $   0.23
Shares used in computing basic
 earnings (loss) per
 common share....................    9,060    6,103                     9,938
Diluted earnings (loss) per com-
 mon share....................... $   0.53    (0.02)                 $   0.21
Shares used in computing diluted
 earnings (loss) per
 common share....................    9,502    6,103                    10,493

        EVANS & SUTHERLAND COMPUTER CORPORATION AND ACCELGRAPHICS, INC.

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)

                            AS OF DECEMBER 31, 1997
                                  (UNAUDITED)

                                                      PRO FORMA      PRO FORMA
                                    E&S       AGI    ADJUSTMENTS    CONSOLIDATED
                                  --------  -------  -----------    ------------
Current assets:
  Cash and cash equivalents.....   $ 8,176  $ 9,367   $ (17,543)(a)   $    --
  Marketable securities.........    48,928    6,526      (6,682)(a)     48,772
  Accounts receivable, net......    36,066    6,545                     42,611
  Inventories...................    26,885    2,566                     29,451
  Costs and estimated earnings
   in excess of billings on
   uncompleted contracts........    51,799      --                      51,799
  Deferred income taxes.........     4,224      --                       4,224
  Prepaid expenses and deposits.     3,620      434                      4,054
                                  --------  -------   ---------       --------
    Total current assets........   179,698   25,438     (24,225)       180,911
                                  --------  -------   ---------       --------
Property, plant, and equipment,
 net............................    44,368      876                     45,244
Investment securities...........     5,000    1,995                      6,995
Pro forma goodwill..............       --       --        8,889 (a)      8,889
Deferred income taxes...........     3,802      --                       3,802
Other assets....................     1,522      --                       1,522
                                  --------  -------   ---------       --------
    Total assets................  $234,390  $28,309   $ (15,336)      $247,363
                                  ========  =======   =========       ========
Current liabilities:
  Notes payable to banks........  $    950  $   --    $     --        $    950
  Current portion of long-term
   obligations..................       --       230                        230
  Accounts payable..............    14,353    2,066                     16,419
  Accrued expenses..............    18,061    1,266                     19,327
  Customer deposits.............     6,574      --                       6,574
  Income taxes payable..........     4,462      --                       4,462
  Billings in excess of costs
   and estimated earnings on
   uncompleted contracts........     6,341      --                       6,341
                                  --------  -------   ---------       --------
    Total current liabilities...    50,741    3,562                     54,303
                                  --------  -------   ---------       --------
Long-term debt, net of current
 portion........................    18,015      377                     18,392
                                  --------  -------   ---------       --------
Capital lease obligation, net of
 current portion................       --       105                        105
                                  --------  -------   ---------       --------
Stockholder's equity:
  Common Stock..................     1,813        8         176 (a)
                                                             (8)(b)      1,989
  Additional paid-in capital....     8,025   30,037    (30,037) (b)
                                                         29,053(a)      37,078
  Notes receivable from stock-
   holders......................       --       (49)         49 (b)        --
  Retained earnings (deficit)...   155,576   (5,562)    (20,300)(c)
                                                          5,562 (b)    135,276
  Deferred stock compensation...              (160)         160 (b)        --
  Net unrealized loss on
   marketable and investment
   securities...................       (68)     --                         (68)
  Cumulative translation adjust-
   ment.........................       288       (9)          9 (b)        288
                                  --------  -------   ---------       --------
    Total stockholders' equity..   165,634   24,265     (15,336)       174,563
                                  --------  -------   ---------       --------
      Total liabilities and
       stockholders' equity.....  $234,390  $28,309   $ (15,336)      $247,363
                                  ========  =======   =========       ========

        EVANS & SUTHERLAND COMPUTER CORPORATION AND ACCELGRAPHICS, INC.

             NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

  The adjustments to arrive at the unaudited pro forma consolidated financial statements are as follows:

    (a) The Merger will be accounted for under the purchase method of accounting. In accordance with generally accepted accounting principles, the portion of the purchase price allocable to in-process research and development projects of AGI will be expensed at the consummation of the Merger. The amount of the one-time non-recurring charge for in-process research and development is expected to be approximately $20.3 million. Since this charge is directly related to the Merger and will not recur, the pro forma consolidated statement of operations has been prepared excluding this charge. To come up with the cash portion of the purchase price, E&S plans on liquidating marketable securities of approximately $6.7 million the fair value of which at March 31, 1998 approximates book value and accordingly no material gain or loss will be reflected. E&S has not yet determined the final allocation of the purchase price, and accordingly, the amount shown below may differ significantly from the ultimate allocation.

    Goodwill in the amount of $8,888,756 was calculated as follows:

     Total estimated purchase price ($24,225,003 cash, which
      includes estimated acquisition costs of $900,000, plus
      $25,268,753 representing the estimated market value of
      878,913 shares of E&S common stock issued as consideration, plus $3,960,000 in fair value for E&S stock options issued in exchange for outstanding options of AGI)................ $ 53,453,756
     Less:
       Fair value of net assets acquired other than in-process
        research and development.................................  (24,265,000)
       Expensed in-process research and development..............  (20,300,000)
                                                                  ------------
     Goodwill.................................................... $  8,888,756
                                                                  ============

    (b) Elimination of AGI's stockholders' equity accounts.

    (c) Retained earnings adjustments for non-recurring charges related to the write-off of in-process research and development expenses acquired.

    (d) Amortization of goodwill recognized in the purchase of AGI will be recognized over 5 years.

    (e) Decrease in interest income and the corresponding tax effect as a result of the reduction in cash and marketable securities that would have occurred to acquire AGI.

                              DESCRIPTION OF E&S

  The SEC allows us to "incorporate by reference" information into this Proxy Statement/ Prospectus with regard to E&S, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement/Prospectus, except for any information superseded by information in this Proxy Statement/Prospectus. This Proxy Statement/Prospectus incorporates by reference the documents set forth below that E&S has previously filed with the SEC. These documents contain important information about E&S and its finances.

         E&S COMMISSION FILINGS                   PERIOD
         ----------------------                   ------
       Annual Report on Form 10-K                 Year ended December 31, 1997
       Proxy Statement                            Dated April 20, 1998

  E&S also hereby incorporates by reference all additional documents that E&S files with the SEC between the date of this Proxy Statement/Prospectus and the date of the Special Meeting.

                       DESCRIPTION OF E&S CAPITAL STOCK

  Set forth below is a description of the E&S Common Stock. The following statements are summaries of, and are subject to the detailed provisions of, the E&S Charter and Bylaws, and to the relevant provisions of the URBCA.

  E&S currently is authorized to issue up to 30,000,000 shares of Common Stock, par value $0.20 per share. E&S is also authorized to issue up to 5,000,000 shares of Class A Preferred Stock, without par value and 5,000,000 shares of Class B Preferred Stock without par value, but has not issued any such shares.

  The holders of Common Stock are entitled to such dividends, if any, as may be declared by the Board of Directors of the Company at its discretion out of funds legally available for that purpose, and to participate pro rata in any distribution of the Company's assets upon liquidation after the payment of all debts and payment to owners of preferred stock. The holders of Common Stock have no preemptive or conversion rights, nor are there any redemption of sinking fund rights with respect to Common Stock. There is no cumulative voting with respect to the election of directors, which means that the holders of a majority of the shares can elect all of the directors if they choose to do so, and the holders of the remaining shares would not be able to elect any directors. The outstanding shares of Common Stock are validly issued, fully paid, and nonassessable.

  E&S has reserved 300,000 shares of the Class A Preferred Stock as Series A Junior Preferred Stock under a shareholder rights plan. The Preferred Stock entitles holders to 100 votes per share and to receive the greater of $2.00 per share or 100 times the common dividend declared. Upon voluntary or involuntary liquidation, dissolution, or winding up of the Company, holders of the preferred stock would be entitled to be paid, to the extent assets are available for distribution, an amount of $100 per share plus any accrued and unpaid dividends before payment is made to common stockholders.

  In connection with this Preferred Stock, the Company issued one warrant to each common stockholder that would be exercisable contingent upon certain conditions and would allow the holder to purchase 1/100th of a preferred share per warrant. The warrants attached to the shares outstanding on November 30, 1988 and to all new shares issued after that date; the warrants outstanding at December 31, 1997 and December 31, 1996 are equal to the shares outstanding of 9,066,743 and 9,056,871 respectively. At December 31, 1997 and December 31, 1996, the warrants were not exercisable, and no shares of preferred stock have been issued.

                              DESCRIPTION OF AGI

BUSINESS OVERVIEW

  AGI is a leading provider of high-performance, cost-effective, 3-dimensional ("3D") graphics subsystem products for the professional Windows NT and Windows 95 markets. AGI pioneered the development of professional 3D graphics subsystems for use with Microsoft's Windows NT operating system ("NT"). A 3D graphics subsystem integrates graphics acceleration chip(s), specialized hardware, firmware, software and memory. AGI's 3D graphics subsystems, when included in an Intel Pentium, Pentium Pro, Pentium Pro II or Digital Alpha based computer, create a class of computer system called a "Personal Workstation." Personal Workstations, which often sell for less than $10,000, provide capabilities and performance comparable to more expensive 3D graphics RISC/UNIX workstations. In January 1995, AGI shipped what it believes was the first 3D graphics subsystem for NT and currently offers three distinct 3D graphics subsystem product lines.

  AGI's products include a family of 3D graphics subsystems for applications based on OpenGL and other 3D application programming interfaces ("APIs"), such as Autodesk's Heidi and Microsoft's DirectX. Through AGI's extensive experience in 3D algorithms, the interaction of 3D applications with OpenGL and overall 3D graphics system integration, AGI delivers robust, well-integrated subsystem solutions to the professional 3D graphics market.

  AGI sells its products through original equipment manufacturers ("OEMs") and a worldwide network of value added resellers ("VARs") and distributors. Gateway 2000, Inc. ("Gateway"), Hewlett-Packard Company ("HP"), Hitachi, Ltd., NEC Corporation ("NEC") and Tri-Star Computer Corporation purchase AGI's fully-integrated 3D graphics subsystems for use in high- performance Personal Workstations. AGI also has technical relationships with Intel Corporation ("Intel") and Microsoft Corporation ("Microsoft"), as well as with key component suppliers including 3Dlabs, Inc., Ltd. ("3Dlabs"), E&S and Mitsubishi Corporation ("Mitsubishi"). To enhance the performance of applications which use AGI's 3D graphics subsystems, AGI has developed relationships, some of which include joint engineering projects, with many leading Independent Software Vendors ("ISVs") such as Autodesk, Inc. ("Autodesk") and Autodesk's Kinetix Division ("Kinetix"), Computer Associates International, Inc., Electronic Data System Corporation's ("EDS") Unigraphics division, Matra Datavision S.A., Microsoft Corporation's Softimage, Parametric Technology Corporation ("PTC"), Ricoh Corporation, Structural Dynamics Research Corporation ("SDRC") and Visible Decisions, Inc.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF AGI

                                                     YEAR ENDED DECEMBER 31
                                                     -------------------------
                                                      1997     1996     1995
                                                     -------  -------  -------
                                                      (IN THOUSANDS, EXCEPT
                                                       PER SHARE AMOUNTS)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues............................................ $33,509  $18,671  $ 3,911
Cost of Revenues....................................  23,171   12,077    2,501
                                                     -------  -------  -------
Gross Profit........................................  10,338    6,594    1,410
                                                     -------  -------  -------
Operating Expenses:
  Research and Development..........................   4,493    2,663    2,618
  Sales and Marketing...............................   4,815    3,635    2,154
  General and Administrative........................   1,909    1,131    1,039
                                                     -------  -------  -------
    Total Operating Expenses........................  11,217    7,429    5,811
                                                     -------  -------  -------
Loss from Operations................................    (879)    (835)  (4,401)
Interest Expense....................................     (72)    (145)    (183)
Interest and Other Income, Net......................     855       48      119
                                                     -------  -------  -------
Net Loss............................................ $   (96) $  (932) $(4,465)
                                                     =======  =======  =======
Basic and Diluted Net Loss Per Share................ $ (0.02) $ (1.09) $ (9.15)
                                                     =======  =======  =======
Shares Used to Compute Basic and Diluted Net Loss
 Per Share (1)......................................   6,103      854      488
                                                     =======  =======  =======

--------
(1) See Note 1 of Notes to AGI's Consolidated Financial Statements for an explanation of the determination of shares used in computing net loss per share.

                                                                  DECEMBER 31,
                                                                  -------------
                                                                   1997   1996
                                                                  ------ ------
                                                                       (IN
                                                                   THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and Cash Equivalents........................................ $9,367 $2,979
Short-Term Investments...........................................  6,526    --
Working Capital.................................................. 21,876  5,030
Total Assets..................................................... 28,309  8,439
Long-Term Obligations............................................    482  1,782
Mandatory Redeemable Convertible Preferred Stock.................    --   8,930
Total Stockholders' Equity (Deficit)............................. 24,265 (5,170)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

 Overview

  AGI, Inc. designs, develops and markets high-performance, cost-effective, 3-dimensional ("3D") graphics subsystems, software accelerators and application utility software products for the professional Windows NT and Windows 95 markets. AGI commenced operations in late 1994.

  AGI's graphic subsystems include the AccelECLIPSE, AccelPRO, and AccelSTAR product lines, while AGI's application utility software includes the AccelVIEW product.

  AGI's customers include OEMs, distributors and VARs. Revenues from product sales are generally recognized upon shipment, less an allowance for estimated future returns and exchanges. AGI's gross margin has varied with the mix of revenues by sales channel, as OEM revenues generally yield lower gross margins, and because of competitive pricing pressures.

  AGI has increased its research and development, sales and marketing and administrative capabilities since its inception and expects to expand such capabilities in the future. The anticipated increase in the Company's operating expenses caused by this expansion could have a material adverse effect on AGI's operating results if revenues and gross profit do not increase at an equal or greater rate. Also, AGI's expenses for these and other activities are based in significant part on its expectations regarding future revenues and are fixed to a large extent in the short term. Accordingly, AGI may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall, which would have a material adverse effect on AGI's business, financial condition and results of operations.

  AGI has a limited operating history upon which an evaluation of AGI and its prospects can be based. AGI's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in the early stages of development, particularly companies in new and rapidly evolving markets. To address these risks, AGI must, among other things, respond to competitive developments, attract, retain and motivate qualified persons, continue to upgrade its technologies and commercialize its products. There can be no assurance that AGI will be successful in addressing these and other risks.

  Although AGI has experienced significant annual revenue growth since its inception, AGI does not believe that such growth rates are sustainable. In the third quarter of 1997, revenues declined by 58% from the second quarter of 1997 and revenues for the fourth quarter of 1997 were 16% lower than revenues in the fourth quarter of 1996; consequently, past or current revenue growth rates may not be indicative of future revenue growth, if any, or future operating results. AGI has incurred losses in each year since its inception. Although AGI has been profitable on a quarterly basis, it has incurred losses during the last two quarters of 1997 and there can be no assurance that AGI will regain profitability on a quarterly basis or will achieve profitability on an annual basis. AGI's limited operating history makes the prediction of future operating results difficult f not impossible.

RESULTS OF OPERATIONS

  The following table sets forth selected items of AGI's consolidated statement of operations as a percentage of revenues for the periods indicated:

                                                  YEAR ENDED DECEMBER 31,
                                                  ----------------------------
                                                   1997      1996       1995
                                                  -------   -------   --------
Revenues.........................................   100.0%    100.0%     100.0%
Cost of Revenues.................................    69.1      64.7       63.9
                                                  -------   -------   --------
Gross Profit.....................................    30.9      35.3       36.1
                                                  -------   -------   --------
Operating Expenses:
  Research and Development.......................    13.4      14.3       66.9
  Sales and Marketing............................    14.4      19.5       55.1
  General and Administrative.....................     5.7       6.0       26.6
                                                  -------   -------   --------
Total Operating Expenses.........................    33.5      39.8      148.6
                                                  -------   -------   --------
Loss from Operations.............................    (2.6)     (4.5)    (112.5)
Interest Expense.................................    (0.2)     (0.8)      (4.7)
Interest and Other Income, Net...................     2.5       0.3        3.0
                                                  -------   -------   --------
Net Loss.........................................    (0.3)%    (5.0)%   (114.2)%
                                                  =======   =======   ========


YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

 Revenues

  Revenues increased by 79% to $33.5 million in 1997 from $18.7 million in 1996 and by 377% from $3.9 million in 1995. The increases were primarily due to increased sales of its AccelPRO and AccelPRO TX product lines in 1996 and 1997 and sales of its AccelECLIPSE and AccelSTAR products, which were introduced in 1997.

  Revenues from product sales are generally recognized upon product shipment, less an allowance for estimated future returns and exchanges. Provision for the estimated costs of providing technical support services and future warranty obligations for AGI's products are recorded as a cost of revenues upon recognition of related revenues.

  Revenue from software licenses and royalty agreements ("License Revenues"), which were 3% of AGI's revenues in 1997, are generally the result of one-time or short-term agreements and generally do not extend beyond one year. License Revenues generally yield high gross margins. To the extent that AGI is unable to sustain current levels of License Revenues, or if License Revenues were to increase, this would have an accentuated impact on AGI's gross margins.

  International revenues increased by 165% to $15.4 million in 1997 from $5.8 million in 1996 and by 582% from $850,000 in 1995, representing 45.8%, 31.0%, and 21.7%, respectively, of revenues. The increase in international revenues is primarily a result of an increase in sales of AGI's products in Europe and, to a lesser extent, in Asia Pacific. Revenues from AGI's international customers are generally denominated in United States dollars. Although the effects of currency fluctuations have been insignificant to date, there can be no assurance that such fluctuations will not be significant in the future. See "Risk Factors Regarding AGI -- International Revenues."

  Revenues from HP and AGI's former customer, Digital, accounted for 36.4% and 22.4%, respectively, of revenues in 1997, and 22.8% and 27.9%, respectively, of revenues in 1996. Revenues from AGI's former customer, NeTpower, Inc. ("NeTpower"), accounted for 16.6% of revenues in 1995. Revenues from NeTpower have been insignificant subsequent to 1995. The inability to obtain major customer relationships, the loss of any major customer, or the delay in or reduction of orders from such customers could have a material adverse effect on AGI's business, financial condition and results of operations. See "Risk Factors Regarding AGI -- Reliance on Third Party Distribution and Major OEMs."

 Gross Profit

  Gross profit increased by 57% to $10.3 million in 1997 from $6.6 million in 1996 and by 368% from $1.4 million in 1995, representing 30.9%, 35.3% and 36.1%, respectively, of revenues in 1997, 1996 and 1995. The absolute dollar increase in gross profit resulted from increased revenues, while the decline in gross margin is primarily due to an increased proportion of sales to OEMs, which generally yield lower margins, competitive pricing pressures and significantly lower gross margins during 1997 on AGI's maturing AccelPRO TX product. AGI expects that gross margins may decrease over time as a result of competitive pricing pressures and changes in sales channel and product mix.

  AGI's gross margin is affected by many factors, including the sales channel mix, sales to OEMs which generally yield lower gross margins, the mix of products sold, competitive pricing pressures, introductions of new products and the availability, reliability and cost of components and products from AGI's subcontractors and suppliers. In addition, AGI orders products in advance of planned shipments and, due to rapid technological changes or other factors such as customers curtailing or changing timing or mix of orders, there is a risk that AGI will forecast incorrectly and produce excess or insufficient inventories of particular products. AGI's customers' ability to reschedule or cancel orders without significant penalty could adversely affect AGI's operating results, as AGI may be unable to adjust its purchases from its subcontractors and suppliers to match such customers' changes and cancellations. See "Risk Factors Regarding AGI -- Dependence on Subcontractors and Sole-Source Suppliers."

 Operating Expenses

  Research and Development. Research and development expenses increased by 69% to $4.5 million in 1997 from $2.7 million in 1996 and by 4% from $2.6 million in 1995, representing 13.4%, 14.3% and 66.9%, respectively, of 1997, 1996 and 1995 revenues. Research and development expenses consist primarily of personnel costs and other personnel-related expenses, including the services of outside consultants. The increase in research and development expenses in 1997 was primarily due to increased personnel and related costs to support new product development activities. In 1996, research and development expenses were positively impacted by the receipt of a $190,000 non-recurring engineering fee from a technical partner to facilitate the development of AGI's AccelPRO product line. Research and development expenses during 1995 were negatively impacted by a heavy reliance on consultants, who are generally more expensive than employees. AGI anticipates that research and development expenses will increase in absolute dollars as AGI continues to add research and development personnel and support for new product development activities.

  Sales And Marketing. Sales and marketing expenses increased by 32% to $4.8 million in 1997 from $3.6 million in 1996 and by 68.8% from $2.2 million in 1995, representing 14.4%, 19.5% and 55.1%, respectively, of 1997, 1996 and 1995 revenues. Sales and marketing expenses consist primarily of salaries, commissions, marketing expenses and technical support for the sales organization. The absolute dollar increase in sales and marketing expenses was due primarily to the expansion of AGI's sales efforts in the United States, Europe and the Asia Pacific, as well as increased marketing and public relations activities related to AGI's products. AGI anticipates that sales and marketing expenses will continue to increase in absolute dollars as AGI expands its sales force and marketing activities in both Europe and Asia Pacific as well as within the Americas.

  General And Administrative. General and administrative expenses increased by 69% to $1.9 million from $1.1 million in 1996 and by 8.9% from $1.0 million in 1995, representing 5.7%, 6.0% and 26.6%, respectively, of 1997, 1996 and 1995 revenues. Increased general and administrative expenses were due primarily to increased staffing and other costs incurred to support AGI's growth and the added cost of being a public company. AGI anticipates that general and administrative expenses may increase in absolute dollars to support the Company's expansion.

 Interest Expense

  Interest expense decreased to $72,000 in 1997 from $145,000 in 1996 and from $183,000 in 1995. This expense is primarily attributable to the Subordinated Convertible Note Payable to Kubota (the "Kubota Note"), as well as capital leases and AGI's term loan with a bank. The decrease in 1997 was the result of the repayment of the Kubota Note in April 1997 and in 1996 was primarily related to the conversion to preferred stock, which was converted in Common Stock at the initial public offering, of one half of the original principal balance on the Kubota Note in June 1995. AGI anticipates that interest expense will increase as AGI continues to borrow under the term loan.

 Interest and Other Income, Net

  Interest and other income, net increased to $855,000 in 1997 from $48,000 in 1996 and from $119,000 in 1995. Interest and other income, net is primarily comprised of interest income on AGI's cash, cash equivalents and investments. The increase in 1997 is attributable to increased levels of cash, cash equivalents and investments, primarily due to proceeds from AGI's initial public offering in April 1997.

  AGI recorded state minimum tax expense of $5,000 for 1997 and no provision for income taxes in 1996 or 1995 as it incurred losses. At December 31, 1997, AGI had approximately $1.8 million of federal net operating loss carry forwards available to offset future taxable income. Future annual use of these carry forwards may be limited as a result of ownership change limitations.

  At December 31, 1997, AGI had approximately $2.2 million of deferred tax assets, comprised primarily of reserves not currently deductible for tax purposes and net operating loss and credit carry forwards. AGI believes the available objective evidence creates sufficient uncertainty regarding the realizability of such deferred tax assets; therefore, a full valuation allowance has been recorded. The factors considered include AGI's history of losses, the lack of carryback capacity to realize deferred tax assets, the limitation on the annual utilization of net operating loss carry forwards, the uncertainty of the development of the products and markets in which AGI competes and the fact that the market in which AGI competes is intensely competitive and characterized by rapidly changing technology. AGI believes that based on the currently available evidence, it is more likely than not that AGI will not generate sufficient taxable income to realize AGI's deferred tax assets.

 Liquidity and Capital Resources

  In April 1997, AGI completed an initial public offering of 2,535,000 shares of AGI's common stock at $9.00 per share for net proceeds of $20.3 million. Prior to the initial public offering, AGI financed its operations primarily through private sales of $7.3 million of Redeemable Convertible Preferred Stock and Common Stock, the issuance of $3.3 million of convertible debt and, to a lesser extent, credit lines. Cash used in operations was $3.6 million, $1.3 million and $4.6 million in 1997, 1996 and 1995, respectively. Net cash used in operations for 1997 was primarily due to increases in accounts receivable of $2.2 million and inventory of $2.1 million, offset in part by an increase in accounts payable of $600,000. Net cash used in operations for 1996 was primarily due to the net loss of approximately $930,000 and a $3.3 million increase in accounts receivable which was partially offset by a decrease in inventories and increases in accounts payable, accrued liabilities and customer deposits. For 1995, net cash used in operations was due primarily to the net loss of $4.5 million and increases in accounts receivable and inventories associated with higher revenues, which were partially offset by an increase in accounts payable and other liabilities.

  Net cash used in investing activities was $9.2 million in 1997, comprised primarily of purchases of $8.5 million of investments and $700,000 of property and equipment. In each of 1996 and 1995, cash of approximately $250,000 was used primarily for the purchase of property and equipment. AGI has no significant capital spending or purchase commitments other than normal purchase commitments and commitments under leases. Net cash provided by financing activities was $19.2 million, $3.2 million and $4.1 million in 1997, 1996 and 1995, respectively, due primarily to proceeds from the issuance of Common and Preferred Stock.

  AGI has not invested in derivative securities or any other financial instrument that involves a high level of complexity or risk. Management expects that, in the future, cash in excess of current requirements will continue to be invested in investment-grade, interest- bearing securities.

  At December 31, 1997, AGI had $15.9 million in cash, cash equivalents and short-term investments as well as approximately $2 million of available for sale long-term investments. AGI has borrowing facilities of $4.0 million with a bank, of which $549,000 in loans and $1.1 million of standby letters of credit to vendors are outstanding. The borrowings bear interest at rates between 8.75% and 9.0%, are secured by all of AGI's assets and require that AGI maintain certain financial ratios and levels of tangible net worth and profitability and also restrict AGI's ability to pay cash dividends. As a result of the loss incurred in the third quarter of 1997, AGI was in violation of certain debt covenants; however, the bank waived such covenants. The $3 million line of credit portion of the borrowing facilities expires in December 1998.

  AGI believes that existing cash, cash equivalents and short-term investments of $15.9 million and its available borrowing facilities will be sufficient to finance its working capital and capital expenditure requirements for at least the next 12 months. Thereafter, AGI may require additional funds to support its working capital requirements or for other purposes and may seek to raise such additional funds through bank borrowings and public or private sales of its securities, including equity and debt securities. AGI's future capital requirements will depend on numerous factors, including, without limitation, the success of marketing, sales and distribution efforts, market acceptance of AGI's products, the progress of its research and development programs, the costs involved in defending and enforcing intellectual property rights, competition, competing technological and market developments, and the effectiveness of product commercialization activities and arrangements. There can be no assurance that additional funds, if required, will be available to AGI on favorable terms or at all.

PRODUCTS

  AGI's product offerings include a range of professional 3D graphics subsystems and accelerator software. Today, a majority of AGI's revenues are derived from the AccelSTAR, AccelPRO MX and AccelECLIPSE product lines. AGI's products support the PCI and AGP buses, and major professional 3D graphics APIs including OpenGL and Direct 3D. AGI's products support NT and in some cases Windows 95. AGI's products have been incorporated into systems that use Intel Pentium, Pentium Pro, Pentium Pro II or Digital Alpha processors. In addition, AGI has developed accelerator software and software utilities that improve the 3D graphics capabilities of ISV applications, including Autodesk's AutoCAD and Mechanical Desktop.

  AGI's principal product lines are summarized below. Estimated Street Prices (United States) prices vary depending on system configuration.

 Hardware

                                                                    ESTIMATED
                     INTRODUCTION                                     STREET
   PRODUCT LINE          DATE               DESCRIPTION               PRICE
   ------------    ---------------  ---------------------------   --------------
 AccelECLIPSE II   November 1997    3D graphics subsystems with   $2,495--$2,995
                                    advanced texture, overlay
                                    and anti-aliasing support
 AccelPRO MX       May 1997         High-performance 3D           $1,495
                                    graphics subsystems with
                                    hardware texture support
 AccelSTAR II      October 1997     Entry-level 2D/3D graphics    $279
                                    subsystems

 Software

                     INTRODUCTION                                 SUGGESTED END
   PRODUCT LINE          DATE               DESCRIPTION             USER PRICE
   ------------    ---------------  ---------------------------   --------------
 AccelVIEW 3D      March 1996       Software add-on to            $199
                                    Autodesk's AutoCAD to
                                    deliver interactive 3D
                                    graphics

  AccelECLIPSE II--The AccelECLIPSE subsystem is available on either the PCI or Accelerated Graphics Port ("AGP") bus and supports up to 1280 x 1024 resolution, integrated VGA, advanced tri-linear texture MIP mapping hardware, overlays and anti-aliasing. The subsystem incorporates Mitsubishi's 3DPRO chipset, which includes the REALimage architecture from E&S, 15 MB of 3DRAM, an advanced graphics memory chip architected by Mitsubishi, and up to 16 MB of optional texture memory. The AccelECLIPSE subsystem targets high-end visual simulation users, professional animators and CAD designers.

  AccelPRO MX--The AccelPRO MX subsystem supports OpenGL features such as Gouraud shading, anti-aliasing, transparency and advanced features such as hardware texture mapping. The product incorporates the GLINT MX and GLINT Delta chips from 3Dlabs, up to 16 MB of combined VRAM and DRAM memory supporting up to 1280 x 1024 resolution and on-board VGA and requires a PCI bus. The subsystem is targeted to customers who seek a full featured 3D graphics subsystem solution for CAD design, animation and network management applications. The AccelPRO MX replaces AGI's AccelPRO TX product, which AGI stopped manufacturing in the third quarter of 1997.

  AccelSTAR II--The AccelSTAR II is an entry level 2D/3D graphics subsystem that provides competitive 2D capabilities along with leading OpenGL performance and functionality including features such as Gouraud shading, texture mapping and transparency. It includes an on-board VGA and triangle set up capabilities. The 2D/3D graphics subsystem sells for a price comparable to a high-end 2D graphics subsystems. The AccelSTAR II incorporates the Permedia2 chip from 3Dlabs and up to 8 MB of total memory and is available on either the PCI or AGP bus.

  AccelVIEW 3D--AccelVIEW 3D enables users of AutoCAD Release 13c4 on NT or Windows 95 to perform dynamic interactive design and viewing on any database that has been created with AutoCAD. With AccelVIEW 3D, users are able to quickly render single parts or assemblies, as well as dynamically manipulate and seamlessly interact with and edit wireframe, hidden-line and shaded models. AccelVIEW 3D is tightly integrated with AutoCAD and operates as if it were a standard part of the application. AccelVIEW 3D can work either with or without an add-on 3D subsystem card.

  The following is a glossary of product terms:

    Anti-Aliasing: a technique used to reduce the jagged or stair-step appearance of lines displayed on the screen.

    API (Application Program Interface): the language and message format used by a program to activate and interact with functions in another program or in the hardware.

    Bits of Color: related data that provides the information to identify the color in the display.

    Gouraud Shading: a display technique used to create a continuous transition of color across a surface as well as create a smoother overall appearance of an illuminated surface.

    Hidden-Line Removal: the portions of a wireframe object which are hidden from view when looking at an object.

    Overlay: multiple layers of images displayed on top of each other.

    Pixels: the smallest unit of a computer screen image; dots.

    Render: the act of displaying on the screen the solid 3D image calculated by the software application.

    Texture Mapping: the process of applying a pre-determined image to a surface (i.e. applying a picture of a brick building facade to a shape representing a wall).

    Tri-Linear MIP (Multi In Partem-Latin) Mapping: a rendering technique used to improve the appearance of a textured surface when viewed at a given distance combined with a technique for improving the appearance of a textured surface.

    Tri-Linear Texture: 3-dimensional images that are used to modify the color of fragments.

    VRML (Virtual Reality Model Language): a universal description language which allows navigation through 3-dimensional sites that are placed on the World Wide Web.

    Wireframe: an outline of a solid image.

    Z-Buffer: a memory storage area used to keep depth information for every pixel on the display.

TECHNOLOGY AND CORE COMPETENCIES

  AGI invests in several key technologies and believes it possesses skills in the various disciplines and technology areas which are necessary for developing professional 3D computing products. These competencies include:

  OpenGL 3D Expertise. AGI enhances its products by combining its proprietary high-performance 3D OpenGL software technology with the OpenGL software provided by its suppliers of 3D graphic processors. AGI has invested thousands of engineering hours in its version of the OpenGL software library, which currently contains four times more lines of code than the original sample implementation made available by Silicon Graphics, Inc. ("SGI"). AGI optimizes the performance of its OpenGL software library by eliminating much of the testing and branching required to process data and instruction streams, while adding routines optimized for various application profiles.

  Software Systems Integration. AGI has invested in the development and expansion of the "transport layer" of software that manages the direct interfaces associated with various parts of the overall system. Such parts of the system include the virtual memory manager, the CPU and its timing, the PCI bus implementation, the graphic board and chips, data buffer size specifications and management, specific system configuration issues, NT register settings and other device driver components. To ensure error-free operation with maximum performance, AGI continually modifies and optimizes its software to properly integrate with the various systems and applications that utilize AGI's 3D graphics subsystems.

  3D Development Tools. AGI has developed tools to determine how applications operate and how they utilize the 3D graphics pipeline. Using these proprietary development tools, AGI' engineers gain an understanding of the structure and function of an application enabling them to optimize the API, graphics libraries and hardware to efficiently process commands from each application. AGI has developed specific features for, and optimized the performance of, its software and its hardware with the goal that key applications will perform better with its 3D graphics subsystems than with competitive solutions.

  Hardware Design and Systems Engineering. AGI's three distinct 3D graphics subsystem product lines have been designed and introduced in the past two years. An in-depth understanding of the importance of layout, trace lines, memory interaction, chip characteristics, software implementation, BIOS technologies and bus technology all contribute to building products and systems that deliver reliable performance. By focusing on system level design, AGI's 3D graphics subsystems integrate easily into Personal Workstations.

  2D and 3D Expertise. In addition to AGI's 3D expertise, AGI has extensive experience and maintains active software development efforts in 2D graphics. AGI believes experience and competency in the smooth implementation and interaction of 2D with 3D delivers a more robust solution to a broader range of users.

STRATEGIC RELATIONSHIPS

  The NT workstation market is comprised of many vendors collaborating to produce a complete solution for end users. AGI has developed close strategic relationships with key companies in this market and participates in industry consortiums from several market segments. AGI believes these relationships provide access to the leading-edge information and technology that it needs to remain at the forefront of this rapidly changing market.

  AGI has technical relationships with Intel and Microsoft, as well as with key component suppliers, including 3Dlabs, Mitsubishi, Cirrus Logic, Inc. and Evans and Sutherland. These relationships include joint engineering development and have often resulted in modifications to suppliers' product features and performance through architectural review and early product evaluation.

  AGI maintains relationships, some of which include joint engineering projects, with many leading ISVs such as AliasWavefront, Autodesk and Kinetix, Dassault Systemes S.A., EDS Unigraphics, Matra Datavision S.A., Microsoft's Softimage, PTC, SDRC, Sense8 Corporation, SolidWorks Corporation and Visible Decisions, Inc. Examples of such joint engineering products include support of OpenGL graphics extensions for PTC's Pro/ENGINEER, developing Windows NT "overlay plane" support with engineers from Microsoft's Softimage group, software development and engineering assistance with SDRC's migration from UNIX to NT, and developing and then licensing 3D technology to power Autodesk's Mechanical Desktop. By providing resources and assisting its ISV partners in their transition to NT, AGI has often gained a period of market advantage for new NT applications. This advantage results from AGI's 3D graphics subsystems often being the first subsystem certified by the ISV and sometimes the only subsystem supported by the application for an exclusive period of time.

  To develop advanced knowledge and influence the direction of new technologies and products, AGI is actively involved in various technology consortiums, industry standards organizations and special interest groups. AGI's engineers are active in the OpenGL Architectural Review Board, the VRML Consortium, the PCI Special Interest Group, the AGP Implementors Forum and the Video Electronics Standards Association ("VESA").

3D PROFESSIONAL MARKETS AND APPLICATIONS

  AGI focuses on the professional 3D graphics market and has engineered 3D solutions to support its ISV partners. In many cases, AGI's products were the first NT-based products supported by these ISVs. AGI sells products in the following 3D market segments:

  . Mechanical Computer Aided Design--Design of products prior to manufacturing

  . Engineering Analysis--Verification of structural, vibration and thermal integrity.

  . Animation and Multimedia Authoring--Video games, commercials

  . Architectural, Engineering and Construction -- Plant design, maintenance and architectural design

  . Visualization--Representation of complex data such as that from Medical, Geospatial, or Oil and Gas Applications

  .  Financial Visualization--Decision support for financial analysis

  . Simulation and Training Systems--Flight training, driver education and corporate training

CUSTOMERS, SALES AND MARKETING

  Sales. AGI's sales efforts consist of a combination of direct sales to OEMs and a worldwide network of distributors and VARs. AGI maintains a wholly owned subsidiary, AGI Deutschland GmbH, to market its products in Europe. As of December 31, 1997, direct sales, marketing and support staff totaled 22 people located in Northern California, Southern California, New Jersey, Ohio and Wiesbaden, Germany. Asia Pacific sales are directed by the Vice President of Asia Pacific Sales out of AGI's Milpitas headquarters. Revenues from HP and AGI's former customer, Digital Equipment Corporation ("Digital"), accounted for 36% and 22%, respectively, of revenues in 1997, and 23% and 28%, respectively, of revenues in 1996. Since the second quarter of 1997, Digital has not purchased any of AGI's products. AGI does not expect that revenues from Digital, if any, will comprise a significant portion of AGI's future revenue. International sales revenues represented approximately 46% and 31% of revenues in 1997 and 1996, respectively. The Product Purchase Agreement with HP provides for HP to supply the Company non-binding forecasts of HP's requirements for products, and AGI to provide HP product warranty and product support, indemnification and certain manufacturing rights in the event AGI is declared bankrupt or goes into receivership or is unable to supply HP with specified quantities of products due to a cause not associated with the negligence of either party.

  AGI works closely with its OEM customers to ensure the complete testing of AGI's 3D graphics subsystems within their Personal Workstations to achieve maximum system performance and error-free integration. Revenues from OEMs accounted for approximately 68% and 57% of AGI's revenues in 1997 and 1996, respectively.

  Distributors and VARs. AGI distributes its products in 32 countries through a network of distributors and VARs. AGI sells its products in the United States through large VARs such as JAR Associates and Rand Technologies. Distributors include Ingram Micro, MicroSouth, Inc., Pioneer-Standard Electronics, Inc. and Wyle Electronics in the United States, Pedensia and Noesse Datentechnik in Europe and Memorex Telex Japan, Ltd. in Asia Pacific. Revenues from distributors and VARs accounted for 32% and 43% of AGI's revenues in 1997 and 1996, respectively.

  AGI grants certain of its distributors price protection and limited rights of return with respect to products purchased by them. The short product life cycles of AGI's products and the difficulty in predicting future sales increase the risk that new product introductions, price reductions by AGI or its competitors, or other factors affecting the 3D graphics subsystems market could result in significant product returns or price protection claims.

  Marketing. AGI's marketing efforts consist primarily of advertising in targeted trade publications, exhibiting at industry trade shows and joint marketing activities with ISVs. AGI's collaborative marketing efforts include mailings by the ISVs to their customers on the behalf of AGI and inclusion of AGI's promotional literature with the ISVs software distributions. AGI also participates in joint demonstrations and pilot programs and seeks to obtain reviews of its products in leading trade publications such as Pro/E The Magazine, NT Studio and CADalyst.

  Customer Support. AGI utilizes the Sutherland Group ("SG") for initial support within the United States for VARs, distributors and end users. AGI maintains its own in-house pre- and post-sale support staff to provide support for the rest of the world, OEM support and extended support for the United States. In addition, AGI utilizes its Internet site as well as e-mail exchange to support its customers. AGI generally provides a three-year warranty for its products. In general, AGI's return policy permits return within five days after receipt of products that do not meet product specifications.

RESEARCH AND DEVELOPMENT

  Research and development expenses increased to $4.5 million in 1997 from $2.7 million in 1996, representing approximately 13% and 14% of revenues, respectively. AGI believes that continued investment in research and development is critical to AGI's success. AGI's research and development organization consisted of 20 employees as of December 31, 1997.

  AGI's hardware development efforts are focused on the design and testing of new products incorporating advanced components into high performance accelerators that make efficient use of the PCI and AGP busses, system BIOS architectures, and graphic libraries. The hardware development team combines 2D and 3D graphic processors, RAMDACS, graphic memory chips and firmware into integrated, efficient graphics accelerators.

  Software development efforts are focused on development of software and firmware drivers to enhance the performance of applications and support for new graphics accelerator chips that may be incorporated in future products. From time to time, AGI also employs outside consultants to assist with the development of specific projects.

  AGI dedicates certain engineering personnel to its ISV partners to optimize their applications with AGI's accelerator products. The dedicated engineering personnel may work directly on-site with the ISV engineering development team on development of the next generation of ISV products. AGI also works with suppliers of graphics chip sets to specify the next generation of requirements and components for AGI's new products. AGI coordinates with leading personal computer and NT workstation hardware and operating system vendors to remain abreast of emerging industry trends and opportunities.

  The markets for AGI's products are characterized by rapidly changing technology, evolving industry standards, frequent new product introductions and rapid product obsolescence. AGI's success will be substantially dependent upon its ability to continue to develop and introduce competitive products and technologies on a timely basis with features and functionality that meet changing customer requirements. AGI's business would be adversely affected if AGI were to incur delays in developing new products or enhancements, or if such products or enhancements did not gain widespread market acceptance. AGI's business would also be adversely affected if it were to select new chipsets from among those chipsets offered by its various semiconductor vendors, new chipsets that do not perform favorably on a price-performance basis compared to competing products or if a vendor experiences delays in the production of a chipset which AGI has selected for one of its products. In addition, there can be no assurance that products or technologies developed by others will not render AGI's products or technologies noncompetitive or obsolete. AGI must continually assess emerging technologies and standards, and evolving market needs, and must continually decide which technologies and product directions to pursue. If AGI were to focus its efforts on technologies, standards or products that do not meet emerging end user needs and do not achieve market acceptance, AGI could miss one or more product cycles. In such an event, AGI's business, financial conditions and results of operations would be adversely affected.

MANUFACTURING

  All manufacturing and testing is completed by contract manufacturers, located in Singapore and Chicago, Illinois, on a turnkey basis. This turnkey assembly enables AGI to avoid the cost of owning and operating a manufacturing facility while adding flexibility to the manufacturing process. AGI does not have contractual commitments with these subcontractors and therefore these subcontractors are not obligated to supply assemblies, products or services to AGI for any specific time or at any specific price, except as provided for by specific purchase orders. Although at present there is an abundance of turnkey manufacturing in the world, there is no guarantee this situation will continue. Some long lead time and sole-sourced items are forecasted and purchased by AGI and are sold to the turnkey vendors upon demand. Quality auditing and root cause failure analysis are performed by AGI to maintain quality. AGI generally negotiates prices with vendors on key components and assigns such pricing to its contract manufacturers, while receiving the benefit of the subcontractors' volume purchase prices on the more standard parts.

  AGI relies on subcontractors to manufacture, subassemble, test and ship AGI's products. AGI relies on sole-source suppliers for certain critical components, such as Mitsubishi and 3Dlabs for its graphics acceleration chips, Mitsubishi for its graphics acceleration chips and 3DRAM/CDRAM chips, Texas Instruments Incorporated for its RAMDAC chips, Cirrus Logic Inc. for its VGA chips and Elec & Eltek Co., Ltd. for its printed circuit boards. In addition, there is a limited availability of certain application specific integrated circuit chipsets that provide SGRAM, VRAM and DRAM memory. AGI procures its components and products through purchase orders and does not have specific requirement agreements with any of its subcontractors or suppliers. Each of AGI's subcontractors and suppliers can cease supplying the services, products or components at any time with no penalty. In the event it becomes necessary for AGI to replace a key subcontractor or supplier, AGI could incur significant manufacturing set-up costs and delays while new sources are located and alternate components are integrated into the design of AGI's products. There can be no assurance that AGI will be able to maintain its current subcontractor and supplier relationships or that AGI will be able to find suitable replacement subcontractors and suppliers, if necessary. Although AGI maintains ongoing efforts to obtain required quantities of products, component shortages may exist from time to time, and there can be no assurance that AGI's current subcontractors and suppliers will continue to provide sufficient quantities of suitable quality product components at acceptable prices. AGI's emphasis on maintaining low inventory may accentuate the effects of any shortages that may result from sole source products or subcontractors. The inability of AGI to obtain product components at their historical cost levels would directly affect the cost of AGI's products. Also, product components may contain undetected errors or "bugs" when first supplied to AGI that, despite testing by AGI, are discovered only after AGI's product has been installed and used by customers. There can be no assurance that errors will not be found in AGI's products due to errors in the product components, or that any such errors will not impair the market acceptance of these products or require significant product recalls. Problems encountered by customers and product recalls could have a material adverse effect on AGI's business, financial condition and results of operations. In addition, AGI's ability to respond to greater than anticipated market demand may be constrained by availability of services, products or components. The loss of subcontractors or suppliers or the failure of subcontractors or suppliers to meet AGI's price, quality, quantity and delivery requirements would have a material adverse effect on AGI's business, financial condition and results of operations.

PROPRIETARY RIGHTS

  Although AGI has three patent applications filed in the United States, these claims are not related to AGI's current product lines. Instead, AGI relies exclusively on trade secret and copyright protection for its proprietary technology. Despite AGI's precautions, it may be possible for a third party to copy or otherwise obtain and use AGI's technologies without authorization or to develop competing technologies independently. Furthermore, the laws of certain countries in which AGI does business, including countries in which AGI does a significant amount of business, such as the United Kingdom and Germany, may not protect AGI's software and intellectual property rights to the same extent as the laws of the United States. There can be no assurance that AGI's means of protecting its proprietary rights will be adequate or that AGI's competitors will not independently develop similar technology. If unauthorized copying or misuse of AGI's products were to occur to any substantial degree, or if a competitor of AGI were to effectively duplicate AGI's proprietary technology, AGI's business, financial condition and results of operations would be materially adversely affected. Furthermore, while AGI requires employees and consultants to enter into confidentiality agreements, there can be no assurance that proprietary information will not be disclosed, that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to AGI's trade secrets or disclose such technology, or that AGI can meaningfully protect its trade secrets. Certain technology used in AGI's products is licensed from third parties, generally on a non-exclusive basis. The termination of any such license, or the failure of any third party licensor to adequately maintain or update its product, could result in delay in AGI's ability to ship its products while it seeks to implement technology offered by alternative sources, if any. Any required replacement licenses could prove to be either unavailable or costly.

  While AGI has not received notices from third parties alleging infringement claims that AGI believes would have a material adverse effect on AGI's business, there can be no assurance that third parties will not claim that AGI's current or future products or manufacturing processes infringe the proprietary rights of others. Any such claim, with or without merit, could result in costly litigation or might require AGI to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to AGI, or at all, which could have a material adverse effect upon AGI's business, financial condition and results of operations.

COMPETITION

  The market for 3D graphic accelerators is extremely competitive and subject to rapid change. AGI expects competition to increase in the future from existing competitors and from new market entrants with products that may be less costly than AGI's products or provide better performance or additional features not currently provided by AGI. For example, SGI has recently announced its intention to develop products which operate under the Windows NT operating system; Intel has recently entered into an agreement with Digital to purchase Digital's semiconductor manufacturing operations cross-license certain patents; and Compaq and Digital are in the process of combining into one company. AGI competes with the following three major groups: professional 3D graphics board companies (including Intergraph Corporation and Dynamic Pictures, Inc.), RISC/UNIX workstation companies (including Sun Microsystems, Inc. ("Sun") and SGI) and traditional volume PC board suppliers (including ELSA GmbH, Diamond Multimedia Systems, Inc., Matrox Electronic Systems Ltd. and STB Systems Inc.). A variety of potential actions by any of AGI's competitors could have a material adverse effect on AGI's business, financial condition and results of operations. Such actions may include reduction of product prices, increased promotion, announcement or accelerated introduction of new or enhanced products, product giveaways, product bundling or other competitive actions.

  Many of the companies that currently compete with AGI or that may compete with AGI have longer operating histories and significantly greater financial, technical, sales, marketing and other resources, as well as greater name recognition and larger customer bases, than AGI. As a result, these competitors may be able to respond more quickly and effectively to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion, sale and support of their products than AGI. Consequently, AGI expects to continue to experience increased competition, which could result in significant price reductions, loss of market share and lack of acceptance of new products, any of which could have a material adverse effect on AGI's business, financial condition and results of operations. There can be no assurance that AGI will be able to compete against current or future competitors successfully or that competitive pressures faced by AGI will not have a material adverse effect upon its business, financial condition and results of operations.

EMPLOYEES

  As of December 31, 1997, AGI had 60 employees, including 22 in sales, marketing and customer support, 22 in research and development and 16 in finance, administration and operations. AGI has entered into employment agreements with certain of its officers, which provisions include acceleration of vesting of stock options and termination benefits, in the event of certain changes in control of AGI's ownership. None of AGI's employees are represented by a labor union. AGI has not experienced work stoppages and believes it has a good relationship with its employees. As competition for qualified personnel in the industry in which AGI competes is intense, AGI believes that its future success will depend in part on its continued ability to attract, hire and retain qualified personnel. See "Risk Factors Regarding AGI--Dependence on Key Personnel; Need to Attract and Retain Highly Skilled Personnel."

DESCRIPTION OF PROPERTIES

  AGI's principal facilities occupy approximately 25,000 square feet in Milpitas, California, pursuant to a lease which expires in May 1999. In addition, AGI subleases a sales and support facility in Wiesbaden, Germany. AGI believes its current facilities are adequate to meet its needs through the next 12 months.

MANAGEMENT

  The names of officers and directors of AGI and their ages, as of April 22, 1998, and certain other information about them are set forth below:

     NAME OF DIRECTOR      AGE            POSITION WITH THE COMPANY
     ----------------      ---            -------------------------
 Jeffrey W. Dunn..........  43 President, Chief Executive Officer and Chairman
                               of the Board of the Company
 Nancy E. Bush............  40 Vice President, Finance and Administration,
                               Chief Financial Officer, Assistant Secretary
                               and Director
 Lew S. Epstein...........  50 Vice President, Sales
 Hiroki Kato..............  56 Vice President, Asia-Pacific Sales
 Gregory C. Milliken......  36 Vice President, Business Development
 Niraj Swarup.............  37 Vice President, Marketing
 Arthur Yan...............  47 Vice President, Operations
 David E. Gold(1).........  54 Director
 Jos C. Henkens(1)(2).....  45 Director
 David W. Pidwell(2)......  50 Director
 Peter L. Wolken(1)(2)....  63 Director

--------
(1)  Member of the Audit Committee
(2)  Member of the Compensation Committee

  Ms. Bush co-founded AGI in November 1994 and serves as Chief Financial Officer and Director and has been Vice President, Finance and Administration and Assistant Secretary since December 1996. From January 1991 to November 1994, Ms. Bush was employed with ATG Cygnet Inc., formerly Cygnet Systems, Inc. Her positions at ATG Cygnet, Inc. included MIS Manager from January 1991 to February 1992, Controller from February 1992 to October 1992, Director of Finance from October 1992 to October 1993, Chief Financial Officer and Vice President of Operations from October 1993 to September 1994 and Chief Executive Officer from September 1994 to November 1994. In June 1993, Cygnet Systems, Inc. declared Chapter 11 bankruptcy and became ATG Cygnet Inc. Prior to 1991, she held finance and manufacturing positions at Spectra Physics Inc. and Corning Incorporated.

  Mr. Dunn co-founded AGI in November 1994 and serves as Chairman, President and Chief Executive Officer. From February 1993 to November 1994, Mr. Dunn was Vice President of Marketing at Kubota Graphics. From October 1988 to January 1993, Mr. Dunn was Vice President of Worldwide Sales and Support for Cygnet Systems, Inc., a manufacturer of robotic mass storage devices. Mr. Dunn has also held sales and/or sales management positions at Xerox Corporation, Avnet Computer Technologies, Inc. and Microcon Software Centers, Inc.

  Mr. Epstein joined AGI in August 1995 as Vice President, Sales. From January 1994 to September 1995, Mr. Epstein was Vice President of Sales and Support for Los Altos Technologies. From January 1993 to June 1994, he was Vice President of Sales for Centric Engineering. From May 1990 to December 1992, Mr. Epstein was Vice President of Sales and Support for Intergraph Corporation.

  Dr. Kato joined AGI in July 1996 as Vice President, Asia-Pacific Sales. From 1992 to June 1996, Dr. Kato was Vice President of Asian Development for Iomega Corporation.

  Mr. Milliken co-founded AGI and has been Vice President, Business Development since December 1996. Mr. Milliken served as Vice President, Marketing of AGI from 1994 to 1996. From March 1994 to July 1994, Mr. Milliken served as Mechanical Industry Marketing Manager at Kubota Graphics and from July 1994 to November 1994, Mr. Milliken was a Director of Product Marketing at Kubota Graphics. From January 1991 to February 1994, Mr. Milliken was a Marketing Manager for Autodesk.

  Mr. Swarup joined AGI in April 1996 as Director, Marketing and was elected Vice President, Marketing in December 1996. Prior to joining AGI, Mr. Swarup held various project manager and group marketing manager positions at Sun from May 1990 to April 1996.

  Mr. Yan joined AGI in November 1994 as Director of Operations and was promoted to Vice President, Operations in April 1998. From 1989 to 1994, he was the Manufacturing Engineering Manager for Ardent Computer, Stardent Computer, and Kubota Computer Company.

  Mr. Gold has served as a director of AGI since June 1995. Since February 1985, he has been a General Partner at IndoSuez Ventures, a venture capital firm. Mr. Gold is also a director of several private companies.

  Mr. Henkens has served as a director of AGI since June 1995. Since January 1983, Mr. Henkens has been associated with Advanced Technology Ventures, a venture capital firm. Mr. Henkens is also a director of Actel Corporation, Credence Systems Corporation and ObjectShare, Inc. as well as, a number of private technology companies.

  Mr. Pidwell has served as a director of AGI since February 1996. Since March 1996, Mr. Pidwell has been a private investor in AGI. From December 1987 to January 1996, Mr. Pidwell founded and was President and Chief Executive Officer of Rasna Corporation, a mechanical design automation software company. Mr. Pidwell is also a director of several private technology companies.

  Mr. Wolken has been a director of AGI since June 1995. Mr. Wolken is a General Partner of AVI Management Partners I, II and III which managed various private venture capital limited partnerships, having co-founded AVI in 1981. He serves as a director of a number of private technology companies in Silicon Valley and has served as a director of Qualix Group, Inc. since 1990. Mr. Wolken received a B.S. in Mechanical Engineering from the University of California, Berkeley in 1959 and a B.F.T. in International Marketing from the American Graduate School for International Management in 1960.

EXECUTIVE COMPENSATION

  The following table shows the compensation received in the fiscal years ended December 31, 1996 and December 31, 1997 by (a) AGI's Chief Executive Officer and (b) the four most highly compensated executive officers of AGI who earned in excess of $100,000 during the fiscal year ended December 31, 1997 (the "Named Executives").

                          SUMMARY COMPENSATION TABLE

                                                            LONG-TERM
                                                           COMPENSATION
                               ANNUAL COMPENSATION            AWARDS
                         --------------------------------- ------------
                                                            SECURITIES
NAME AND PRINCIPAL                             BONUS AND    UNDERLYING      ALL
POSITION                 YEAR(1)   SALARY($) COMMISSION($) OPTIONS (#)  OTHER($)(2)
------------------       -------   --------- ------------- ------------ -----------
Jeffrey W. Dunn.........  1997     $193,269     $76,250       46,091       $511
 Chairman of the Board,   1996      181,192      27,599       22,000         --
  President and Chief
  Executive Officer
Stephen L. Bartlett(3)..  1997      109,135      39,535       17,333        511
 Vice President, Opera-   1996(4)    45,384       3,370       85,000         --
  tions
Nancy E. Bush...........  1997      116,796      46,875       20,333        511
 Vice President, Finance  1996      102,692      22,999       22,000         --
  and Administration and
  Chief Financial Offi-
  cer
Lew E. Epstein..........  1997      120,000      77,365       17,333        511
 Vice President, Sales    1996      126,006      61,049       23,500         --
Niraj Swarup............  1997      106,700      64,470       17,333        511
 Vice President, Market-  1996(5)    63,461       7,926       85,580         --
  ing

--------
(1) In accordance with the rules of the Securities and Exchange Commission, no information is provided for fiscal years prior to fiscal year 1996 because AGI became a reporting company pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended, in 1997 and AGI was not required to provide such information in response to a Commission filing requirement prior to that time.
(2) Except as otherwise set forth, represents premiums paid by AGI for group term life insurance in fiscal 1997.
(3) Mr. Bartlett resigned as Vice President, Operations on April 1, 1998 and currently works on a part-time basis as Assistant to the Vice President, Operations.
(4) Represents salary and bonus for a partial fiscal year. Mr. Bartlett joined AGI on July 10, 1996.
(5) Represents salary and bonus for a partial fiscal year. Mr. Swarup joined AGI on May 6, 1996.

EMPLOYEE BENEFIT PLANS

               OPTION GRANTS DURING YEAR ENDED DECEMBER 31, 1997

  The following table provides certain information with respect to stock options granted to the Named Executive Officers in the last fiscal year. In addition, as required by the SEC rules, the table sets forth the hypothetical gains that would exist for the options based on assumed rates of annual compound stock price appreciation during the option term. These amounts are based on certain assumed rates of appreciation and do not represent AGI's estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of AGI's Common Stock.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                                                            POTENTIAL
                                      INDIVIDUAL GRANTS(1)                 REALIZABLE
                         ---------------------------------------------- VALUE AT ASSUMED
                                        PERCENT                          ANNUAL RATES OF
                                        OF TOTAL                          STOCK PRICE
                          NUMBER OF     OPTIONS/                          APPRECIATION
                          SECURITIES  SARS GRANTED EXERCISE                FOR OPTION
                          UNDERLYING  TO EMPLOYEES  OR BASE                  TERM(2)
                         OPTIONS/SARS  IN FISCAL     PRICE   EXPIRATION -----------------
NAME                      GRANTED(#)   YEAR(%)(3)  ($/SH)(4)    DATE     5%($)    10%($)
----                     ------------ ------------ --------- ---------- -------- --------
Jeffrey W. Dunn.........    46,091        6.16%      $9.50    4/11/07   $275,371 $697,843
Stephen L. Bartlett.....    17,333        2.31%      $9.50    4/11/07    103,556  262,431
Nancy E. Bush...........    20,333        2.72%      $9.50    4/11/07    121,479  307,853
Lew S. Epstein..........    17,333        2.31%      $9.50    4/11/07    103,556  262,431
Niraj Swarup............    17,333        2.31%      $9.50    4/11/07    103,556  262,431

--------
(1) No stock appreciation rights were granted to the Named Executive Officers in the last fiscal year. Consists of stock options granted pursuant to AGI's 1995 Stock Plan. AGI's options generally become exercisable at a rate of 12.5% after six months following the date of grant and approximately 2% per month thereafter, as long as the optionee remains an employee of or consultant to AGI. The maximum term of each option granted is ten years from the date of grant. The exercise price is equal to the fair market value of the stock on the grant date as determined by the Board of Directors. The grants include a grant in the amount of 25,000 shares for Mr. Dunn and 8,333 shares for each of the other Named Executives which vest on the sixth anniversary of the date of grant. Such options also include a provision for accelerated vesting upon the attainment of certain performance goals.
(2) The 5% and 10% assumed compounded annual rates of stock price appreciation are mandated by rules of the Securities and Exchange Commission. There can be no assurance that the actual stock price appreciation over the ten-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the persons named in the Summary Compensation Table.
(3) AGI granted stock options representing 747,139 to employees during the fiscal year ended December 31, 1997.
(4) The exercise price may be paid in cash, in shares of Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares.AGI may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares and the federal and state income tax liability incurred by the optionee in connection with such exercise.

                 AGGREGATED OPTION EXERCISES IN THE YEAR ENDED
              DECEMBER 31, 1997 AND FISCAL YEAR-END OPTION VALUES

  The following table sets forth information for the executive officers named in the Summary Compensation Table with respect to exercises in fiscal year 1997 of options to purchase Common Stock of AGI.

                                                 NUMBER OF SHARES OF
                                               COMMON STOCK UNDERLYING    VALUE OF UNEXERCISED
                                               UNEXERCISED OPTIONS AT    IN-THE-MONEY-OPTIONS AT
                           SHARES     VALUE      JANUARY 2, 1998(#)       JANUARY 2, 1998($)(1)
                         ACQUIRED ON REALIZED ------------------------- -------------------------
NAME                     EXERCISE(#)  ($)(2)  EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     ----------- -------- ----------- ------------- ----------- -------------
Jeffrey W. Dunn.........       --    $    --    34,901       76,690      $131,817     $143,283
Stephen L. Bartlett.....   19,479    128,827    12,125       70,729        44,625      230,563
Nancy E. Bush...........       --         --    12,542       29,791        44,276       48,097
Lew S. Epstein..........    5,622     50,992    52,878       62,958       220,757      201,956
Niraj Swarup............   20,016    172,044    15,359       67,538        58,208      217,161

--------
(1) Calculated by determining the difference between the estimated fair market value of AGI Common Stock as of January 2, 1998 ($4.50 per share) and the exercise price of the securities underlying the options.
(2) Calculated by determining the difference between the fair market value of the AGI Common Stock as of the date of exercise and the exercise price of the securities underlying the exercised options.

COMPENSATION COMMITTEE REPORT

  The following is a report of the Compensation Committee of the Board of Directors (the "Committee") describing the compensation policies applicable to AGI executive officers during the fiscal year ended January 2, 1998. The Committee recommends salaries, incentives and other forms of compensation for directors, officers and other employees of AGI, administers the AGI's various incentive compensation and benefit plans (including stock plans) and recommends policies relating to such incentive compensation and benefit plans. Executive officers who are also directors have not participated in deliberations or decisions involving their own compensation.

 Compensation Policy

  AGI's executive officer compensation philosophies are designed to attract, motivate and retain senior management by providing an opportunity for competitive, performance-based compensation. Executive officer compensation consists of competitive base salaries and stock-based incentive opportunities in the form of options to purchase AGI's Common Stock. AGI's executive compensation program consists of three main components: (1) base salary, (2) potential for bonus based on overall AGI performance, (3) stock options/grants that provide the executive officers with the opportunity to build a meaningful stake in AGI, with the objective of aligning executive officers' long-range interests with those of the stockholders and encouraging the achievement of superior results over time. The second and third elements of the compensation program constitute the "at risk" components. The Committee annually evaluates AGI's performance, actual compensation and stock ownership of executive officers on a comparative basis with companies in the same industry as well as other companies in the same geographical area.

 Base Salaries For Fiscal 1997

  In establishing compensation guidelines with respect to base salary, AGI utilized data from various surveys prepared by independent firms to assist it in setting salary levels competitive with those of other similar industry companies. While it is the Committee's intent to continue to review periodically base salary information to monitor competitive ranges within the applicable market, including consideration of AGI's geographic location and individual job responsibilities, it is further the intent of the Committee to maintain a close relationship between AGI's performance and the base salary component of its executive officers' compensation.

 Stock Option Awards For Fiscal 1997

  AGI's 1995 Stock Plan provides for the issuance of stock options to officers and employees of AGI to purchase shares of AGI's Common Stock at an exercise price equal to the fair market value of such stock on the date of grant. AGI's stock options typically vest ratably over a period of four years. Stock options are granted to AGI's executive officers and other employees both as a reward for past individual and corporate performance and as an incentive for future performance. The Committee believes that stock-based performance compensation arrangements are essential in aligning the interests of management and the stockholders in enhancing the value of AGI's equity.

 Compensation of the Chief Executive Officer

  The compensation for Jeffrey W. Dunn, AGI's Chairman, President and Chief Executive Officer ("CEO"), is determined based on a number of factors, including comparative salaries of CEO's of companies in AGI's peer group, the CEO's individual performance and AGI's performance as measured against the stated objectives. The CEO's total compensation package includes stock option grants with the goal of motivating leadership for long-term AGI success and providing significant reward upon achievement of AGI objectives and enhancing stockholder value. As with other executives, size of option grants is also based on a review of competitive survey data.

 Deductibility Of Executive Compensation

  The Committee has considered the impact of Section 162(m) of the Internal Revenue Code adopted under the Omnibus Budget Reconciliation Act of 1993, which section disallows a deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the CEO and four other most highly compensated executive officers, unless such compensation meets the requirements for the "performance-based" exception to the general rule. Since the cash compensation paid by AGI to each of its executive officers is expected to be well below $1 million and AGI believes that options granted under AGI's 1995 Stock Option Plan will meet the requirements for qualifying as performance-based, the Committee believes that this section will not affect the tax deductions available to AGI. It will be the Committee's policy to qualify, to the extent reasonable, the executive officers' compensation for deductibility under applicable tax law.

                                     SUBMITTED BY THE COMPENSATION COMMITTEE
                                     OF THE BOARD OF DIRECTORS

                                     Jos C. Henkens
                                     David W. Pidwell
                                     Peter L. Wolken

PERFORMANCE GRAPH

  The following graph compares the cumulative total stockholder return data, assuming reinvestment of all dividends, for AGI's Common Stock at January 2, 1998 since April 10, 1997 (the date on which AGI's stock was first registered under Section 12 of the Exchange Act to the cumulative return over such period of (i) the U.S. Index for the Nasdaq National Market and (ii) the Computer Manufacturer's Index for the Nasdaq National Market. The graph assumes that $100 was invested on April 10, 1997 in AGI's Common Stock and each of the comparative indices. The graph further assumes that such amount was initially invested in AGI's Common Stock at a price per share of $9.00, the price at which such stock was first offered to the public by AGI on that date. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

                     COMPARISON OF CUMULATIVE TOTAL RETURN

                          AMONG ACCELGRAPHICS, INC.,
                   THE NASDAQ COMPUTER MANUFACTURER'S INDEX
                       AND THE NASDAQ STOCK MARKET INDEX

                                                4/11/97 6/30/97 9/30/97 12/31/97
                                                ------- ------- ------- --------
AccelGraphics..................................  $100    $ 46    $ 69     $ 52
NASDAQ.........................................  $100    $120    $140     $132
Manufacturers..................................  $100    $125    $157     $140

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

  The following table sets forth the beneficial ownership of AGI's Common Stock as of March 2, 1998 as to (i) each person who is known by AGI to beneficially own more than five percent of AGI's Common Stock, (ii) each director, (iii)) each of the Named Executives and (iv) all directors and executive officers as a group.

                                                           SHARES BENEFICIALLY
                                                                 OWNED(1)
                                                           --------------------
              EXECUTIVE OFFICERS, DIRECTORS
                   AND 5% STOCKHOLDERS                      NUMBER   PERCENT(2)
              -----------------------------                --------- ----------
Kubota Corporation........................................ 1,039,286    12.3%
 2372-A Qume Drive
 San Jose, CA 95131
Advanced Technology Ventures IV, L.P......................   787,337     9.3
 485 Ramona Street, Suite 200
 Palo Alto, CA 94301
AVI Capital L.P. (and related entities)(3)................   787,337     9.3
 One First Street, Suite 12
 Los Altos, CA 94022
STF II, L.P...............................................   628,772     7.5
 c/o IndoSuez Ventures
 2180 Sand Hill Road, Suite 450
 Menlo Park, CA 94025
Woodside Fund III, L.P....................................   432,652     5.1
 850 Woodside Drive
 Woodside, CA 94062
Jos C. Henkens(4).........................................   792,337     9.4
 c/o Advanced Technology Ventures
 485 Ramona Street, Suite 200
 Palo Alto, CA 94301
Peter L. Wolken(5)........................................   792,337     9.4
 c/o AVI Capital, L.P.
 One First Street, Suite 12
 Los Altos, CA 94022
David E. Gold(6)..........................................   633,772     7.5
 c/o IndoSuez Ventures
 2180 Sand Hill Road, Suite 450
 Menlo Park, CA 94025
David W. Pidwell(7).......................................    30,516       *
 50628 Vickery Lane
 Saratoga, CA 95070
Jeffrey W. Dunn(8)........................................   477,361     5.6
Stephen L. Bartlett(9)....................................    42,019       *
Nancy E. Bush(10).........................................   150,162     1.8
Lew S. Epstein(11)........................................    70,637       *
Niraj Swarup(12)..........................................    39,692       *
All executive officers and directors as a group (10        3,244,248   37.58%
 persons)(13).............................................

--------
  * Less than 1%.
 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of shares, the Common Stock options held by that person that are currently exercisable, or become exercisable within 60 days following March 2, 1998, are deemed outstanding. However, such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock.
 (2) Percentage of ownership is based on 8,441,537 shares of Common Stock outstanding on March 2, 1998. The number of shares of Common Stock beneficially owned includes the shares issuable pursuant to stock options that are exercisable within 60 days of March 2, 1998. Shares issuable pursuant to stock options are deemed outstanding for computing the percentage of the person holding such options but are not outstanding for computing the percentage of any other person.
 (3) Includes 116,548 shares held by Associated Ventures Investors II, L.P., 22,693 shares held by AVI Partners Growth Fund, L.P. and 8,313 shares held by AVI Silicon Valley Partners, L.P.
 (4) Includes 787,337 shares held by Advanced Technology Ventures IV, L.P., which Mr. Henkens may be deemed to beneficially own by virtue of his status as a General Partner of Advanced Technology Ventures, a General Partner of Advanced Technology Ventures IV, L.P. Mr. Henkens disclaims beneficial ownership of the shares held by such entity except to the extent of his proportionate partnership interest therein. Also includes 5,000 shares issuable upon exercise of options exercisable within 60 days of March 2, 1998.
 (5) Includes 639,783 shares held by AVI Capital, L.P., 116,548 shares held by Associated Ventures Investors II, L.P., 22,698 shares held by AVI Partners Growth Fund, L.P. and 8,313 shares held by AVI Silicon Valley Partners, L.P., which Mr. Wolken may be deemed to beneficially own by virtue of his status as General Partner of AVI Management Partners, General Partner of each of the listed AVI funds. Mr. Wolken disclaims beneficial ownership of the shares held by such entities except to the extent of his proportionate partnership interests therein. Also includes 5,000 shares issuable upon exercise of options exercisable within 60 days of March 2, 1998.
 (6) Includes 628,772 shares held by STF II, L.P., which Mr. Gold may be deemed to beneficially own by virtue of his status as a General Partner of STF II, L.P. Mr. Gold disclaims beneficial ownership of the shares held by such entity except to the extent of his proportionate partnership interest therein. Also includes 5,000 shares issuable upon exercise of options exercisable within 60 days of March 2, 1998.
 (7) Includes 16,666 shares held by both the Pidwell Family Living Trust Dated 6/25/87 and 6,875 shares issuable upon exercise of options exercisable within 60 days of March 2, 1998. Also includes 5,000 shares issuable upon exercise of options exercisable within 60 days of March 2, 1998.
 (8) Includes 398,661 shares held by both Jeffrey W. Dunn and Susan M. Dunn, as trustees of the Jeffrey W. Dunn and Susan M. Dunn Trust Agreement dated August 30, 1996. Also includes 11,250 shares held by Mr. Dunn's minor children and 42,117 shares issuable upon exercise of options exercisable within 60 days of March 2, 1998. Also includes 25,333 shares held by the Leo Dunn--Family Share, John J. Yagjian et. al Trustees, Agreement dated 3/28/91 (the "Trust") which Mr. Dunn may be deemed to beneficially own by way of his interest in the Trust. Mr. Dunn disclaims beneficial ownership of the shares held by such entity except to the extent of his proportionate partnership interest therein.
 (9) Includes 19,959 shares issuable upon exercise of options exercisable within 60 days of March 2, 1998.
(10) Includes 15,375 shares issuable upon exercise of options exercisable within 60 days of March 2, 1998.
(11) Includes 62,304 shares issuable upon exercise of options exercisable within 60 days of March 2, 1998.
(12) Includes 23,241 shares issuable upon exercise of options exercisable within 60 days of March 2, 1998.
(13) Includes 2,203,446 shares beneficially owned by entities affiliated with Messrs. Gold, Henkens, Pidwell and Wolken for which they disclaim beneficial ownership of the shares held by such entities except to the extent of their respective proportionate partnership interests therein. Also includes 191,871 shares issuable upon exercise of options exercisable within 60 days of March 2, 1998.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In November 1997 and April 1998, AGI entered into Key Employee Retention Agreements with each of its executive officers. Pursuant to the terms of the agreements, in the event of a change of control of AGI, the executive officers are entitled to certain severance benefits, including acceleration of 50% of their unvested stock and stock options and continuation of salary, bonus and benefits for up to one year.

  In November 1997, AGI entered into a Key Employee Retention Agreement with its Chief Executive Officer. Pursuant to the terms of the agreement, in the event of a change of control of AGI, the Chief Executive Officer is entitled to certain severance benefits, including acceleration of 100% of his unvested stock and stock options and continuation of salary, bonus and benefits for up to 18 months. This agreement will be superseded by an employment agreement which will become effective at the time of the Merger. See "DESCRIPTION OF AGI--Interests of Certain Persons in the Merger."

  AGI has entered into separate indemnification agreements with each of its directors and officers that may require AGI among other things, to indemnify them against certain liabilities that may arise by reason of their status or services as a director or officer and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

  AGI believes that all of the transactions set forth above were made on terms no less favorable to AGI than could have been obtained from unaffiliated third parties.

LEGAL PROCEEDINGS

  There are no material pending or threatened legal proceedings against AGI. AGI from time to time is involved in routine legal matters incident to its business.

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         COMPARISON OF RIGHTS OF AGI STOCKHOLDERS AND E&S STOCKHOLDERS

  Upon consummation of the Merger, stockholders of AGI may become stockholders of E&S and the rights of all stockholders of E&S will be governed by applicable laws of the State of Utah (rather than the Delaware General Corporation Law "DGCL"), including the Utah Revised Business Corporation Act ("URBCA"), and by E&S's Articles of Incorporation, as amended (the "E&S Charter"), and the E&S Bylaws rather than the AGI Certificate of Incorporation, as amended (the "AGI Charter"), and the AGI Bylaws.

  While there are substantial similarities between the URBCA and the DGCL as well as between the charters and Bylaws of E&S and AGI, a number of differences exist. The following is a summary of certain material differences between the current rights of E&S stockholders and AGI stockholders under the URBCA and the DGCL, respectively, and under the respective Charters and Bylaws of E&S and AGI.

  The following summary does not purport to be a complete description of the rights of stockholders of E&S and AGI under, and is qualified in its entirety by reference to, the DGCL, the URBCA, the E&S Charter, the E&S Bylaws, the AGI Charter and the AGI Bylaws.

AUTHORIZED CAPITAL STOCK

  The authorized capital stock of E&S currently consists of 40,000,000 shares of capital stock, consisting of (i) 30,000,000 shares of E&S Common Stock, par value $0.20 per share; (ii) 5,000,000 shares of Class A Preferred Stock, without par value; and (iii) 5,000,000 shares of Class B Preferred Stock, without par value.

  The authorized capital stock of AGI currently consists of 52,000,000 shares of capital stock, consisting of (i) 50,000,000 shares of AGI Common Stock, par value $0.001 per share and (ii) 2,000,000 shares of AGI Preferred Stock, par value $$0.001 per share.

STOCKHOLDER VOTING RIGHTS

  Both AGI Common Stock and E&S Common Stock entitle holders thereof to one vote for each share on each matter upon which stockholders have the right to vote.

  Under the DGCL, approval of mergers and consolidations and sales, leases or exchanges of all, or substantially all of the property or assets of a corporation, requires the affirmative vote or consent of the holders of a majority of the outstanding shares entitled to vote, except that, unless required by the certificate of incorporation, no vote of shareholders of the corporation surviving a merger is necessary if: (i) the merger does not amend the certificate of incorporation of the corporation; (ii) each outstanding share immediately prior to the merger is to be an identical share after the merger; and (iii) either no common stock of the corporation and no securities or obligations convertible into common stock are to be issued in the merger, or the common stock to be issued in the merger plus that initially issuable on conversion of other securities issued in the merger does not exceed 20% of the common stock of the corporation outstanding immediately before the merger.

  Under the URBCA, merger, share exchange or sale of all or substantially all of the assets of a corporation requires the approval of a majority (unless the articles of incorporation, the bylaws or a resolution of the board of directors requires a greater number) of the outstanding shares of the corporation (voting in separate voting groups, if applicable). No vote of the stockholders of the surviving corporation in a merger is required if: (i) the articles of incorporation of the surviving corporation will not be changed;
(ii) each stockholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitation and relative rights, immediately after the merger; (iii) the number of voting shares outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger (either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger), will not exceed by more than 20% the total number of voting shares of the surviving corporation outstanding immediately before the merger; and (iv) the number of participating shares (shares that entitle their holder to participate without limitation in distributions)

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

outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger (either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger), will not exceed more than 20% the total number of participating shares of the surviving corporation outstanding immediately before the merger.

  The E&S Charter may be amended by a majority vote of the E&S Board of Directors and the affirmative vote of at least a majority of outstanding shares of E&S Common Stock, except that the affirmative vote of not less than eighty percent (80%) of the outstanding shares of E&S entitled to vote generally in the election of directors shall be required to amend, alter, change or repeal, or adopt any amendment(s) to the E&S Charter or Bylaws inconsistent with E&S's Charter provisions concerning capitalization, directors, business combinations with interested shareholders, or any provisions of the E&S Charter or Bylaws that would change the quorum or notice requirements for any meeting of the Board of Directors, the vote by which it must act in connection with any matter, the manner of calling or conducting meetings of Directors, or the place of such meetings. Provided however, that such eighty percent (80%) vote shall not be required for any amendment, alteration, change or repeal of such Charter or Bylaws, or adoption of any inconsistent provision, which is recommended to stockholders by at least a majority of the Continuing Directors, or in the case of amendment(s) to the Bylaws adopted by the Board, which is approved by a majority of the continuing Directors acting of their own volition.

  The AGI Charter may be amended by a majority vote by the AGI Board and the affirmative vote of at least a majority of the outstanding voting shares of AGI Stock. The AGI Charter confers the power to amend the AGI Bylaws upon the AGI Board. The AGI Board may alter, amend or repeal the AGI Bylaws or adopt new bylaws. Bylaws adopted by the AGI Board may be amended or repealed by the stockholders of AGI.

SPECIAL MEETINGS OF STOCKHOLDERS

  Under the DGCL, a special meeting of stockholders may be called by the Board of Directors or by any person authorized to do so in the certificate of incorporation or Bylaws. Under the URBCA, a special meeting of stockholders may be called by (i) the Board of Directors or by any person authorized by the Bylaws to call a special meeting or (ii) the holders of shares representing at least ten percent (10%) of all votes entitled to be cast on any issue to be considered at the special meeting.

  The E&S Bylaws provide that special meetings of stockholders may be called by the President, by any two (2) directors, by the Board of Directors, or by the written request of stockholders holding 10% of the then issued stock of E&S.

  The AGI Bylaws provides that special meetings of the stockholders of AGI may be called at any time by the AGI Board of Directors or the Chairman of the Board, or by the written request of stockholders holding 10% of the then issued stock of AGI.

BUSINESS COMBINATIONS

  The DGCL states that a corporation shall not engage in any business combination with any interested stockholder for a period of three years following the date such stockholder became an interested stockholder. Under the DGCL, an "interested stockholder" means any person who is the owner of 15% or more of the outstanding voting stock of the corporation. Business combinations are permitted within the three-year period if, prior to the date such stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder. The DGCL also allows business combinations if (i) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation at the time the transaction commenced (excluding shares owned by directors, officers and employee stock plans) or (ii) on or subsequent to the date on which such person became an interested stockholder, the business combination is approved by the Board of Directors and authorized at a stockholders' meeting by two-thirds of the disinterested stockholders.

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

  The Utah Control Shares Acquisitions Act provides that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly held Utah corporation is denied voting rights with respect to the acquired shares unless a majority of the disinterested stockholders of the corporation votes to restore such voting rights. The Control Shares Acquisitions Act provides that a person or entity acquires "control shares" whenever it acquires shares that, but for the operation for the Control Shares Acquisitions Act, would bring its voting power within any of the following three ranges: (i) 20 to 33%, (ii) 33 to 50%, and (iii) 50% or more. A "control share acquisition" is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares; however, an acquisition pursuant to an agreement to which the corporation is a party (which would require affirmative action on the part of the Board of Directors) and which is conducted pursuant to the merger provisions of the URBCA, which generally will require stockholder approval, is not considered a "control share acquisition" and is therefore exempt from the provisions of the Control Shares Acquisitions Act.

  Under the Control Shares Acquisitions Act, a person or entity that acquires control shares pursuant to a control share acquisition acquires voting rights with respect to those shares only to the extent granted by a majority of disinterested stockholders of each class of capital stock outstanding prior to the acquisition. The stockholders of the corporations must consider the status of those voting rights at the next annual or special meeting of stockholders.

  The acquiror may accelerate the decision and require the corporation to hold a special meeting of stockholders for the purpose of considering the status of those rights if the acquiror (i) files an "acquiring person statement" with the corporation and (ii) agrees to pay all expenses of the meeting. If the stockholders do not vote to restore voting rights to the control shares, the corporation may, if its Articles of Incorporation or bylaws so provide, redeem the control shares from the acquiror at fair market value.

  The E&S Charter provides that a Business Combination (as defined below) shall require the affirmative vote of not less than eighty percent (80%) of the votes entitled to be cast on any type of business combination by the holders of all then outstanding shares of voting stock, voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required or that a lesser percentage or separate class vote may be specified, by law or in any agreement with any national securities exchange or otherwise, except as provided as below (where such business combination shall require only the affirmative vote of the E&S stockholders):

    1. The Business Combination shall have been approved by a majority of the Board of Directors of E&S, who are not affiliates or associates or representatives of any interested stockholder.

    2. The aggregate amount of cash and the fair market value, as of the date of the consummation of the Business Combination (as defined below), of consideration other than cash to be received per share by holders of Common Stock in such Business Combination, shall be at least equal to the highest amount of the following:

      (i) the highest per share price paid by or on behalf of the Interested Stockholder (as defined below) for any share of common stock;

      (ii) the fair market value per share of Common Stock on the announcement date or the date on which the Interested Stockholder became an Interested Stockholder;

      (iii) the price per share equal to the fair market value per share of Common Stock determined pursuant to item 2(ii) above, multiplied by the ratio of (x) the highest per share price paid by or on behalf of the Interested Stockholder for any share of Common Stock in connection with the acquisition within the two-year period immediately prior to the announcement date, as adjusted, to (y) the fair market value per share of Common Stock on the first day in such two-year period in which the Interested Stockholder required beneficial ownership of any share of Common Stock, as adjusted; and

      (iv) E&S's net income per share of Common Stock for the four full consecutive fiscal quarters immediately preceding the announcement date, multiplied by the higher of the then price/earnings

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

    multiple of such Interested Stockholder or the highest price/earnings multiple of E&S within the two-year period immediately preceding the announcement date.

    3. The term "Interested Stockholder" means any person who (a) is a beneficial owner of voting stock representing ten percent (10%) or more of the votes entitled to be cast with respect to the approval of any Business Combination by the holders of all then outstanding shares of voting stock, or (b) is an affiliate or associate of E&S and at any time within the two-year period immediately prior to the date in question with the beneficial owner of voting stock representing ten percent (10%) or more of the votes entitled to be cast with respect to approval of any Business Combination by the holders of all then outstanding shares of voting stock.

    4. The term "Business Combination" means any merger or consolidation of E&S or any subsidiary with (a) any Interested Stockholder or; (b) any other corporation which is or after such merger or consolidation would be an affiliate or associate of an Interested Stockholder; (c) any transaction with an Interested Stockholder having an aggregate fair market value of $10,000,000 dollars or more; (d) the adoption of any plan or proposal for the liquidation or dissolution of E&S proposed by or on behalf of an Interested Stockholder or any affiliate or associate of any Interested Stockholder; (e) any reclassification of securities or recapitalization of E&S; (f) any merger or consolidation of E&S with any of its subsidiaries or any other transaction that has the effect, directly or indirectly, of increasing the proportionate share of any class or series of capital stock; or any securities convertible into capital stock or into equity securities of any subsidiary, that is beneficially owned by the Interested Stockholder or any affiliate or associate of any Interested Stockholder; or (g) any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing clauses (a) to (f).

BUSINESS CONDUCTED AT STOCKHOLDERS' MEETINGS

  Under both the URBCA and the DGCL, the business permitted to be conducted at any special meeting of stockholders is limited to the matters stated in the notice of meeting of stockholders.

DIVIDENDS

  The URBCA requires that any amendment to the articles of incorporation specifying a vote requirement for the transaction of specified items of business, which vote requirement is higher than that otherwise required by law, must be authorized by a vote of the same vote and voting groups required to take action under the quorum and voting requirements then in effect.

SHAREHOLDERS CONSENT WITHOUT A MEETING

  The E&S Charter provides that no action shall be taken by the stockholders of E&S other than at an annual or special meeting of the stockholders, upon due notice and in accordance with the provisions of E&S's Bylaws.

  Under the URBCA, unless otherwise provided in the articles of incorporation, action requiring the vote of stockholders may be taken without a meeting and without prior notice by one or more written consents of the stockholders having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereof were present and voted (if stockholder action is by less than unanimous written consent, notice shall be provided to the stockholders who did not consent as least ten (10) days before the consummation of the transaction, action or event authorized by the stockholders). However, any written consent for the election of directors must be unanimous.

DISSENTERS' RIGHTS

  Pursuant to the DGCL, stockholders are entitled to demand appraisal of their shares in the case of mergers or consolidations, except where (i) they are stockholders of the surviving corporation and the merger did not require their approval under the DGCL; (ii) the corporation's shares are either listed on a national securities

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

exchange or designated as a national market system security on an interdealer quotation system by the NASD; or (iii) the corporation's shares are held of record by more than 2,000 stockholders. Appraisal rights are available in either (i), (ii), or (iii) above, however, if the stockholders are required by the terms of the merger or consolidation to accept any consideration other than (a) stock of the corporation surviving or resulting from the merger or consolidation, (b) shares of stock of another corporation which are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD or held of record by more than 2,000 stockholders, (c) cash in lieu of fractional shares, or (d) any combination of the foregoing appraisal rights are not available in the case of a sale, lease, exchange or other disposition by a corporation of all or substantially all of its property and assets.

  Under the URBCA, in connection with a merger, share exchange or sale, lease, exchange or other disposition of all or substantially all of the assets of the corporation (other than in the ordinary course of the corporation's business), a dissenting stockholder, after complying with certain procedures, is entitled to payment from the corporation of the fair value of the stockholder's shares. The fair value is estimated by the corporation. However, if the stockholder is unwilling to accept the corporation's estimate, the stockholder may provide the corporation with an estimate of the fair value and demand payment of that amount. If the corporation is unwilling to pay that amount, the corporation shall apply for judicial determination of the fair value. Unless the articles of incorporation, bylaws or a resolution of the Board of Directors provide otherwise, stockholders are not entitled to dissenters' rights when the shares are listed on a national securities exchange or the Nasdaq National Market, or are held of record by more than 2,000 holders. However, this exception does not apply if, pursuant to the corporate action, the stockholder will receive anything except (i) shares of the surviving corporation, (ii) shares of a corporation that is or will be listed on a national securities exchange, the Nasdaq National Market, or held of record by more than 2,000 holders, (iii) cash in lieu of fractional shares or (iv) any combination of the foregoing.

QUORUM OF DIRECTORS

  Under the DGCL, unless a greater or lesser number is required for a quorum by the certificate of incorporation or bylaws (but in no event less than one-third of the votes of the entire board or committee), a majority of the directors then in office shall constitute a quorum.

  Under the URBCA, a quorum of the Board of Directors consists of a majority of the fixed number of directors if the corporation has a fixed board size, or if the corporation's Bylaws provide for a variable board size, a majority of the number of directors prescribed, or if no number is prescribed, the number in office. However, the articles of incorporation or the bylaws may establish a higher or lower number of director to constitute a quorum, but in no event may the number be less than one-third of the number of directors.

DERIVATIVE SUITS

  Pursuant to the DGCL, the plaintiff must have been a shareholder of the corporation at the time of the transaction of which he complains or his stock thereafter must have devolved upon him by operation of law.

  Under the URBCA, a person may not commence a derivative action unless the person was a stockholder of the corporation at the time when the transactions complained of occurred (unless the person became a shareholder through transfer by operation of law from a person who was a shareholder at the time). The complaint must be verified and allege with particularity (i) the demand made on the board of directors and that either the demand was refused or ignored by the board of directors, or (ii) if no demand was made on the board of directors, why the person did not make the demand. If a court finds that the proceeding was commenced without reasonable cause, the court may require the plaintiff to pay the defendant's reasonable expenses, including counsel fees.

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AMENDMENTS TO THE CHARTER

  The DGCL provides that amendments to the certificate of incorporation require the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon, except that if the certificate of incorporation requires the vote of a greater number of proportion of the directors or of the holders of any class of stock than is required by Delaware Law with respect to any matter, the provision of the certificate of incorporation may not be amended, altered or repealed except by such greater vote.

  The URBCA provides that the board of directors may propose amendments to the articles of incorporation for submission to the stockholders. For an amendment to be adopted, (i) the board of directors must recommend the amendment to the stockholders (unless the board determines that because of a conflict of interest or other special circumstances it should not make a recommendation and communicates the basis for its determination to the stockholders), and
(ii) unless the articles of incorporation, the bylaws (if authorized by the articles of incorporation) or a resolution of the board of directors require a greater number, the amendment must be approved by (a) a majority of the votes entitled to be cast on the amendment by any voting group as to which the amendment would create dissenters' rights, (b) a majority of the votes entitled to be cast on the amendment by any voting group as to which the amendment would materially and adversely affect the voting group's rights in shares (including preferential rights, rights in redemption, preemptive rights, voting rights or rights in certain reverse splits), and (c) a majority of the votes cast for all other voting groups (voting separately, as applicable, with shares constituting a quorum present for each voting group).

NOTICE, ADJOURNMENT AND PLACE OF STOCKHOLDERS' MEETINGS

  There is no specific statutory requirement under Delaware law with regard to advance notice of director nominations and stockholder proposals. Absent a Bylaw restriction, director nominations and stockholder proposals may be made without advanced notice at the annual meeting. However, federal securities laws generally provide that stockholder proposals that the proponent wished to include in the Company's proxy materials must be received not less than 120 days in advance of the date stated in the proxy statement released in connection with the previous year's annual meeting.

  The AGI Bylaws provide that, in order for director nominations or stockholder proposals to be properly brought before the annual meeting, the stockholder must have delivered timely notice to the Secretary of the Corporation. To be timely under the AGI Bylaws, notice must be received at the principal executive offices of the Company not later than the following dates:
(i) with respect to a meeting of stockholders, 60 days in advance of such meeting, but no more than 90 days in advance, if such meeting is to be held on a day which is within 30 days preceding the anniversary of the previous year's meeting; and (ii) with respect to any other meeting of stockholders or a special meeting of stockholders, the close of business on the tenth day following the date of public disclosure of the date of such meeting. These notice requirements help ensure that stockholders are aware of all proposals to be voted on at the annual meeting have the opportunity to consider each proposal in advance of the annual meeting.

  The E&S Bylaws require that notice of stockholders' meetings be given between ten (10) and fifty (50) days before a meeting unless the stockholders waive or reduce the notice waiting period by unanimous consent in writing.

  Both the URBCA and the DGCL provide for adjournments of stockholders' meetings. The URBCA requires notice of the adjournment if the adjournment is for thirty (30) days or more. The DGCL and the AGI Bylaws require that if the adjournment is for more than thirty (30) days or if a new record date is fixed, notice must be given to the stockholders as for the original meeting.

  Both the DGCL and URBCA permit meetings of stockholders to be held at such place as is designated by or in the manner provided in the Bylaws. If not so designated, DGCL requires that the meeting be held at the registered office of the Delaware corporation, while the URBCA provides for the principal office of the corporation.

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

DIRECTORS

  The AGI Bylaws provide that the number of members of the Board of Directors shall consist of seven (7) persons. A majority of the number of directors then in office constitutes a quorum for the transaction of business. The AGI Charter provides that a vacancy in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the Directors then in office even though less than a quorum, or by a sole remaining director.

  The E&S Bylaws provide that the Board of Directors of the Company consists of not less than three (3) and not more than seven (7) directors with actual number being determined by resolutions adopted by the Board of Directors by two-thirds vote and the Board from time to time. A majority of the number of directors constitutes a quorum for the transactions of business. E&S's Charter provides that a vacancy among the directors may be filled for the unexpired term of the affirmative vote of a majority of the remaining directors in office, though less than a quorum.

ELECTION AND REMOVAL OF DIRECTORS

  The AGI Charter provides that the Board of Directors of AGI shall be divided into three classes, as nearly equal in number as reasonably possible with a term of office of the first class to expire at the 1998 annual meeting of stockholder or any special meeting in lieu thereof, with the term of office of the second class to expire at the 1999 annual meeting of stockholders or any special meeting in lieu thereof, and the term of office of the third class to expire at the 2000 annual meeting of stockholders or any special meeting in lieu thereof. At each annual meeting of stockholders or special meeting in lieu thereof following such initial classification, the directors elected to succeed those directors whose terms expire, shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders or special meeting in lieu thereof after their election until their successors are duly elected and qualified. Any director, or the entire Board of Directors, may be removed only for cause, and only the vote of a majority of the voting power of the Company. Vacancies on the board may be filled by the directors or the stockholders.

  The E&S Charter provides that the directors shall be divided into three classes. Each class consists of as nearly as possible one-third of the total number of directors constituting the entire Board of Directors. Successors to the class of directors whose term expires at an annual meeting are elected for a three-year term expiring at the third annual meeting succeeding their election. Under the URBCA, directors may be removed by a majority vote of shareholders, with or without cause. Vacancies on the board may be filled by the directors or the shareholders.

INSPECTION OF BOOKS AND RECORDS

  Under the DGCL, any shareholder of record, upon written demand under oath stating the purpose thereof, has the right during the usual hours for business to inspect for any proper purpose, the corporation's stock ledger, a list of its shareholders and its other books and records and to make copies or extract therefrom.

  Under the URBCA, upon providing the corporation with a written demand at least five (5) business days before the date the stockholder wishes to make an inspection, a stockholder and his agent and attorneys are entitled to inspect and copy, during regular business hours: (i) the articles of incorporation, bylaws, minutes of stockholders meetings for the previous three (3), written communications to stockholders for the previous three (3) years, names and business addresses of the officers and directors, the most recent annual report delivered to the State of Utah, and financial statements for the previous three (3) years and (ii) if the stockholder is acting in good faith and for a proper purpose, excerpts from the records of the board of directors and stockholders (including minutes of meetings, written consents and waivers of notices), accounting records and stockholder lists.

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

TRANSACTIONS WITH OFFICERS AND DIRECTORS

  Under the DGCL, contracts or transactions in which a director or officer is financially interested are not automatically void or voidable, if approved by the stockholders or the directors. Approval by the stockholders requires only a simple majority. Board approval must be by a majority of the disinterested directors, but interested directors may be counted for purposes of establishing a quorum.

  The URBCA provides that every director who is in any way, directly or indirectly, interested in a proposed contract or transaction with the Company is liable to account to the Company for any profit made as a consequence of the Company entering into such transaction unless such person: (a) disclosed his or her interest at the meeting of directors where the proposed transaction was first considered, and, after his or her disclosure, the transaction was approved by the a majority of the disinterested directors; (b) disclosed his or her interest prior to a meeting or written consent of stockholders and , after his or her disclosure, the transaction was approved by the a majority of the disinterested shares; or (c) can show that the contract or transaction was fair and reasonable to the Company.

LIMITATION ON LIABILITY OF DIRECTORS; INDEMNIFICATION OF OFFICERS AND
DIRECTORS

  The DGCL permits a corporation to adopt provisions in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, with the following exceptions: (a) a breach of the director's duty of loyalty; (b) payment of an unlawful stock dividend or making an unlawful stock repurchase or redemption; (c) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; or (d) in any transaction in which the director derived an improper personal benefit. The AGI Charter eliminates the liability of directors of the corporation for monetary damages to the fullest extent permissible under DGCL.

  The DGCL permits a corporation to indemnify its current and former directors, officers, employees and other agents under circumstances similar to those for which the E&S Charter Documents provide. The AGI Charter Documents require AGI to indemnify all such persons whom it has the power to indemnify to the fullest extent legally permissible by the DGCL. The AGI Bylaws permit it to advance expenses to a director or officer, provided that the director or officer undertakes to repay amounts advanced if it is ultimately determined that such person is not entitled to indemnification, and subject to such other conditions as the Board may impose.

  Indemnification rights under the DGCL are not exclusive. Accordingly, AGI's Bylaws specifically permit AGI to indemnify its directors, officers, employees and other agents pursuant to an agreement, bylaw provision, shareholder vote or vote of disinterested directors or otherwise, any or all of which may provide indemnification rights broader than those currently available under the Utah or Delaware indemnification statutes.

  The URBCA permits a corporation, if so provided in its Articles of Incorporation, its Bylaws or in a shareholder resolution, to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages due to any action taken or any failure to take action as a director, except liability for: (a) improper financial benefits received by a director; (b) intentional inflictions of harm on the corporation or its shareholders; (c) payment of dividends to shareholders making the corporation insolvent; and (d) intentional violations of criminal law. The E&S Charter Documents eliminate the liability of directors of the corporation for monetary damages to the fullest extent permissible under URBCA.

  Under the URBCA, a corporation may indemnify its current and former directors, officers employees and other agents made party to any proceeding because of their relationship to the corporation against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if that person acted in good faith and reasonably believed his or her conduct to be in the corporation's best interests, and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The URBCA also permits a corporation to indemnify its directors, officers, employees and other agents in connection with the proceeding by or in the right of the corporation to procure a judgment in its favor by reasons of the fact that the person is such an agent of the corporation, against expenses actually and reasonably incurred by such persons in connection with the proceeding. The URBCA prohibits the indemnification of an agent in connection with the proceeding by or in the right of the corporation in which the director, officer, employee or agent was adjudged liable to the corporation, or in connection with any other proceeding in which the agent is adjudged liable on the basis that the agent derived an improper personal benefit. The E&S Charter Documents permit indemnification of all such persons whom it has the power to indemnify to the fullest extent legally permissible under the URBCA. The URBCA permits a corporation to advance expenses incurred by a director, officer, employee or agent who is a party to a proceeding in advance of final disposition of the proceeding if that persons provides (a) a written affirmation of his good faith belief that he acted in good faith, in the corporation's best interests and, in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful; (b) a written undertaking by or on behalf of that person to repay the advance if it is ultimately determined that such person's conduct did not meet the statutory standard required for indemnification; and (c) the corporation determines under the facts then known that indemnification would not be precluded. The E&S Charter Documents permit such advances.

  Indemnification rights under URBCA are not exclusive. Accordingly, E&S's Bylaws specifically permit E&S to indemnify its directors, officers, employees and other agents pursuant to an agreement, bylaws provision, shareholder vote or vote of disinterested directors or otherwise, any or all of which may provide indemnification rights broader than those currently available under the Utah or Delaware Indemnification statutes.

  Both the AGI Charter Documents and E&S Charter Documents provide that AGI and E&S, respectively, may purchase insurance on behalf of those persons entitled to be indemnified.

                         ELECTION OF CLASS I DIRECTORS

  At the Annual Meeting, two directors of the AGI Board are to be elected, each to hold office until the earlier of the expiration of their term or the consummation of the Merger. The AGI Board of Directors, which is currently comprised of six members, is divided into three classes. Each class of AGI directors consists of two directors, and each class of directors serves for a staggered three-year term and until a successor is elected and qualified.

  All members of Class I are standing for reelection in 1998. The Board of Directors has nominated the two current members of Class I to be re-elected and to serve a three-year term expiring at the Annual Meeting of Stockholders to be held in 2001. Each of the nominees named below is currently a director of AGI and has consented to serve as a director:


                                        POSITION WITH AGI AND
 NAME            AGE                PRESENT PRINCIPAL OCCUPATION
 ----            ---                ----------------------------
 David E. Gold    54 Mr. Gold has served as a director of AGI since June 1995.
                     Since February 1995, he has been a General Partner of Indo
                     Suez Ventures, a venture capital firm.
 Peter L. Wolken  63 Mr. Wolken has served as a director of AGI since June
                     1995. Mr. Wolken is a general Partner of AVI Management
                     Partners and co-founded AVI in 1981. He serves as a
                     director of a number of private technology companies in
                     Silicon Valley and has served as a director of Qualix
                     Group, Inc. since 1990.

  Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's two nominees, David E. Gold and Peter L. Wolken, regardless of whether any other names are placed in nomination by anyone other than one of the proxy holders. In the event that any such nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote the proxies received by them in their discretion for a substitute nominee. It is not expected that any nominee will be unavailable. The term of office of each person elected as a director will continue until the earlier of the expiration of his term or consummation of the Merger.

 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE
                             NOMINEES LISTED ABOVE

                                 LEGAL MATTERS

  The legality of the E&S Common Stock offered hereby will be passed upon for E&S by Snell & Wilmer L.L.P., counsel to E&S. Snell & Wilmer L.L.P., counsel to E&S and Venture Law Group, A Professional Corporation, counsel to AGI, will deliver opinions concerning the federal income tax consequences of the Merger.

                                    EXPERTS

  The consolidated financial statements of AGI as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 included in this Proxy Statement/Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The consolidated financial statements and schedule of E&S as of December 31, 1997 and December 27, 1996, and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                             LIST OF DEFINED TERMS

                                                                     LOCATION OF
  DEFINED                                                              DEFINED
   TERM                                                                 TERM
  -------                                                            -----------
"Acceleration Companies"............................................
"AGI"...............................................................
"AGI Board".........................................................
"AGI Bylaws"........................................................
"AGI Charter".......................................................
"AGI Common Stock"..................................................
"Analyst Projections"...............................................
"Average E&S Share Price"...........................................
"Break-Up Fee"......................................................
"Business Combination"..............................................
"Cash Consideration"................................................
"Cash Election Number"..............................................
"Cash Election Shares"..............................................
"Cash Election".....................................................
"Cash Fraction".....................................................
"Certificates"......................................................
"Closing Date"......................................................
"Code"..............................................................
"Comparable Group"..................................................
"Competing Transaction".............................................
"Controlling Stockholders"..........................................
"Constructive Discharge"............................................
"Cowen".............................................................
"Cowen Engagement Letter"...........................................
"Covered Period"....................................................
"Current Offering"..................................................
"Date of Termination"...............................................
"DGCL"..............................................................
"E&S"...............................................................
"E&S Bylaws"........................................................
"E&S Charter".......................................................
"E&S Common Stock"..................................................
"E&S Common Stock Price"............................................
"Effective Time"....................................................
"Election"..........................................................
"Election Deadline".................................................
"EPS"...............................................................
"Employment Agreements".............................................
"Exchange Act"......................................................
"Exchange Agent"....................................................
"Exercise Notice"...................................................
"Fair Market Value".................................................
"Fair Value"........................................................
"First Call Estimates"..............................................
"Form of Election"..................................................
"FTC"...............................................................
"GAAP"..............................................................

                                                                     LOCATION OF
  DEFINED                                                              DEFINED
   TERM                                                                 TERM
  -------                                                            -----------
"Graphics Companies"................................................
"HSR Act"...........................................................
"IBES"..............................................................
"Interested Stockholder"............................................
"ISV"...............................................................
"LTM"...............................................................
"Merger"............................................................
"Merger Agreement"..................................................
"Merger Consideration"..............................................
"Merger Sub"........................................................
"NASD"..............................................................
"Nasdaq National Market"............................................
"Non-Election"......................................................
"Notice of Superior Proposal".......................................
"OEM"...............................................................
"Record Date".......................................................
"Reqeusted Cash Election Shares"....................................
"Retention Agreements"..............................................
"SEC"...............................................................
"Securities Act"....................................................
"Selected Mergers"..................................................
"Severance Period"..................................................
"Special Meeting"...................................................
"Stock Consideration"...............................................
"Stock Election"....................................................
"Stock Election Shares".............................................
"Stock Election Maximum Number".....................................
"Superior Proposal".................................................
"Surviving Corporation".............................................
"URBCA".............................................................
"Valuation Period"..................................................
"VARs"..............................................................
"Voting Agreement"..................................................

                              ACCELGRAPHICS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Report of Independent Accountants......................................... F-2
Consolidated Balance Sheet as of December 31, 1997 and 1996............... F-3
Consolidated Statement of Operations for the three years in the period ended December 31, 1997.................................................. F-4
Consolidated Statement of Stockholders' Equity (Deficit) for the three years in the period ended December 31, 1997.............................. F-5
Consolidated Statements of Cash Flows for the three years in the period ended December 31, 1997.................................................. F-6
Notes to Consolidated Financial Statements................................ F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of AccelGraphics, Inc.


  In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of AccelGraphics, Inc. and its subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP
San Jose, California
January 26, 1998

                              ACCELGRAPHICS, INC.

                           CONSOLIDATED BALANCE SHEET
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               DECEMBER 31,
                                                              ----------------
                                                               1997     1996
                                                              -------  -------
                           ASSETS
Current assets:
  Cash and cash equivalents.................................. $ 9,367  $ 2,979
  Short-term investments.....................................   6,526      --
  Accounts receivable, net of allowances of $737 and $495....   6,545    4,392
  Inventories................................................   2,566      507
  Other current assets.......................................     434       49
                                                              -------  -------
    Total current assets.....................................  25,438    7,927
Property and equipment, net..................................     876      512
Long-term investments........................................   1,995      --
                                                              -------  -------
                                                              $28,309  $ 8,439
                                                              =======  =======
  LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED
          STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Current portion of long-term obligations................... $   230  $    16
  Accounts payable...........................................   2,066    1,466
  Accrued liabilities........................................   1,266    1,415
                                                              -------  -------
    Total current liabilities................................   3,562    2,897
                                                              -------  -------
Capital lease obligation, net of current portion.............     105       34
                                                              -------  -------
Long term debt, net of current portion.......................     377      --
                                                              -------  -------
Subordinated convertible note payable to related party.......     --     1,748
                                                              -------  -------
Mandatorily redeemable convertible preferred stock...........     --     8,930
                                                              -------  -------
Commitments (Notes 4 and 8)
Stockholders' equity (deficit):
  Preferred Stock, $0.001 par value, 2,000 shares authorized;
   none issued and outstanding...............................     --       --
  Common Stock, $0.001 par value, 50,000 shares authorized;
   8,378 and 1,253 shares issued and outstanding.............       8        1
  Additional paid-in capital.................................  30,037      785
  Notes receivable from stockholders.........................     (49)     (89)
  Deferred stock compensation................................    (160)    (396)
  Cumulative translation adjustment..........................      (9)      (5)
  Accumulated deficit........................................  (5,562)  (5,466)
                                                              -------  -------
    Total stockholders' equity (deficit).....................  24,265   (5,170)
                                                              -------  -------
                                                              $28,309  $ 8,439
                                                              =======  =======

  The accompanying notes are an integral part of these consolidated financial statements.

                              ACCELGRAPHICS, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                     YEAR ENDED DECEMBER 31,
                                                     -------------------------
                                                      1997     1996     1995
                                                     -------  -------  -------
Revenues............................................ $33,509  $18,671  $ 3,911
Cost of revenues....................................  23,171   12,077    2,501
                                                     -------  -------  -------
  Gross profit......................................  10,338    6,594    1,410
                                                     -------  -------  -------
Operating expenses:
  Research and development..........................   4,493    2,663    2,618
  Sales and marketing...............................   4,815    3,635    2,154
  General and administrative........................   1,909    1,131    1,039
                                                     -------  -------  -------
    Total operating expenses........................  11,217    7,429    5,811
                                                     -------  -------  -------
Loss from operations................................    (879)    (835)  (4,401)
Interest expense....................................     (72)    (145)    (183)
Interest and other income, net......................     855       48      119
                                                     -------  -------  -------
Net loss............................................ $   (96) $  (932) $(4,465)
                                                     =======  =======  =======
Net loss per share:
  Basic............................................. $ (0.02) $ (1.09) $ (9.15)
                                                     =======  =======  =======
  Diluted........................................... $ (0.02) $ (1.09) $ (9.15)
                                                     =======  =======  =======
Shares used in per share calculations:
  Basic.............................................   6,103      854      488
                                                     =======  =======  =======
  Diluted...........................................   6,103      854      488
                                                     =======  =======  =======


  The accompanying notes are an integral part of these consolidated financial statements.

                              ACCELGRAPHICS, INC.

            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)

                                                                                              TOTAL
                                                     NOTES                                   STOCK-
                                           ADDI-   RECEIVABLE DEFERRED                      HOLDERS'
                           COMMON STOCK   TIONAL      FROM     STOCK              ACCUM-     EQUITY
                          --------------- PAID-IN    STOCK-   COMPEN-  CUMULATIVE ULATED   TRANSLATION
                          SHARES  AMOUNTS CAPITAL   HOLDERS    SATION  ADJUSTMENT DEFICIT   (DEFICIT)
                          ------  ------- -------  ---------- -------- ---------- -------  -----------
BALANCE AT DECEMBER
 31,1994................    910     $ 1   $    60     $(55)    $ --       $--     $   (69)   $   (63)
Common Stock options
 exercised..............    202     --         31      (20)      --        --         --          11
Repurchase of Common
 Stock..................    (41)    --        (11)     --        --        --         --         (11)
Net loss................    --      --        --       --        --        --      (4,465)    (4,465)
                          -----     ---   -------     ----     -----      ----    -------    -------
BALANCE AT DECEMBER 31,
 1995...................  1,071       1        80      (75)      --        --      (4,534)    (4,528)
Common stock options
 exercised..............    129     --         23      (13)      --        --         --          10
Repayment of notes
 receivable from
 stockholders...........    --      --        --         2       --        --         --           2
Interest on notes
 receivable.............    --      --        --        (3)      --        --         --          (3)
Deferred compensation
 related to stock
 options................    --      --        608      --       (608)      --         --         --
Stock issued in exchange
 for services...........     53     --         74      --        --        --         --          74
Amortization of deferred
 compensation...........    --      --        --       --        212       --         --         212
Translation adjustment..    --      --        --       --        --         (5)       --          (5)
Net loss................    --      --        --       --        --        --        (932)      (932)
                          -----     ---   -------     ----     -----      ----    -------    -------
BALANCE AT DECEMBER 31,
 1996...................  1,253       1       785      (89)     (396)       (5)    (5,466)    (5,170)
Stock issued in initial
 public offering, net...  2,535       3    20,330      --        --        --         --      20,333
Stock issued upon net
 exercise of warrants...     22     --        --       --        --        --         --         --
Conversion of Preferred
 Stock to Common Stock..  4,509       4     8,926      --        --        --         --       8,930
Common stock options
 exercised..............     59     --         40      --        --        --         --          40
Repayment of notes
 receivable from
 stockholder............    --      --        --        40       --        --         --          40
Amortization of deferred
 compensation and other.    --      --        (44)     --        236       --         --         192
Translation adjustment..    --      --        --       --        --         (4)       --          (4)
Net loss................    --      --        --       --        --        --         (96)       (96)
                          -----     ---   -------     ----     -----      ----    -------    -------
BALANCE AT DECEMBER 31,
 1997...................  8,378     $ 8   $30,037     $(49)    $(160)     $ (9)   $(5,562)   $24,265
                          =====     ===   =======     ====     =====      ====    =======    =======

  The accompanying notes are an integral part of these consolidated financial statements.

                              ACCELGRAPHICS, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                     YEAR ENDED DECEMBER 31,
                                                     -------------------------
                                                      1997     1996     1995
                                                     -------  -------  -------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss............................................ $   (96) $  (932) $(4,465)
 Adjustments to reconcile net loss to net cash used
  in operating activities:
  Depreciation and amortization.....................     423      228      158
  Loss on disposal of property and equipment........      28      --       --
  Stock compensation expense and other..............     192      283       98
  Changes in assets and liabilities:
   Accounts receivable..............................  (2,153)  (3,308)  (1,084)
   Inventories......................................  (2,059)     504     (130)
   Other assets.....................................    (385)      (1)      20
   Accounts payable.................................     600      964      340
   Accrued liabilities..............................    (149)     931      484
                                                     -------  -------  -------
    Net cash used in operating activities...........  (3,599)  (1,331)  (4,579)
                                                     -------  -------  -------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Acquisition of property and equipment..............    (661)    (251)    (245)
 Purchases of investments, net......................  (8,521)     --       --
                                                     -------  -------  -------
    Net cash used in investing activities...........  (9,182)    (251)    (245)
                                                     -------  -------  -------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Principal repayment of note payable/capital lease
  obligation........................................  (2,289)      (4)    (470)
 Proceeds from issuance of notes payable............   1,049      --       470
 Proceeds from repayment of notes receivable from
  stockholders......................................      40        2      --
 Net proceeds from issuance of Common Stock.........  20,373       10      --
 Proceeds from issuance of Preferred Stock..........     --     3,185    4,095
                                                     -------  -------  -------
    Net cash provided by financing activities.......  19,173    3,193    4,095
                                                     -------  -------  -------
Effect of exchange rate changes on cash.............      (4)      (5)     --
                                                     -------  -------  -------
Net increase (decrease) in cash and cash
 equivalents........................................   6,388    1,606     (729)
Cash and cash equivalents at beginning of year......   2,979    1,373    2,102
                                                     -------  -------  -------
Cash and cash equivalents at end of year............ $ 9,367  $ 2,979  $ 1,373
                                                     =======  =======  =======
Supplemental cash flow disclosures:
 Interest paid...................................... $   202  $   135  $    47
                                                     =======  =======  =======
 Income taxes paid.................................. $   181  $   --   $   --
                                                     =======  =======  =======
Supplemental disclosure of noncash investing and
 financing activities:
 Property and equipment acquired under capital
  leases............................................ $   154  $    54  $   --
                                                     =======  =======  =======
 Conversion of note payable to Preferred Stock...... $   --   $   --   $ 1,650
                                                     =======  =======  =======
 Conversion of Mandatorily Redeemable Convertible
  Preferred Stock into Common Stock................. $ 8,930  $   --   $   --
                                                     =======  =======  =======
 Issuance (cancellation) of compensatory stock
  options........................................... $   (44) $   608  $   --
                                                     =======  =======  =======

  The accompanying notes are an integral part of these consolidated financial statements.

                              ACCELGRAPHICS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--THE COMPANY AND A SUMMARY OF ITS SIGNIFICANT ACCOUNTING POLICIES:

 The Company

  AccelGraphics, Inc. (the "Company") designs, develops and markets 3-dimensional ("3D") graphics subsystems, software accelerators and application utility software products for the professional Windows NT and Windows 95 markets. The Company is incorporated in the State of Delaware and commenced operations in late 1994.

  The Company completed its initial public offering of Common Stock in April 1997. The offering consisted of 2,535,000 shares issued by the Company and 455,000 shares sold by existing stockholders and resulted in net proceeds to the Company of approximately $20,300,000. In conjunction with the offering, all shares of mandatorily redeemable convertible preferred stock were automatically converted into 4,509,000 shares of Common Stock.

 Basis of consolidation

  The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

 Fiscal year end

  The Company operates under a 52-53 week fiscal year which ends on the Friday closest to December 31. Fiscal 1997 was a 53 week year, while fiscal 1996 and 1995 were 52 week years. For convenience of presentation, the accompanying consolidated financial statements have been shown as ending on December 31 of each year.

 Use of estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Translation of foreign currencies

  The functional currency of the Company's wholly owned subsidiaries is the local currency. Accordingly, all assets and liabilities are translated into United States dollars at current exchange rates as of the respective balance sheet date. Revenue and expense items are translated using the average exchange rates prevailing during the period. Gains and losses resulting from translation are accumulated as a component of stockholders' equity. The Company's sales are generally denominated in United States dollars. Net gains and losses resulting from foreign exchange transactions were not significant during the periods presented.

 Revenue recognition

  Revenues from product sales are generally recognized upon product shipment, less an allowance for estimated future returns and exchanges. Provision for the estimated costs of providing technical support services, and future warranty obligations for the Company's products are recorded as a cost of revenues upon recognition of related revenues. Revenues from license and royalty agreements is recognized when the revenue is earned and collectibility is assured.

                              ACCELGRAPHICS, INC.

 Cash, cash equivalents and investments

  The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. At December 31, 1997 and 1996 approximately $9,331,000 and $2,408,000, respectively of money market funds and commercial paper instruments, the fair value of which approximate cost, are included in cash and cash equivalents.

  Management determines the appropriate classification of its investments in marketable debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date. The Company classifies all securities as "available for sale" and carries them at fair value with any unrealized gains or losses related to these securities reported as a separate component of stockholders' equity.

 Inventories

  Inventories are stated at the lower of first-in, first-out cost or market.

 Research and development costs

  Expenditures for research and development are charged to expense as incurred. Software product development costs incurred from the time technological feasibility has been reached until the product is generally available to customers are capitalized and reported at the lower of cost or net realizable value. To date, no significant amounts have been expended subsequent to reaching technological feasibility. Non-recurring engineering fees are reflected as a reduction of research and development expense in the period earned. During 1996, the Company recognized $190,000 of such fees.

 Property and equipment

  Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets which range from two to five years. Capitalized lease assets and leasehold improvements are amortized using the straight-line method over the shorter of their estimated useful lives or the remaining lease term.

 Concentration of credit risk

  Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash, investments and trade accounts receivable. The Company places its cash and investments in money market accounts, certificates of deposit, commercial paper and term notes. Cash and investments are maintained with high quality institutions and their composition and maturities are regularly monitored by management.

  The Company's trade accounts receivable are derived from sales to original equipment manufacturers, distributors and dealers located primarily in the U.S. and Europe. The Company performs ongoing credit evaluations of its customers and maintains an allowance for potential credit losses based upon the expected collectibility of all accounts receivable.

  Revenues from Hewlett-Packard Company and Digital Equipment Corporation were 36.4% and 22.4%, respectively, of revenue in 1997. Revenues from Hewlett-Packard Company and Digital Equipment Corporation were 22.8% and 27.9%, respectively, of revenue in 1996. Revenues from the Company's former customer, NeTpower, Inc., comprised 16.6% of revenues in 1995.

                              ACCELGRAPHICS, INC.

  Revenues from export sales, primarily Europe, were approximately $15,360,000, $5,810,000 and $850,000 during 1997, 1996, and 1995, respectively.

  Three customers accounted for 46.5%, 13.4% and 12.6% of the accounts receivable balance at December 31, 1997. In addition, a sub-contract manufacturer for the Company accounted for 23.9% of accounts receivable at December 31, 1997.

 Accounting for stock-based compensation

  The Company accounts for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." In January 1996, the Company adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123 ("FAS 123"), "Accounting for Stock-Based Compensation" (see Note 7).

 Net loss per share

  Effective December 1997, the Company adopted Statement of Financial Accounting Standards No. 128 ("FAS 128"), "Earnings per Share" and Staff Accounting Bulletin No. 98; and consequently, all historical earnings per share information has been restated.

  Basic net loss per share is computed using the weighted-average number of common shares outstanding during the periods. In accordance with the requirements of FAS 128, the Company has excluded 131,000, 317,000 and 502,000 shares of common stock, which are subject to repurchase at December 31, 1997, 1996 and 1995, respectively, from basic shares outstanding. For the years ended December 31, 1997, 1996 and 1995, there were no outstanding dilutive common equivalent shares.

 Recent pronouncements

  In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130 ("FAS 130"), "Reporting Comprehensive Income," which the Company is required to adopt for its 1998 annual financial statements. This statement will require the Company to report in the financial statements, in addition to net income, comprehensive income and its components including foreign currency items and unrealized gains and losses on certain investments in debt and equity securities. Upon adoption of FAS 130, the Company is also required to reclassify financial statements for earlier periods provided for comparative purposes.

  In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131 ("FAS 131"), "Disclosures about Segments of an Enterprise and Related Information," which the Company is required adopt for its 1998 annual financial statements. This statement establishes standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Under FAS 131, operating segments are to be determined consistent with the way that management organizes and evaluates financial information internally for making operating decisions and assessing performance.

NOTE 2--RELATED-PARTY TRANSACTIONS:

  The Company had a subordinated convertible note payable to a related party (see Note 5). The note was repaid in April 1997.

                              ACCELGRAPHICS, INC.

  The Company has loans outstanding to certain employees totaling $49,000 at December 31, 1997 for the purchase of Common Stock. These loans accrue interest at a fixed rate of 7.32% per annum and are due on the earlier of November 9, 1998 or termination of employment with the Company. Upon termination of employment, the Company has the option to repurchase the unvested shares by canceling the related portion of the loan.

  At December 31, 1997, there were 51,000 shares of Common Stock which were sold to certain employees and consultants as restricted stock for which repurchase rights have not lapsed. These shares may be repurchased at the Company's option if the employee or consultant terminates services prior to vesting, generally over four years.

  The Company purchased marketing services from a distributor which was also a common stockholder until October 1997 for $12,000 and $108,000 in 1996 and 1995, respectively. No services were purchased in 1997. These amounts have been recorded in the consolidated statement of operations as sales and marketing expense. The Company recognized revenue from this distributor of $990,000, $1,195,000 and $109,000 in 1997, 1996 and 1995, respectively.

  The Company's outside legal counsel are also stockholders. The Company incurred legal expenses to this stockholder of $430,000, $121,000 and $89,000 during 1997, 1996, and 1995, respectively.

NOTE 3--BALANCE SHEET COMPONENTS (IN THOUSANDS):

                                                                  DECEMBER 31,
                                                                  -------------
                                                                   1997   1996
                                                                  ------ ------
     Cash and cash equivalents:
       Cash.....................................................  $   36 $  571
       Commercial paper.........................................   6,461    --
       Money market funds.......................................   2,370  2,408
       Other....................................................     500    --
                                                                  ------ ------
                                                                  $9,367 $2,979
                                                                  ====== ======
     Short-term investments:
       Certificates of deposit..................................  $2,998 $  --
       Commercial paper.........................................   2,118    --
       Medium term notes........................................   1,410    --
                                                                  ------ ------
                                                                  $6,526 $  --
                                                                  ====== ======
       Realized and unrealized gains or losses on sales of
       available-for-sale securities were immaterial for the
       years ended December 31, 1997, 1996 and 1995. Short- term
       investments have maturities of less than one year and
       long-term investments have maturities of up to 2 years.
     Inventories:
       Raw materials............................................  $1,297 $  144
       Work-in-process..........................................     978     41
       Finished goods...........................................     291    322
                                                                  ------ ------
                                                                  $2,566 $  507
                                                                  ====== ======

                              ACCELGRAPHICS, INC.

                                                                DECEMBER 31,
                                                                --------------
                                                                 1997    1996
                                                                ------  ------
     Property and equipment:
       Office furniture and equipment.........................  $1,584  $  871
       Leasehold improvements.................................      73      27
                                                                ------  ------
                                                                 1,657     898
       Less: accumulated depreciation and amortization........    (781)   (386)
                                                                ------  ------
                                                                $  876  $  512
                                                                ======  ======
       At December 31, 1997 and 1996, the Company had $208,000
       and 54,000, respectively, of capitalized lease
       equipment and related accumulated amortization of
       $63,000 and $5,000, respectively.
     Accrued liabilities:
       Accrued employee compensation..........................  $  410  $  616
       Warranty and customer support..........................     633     325
       Customer advances......................................     --      292
       Other accrued liabilities..............................     223     182
                                                                ------  ------
                                                                $1,266  $1,415
                                                                ======  ======

NOTE 4--BORROWINGS:

  At December 31, 1997, the Company has borrowed $549,000 under a term loan with a bank which provides for borrowings of up to $1,000,000 through May 1998. Outstanding borrowings bear interest at the bank's prime rate plus 0.5% per annum (9.0% at December 31, 1997) through May 1998; thereafter, principal and interest are due in 24 equal payments. The loan is secured by property and equipment.

  The Company also has a revolving line of credit agreement with the bank, which, through December 1998, provides for maximum borrowings in an amount up to the lower of 80% of eligible accounts receivable or $3,000,000. Borrowings under the line are secured by all of the Company's assets and bear interest at the bank's prime rate plus 0.25% per annum (8.75% at December 31, 1997). The agreement requires that the Company maintain certain financial ratios and levels of tangible net worth and profitability and also restricts the Company's ability to pay cash dividends. All borrowings are cross-collateralized. At December 31, 1997, there were no borrowings and $1,100,000 of standby letters of credit outstanding under the line of credit. As a result of the loss incurred in September 1997, the Company was in violation of certain debt covenants; however, the bank waived such covenants.

NOTE 5--SUBORDINATED CONVERTIBLE NOTE PAYABLE TO A RELATED PARTY:

  In December 1994, the Company issued a subordinated convertible note payable in the amount of $3,300,000 to Kubota Corporation ("Kubota"). In 1995, Kubota converted $1,650,000 of the note into 990,000 shares of the Company's Series A Preferred Stock. The outstanding balance of $1,650,000, together with accrued interest of $98,000, was replaced with a new subordinated convertible note payable of $1,748,000 which was repaid in April 1997. Interest expense under the note payable was $45,000, $144,000 and $178,000 during the years ended December 31, 1997, 1996 and 1995, respectively.

                              ACCELGRAPHICS, INC.

NOTE 6--MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK:

  A summary of Preferred Stock activity is as follows (in thousands, except per share amounts):

                                                                SHARES  AMOUNT
                                                                ------  -------
Balance at December 31, 1994...................................    --   $   --
  Issuance of Series A Preferred Stock (June 1995) at $1.67 per
   share for cash..............................................  1,707    2,845
  Issuance of Series A Preferred Stock (June 1995) at $1.67 per
   share upon conversion of note with Kubota Corporation.......    990    1,650
  Issuance of Series A Preferred Stock (July 1995) at $1.67 per
   share for cash..............................................    750    1,250
                                                                ------  -------
Balance at December 31, 1995...................................  3,447    5,745
  Issuance of Series B Preferred Stock (March 1996) at $3.00
   per share for cash..........................................  1,062    3,185
                                                                ------  -------
Balance at December 31, 1996...................................  4,509    8,930
  Conversion of Preferred Stock into Common Stock.............. (4,509)  (8,930)
                                                                ------  -------
                                                                   --   $   --
                                                                ======  =======

NOTE 7--STOCK OPTION AND BENEFIT PLANS:

 Stock Plan

  The 1995 Stock Plan (the "Plan") authorizes the Board of Directors to grant incentive stock options, nonstatutory stock options and stock purchase rights to employees and consultants. Under the Plan, incentive stock options are granted at a price not less than 100% of the fair market value of the Company's Common Stock, as determined by the Company's Board of Directors, and at a price not less than 110% of the fair market value for grants to employees who owned more than 10% of the voting power of all classes of stock on the date of grant. Nonqualified stock options may be granted at a price not less than 85% of the fair market value of the Common Stock, as determined by the Board of Directors, and at a price not less than 110% of the fair market value for grants to a person who owned more than 10% of voting power of all classes of stock on the date of grant. Stock purchase rights may be granted at a price not less than 85% of the fair market value of the Common Stock and at a price of 100% of the fair market value of the Common Stock for grants to a stockholder owning 10% or more of the Company's outstanding stock. Stock purchase rights expire 30 days after the date of grant. Options generally become exercisable at a rate of not less than 25% per year over a four year vesting period. At December 31, 1997, options authorized under the Plan were 3,300,000 and options for approximately 1,810,000 shares were available for future grant.

 Directors' Stock Option Plan

  The Company's 1997 Directors' Stock Option Plan (the "Directors' Plan") was adopted by the Board of Directors in January 1997. A total of 200,000 shares of Common Stock has been reserved for issuance under the Directors' Plan. During 1997, options to purchase 75,000 shares were granted under the Directors' Plan.

                              ACCELGRAPHICS, INC.

  A summary of activity under all the plans is as follows (in thousands except per share amounts):

                                                                    WEIGHTED-
                                                       RANGE OF      AVERAGE
                                              OPTION     PRICE    EXERCISE PRICE
                                              SHARES   PER SHARE    PER SHARE
                                              ------  ----------- --------------
Outstanding at December 31, 1994.............   --    $       --      $ --
  Granted....................................   670     0.12-0.18      0.16
  Exercised..................................  (202)    0.12-0.18      0.13
  Canceled...................................   (11)    0.12-0.18      0.15
                                              -----
Outstanding at December 31,1995..............   457     0.12-0.18      0.17
  Granted....................................   723     0.18-6.90      1.74
  Exercised..................................  (129)    0.12-5.30      0.17
  Canceled...................................   (44)    0.12-0.18      0.15
                                              -----
Outstanding at December 31,1996.............. 1,007     0.12-6.90      1.30
  Granted....................................   822     5.25-9.50      7.45
  Exercised..................................  (158)    0.12-5.30      0.34
  Canceled...................................  (624)    0.12-9.50      6.25
                                              -----
Outstanding at December 31,1997.............. 1,047   $0.12-$9.50     $3.32
                                              =====

  Options to purchase 268,000, 155,000, and 120,000 shares were exercisable at December 31, 1997, 1996 and 1995, respectively.

  The weighted average fair value of options granted during 1997 and 1996 was $3.18 and $2.20, respectively. During 1996, the weighted average fair value of options granted at exercise prices below the fair value of the underlying Common Stock was $1.53. All options granted during 1997 were granted at exercise prices equal to the fair value of the underlying Common Stock.

  During 1996, the Company granted options for the purchase of approximately 776,000 shares of Common Stock to employees at exercise prices ranging from $0.30 to $6.90 per share. Based in part on an independent valuation of the fair value of the Company's Common Stock, management calculated deferred compensation of approximately $608,000 related to options granted during 1996. Such deferred compensation is being amortized over the vesting period relating to these options, of which $192,000 and $212,000 has been recorded as expense in 1997 and 1996, respectively.

  During 1996, the Company issued 53,000 shares to consultants for services rendered. Such issuances were recorded at fair market value.

  The following table summarizes information about employee stock options outstanding at December 31, 1997 (in thousands, except per share and life amounts):

                                OPTIONS OUTSTANDING        OPTIONS EXERCISABLE
                          -------------------------------- --------------------
                                        AVERAGE   WEIGHTED             WEIGHTED
                           WEIGHTED    REMAINING  AVERAGE              AVERAGE
                            NUMBER    CONTRACTUAL EXERCISE   NUMBER    EXERCISE
RANGE OF EXERCISE PRICES  OUTSTANDING    LIFE      PRICE   EXERCISABLE  PRICE
------------------------  ----------- ----------- -------- ----------- --------
$0.12--$0.70.............      591       8.10      $0.26       224      $0.24
$5.25--$6.00.............      247       9.66       5.56        33       5.64
$9.00--$9.50.............      209       9.27       9.31        11       9.50
                             -----                             ---
                             1,047       8.70      $3.32       268      $1.30
                             =====                             ===

                              ACCELGRAPHICS, INC.

 Fair Value Disclosures

  Had compensation expense for options granted in 1997, 1996 and 1995 been determined based on the fair value at the grant dates, as prescribed in FAS 123, the Company's net loss and basic and diluted pro forma net loss per share would have been as follows (in thousands, except per share amounts):

                                                    YEAR ENDED DECEMBER 31,
                                                    --------------------------
                                                     1997     1996      1995
                                                    -------  -------  --------
     Net loss:
       As reported................................. $   (96) $  (932) $ (4,465)
       Pro forma...................................    (580)    (948)   (4,468)
     Basic and diluted net loss per share:
       As reported................................. $ (0.02) $ (1.09) $  (9.15)
       Pro forma...................................   (0.09)   (1.11)    (9.16)

  The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants during the years ended December 31, 1997, 1996 and 1995, respectively: dividend yield of 0% for all three years, risk-free interest rates of 6.2%, 6.5% and 6.4%, expected volatility of 70%, 0% and 0%, and expected lives of 3.5 years for all years presented.

 Warrants

  In 1996, in connection with the negotiation of its line of credit facility, the Company granted the bank warrants to purchase 30,000 shares of the Company's Common Stock at an exercise price of $1.67 per share. The warrants expire on October 10, 2000. The warrants had a nominal value at date of grant.

  In December 1995, in connection with a development agreement with a strategic partner, the Company granted the strategic partner warrants to purchase 26,250 shares of the Company's Common Stock at $3.00 per share. The warrants were automatically converted into 17,500 shares of Common Stock upon the closing of the Company's initial public offering. The warrants had a nominal value at date of grant.

  In conjunction with a lease line of credit, in July 1996 the Company granted the lessor warrants to purchase 7,000 shares of the Company's Series B Preferred Stock at an exercise price of $3.00 per share. The warrants were automatically converted into 4,667 shares of Common Stock upon the closing of the Company's initial public offering. The warrants had a nominal value at date of grant.

 Employee Stock Purchase Plan

  In January 1997, the Board of Directors approved the 1997 Employee Stock Purchase Plan (the "Purchase Plan") which provides for a total of 400,000 shares of Common Stock to be issued in a series of twelve month offering periods, other than the first offering period, commencing on February 1, and August 1, of each year. The first offering period commenced on April 16, 1997. The Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions, which may not exceed 10% of an employee's compensation, at a price equal to the lower of 85% of the fair market value of the Company's Common Stock at the beginning or end of the offering period. No shares were issued under the Purchase Plan during 1997.

NOTE 8--LEASES AND COMMITMENTS:

  The Company is obligated under a non-cancelable operating lease for office space and a non-cancelable capital lease for equipment. The leases expire at various times through 2000. The office lease agreement provides

                              ACCELGRAPHICS, INC.

for scheduled rent increases. Rent expense is recognized ratably over the lease term. Rent expense was $400,000, $156,000 and $129,000 for 1997, 1996 and 1995, respectively.

  Future minimum lease commitments under these leases at December 31, 1997 are as follows (in thousands):

                                                               OPERATING CAPITAL
                                                                 LEASE    LEASE
                                                               --------- -------
     Year ending December 31,
       1998...................................................   $394     $ 69
       1999...................................................    131       69
       2000...................................................    --        42
                                                                 ----     ----
         Total................................................   $525      180
                                                                 ====
     Less amount representing interest........................             (17)
                                                                          ----
     Present value of capital lease obligation................             163
     Less current portion.....................................             (58)
                                                                          ----
     Long term capital lease obligation.......................            $105
                                                                          ====

NOTE 9--INCOME TAXES:

  The provision for income taxes of $5,000 in 1997 is minimum state taxes and is included in interest income and other, net. No provision for federal and state income taxes was recorded in 1996 or 1995 as the Company incurred net operating losses.

  Significant components of the Company's deferred tax assets are as follows (in thousands):

                                                                DECEMBER 31,
                                                               ----------------
                                                                1997     1996
                                                               -------  -------
     Net operating loss carryforwards......................... $   790  $ 1,365
     Tax credit carryforwards.................................     450      200
     Nondeductible reserves and accruals......................     944      630
                                                               -------  -------
     Total deferred tax assets................................   2,184    2,195
     Deferred tax asset valuation allowance...................  (2,184)  (2,195)
                                                               -------  -------
                                                               $   --   $   --
                                                               =======  =======

  The Company has incurred losses since its inception through December 31, 1997. Management believes that based on the currently available evidence, including the Company's history of annual losses, the lack of carryback capacity to realize deferred tax assets, the annual limitation on the utilization of net operating loss carryforwards, the uncertainty of the development of the market in which the Company competes and the fact that the market in which the Company competes is intensely competitive and characterized by rapidly changing technology, it is more likely than not that the Company will not generate sufficient taxable income to realize the deferred tax asset. Accordingly, a full valuation allowance has been recorded.

  At December 31, 1997, the Company had federal and state net operating loss carryforwards of approximately $1,800,000 and $1,600,000, respectively, available to offset future taxable income. Such carryforwards expire beginning in 2010. At December 31, 1997, the Company also has $250,000 and $200,000 of federal and state research and development credit carryforwards, respectively. Utilization of approximately $1,500,000 of the Company's net operating loss and research and development credit carryforwards is subject to

                              ACCELGRAPHICS, INC.

an annual limitation due to ownership change limitations prescribed by the Internal Revenue Code of 1986 and similar state provisions and may be further limited should another ownership change occur. The annual limitation may result in the expiration of the net operating loss and credit carryforwards before their utilization.

NOTE 10--BUSINESS SEGMENTS

  The Company operates in a single industry segment encompassing the development, marketing and support of graphic accelerator subsystems. The Company markets its products to customers in the United States, Europe and Asia-Pacific. The Company's customer base consists primarily of large OEMs and distributors in United States, Europe and Asia.

  Revenue information by geographic region is as follows (in thousands):

                                                        YEAR ENDED DECEMBER 31,
                                                       -------------------------
                                                         1997     1996    1995
                                                       -------- -------- -------
     United States.................................... $ 18,149 $ 12,861 $ 3,061
     Europe...........................................    8,820    4,810     600
     Asia-Pacific.....................................    6,540    1,000     250
                                                       -------- -------- -------
                                                       $ 33,509 $ 18,671 $ 3,911
                                                       ======== ======== =======

                                                                         ANNEX I

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                              ACCELGRAPHICS, INC.,

                                E&S MERGER CORP.

                                      AND

                    EVANS & SUTHERLAND COMPUTER CORPORATION

                              DATED APRIL 22, 1998

                               TABLE OF CONTENTS

 ARTICLE I--THE MERGER.....................................................   1
    1.01 The Merger.......................................................    1
    1.02 Closing; Effective Time..........................................    1
    1.03 Effect of the Merger.............................................    2
    1.04 Articles of Incorporation; Bylaws................................    2
    1.05 Directors and Officers...........................................    2
 ARTICLE II--CONVERSION OF SECURITIES......................................   2
    2.01 Conversion or Cancellation of Shares.............................    2
    2.02 Allocation of Merger Consideration; Election Procedures..........    3
    2.03 Transfers........................................................    5
    2.04 Dissenters' Rights...............................................    5
    2.05 Termination of Exchange Fund.....................................    5
    2.06 No Fractional Shares.............................................    6
    2.07 AGI Options......................................................    6
    2.08 Further Assurances...............................................    6
 ARTICLE III--REPRESENTATIONS AND WARRANTIES OF AGI........................   7
    3.01 Organization and Qualification; Subsidiaries.....................    7
    3.02 Certificate of Incorporation and Bylaws..........................    7
    3.03 Capitalization...................................................    7
    3.04 Authority Relative to This Agreement.............................    8
    3.05 No Conflict; Required Filings and Consents.......................    8
    3.06 Compliance with Laws; Permits....................................    9
    3.07 SEC Filings; Financial Statements................................    9
    3.08 Absence of Certain Changes or Events.............................   10
    3.09 Absence of Litigation............................................   10
    3.10 Employee Benefit; ERISA..........................................   11
    3.11 Labor Matters....................................................   12
    3.12 Title To and Sufficiency of Assets...............................   13
    3.13 Intellectual Property............................................   13
    3.14 Tax Matters......................................................   13
    3.15 Environmental Matters............................................   15
    3.16 Material Contracts...............................................   16
    3.17 Suppliers........................................................   16
    3.18 Tax Treatment....................................................   16
    3.19 Insurance........................................................   16
    3.20 Approval of AGI Board............................................   16
    3.21 Stockholder Vote Required........................................   17
    3.22 Accuracy of Information..........................................   17
    3.23 Transactions With Affiliates.....................................   17
    3.24 Adequacy of Information Systems; No Adverse Warranties...........   17
    3.25 Opinion of Financial Advisor.....................................   18
    3.26 Brokers..........................................................   18
    3.27 Absence of Certain Business Practices............................   18
 ARTICLE IV--REPRESENTATIONS AND WARRANTIES OF E&S AND MERGER SUB..........  18
    4.01 Organization and Qualification; Subsidiaries.....................   18
    4.02 Articles of Incorporation and Bylaws.............................   18
    4.03 E&S Common Stock To Be Issued in The Merger......................   18
    4.04 Authority Relative to This Agreement.............................   19

    4.05 No Conflict; Required Filings and Consents.......................   19
    4.06 SEC Filings; Financial Statements................................   19
    4.07 Absence of Litigation............................................   20
    4.08 Tax Treatment....................................................   20
    4.09 Absence of Certain Changes or Events.............................   20
    4.10 Opinion of Financial Advisor.....................................   20
    4.11 Brokers..........................................................   20
 ARTICLE V--CONDUCT OF BUSINESS PENDING THE MERGER.........................  20
    5.01 Conduct of Business By AGI Pending The Merger....................   20
    5.02 Conduct of Business By E&S Pending The Merger....................   22
 ARTICLE VI--ADDITIONAL AGREEMENTS.........................................  22
    6.01 Registration Statement; Proxy Statement..........................   22
    6.02 Stockholders' Meeting............................................   23
    6.03 Appropriate Action; Consents; Filings............................   24
    6.04 Access to Information; Confidentiality...........................   24
    6.05 No Solicitation of Competing Transactions........................   25
    6.06 Indemnification and Insurance....................................   26
    6.07 Notification of Certain Matters..................................   26
    6.08 Stock Exchange Listing...........................................   27
    6.09 Public Announcements.............................................   27
    6.10 Plan of Reorganization...........................................   27
    6.11 Affiliates.......................................................   27
    6.12 AGI Employee Stock Purchase Plan.................................   27
    6.13 Employment Agreements............................................   27
    6.14 Employees and Employee Benefits..................................   27
 ARTICLE VII--CONDITIONS TO THE MERGER.....................................  28
    7.01 Conditions to the Obligations of Each Party......................   28
    7.02 Conditions to the Obligations of E&S and Merger Sub..............   29
    7.03 Conditions to the Obligations of AGI.............................   29
 ARTICLE VIII--TERMINATION, AMENDMENT AND WAIVER...........................  30
    8.01 Termination......................................................   30
    8.02 Effect of Termination............................................   30
    8.03 Fees and Expenses................................................   30
    8.04 Amendment........................................................   31
    8.05 Waiver...........................................................   31
 ARTICLE IX--GENERAL PROVISIONS............................................  31
    9.01 Non-Survival of Representations, Warranties and Agreements.......   31
    9.02 Notices..........................................................   31
    9.03 Certain Definitions..............................................   32
    9.04 Accounting Terms.................................................   33
    9.05 Severability.....................................................   33
    9.06 Entire Agreement; Assignment.....................................   33
    9.07 Parties in Interest..............................................   33
    9.08 Specific Performance.............................................   33
    9.09 Governing Law....................................................   33
    9.10 Headings.........................................................   33
    9.11 Counterparts.....................................................   33

                                                            LOCATION OF
DEFINED TERM                                               DEFINED TERM
------------                                               ------------
Affiliate............................................... Section 9.03(a)
Affiliated Person....................................... Section 3.23(a)
AGI Benefit Plans....................................... Section 3.10(a)
AGI Business............................................ Section 9.03(d)
AGI Common Stock........................................ Recitals
AGI Disclosure Schedule................................. Article III
AGI Financial Advisor................................... Section 3.25
AGI Fiscal Year 1997 Balance Sheet...................... Section 3.07(d)
AGI Group............................................... Section 9.03(e)
AGI Intellectual Property............................... Section 3.13
AGI Licenses............................................ Section 3.13
AGI Material Adverse Effect............................. Section 3.01
AGI Pension Plans....................................... Section 3.10(a)
AGI Permits............................................. Section 3.06(b)
AGI SEC Reports......................................... Section 3.07(a)
AGI Stock Option........................................ Section 2.07(a)
AGI Stock Option Plans.................................. Section 2.07(a)
Agreement............................................... Recitals
Beneficial Owner........................................ Section 9.03(b)
Blue Sky Laws........................................... Section 3.05(b)
Business Day............................................ Section 9.03(c)
Cash Consideration...................................... Section 2.01(a)
Cash Election........................................... Section 2.02(b)(ii)
Cash Election Shares.................................... Section 2.02(b)(viii)
Certificate of Merger................................... Section 1.02
Closing Agreement....................................... Section 3.14(a)(i)
Closing Date............................................ Section 1.02
Code.................................................... Recitals
Commonly Controlled Entity.............................. Section 3.10(a)
Competing Transaction................................... Section 6.05(a)
Confidentiality Agreement............................... Section 6.04(a)
Control................................................. Section 9.03(f)
Controlled By........................................... Section 9.03(f)
Current Offering........................................ Section 6.12
DGCL.................................................... Recitals
E&S Common Stock........................................ Recitals
E&S Financial Advisor................................... Section 4.10
E&S Material Adverse Effect............................. Section 4.01
E&S SEC Reports......................................... Section 4.06(a)
Effective Time.......................................... Section 1.02
Election Deadline....................................... Section 2.02(b)(iv)
Environmental Law....................................... Section 3.15(a)(ii)
Environmental Permit.................................... Section 3.15(a)(iii)
ERISA................................................... Section 3.10(a)
ESPP.................................................... Section 3.03
Exchange Act............................................ Section 3.05(b)
Exchange Agent.......................................... Section 2.02(b)(i)
Exchange Fund........................................... Section 2.02(b)(i)
Form of Election........................................ Section 2.02(b)(iii)
Governmental Authority.................................. Section 3.05(b)

                                                              LOCATION OF
DEFINED TERM                                                 DEFINED TERM
------------                                                 ------------
Hazardous Substances...................................... Section 3.15(a)(i)
HSR Act................................................... Section 3.05(b)
Knowledge................................................. Section 9.03(h)
Laws...................................................... Section 3.05(a)
Liens..................................................... Section 3.12(a)
Material Contracts........................................ Section 3.16(a)
Merger.................................................... Recitals
Merger Consideration...................................... Section 2.01(a)
Merger Sub................................................ Recitals
NASD...................................................... Section 2.02(b)(iv)
NASDAQ/NMS................................................ Section 2.01(a)
Notice of Superior Proposal............................... Section 6.05(c)
PBGC...................................................... Section 3.10(g)
Person.................................................... Section 9.03(i)
Proxy Statement........................................... Section 2.02(b)(iii)
Real Estate............................................... Section 9.03(j)
Registration Statement.................................... Section 6.01(a)
Representatives........................................... Section 6.04(b)
SEC....................................................... Section 3.07(a)
Securities Act............................................ Section 2.03
Stock Consideration....................................... Section 2.01(a)
Stockholders' Meeting..................................... Section 6.02(a)
Subsidiaries.............................................. Section 9.03(k)
Subsidiary................................................ Section 3.01
Superior Proposal......................................... Section 6.05(c)
Surviving Corporation..................................... Section 1.01
Tax Return................................................ Section 3.14(a)(ii)
Tax Ruling................................................ Section 3.14(a)(iii)
Taxes..................................................... Section 3.14(a)(iv)
Terminating E&S Breach.................................... Section 8.01(d)
Terminating AGI Breach.................................... Section 8.01(e)
The Act................................................... Recitals
Under Common Control With................................. Section 9.03(f)
Voting Agreement.......................................... Recitals
Welfare Plans............................................. Section 3.10(a)

                         AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER dated April 22, 1998 (this "Agreement") among EVANS & SUTHERLAND COMPUTER CORPORATION, a Utah corporation ("E&S"), E&S MERGER CORP., a Utah corporation and a wholly owned subsidiary of E&S ("Merger Sub"), and ACCELGRAPHICS, INC., a Delaware corporation ("AGI").

  WHEREAS, the parties hereto desire to cause AGI, upon the terms and subject to the conditions of this Agreement and in accordance with the Utah Revised Business Corporation Act (the "Act") and the Delaware General Corporation Law ("DGCL"), to merge with and into Merger Sub (the "Merger");

  WHEREAS, in the Merger, each outstanding share of AGI common stock, par value $.001 per share ("AGI Common Stock"), shall be converted into the right to receive cash and or a fraction of a share of E&S common stock, par value $.20 per share ("E&S Common Stock"), all on the terms set forth in this Agreement;

  WHEREAS, the Board of Directors of AGI has (i) determined that the Merger is fair to the holders of shares of AGI Common stock, and is in the best interests of such stockholders and (ii) approved this Agreement and the transactions contemplated hereby and recommended unanimously that the holders of shares of AGI Common Stock approve and adopt this Agreement;

  WHEREAS, the Board of Directors of E&S has determined that the Merger is in the best interests of E&S and its stockholders and, as sole stockholder of Merger Sub, has approved and adopted this Agreement and the transactions contemplated hereby;

  WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"); and

  WHEREAS, as a condition and inducement to E&S and Merger Sub entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, E&S is entering into a Voting Agreement and Irrevocable Proxy with certain stockholders of AGI, dated the date hereof (the "Voting Agreement"), pursuant to which, among other things, such stockholders have agreed, subject to the terms and conditions contained therein, to vote all shares of AGI Common Stock then owned by such stockholders to approve and adopt this Agreement, and have granted to E&S an irrevocable proxy to so vote such shares upon the terms and subject to the conditions set forth therein.

  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and intending to be legally bound hereby, E&S, Merger Sub and AGI hereby agree as follows:

                                   ARTICLE I

                                  THE MERGER

  1.01 THE MERGER. At the Effective Time (as defined in Section 1.02) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Act and the DGCL, AGI shall be merged with and into Merger Sub, the separate corporate existence of AGI shall cease and Merger Sub shall continue as the surviving corporation. Merger Sub as the surviving corporation in the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

  1.02 CLOSING; EFFECTIVE TIME. The closing of the transactions contemplated hereby (the "Closing") shall take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in Article VII hereof (but in any event within one business day thereof) or at such other time as the parties hereto agree (the date on which the Closing shall occur, the "Closing Date"). The Closing shall take place at the offices of Snell

& Wilmer, L.L.P., 111 East Broadway, Suite 900, Salt Lake City, Utah 84111, or at such other location as may be mutually agreed to by the parties. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing of Articles of Merger (the "Articles of Merger") with the Division of Corporations and Commercial Code of the State of Utah in accordance with the provisions of the Act and by filing a certificate of merger in form reasonably satisfactory to the parties hereto (the "Certificate of Merger") with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time of such filing, the "Effective Time"). The date on which the Effective Time shall occur is referred to herein as the "Effective Date."

  1.03 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the Act and the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of AGI and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of AGI and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

  1.04 ARTICLES OF INCORPORATION; BYLAWS.

  (a) At the Effective Time, the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended; provided, however, that Article I of the Articles of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is AccelGraphics, Inc."

  (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

  1.05 DIRECTORS AND OFFICERS. The directors of Merger Sub and the officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

                                  ARTICLE II

                           CONVERSION OF SECURITIES

  2.01 CONVERSION OR CANCELLATION OF SHARES. By virtue of the Merger and without any action on the part of E&S, Merger Sub or AGI or the holders of any of the following securities, the manner of converting or canceling shares in connection with the Merger shall be as follows:

    (a) Conversion of Shares. Subject to the terms of Section 2.02, each share of AGI Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of AGI Common Stock owned by E&S, Merger Sub or any other direct or indirect subsidiary of E&S (collectively, the "E&S Companies") or held in AGI's treasury or shares of AGI Common Stock that are held by stockholders duly exercising appraisal rights pursuant to
  Section 262 of the DGCL ("Dissenting Shares") to the extent such rights shall be available in connection with the Merger), shall be converted into, and become exchangeable for, at the election of the record holder thereof,
  (i) $5.75 in cash (the "Cash Consideration") or (ii) that portion of a share of E&S Common Stock, equal to a fraction, the numerator of which is $5.75 and the denominator of which is the E&S Common Stock Price (the "Stock Consideration," and, together with the Cash Consideration, the "Merger Consideration"). For purposes of this Agreement, the term "E&S Common Stock Price" shall mean an amount equal to the average closing sales prices of E&S Common Stock on the National Association of Securities Dealers, Inc. Automated Quotation/National Market System ("NASDAQ/NMS") on each of the ten (10) consecutive trading days immediately preceding the second trading day prior to the Effective Date, and the term "Stock Exchange Ratio" shall mean a fraction the numerator of which is $5.75 and the denominator of which is the E&S Common Stock Price. At the Effective Time, all such shares of AGI Common Stock shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each certificate (each a "Certificate") representing any of such shares shall thereafter represent only the right to receive the Merger Consideration (and the right, if any, to receive cash in lieu of fractional shares) into which such shares have been converted pursuant to this Article II, or the right, if any, to receive payment from the Surviving Corporation of the "fair value" of such shares as determined in accordance with Section 262 of the DGCL;

    (b) Cancellation of Shares. Each share of AGI Common Stock issued and outstanding immediately prior to the Effective Time and owned by any of the E&S Companies, and each such share issued and held in AGI's treasury immediately prior to the Effective Time, shall, at the Effective Time and by virtue of the Merger, and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist;

    (c) Merger Sub Capital Stock. At the Effective Time, each share of common stock, par value $.01 per share, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall remain outstanding and each certificate therefor shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

  2.02 ALLOCATION OF MERGER CONSIDERATION; ELECTION PROCEDURES.

  (a) Allocation. Notwithstanding anything in this Agreement to the contrary, the maximum number of shares of AGI Common Stock to be converted into the right to receive Cash Consideration in the Merger (the "Cash Election Maximum Number") shall be, except as otherwise required under Section 2.02(b)(xi), equal to the product of (w) 0.48 (as adjusted to reflect the amount, if any, of cash payments made pursuant to Section 2.04 or Section 2.06) multiplied by
(x) the total number of shares of AGI Common Stock (other than the number of shares of AGI Common Stock to be canceled in accordance with Section 2.01(b)) outstanding at the Effective Time. The maximum number of shares of AGI Common Stock to be converted into the right to receive Stock Consideration in the Merger (the "Stock Election Maximum Number") shall be equal to the product of
(y) 0.52 multiplied by (z) the total number of shares of AGI Common Stock (other than the number of shares of AGI Common Stock to be cancelled in accordance with Section 2.01(b)) outstanding at the Effective Time.

  (b) Election Procedures.

    (i) As soon as practicable following the Effective Time (but in any event within two business days thereof), E&S shall deposit, or shall cause to be deposited, with an exchange agent selected by E&S (the "Exchange Agent"), with the reasonable concurrence of AGI, for the benefit of the holders of shares of AGI Common Stock, for exchange in accordance with this Article II, certificates representing shares of E&S Common Stock and any cash to be paid upon due surrender of the Certificates pursuant to the provisions of this Article II (such cash and certificates for shares of E&S Common Stock, together with the amount of any dividends or distributions payable with respect thereto, being hereinafter referred to as the "Exchange Fund").

    (ii) Subject to allocation and proration in accordance with the provisions of this Section 2.02, each record holder of shares of AGI Common Stock (other than Dissenting Shares, if any, that are not to be treated as Non-Election Shares pursuant to Section 2.04 and shares to be canceled in accordance with Section 2.01(b)) issued and outstanding immediately prior to the Election Deadline (as defined below) shall be entitled to elect to receive in respect of each such share (i) the Cash Consideration (a "Cash Election") or (ii) the Stock Consideration (a "Stock Election") or to indicate that such record holder has no preference as to the receipt of Cash Consideration or Stock Consideration for such shares (a "Non-Election"). Holders of shares in respect of which a Non-Election is made (including shares in respect of which such an election is deemed to have been made pursuant to this Section 2.02 and Section 2.04 (collectively, "Non-Election Shares")) shall receive 48% of the Merger Consideration in cash and 52% of the Merger Consideration in E&S Common Stock, subject to the allocation adjustment provisions set forth in Section 2.02(a).

    (iii) Elections pursuant to Section 2.02(b)(ii) shall be made on a form to be mutually agreed upon by AGI and E&S (a "Form of Election") and provided by the Exchange Agent for that purpose to holders of record of shares of AGI Common Stock, together with appropriate transmittal materials, at the time of mailing to holders of record of shares of AGI Common Stock of the AGI's proxy statement with respect to its meeting of stockholders (the "Proxy Statement") to approve the transactions contemplated by this Agreement. Elections shall be made by mailing to the Exchange Agent a duly completed Form of Election. The Form of Election shall be explicit in permitting a holder of record of AGI Common Stock to make a Cash Election with respect to a portion of the shares held by such holder and make a Stock Election with respect to the remainder of the shares held by such holder.

    (iv) To be effective, a Form of Election must be (x) properly completed, signed and submitted to the Exchange Agent at its designated office, by 5:00 p.m., Eastern Daylight Time on the business day that is two (2) trading days prior to the Closing Date (which date shall be publicly announced by E&S as soon as practicable but in no event less than five trading days prior to Closing Date) (the "Election Deadline") and (y) accompanied by the Certificates representing the shares of AGI Common Stock as to which the election is being made (or by an appropriate guarantee of delivery of such Certificates by a commercial bank or trust company in the United States or a member of a registered national security exchange or of the National Association of Securities Dealers, Inc. ("NASD"), provided such Certificates are in fact delivered to the Exchange Agent within ten
  (10) trading days after the date of execution of such guarantee of delivery). Any holder of shares of AGI Common Stock that does not submit a Form of Election to the Exchange Agent prior to the Election Deadline shall be deemed to have made a Non-Election. E&S shall determine, in its sole and absolute discretion, which authority it may delegate in whole or in part to the Exchange Agent, whether Forms of Election have been properly completed, signed, submitted or revoked and whether the Form of Election is otherwise deemed effective pursuant to this Section 2.02(b)(iv). The decision of E&S (or the Exchange Agent, as the case may be) in such matters shall be conclusive and binding. To the extent practicable, E&S or the Exchange Agent, as the case may be, shall attempt to notify any person who shall submit a defective Form of Election of such defect prior to the Election Deadline.

    (v) AGI shall use reasonable commercial efforts to make a Form of Election available to all persons who become holders of record of shares of AGI Common Stock between the date of mailing of the Proxy Statement described in Section 2.02(b)(iii) and the Election Deadline.

    (vi) An election may be revoked, but only by written notice received by the Exchange Agent prior to the Election Deadline. Any Certificate or Certificates that have been submitted to the Exchange Agent in connection with an election shall be returned without charge to the holder thereof in the event such election is revoked as aforesaid and such holder requests in writing the return of such Certificate or Certificates. Upon such revocation, and unless an effective Form of Election is thereafter submitted in accordance with this Section 2.02(b), any shares to which such revocation applies shall be deemed Non-Election Shares. In the event that this Agreement is terminated pursuant to the applicable provisions of this Agreement, Certificates submitted prior to such time shall promptly be returned without charge to the person submitting the same.

    (vii) In the event that the aggregate number of shares in respect of which Cash Elections have been made (collectively, the "Requested Cash Election Shares") exceeds the Cash Election Maximum Number, all shares in respect of which Stock Elections have been made (the "Stock Election Shares") shall receive Stock Consideration, and all Requested Cash Election Shares shall be converted into the right to receive Stock Consideration or Cash Consideration such that each holder making a Cash Election shall receive, for each share of AGI Common Stock for which a Cash Election has been made, (x) cash in an amount equal to the product of (1) the Cash Consideration multiplied by (2) a fraction, the numerator of which is the Cash Election Maximum Number and the denominator of which is the number of Requested Cash Election Shares (such product, the "Prorated Cash Amount"), and (y) a portion of a share of E&S Common Stock equal to a fraction, the numerator of which is equal to the Cash Consideration minus the Prorated Cash Amount and the denominator of which is equal to the E&S Common Stock Price.

    (viii) In the event that the aggregate number of shares in respect of which Stock Elections have been made (collectively, the "Requested Stock Election Shares") exceeds the Stock Election Maximum Number, all shares in respect of which Cash Elections have been made (the "Cash Election Shares") shall receive Cash Consideration, and all requested Stock Election Shares shall be converted into the right to receive Stock Consideration or Cash Consideration such that each holder making a Stock Election shall receive, for each share of AGI Common Stock for which a Stock Election has been made, (x) E&S Common Stock in an amount equal to the product of (1) the Stock Consideration multiplied by (2) a fraction, the numerator of which is the Stock Election Maximum Number and the denominator of which is the number of Requested Stock Election Shares (such product the "Prorated Stock Amount"), and (y) cash consideration equal to the total Merger Consideration available for such holder, reduced by the value of the Prorated Stock Amount.

    (ix) In the event that paragraphs (vii) and (viii) of this Section 2.02(b) are not applicable, all Cash Election Shares and 48% of all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and all Stock Election Shares and 52% of all Non-Election Shares shall be converted into the right to receive the Stock Consideration (and cash in lieu of fractional interests).

    (x) The Exchange Agent, in consultation with E&S and AGI, shall make all computations to give effect to this Section 2.02.

    (xi) In the event either or both of the tax opinions of counsel referred to in Section 7.01(f) cannot be rendered as a result of the Merger potentially failing to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under
  Section 368(a) of the Code, then the Cash Election Maximum Number shall be reduced to the minimum extent necessary to enable the relevant tax opinion or opinions, as the case may be, to be rendered.

  2.03 TRANSFERS. After the Effective Time, there shall be no transfers on the stock transfer books of AGI of the shares of AGI Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for shares of E&S Common Stock and/or any cash to be paid upon the due surrender of and in respect of such Certificates pursuant to this Agreement in accordance with the procedures set forth in this Article II. Certificates surrendered for exchange by any person constituting an "affiliate" of AGI for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged until E&S shall have received a written agreement from such person as provided in
Section 7.02(c).

  2.04 DISSENTERS' RIGHTS. To the extent that appraisal rights shall be determined to be applicable to the Merger, any stockholder of AGI who shall have delivered a written demand for appraisal of such stockholder's shares of AGI Common Stock, as provided in Section 262 of the DGCL (each a "Dissenting Stockholder"), shall not be entitled to shares of E&S Common Stock or cash pursuant to this Article II, unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to dissent from the Merger under the DGCL, and shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to such shares. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Dissenting Shares held by such Dissenting Stockholder shall thereupon be treated as Non-Election Shares. AGI shall give E&S (i) prompt notice of any written demands for appraisal of any Dissenting Shares, attempted withdrawals of such demands, and any other instruments served pursuant to applicable law received by AGI relating to stockholders' rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. AGI shall not, except with the prior written consent of E&S, voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

  2.05 TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund (including the proceeds of any investments thereof and any shares of E&S Common Stock) that remains unclaimed by any portion or all of the stockholders of AGI for one year after the Effective Time shall be paid to E&S. Any stockholders of AGI who have not theretofore complied with this Article II shall thereafter look only to E&S for any payment of shares of E&S Common Stock and/or cash payable upon due surrender of their Certificates, and in each case, without any interest thereon. Notwithstanding the foregoing, none of E&S, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of AGI Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

  2.06 NO FRACTIONAL SHARES. No fraction of a share of E&S Common Stock will be issued upon the surrender for exchange of Certificates pursuant to this
Article II. In lieu thereof, each holder of shares of AGI Common Stock who would otherwise be entitled to a fraction of a share of E&S Common Stock (after aggregating all fractional shares of E&S Common Stock to be received by such holder) shall receive from E&S an amount of cash (rounded to the nearest whole cent) equal to the product of (i) the fractional interest to which such holder would otherwise be entitled, multiplied by (ii) the E&S Common Stock Price.

  2.07 AGI OPTIONS.

  (a) Except as set forth below, each outstanding option (an "AGI Stock Option"), whether or not exercisable and whether or not vested, at the Effective Time under AGI 1995 Stock Plan, the AGI 1997 Director Option Plan, or any other plans (the "AGI Stock Option Plans") shall be assumed by E&S and deemed to constitute an option (an "E&S Option") to acquire, on the same terms and conditions as were applicable under the E&S Option, the same number of shares of E&S Common Stock as the holder of such E&S Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (rounded down to the nearest whole number), at a price per share (rounded up to the nearest whole cent) equal to (i) the aggregate exercise price for the shares of E&S Common Stock otherwise purchasable pursuant to such E&S Option divided by (ii) the number of full shares of E&S Common Stock deemed purchasable pursuant to such E&S Option in accordance with the foregoing; provided, however, that, in the case of any E&S Option to which Section 422 of the Code applies ("incentive stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code. Notwithstanding the above, any AGI Stock Option with an exercise price in excess of $6.00 per share, shall not be assumed by E&S, but rather shall be terminated and cancelled as of the Effective Date.

  (b) As soon as practicable after the Effective Time, E&S shall deliver to the participants in the E&S Option Plan appropriate notice setting forth such participants' rights pursuant thereto and the grants pursuant to the E&S Stock Option Plans shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.5 after giving effect to the Merger). E&S shall comply with the terms of the E&S Stock Option Plans and use best efforts to ensure, to the extent required by, and subject to the provisions of, such E&S Option Plan and Sections 422 and 424(a) of the Code, that E&S Options which qualified as incentive stock options prior the Effective Time continue to qualify as incentive stock options after the Effective Time.

  (c) E&S shall take all corporate action necessary to reserve for issuance a sufficient number of shares of E&S Common Stock for delivery upon exercise of E&S Options assumed in accordance with this Section 2.07. As soon as practicable after the Effective Time and in any event no later than five business days after the Closing Date, E&S shall file a registration statement on Form S-8 (or any successor or other appropriate forms) under the Securities Act or another appropriate form with respect to the shares of E&S Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

  2.08 FURTHER ASSURANCES. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Merger Sub or AGI acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Merger Sub and AGI or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in such names and on such behalves or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF AGI

  Except as disclosed in a separate disclosure schedule referring to the Sections contained in this Agreement, which has been delivered by AGI to E&S prior to the execution of this Agreement (the "AGI Disclosure Schedule"), AGI hereby represents and warrants to E&S and Merger Sub that:

  3.01 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Each of AGI and each subsidiary of AGI (each, a "Subsidiary") is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the lack of such power, authority and approval would not, individually or in the aggregate, have an AGI Material Adverse Effect (as defined below). Each of AGI and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have an AGI Material Adverse Effect. The term "AGI Material Adverse Effect" means any circumstances, change in, or effect on, the AGI Group (as defined in Section 9.03), when taken as a consolidated whole, or affecting the AGI Business (as defined in Section 9.03), which is, or could reasonably be expected in the future to be, materially adverse to the AGI Group or the AGI Business; provided, however, that any of such circumstances, changes in, or effects attributable to the failure of E&S to make any deliveries of products to AGI following the date hereof in accordance with the terms and specifications set forth in and required by contractual arrangements between E&S and AGI shall not be taken into account in determining whether there has been or would be a "AGI Material Adverse Effect." A true and complete list of all the Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary and the percentage of the outstanding capital stock of each Subsidiary owned by AGI and each other Subsidiary, is set forth in Section 3.01 of AGI Disclosure Schedule. Except as set forth in Section 3.01 of AGI Disclosure Schedule, AGI does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity.

  3.02 CERTIFICATE OF INCORPORATION AND BYLAWS. AGI has heretofore furnished to E&S complete and correct copies of the Certificate of Incorporation and the Bylaws or equivalent organizational documents, each as amended to date, of AGI and each Subsidiary. Such Certificate of Incorporation, Bylaws and equivalent organizational documents are in full force and effect. Neither AGI nor any Subsidiary is in violation of any provision of its Certificate of Incorporation, Bylaws or equivalent organizational documents.

  3.03 CAPITALIZATION. The authorized capital stock of AGI consists of (i) 50,000,000 shares of Common Stock, par value $.001 per share, and (ii) 2,000,000 shares of preferred stock, par value $.001 per share, issuable in such series and with such rights and designations as the Board of Directors of AGI may from time to time determine (the "AGI Preferred Stock"). As of March 31, 1998, (a) 8,451,088 shares of AGI Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable,
(b) no shares of AGI Common Stock were held in the treasury of AGI or the Subsidiaries, (c) 2,955,389 shares of AGI Common Stock were reserved for future issuance pursuant to AGI Stock Option Plans, (d) 371,672 shares of AGI Common Stock were reserved for future issuance pursuant to the AGI 1997 Employee Stock Purchase Plan ("ESPP"), and (e) no shares of AGI Preferred Stock were issued and outstanding. All publicly traded shares of AGI Common Stock have been approved for trading on the NASDAQ/NMS. Set forth in Section
3.03 of AGI

Disclosure Schedule is a summary setting forth the number of outstanding AGI Options, stock incentive rights or any other rights to acquire shares of AGI Common Stock pursuant to AGI Stock Option Plans and the exercise price therefor as of March 31, 1998. From January 2, 1998 through the date of this Agreement, AGI has not issued, sold, pledged, disposed of, granted, encumbered, or authorized the issuance, sale, pledge, disposition, grant or encumbrance of any shares of capital stock of any class of AGI or any Subsidiary or any rights to acquire such shares or other equity interests in AGI or any Subsidiary, except pursuant to the exercise of AGI Options that were outstanding as of January 2, 1998 and those additional AGI Options granted since January 2, 1998 that are set forth in Section 3.03 of AGI Disclosure Schedule. Except as set forth in this Section 3.03 or in Section
3.03 of AGI Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of AGI or any Subsidiary or obligating the AGI or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, AGI or any Subsidiary. All shares of AGI Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of AGI or any Subsidiary to repurchase, redeem or otherwise acquire any shares of AGI Common Stock or any capital stock of or any equity interests in any Subsidiary. Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by AGI or any Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on AGI's or such other Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

  3.04 AUTHORITY RELATIVE TO THIS AGREEMENT. AGI has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. The execution and delivery of this Agreement by AGI and the consummation by AGI of the Merger have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of AGI are necessary to authorize this Agreement or to consummate the Merger (other than, with respect to the Merger, the adoption of this Agreement by the holders of a majority of the shares of AGI Common Stock and the filing and recordation of appropriate merger documents as required by the Act and the DGCL). This Agreement has been duly and validly executed and delivered by AGI and, assuming the due authorization, execution and delivery by E&S and Merger Sub, constitutes a legal, valid and binding obligation of AGI, enforceable against AGI in accordance with its terms.

  3.05 NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

  (a) The execution and delivery of this Agreement by AGI does not, and the performance of this Agreement by AGI will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws or equivalent organizational documents of AGI or any Subsidiary, as applicable, (ii) conflict with or violate any domestic (federal, state or local) or foreign law, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to AGI or any Subsidiary or by which any property or asset of AGI or any Subsidiary is bound or affected, except for such conflicts or violations that, individually or in the aggregate, are not reasonably likely to have an AGI Material Adverse Effect, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of AGI or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which AGI or any Subsidiary is a party or by which AGI or any Subsidiary or any property or asset of AGI or any Subsidiary is bound or affected, except for any such breaches, defaults or other occurrences that, individually or in the aggregate, would not have an AGI Material Adverse Effect and will not prevent or materially delay the consummation of the transactions contemplated by this Agreement.

  (b) The execution and delivery of this Agreement by AGI does not, and the performance of this Agreement by AGI will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic, or foreign (a "Governmental Authority"), except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), state securities or "blue sky" laws ("Blue Sky Laws"), state takeover laws, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), and filing and recordation of appropriate merger documents as required by the Act and the DGCL and the rules of the National Association of Securities Dealers ("NASD") and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, is not reasonably likely to have an AGI Material Adverse Effect.

  3.06 COMPLIANCE WITH LAWS; PERMITS.

  (a) Neither AGI nor any Subsidiary is in conflict with, or in default or violation of, (i) any Laws applicable to AGI or any Subsidiary or by which any property or asset of AGI or any Subsidiary is bound or affected, or (ii) any of AGI Permits (as defined below), except for any such conflicts, defaults or violations that do not, individually or in the aggregate, have an AGI Material Adverse Effect.

  (b) Each of AGI and the Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders from all federal, state, local and foreign authorities and agencies, necessary for AGI or any of its Subsidiaries, to own, lease and operate its properties or to carry on the AGI Business (the "AGI Permits"), and no suspension or cancellation of any of AGI Permits is pending or, to AGI's Knowledge, threatened, except where the failure to have, or the suspension or cancellation of, any of AGI Permits, individually or in the aggregate, would not have an AGI Material Adverse Effect.

  3.07 SEC FILINGS; FINANCIAL STATEMENTS.

  (a) AGI has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since April 11, 1997 and has made available to E&S all registration statements filed by AGI with the SEC, including all exhibits filed in connection therewith (on all forms applicable to the registration of securities) since April 11, 1997 and prior to the date of this Agreement (collectively, the "AGI SEC Reports"), and has heretofore made available to E&S complete (i.e., unredacted) copies of each exhibit (which is in effect as of the date hereof) to AGI SEC Reports filed with the SEC. AGI SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

  (b) Except as disclosed in AGI SEC Reports, no Subsidiary is required to file any form, report or other document with the SEC.

  (c) Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in AGI SEC Reports complied as to form with the applicable accounting requirements and rules and regulations of the SEC and was prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each fairly presents the consolidated financial position, results of operations and cash flows of AGI and the consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein in accordance with United States generally accepted accounting principles (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have an AGI Material Adverse Effect).

  (d) Except as and to the extent set forth on the consolidated balance sheet of AGI as of January 2, 1998, including the notes thereto (the "AGI Fiscal Year 1997 Balance Sheet"), neither AGI nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with United States generally accepted accounting principles, except for liabilities and obligations (i) disclosed in any AGI SEC Report filed since January 2, 1998 and prior to the date of this Agreement, (ii) incurred since January 2, 1998 in the ordinary course of business which, individually or in the aggregate, do not have an AGI Material Adverse Effect, or (iii) incurred pursuant to this Agreement.

  (e) All of the accounts receivable that are reflected on the AGI Fiscal Year 1997 Balance Sheet, and all accounts receivable which have arisen since the AGI Fiscal Year 1997 Balance Sheet through the Effective Date, have arisen from bona fide transactions in the ordinary course of business. AGI has no knowledge of any facts or circumstances (other than general economic conditions) that would result in any material increase in the uncollectability of such accounts receivable.

  (f) GI has heretofore furnished to E&S complete and correct copies of all material amendments and modifications that have not been filed by AGI with the SEC to all agreements, documents and other instruments that previously had been filed by AGI with the SEC and are currently in effect.

  3.08 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since January 2, 1998, except as contemplated by this Agreement, disclosed in Section 3.08 of AGI Disclosure Schedule, or disclosed in any AGI SEC Report filed since April 11, 1997, AccelGraphics and the Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since January 2, 1998, there has not been (a) any event or events having, individually or in the aggregate, an AGI Material Adverse Effect, (b) any change by AGI in its accounting methods, principles or practices, (c) any revaluation by AGI of any material asset (including, without limitation, any writing down or writing up of the value of inventory, writing off of notes or accounts receivable or reversing of any accruals or reserves), other than in the ordinary course of business consistent with past practice, (d) any entry by AGI or any Subsidiary into any commitment or transaction material to AGI and the Subsidiaries taken as a whole, except in the ordinary course of business and consistent in all material respects with past practice, (e) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of AGI or any redemption, purchase or other acquisition of any of its securities, or (f) other than pursuant to the contracts referred to in Section 3.10 or as expressly provided for in this Agreement, any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers or key employees of AGI or any Subsidiary, except in the ordinary course of business consistent in all material respects with past practice.

  3.09 ABSENCE OF LITIGATION.

  (a) Except as disclosed in AGI SEC Reports or in Section 3.09 of AGI Disclosure Schedule, there is no claim, action, proceeding or investigation pending or, to AGI's Knowledge, threatened against AGI or any Subsidiary, or any property or asset of AGI or any Subsidiary, before any court, arbitrator or Governmental Authority, which, individually or when aggregated with other claims, actions, proceedings or investigations or product liability claims, actions, proceedings or investigations which are reasonably likely to result from facts and circumstances that have given rise to such a claim, action, proceeding or investigation, would have an AGI Material Adverse Effect. As of the date hereof, neither AGI nor any Subsidiary nor any property or asset of AGI or any Subsidiary is subject to any order, writ, judgment, injunction, decree, determination or award having, individually or in the aggregate, an AGI Material Adverse Effect.

  (b) Neither AGI nor any Subsidiary has received notice from any source that a reasonable likelihood exists that AGI or any Subsidiary may be liable with respect to product liability or worker's compensation claims, except for such claims that, if determined adversely to AGI and the Subsidiaries, would not, individually or in the aggregate, have an AGI Material Adverse Effect.

  3.10 EMPLOYEE BENEFIT; ERISA.

  (a) Section 3.10(a) of AGI Disclosure Schedule contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "AGI Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) (sometimes referred to herein as "Welfare Plans"), and each other plan, arrangement or policy (written or oral) relating to stock options, stock purchases, compensation, deferred compensation, severance, fringe benefits or other employee benefits, in each case maintained, or contributed to, by AGI or any of the Subsidiaries or any other person or entity that, together with AGI is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, together with AGI, a "Commonly Controlled Entity"), for the benefit of any current or former employees, officers, agents or directors of AGI or any of its subsidiaries (all of the foregoing being herein called "AGI Benefit Plans"). AGI has made available to E&S true and complete copies of (i) each AGI Benefit Plan (or, in the case of any unwritten AGI Benefit Plans, descriptions thereof), (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each AGI Benefit Plan (if any such report was required), (iii) the most recent summary plan description (or similar document) for each AGI Benefit Plan for which a summary plan description is required or was otherwise provided to plan participants or beneficiaries and (iv) each trust agreement and group annuity contract relating to any AGI Benefit Plan.

  (b) Except where non-disclosure would not have an AGI Material Adverse Effect, all AGI Pension Plans and related trusts that are intended to be tax-qualified plans have been, since the effective date of the Tax Reform Act of 1986, the subject of determination letters from the Internal Revenue Service to the effect that such AGI Pension Plans and related trusts are qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the Knowledge of AGI, has revocation been threatened; no event has occurred and no circumstances exist that would adversely affect the tax qualification of such AGI Pension Plan nor has any such AGI Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs or require security under Section 302 of ERISA.

  (c) Except as would not, individually or in the aggregate, have an AGI Material Adverse Effect: (i) each AGI Benefit Plan has been administered in accordance with its terms; (ii) AGI Benefit Plans are, and have been administered, in compliance with the applicable provisions of ERISA, the Code, and all other applicable laws; (iii) there are no investigations by any governmental agency, termination proceedings or other claims (except claims for benefits payable in the normal operation of AGI Benefit Plans), suits or proceedings against or involving any AGI Benefit Plan or asserting any rights to or claims for benefits under any AGI Benefit Plan that could give rise to any liability, and there are not any facts that would reasonably be expected to give rise to any liability in the event of any such investigation, claim, suit or proceeding.

  (d) No Commonly Controlled Entity is required to contribute to any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA or, except as set forth in Section 3.10(d) of AGI Disclosure Schedule, has withdrawn from any such multiemployer plan where such withdrawal has resulted or would result in any material "withdrawal liability" (within the meaning of Section 4201 of ERISA) that has not been fully paid. Except as set forth in Section 3.10(d) of AGI Disclosure Schedule, no Commonly Controlled Entity would incur any material withdrawal liability if it were to withdraw from a multiemployer plan with respect to which it currently has a contribution obligation. No Commonly Controlled Entity, nor any officer of any Commonly Controlled Entity, nor any of AGI Benefit Plans which are subject to ERISA, including AGI Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject any Commonly Controlled Entity or any officer of any Commonly Controlled Entity to any tax or penalty on prohibited transactions imposed by such Section 4975 or to any material liability under
Section 502(i) or (l) of ERISA. Neither any of such AGI Benefit Plans nor any of such trusts has been terminated, nor has there been any "reportable event" (as that term is defined in Section 4043 of ERISA) with respect thereto, during the last five years.

  (e) Except as set forth in Section 3.10(e) of AGI Disclosure Schedule, neither AGI nor any of its Subsidiaries is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

  (f) To the Knowledge of AGI, the disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by AGI or any Subsidiary.

  (g) Except as would not have an AGI Material Adverse Effect, no liability under Title IV of ERISA has been incurred by any Commonly Controlled Entity that has not been satisfied in full, and no condition exists that presents a material risk to any Commonly Controlled Entity of incurring a liability under such Title, other than liability for premiums due the Pension Benefit Guaranty Corporation ("PBGC") (which premiums have been paid when due). To the extent this representation applies to sections 4064, 4069 or 4204 of Title IV of ERISA, it is made not only with respect to each AGI Pension Plan but also with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which AGI or any Commonly Controlled Entity made, or was required to make, contributions during the five (5) year period ending on the Closing Date. Except as would not have an AGI Material Adverse Effect, no AGI Pension Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each AGI Pension Plan ended prior to the Closing Date; and all contributions required to be made with respect thereto (whether pursuant to the terms of any AGI Pension Plan or otherwise) on or prior to the Closing Date have been timely made.

  (h) AGI and each of its Subsidiaries have not incurred any liability under, and have complied in all respects with, the Worker Adjustment and Retraining Notification Act of 1988 and the regulations promulgated thereunder.

  3.11 LABOR MATTERS.

  (a) With respect to employees of AGI: (i) to the Knowledge of AGI, no senior executive or key employee has any plans to terminate employment with AGI or any of its Subsidiaries; (ii) there is no unfair labor practice charge or complaint against AGI or any of its Subsidiaries pending or, to the Knowledge of AGI, threatened before the National Labor Relations Board or any other comparable authority; (iii) there is no demand for recognition made by any labor organization or petition for election filed with the National Labor Relations Board or any other comparable authority which, individually or in the aggregate, would have an AGI Material Adverse Effect; (iv) no grievance or any arbitration proceeding arising out of or under collective bargaining agreements is pending and, to the Knowledge of AGI, no claims therefor have been threatened other than grievances or arbitrations incurred in the ordinary course of business which, individually or in the aggregate, would not have an AGI Material Adverse Effect; (v) the consummation of the Merger and related transactions contemplated by this Agreement will not give rise to termination of any existing collective bargaining agreement or permit any labor organization to reopen negotiations in respect of wages, hours or working conditions under any such existing collective bargaining agreements; and (vi) there is no litigation, arbitration proceeding, governmental investigation, administrative charge, citation or action of any kind pending or, to the Knowledge of AGI, proposed or threatened against AGI relating to employment, employment practices, terms and conditions of employment or wages and hours which, individually or in the aggregate, would have an AGI Material Adverse Effect.

  (b) None of AGI nor any of its Subsidiaries has any collective bargaining relationship or duty to bargain with any Labor Organization (as such term is defined in Section 2(5) of the National Labor Relations Act, as amended), and none of AGI nor any of its Subsidiaries has recognized any labor organization as the collective bargaining representative of any of its employees.

  (c) AGI has complied in all material respects with all applicable employment laws relating to equal employment, fair employment practices, immigration compliance, prohibited discrimination or other similar employment practices or acts.

  3.12 TITLE TO AND SUFFICIENCY OF ASSETS.

  (a) As of the date hereof AGI and the Subsidiaries own, and as of the Effective Time AGI and the Subsidiaries will own, good and marketable title to all of their assets constituting personal property which is material to their business (excluding, for purposes of this sentence, assets held under leases), free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests or impositions (collectively, "Liens") the existence of which would have an AGI Material Adverse Effect, except as set forth in the AGI SEC Reports. Such assets, together with all assets held by AGI and the Subsidiaries under leases, include all tangible and intangible personal property, contracts and rights necessary or required for the operation of the AGI Business.

  (b) AGI owns no Real Estate. The leases to all Real Estate occupied by AGI and the Subsidiaries which are material to the operation of AGI Businesses are in full force and effect and no event has occurred which with the passage of time, the giving of notice, or both, would constitute a default or event of default by AGI or any Subsidiary or, to the Knowledge of AGI, any other person who is a party signatory thereto, other than such defaults or events of default which, individually or in the aggregate, would not have an AGI Material Adverse Effect.

  3.13 INTELLECTUAL PROPERTY. "AGI Intellectual Property" means all trademarks, trademark registrations, trademark rights, trade names, trade name rights, patents, patent rights, patent applications, industrial models, inventions, invention disclosures, copyrights, copyright registrations, servicemarks, servicemark registrations, servicemark rights, trade secrets, applications for trademarks and for servicemarks, know-how and other proprietary rights, data and information of any nature or form used or held for use in connection with the businesses of AGI and the Subsidiaries as currently conducted by AGI, together with all applications currently pending for any of the foregoing. Except as disclosed in AGI SEC Reports, AGI and the Subsidiaries own or possess adequate licenses or other valid rights to use all of AGI Intellectual Property that is necessary or appropriate for the conduct of AGI's or Subsidiaries' businesses. Section 3.13(a) of AGI Disclosure Schedule lists each material license or other agreement pursuant to which AGI has the right to use AGI Intellectual Property utilized in connection with any product of AGI and the Subsidiaries, the cancellation or expiration of which would have an AGI Material Adverse Effect (the "AGI Licenses"). There are no pending, and between the date hereof and the Effective Time, there shall not be any pending, or to AGI's Knowledge, threatened interferences, re-examinations, oppositions or nullities involving any patents, patent rights or applications therefor of AGI or any Subsidiary, except such as would not, individually or in the aggregate, have an AGI Material Adverse Effect. There is no material breach or violation by AGI under, and, to AGI's Knowledge, there is no material breach by any other party to, any AGI License that is reasonably likely to give rise to any termination or any loss of material rights thereunder. AGI has put in place policies and procedures to maintain the confidentiality of, and trade secret rights to, the processes and formulas, research and development results and other know-how of AGI, the value of which to AGI is dependent upon the maintenance of the confidentiality thereof and, to the Knowledge of AGI, such policies and procedures have been complied with. The conduct of the business of AGI and the Subsidiaries as currently conducted does not and will not infringe upon or conflict with, in any way, any license, trademark, trademark right, trade name, trade name right, patent, patent right, industrial model, invention, service mark, service right, copyright or any other intellectual property rights of any third party that, individually or in the aggregate, would have an AGI Material Adverse Effect. Except as disclosed in AGI SEC Reports, there are no infringements of any AGI Intellectual Property which, individually or in the aggregate, would have an AGI Material Adverse Affect. Neither AGI nor any Subsidiary has licensed or, to the Knowledge of AGI, otherwise permitted the use by any third party of any proprietary information or AGI Intellectual Property on terms or in a manner which, individually or in the aggregate, would have an AGI Material Adverse Effect.

  3.14 TAX MATTERS.

  (a) Definitions. As used in this Agreement:

    (i) "Closing Agreement" means a written and legally binding agreement with a taxing authority relating to Taxes.

    (ii) "Tax Return" means any report, return, information statement, payee statement or other information required to be provided to any federal, state, local or foreign Governmental Authority, or otherwise retained, with respect to Taxes or AGI Benefit Plans.

    (iii) "Tax Ruling" means a written ruling of a taxing authority relating to Taxes.

    (iv) "Taxes" means any and all taxes, levies, imposts, duties, assessments, charges and withholdings imposed or required to be collected by or paid over to any federal, state, local or foreign Governmental Authority or any political subdivision thereof, including without limitation income, gross receipts, ad valorem, value added, minimum tax, franchise, sales, use, excise, license, real or personal property, unemployment, disability, stock transfer, mortgage recording, estimated, withholding or other tax, governmental fee or other like assessment or charge of any kind whatsoever, and including any interest, penalties, fines, assessments or additions to tax imposed in respect of the foregoing, or in respect of any failure to comply with any requirement regarding Tax Returns.

  (b) Representations. Except as set forth in Section 3.14(b) of AGI Disclosure Schedule or as would not, individually or in the aggregate, have an AGI Material Adverse Effect:

    (i) Filing of tax returns, payment of taxes. AGI has filed all Tax Returns that AGI was required to file prior to the date hereof. All such Tax Returns were correct and complete in all material respects and were prepared and filed in accordance with applicable law. All Taxes owed by AGI (whether or not shown on any Tax Return) with respect to Tax Returns the due date of which preceded the date hereof have been paid or otherwise contested in good faith. All other Taxes due and payable by AGI with respect to periods ending on or before the date of the Closing or in respect of transactions entered into or any state of facts existing on or before the date of the Closing (whether or not a Tax Return is due on such date) have been or will be paid on or before the date of the Closing or have been or will be accrued on or before the date of the Closing. For purposes of the preceding sentence, in determining the amount of Taxes due and payable by AGI with respect to periods ending on or before the date of the Closing or in respect of transactions entered into or any state of facts existing on or before the date of the Closing, the date of the Closing shall be deemed to be the last day of any applicable tax period. All Tax Returns the due date of which (determined without extensions) is on or after the date hereof but on or before the date of the Closing will be correct and complete in all material respects and filed in accordance with applicable law.

    (ii) General Tax Matters. With respect to each taxable period for AGI ending on or before the Closing Date (or as of such other date as set forth below), (A) AGI will not be required (X) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local, or foreign law) in taxable income for any taxable period (or portion thereof) beginning after the Closing Date or (Y) as a result of any "closing agreement," as described in Section 7121 of the Code (or any corresponding provision of state, local, or foreign law) to include any item of income or exclude any item of deduction from any taxable period (or portion thereof) beginning after the Closing Date; (B) AGI is not a party to or bound by any tax allocation or tax sharing agreement and has no current or potential obligation to indemnify any other person with respect to any Tax or pay the Taxes of any other person under Treasury Regulations Section 1.1502-6 (or any similar provisions of state, local, or foreign law) as a transferee or successor, by contract or otherwise; (C) AGI has not been a "U.S. real property holding corporation" (within the meaning of Code Section 897(c)(2)) during the applicable period specified in Code Section 897(c)(1)(A)(ii); (D) AGI was not acquired in a qualified stock purchase under Code Section 338(d)(3) and no elections under Code Section 338(g), protective carryover basis elections, or offset prohibition elections are applicable to AGI; (E) AGI has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to an employee, independent contractor, shareholder, or other third party; (F) no income under any arrangement or understanding to which AGI is a party will be attributed to AGI which is not represented by income to which AGI is legally entitled; and (G) AGI owns no interest in any "controlled foreign corporation" (within the meaning of Code Section 957), "passive foreign investment company" (within the meaning of Code Section 1296) or other entity the income of which is required to be included in the income of AGI whether or not distributed

    (iii) Copies of Tax Returns. AGI has furnished or made available to E&S copies of all income and sales Tax Returns filed by or with respect to AGI relating to the period encompassing the three taxable years of AGI preceding the date hereof. AGI shall provide E&S, prior to the filing thereof, a copy of any income or sales Tax Returns which are filed prior to the Effective Time.

    (iv) Definition. Any reference to the term "AGI" in this Section 3.14 shall refer to AGI and any Subsidiary of AGI. Further, any reference to any action of "AGI" in this Section 3.14 shall encompass any action or actions taken by or at the direction of AGI whether or not such actions taken by or at the direction of AGI were properly authorized.

  3.15 ENVIRONMENTAL MATTERS.

  (a) For purposes of this Agreement, the following terms shall have the following meanings: (i) "Hazardous Substances" means (A) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls, and (B) any other chemicals, biological or radioactive materials or substances regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law; (ii) "Environmental Law" means any law, past, present or future and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, or common law, relating to pollution or protection of the environment, health or safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances; and (iii) "Environmental Permit" means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

  (b) AGI and the Subsidiaries are and have been in compliance with all applicable Environmental Laws, have obtained all Environmental Permits and are in compliance with their requirements, and have resolved all past non-compliance with Environmental Laws and Environmental Permits without any pending, ongoing or future obligation, cost or liability, except in each case where such non-compliance would not, individually or in the aggregate, have an AGI Material Adverse Effect.

  (c) Neither AGI nor any of the Subsidiaries has (i) placed, held, located, released, transported or disposed of any Hazardous Substances on, under, from or at any of AGI's or any of the Subsidiaries' properties or any other properties, other than in a manner that would not, in all such cases taken individually or in the aggregate, result in an AGI Material Adverse Effect,
(ii) any Knowledge of the presence of any Hazardous Substances on, under, emanating from, or at any of AGI's or any of the Subsidiaries' properties or any other property but arising from AGI's or any of the Subsidiaries' current or former properties or operations, other than in a manner that would not result in an AGI Material Adverse Effect, or (iii) any Knowledge, nor has it received any written notice (A) of any violation of or liability under any Environmental Laws, (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation or liability, (C) requiring the response to or remediation of Hazardous Substances at or arising from any of AGI's or any of the Subsidiaries' current or former properties or operations or any other properties, (D) alleging noncompliance by AGI or any of the Subsidiaries with the terms of any Environmental Permit in any manner reasonably likely to require material expenditures or to result in material liability or (E) demanding payment for response to or remediation of Hazardous Substances at or arising from any of AGI's or any of the Subsidiaries' current or former properties or operations or any other properties, except in each case for the notices set forth in Section 3.15(c) of AGI Disclosure Schedule.

  (d) No Environmental Law imposes any obligation upon AGI or any of the Subsidiaries arising out of or as a condition to any transaction contemplated by this Agreement, including any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Authority, the placement of any notice, acknowledgment or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree. No Lien has been placed upon any of AGI's or the Subsidiaries' properties under any Environmental Law.

  (e) AGI and the Subsidiaries have made available to E&S copies of any environmental assessment or audit report or other similar studies or analyses currently in the possession of AGI or any of the Subsidiaries relating to any real property currently or formerly owned, leased or occupied by AGI or any of the Subsidiaries.

  3.16 MATERIAL CONTRACTS.

  (a) The contracts and agreements listed in Section 3.16(a) of the Disclosure Schedule are contracts, agreements and arrangements that are material to AGI and the Subsidiaries or, although not so material, are of unique value to AGI and the Subsidiaries and are referred to herein collectively as the "Material Contracts".

  (b) Except as would not, individually or in the aggregate, have an AGI Material Adverse Effect, each AGI License and each Material Contract is a legal, valid and binding agreement, neither AGI nor any of the Subsidiaries (or to the Knowledge of AGI, any other party thereto) is in default under any AGI Licenses or Material Contracts, and none of the AGI Licenses or Material Contracts has been canceled by the other party thereto; each Material Contract and AGI License is in full force and effect and no event has occurred which, with the passage of time or the giving of notice or both, would constitute a default, event of default or other breach by AGI or applicable Subsidiary party thereto which would entitle the other party to such Material Contract or AGI License to terminate the same or declare a default or event of default thereunder; AGI and the Subsidiaries are not in receipt of any claim of default under any such agreement; AGI or the applicable Subsidiary party to such Material Contract or AGI License maintains good business relationships with the other party to such agreement. AGI has made available to E&S true and complete copies of all AGI Licenses and all Material Contracts. AGI is not a party to any contracts or agreements that limit the ability of AGI or any Subsidiary or, after the Effective Time, E&S or any of its affiliates, to compete in any line of business or with any person or in any geographic area or during any period of time, or to solicit any customer or client.

  (c) The Material Contracts are freely assignable to the Surviving Corporation in connection with the Merger.

  3.17 SUPPLIERS. Neither AGI nor any Subsidiary has received any notice that any significant supplier will not sell raw materials, supplies, merchandise and other goods to AGI or any Subsidiary at any time after the Effective Time on terms and conditions substantially similar to those used in its current sales to AGI and the Subsidiaries, subject only to general and customary price increases, unless comparable raw materials, supplies, merchandise or other goods are readily available from other sources on comparable terms and conditions or unless such failure to sell would not have an AGI Material Adverse Effect.

  3.18 TAX TREATMENT. Neither AGI nor, to AGI's Knowledge, any of its affiliates has taken, agreed to take, or will take any action that would prevent the Merger from constituting a transaction qualifying under Section 368(a) of the Code. Neither AGI nor, to AGI's Knowledge, any of its affiliates or agents is aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying under Section 368(a) of the Code, and, to AGI's Knowledge, the Merger will so qualify.

  3.19 INSURANCE. All fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by AGI or any of its Subsidiaries that are material to its business are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of AGI and the Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, would not have an AGI Material Adverse Effect. AGI and each Subsidiary have made any and all payments required to maintain such policies in full force and effect. Neither AGI nor any Subsidiary has received notice of default under any such policy, and has not received written notice or, to the Knowledge of AGI, oral notice of any pending or threatened termination or cancellation, coverage limitation or reduction or material premium increase with respect to such policy.

  3.20 APPROVAL OF AGI BOARD. The Board of Directors of AGI has approved unanimously the execution and delivery of this Agreement for purposes of
Section 203 of the DGCL.

  3.21 STOCKHOLDER VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding shares of AGI Common Stock is the only vote of the holders of any class or series of capital stock of AGI necessary to approve the Merger.

  3.22 ACCURACY OF INFORMATION. Neither this Agreement (including the schedules and exhibits hereto) nor any other document or certificates delivered by AGI or the Subsidiaries pursuant to the terms of the Agreement contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading.

  3.23 TRANSACTIONS WITH AFFILIATES.

  (a) For purposes of this Section 3.23, the term "Affiliated Person" means
(i) any holder of 5% or more of the issued and outstanding AGI Common Stock,
(ii) any director, officer or senior executive of AGI or any Subsidiary, (iii) any person, firm or corporation that directly or indirectly controls, is controlled by, or is under common control with, any of AGI or any Subsidiary or (iv) any member of the immediate family or any of such persons.

  (b) Except as set forth in the AGI SEC Reports, to the Knowledge of AGI, since April 11, 1997, AGI and the Subsidiaries have not, in the ordinary course of business or otherwise, (i) purchased, leased or otherwise acquired any material property or assets or obtained any material services from, (ii) sold, leased or otherwise disposed of any material property or assets or provided any material services to (except with respect to remuneration for services rendered in the ordinary course of business as director, officer or employee of AGI or any Subsidiary), (iii) entered into or modified in any manner any contract with, or (iv) borrowed any money from, or made or forgiven any loan or other advance (other than expenses or similar advances made in the ordinary course of business) to, any Affiliated Person.

  (c) Except as set forth in the AGI SEC Reports, to the Knowledge of AGI, (i) the Material Contracts of AGI and the Subsidiaries do not include any material obligation or commitment between AGI or any Subsidiary and any Affiliated Person, (ii) the assets of AGI or any Subsidiary do not include any receivable or other obligation or commitment from an Affiliated Person to AGI or any Subsidiary and (iii) the liabilities of AGI and the Subsidiaries do not include any payable or other obligation or commitment from AGI or any Subsidiary to any Affiliated Person.

  (d) To the Knowledge of AGI and except as set forth in the AGI SEC Reports, no affiliated Person of any of AGI or any Subsidiary is a party to any contract with any customer or supplier of AGI or any Subsidiary that affects in any material manner the business, financial condition or results of operations of AGI or any Subsidiary.

  3.24 ADEQUACY OF INFORMATION SYSTEMS; NO ADVERSE WARRANTIES. Each component of the management information and operating systems of AGI and the Subsidiaries relating to or supportive of either companies' sales, accounting, inventory, distribution, and other material systems and operations, including all hardware and software relating thereto (collective "MIS Systems"), is reasonably adequate to support the present and expected future business operations for the next twelve months. Without limiting the generality of the foregoing, the MIS Systems (i) include design, function, and performance capabilities such that the MIS Systems will not abnormally end or have invalid or incorrect results from and/or performance or functional degradation because of the then-current date; (ii) the design and function of the MIS Systems ensure year 2000 functionality and include, without limitation, date data century recognition, calculations that accommodate same century and multicentury formulas and date values, and date data interface values that reflect the then current century; and (iii) are otherwise year 2000 date compliant with present capability to implement year 2000 century date conversion without material additional cost or devotion of management, employees, or other resources, and will suffer no material adverse disruption resulting from such date conversion. Neither AGI nor any Subsidiary has made or provided warranties or guaranties, or other assurances expressed or implied, to any other person that any products or services sold or provided by either company are year 2000 date compliant in any respect or otherwise will not or are not likely to experience year 2000 century recognition or functionality difficulties.

  3.25 OPINION OF FINANCIAL ADVISOR. AGI has received the opinion of Cowen & Company (the "AGI Financial Advisor"), to the effect that, as of the date hereof, financial terms of the Merger are fair, from a financial point of view, to the holders of AGI Common Stock.

  3.26 BROKERS. Except for the AGI Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of AGI. AGI has heretofore furnished to E&S a complete and correct copy of all agreements between AGI and AGI Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Merger.

  3.27 ABSENCE OF CERTAIN BUSINESS PRACTICES. Neither AGI nor any officer, shareholder, employee, or agent of AGI, or any other person acting on its behalf, has, directly or indirectly, within the past five years given or agreed to give any gift, bribe, rebate, or kickback or otherwise provided any similar benefit to any customer, supplier, governmental employee, or other person who is or may be in a position to help or hinder AGI (or assist AGI in connection with any actual or proposed transaction) (i) that subjected or might have subjected AGI to any material damage or penalty in any civil, criminal, or governmental litigation or proceeding, (ii) which if not given in the past, or if not continued in the future, might have a AGI Material Adverse Effect or subject AGI to suit or penalty in any private or governmental litigation or proceeding, (iii) for any of the purposes described in Section 162(c) of the Code, or (iv) for the purpose of establishing or maintaining any concealed fund or concealed bank account.

                                  ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF E&S AND MERGER SUB

  Except as specifically disclosed in E&S SEC Reports (as hereinafter defined) filed subsequent to December 31, 1997 and prior to the date hereof, E&S and Merger Sub hereby, jointly and severally, represent and warrant to AGI that:

  4.01 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Each of E&S and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of E&S and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, would not have an E&S Material Adverse Effect. The term "E&S Material Adverse Effect" means any circumstances, change in, or effect on, E&S, when taken as a consolidated whole, which is, or could reasonably be expected to in the future be, materially adverse to business (financial or otherwise), of E&S taken as a consolidated whole.

  4.02 ARTICLES OF INCORPORATION AND BYLAWS. E&S has heretofore furnished to AGI a complete and correct copy of the Articles of Incorporation and the Bylaws, each as amended to date, of E&S and Merger Sub. Such Articles of Incorporation and Bylaws are in full force and effect. Neither E&S nor Merger Sub is in violation of any provision of its respective Articles of Incorporation or Bylaws.

  4.03 E&S COMMON STOCK TO BE ISSUED IN THE MERGER. The shares of E&S Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, E&S's Articles of Incorporation or Bylaws or any agreement to which E&S is a party or by which E&S is bound and will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under applicable Blue Sky Laws, and will not be subject to restrictions on resale under the Securities Act, other than restrictions imposed by Rule 145 promulgated under the Securities Act and the restrictions imposed by the lock-up agreements discussed in Section 7.02(d).

  4.04 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of E&S and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. The execution and delivery of this Agreement by E&S and Merger Sub and the consummation by E&S and Merger Sub of the Merger have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of E&S or Merger Sub are necessary to authorize this Agreement or to consummate the Merger (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the
Act). This Agreement has been duly and validly executed and delivered by E&S and Merger Sub and, assuming the due authorization, execution and delivery by AGI, constitutes a legal, valid and binding obligation of each of E&S and Merger Sub enforceable against each of E&S and Merger Sub in accordance with its terms. No vote of the stockholders of E&S is required for the approval of this Agreement or the Merger under the Act or the Articles of Incorporation of E&S.

  4.05 NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

  (a) The execution and delivery of this Agreement by E&S and Merger Sub do not, and the performance of this Agreement by E&S and Merger Sub will not, (i) conflict with or violate the Articles of Incorporation or Bylaws of E&S or Merger Sub, (ii) conflict with or violate any Law applicable to E&S or Merger Sub or by which any property or asset of E&S or Merger Sub is bound or affected, except for such conflicts or violations which would not, individually or in the aggregate, have an E&S Material Adverse Effect, (iii) prevent or materially delay the consummation of the Merger or (iv) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which E&S or Merger Sub is a party or by which E&S or Merger Sub or any property or asset of either of them is bound or affected, except for any such breaches or defaults which, individually or in the aggregate, would not have an E&S Material Adverse Effect.

  (b) The execution and delivery of this Agreement by E&S and Merger Sub do not, and the performance of this Agreement by E&S and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic, foreign or supranational, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws, state takeover laws, the HSR Act, and the filing and recordation of appropriate merger documents as required by the Act and the DGCL and the rules of the NASDAQ/NMS, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, is not reasonably likely to prevent or materially delay consummation of the Merger, and would not, individually or in the aggregate, have an E&S Material Adverse Effect.

  4.06 SEC FILINGS; FINANCIAL STATEMENTS.

  (a) E&S has filed all forms, reports and documents required to be filed by it with the SEC since January 1, 1995 (collectively, the "E&S SEC Reports") and has made available to AGI copies of all such documents (including all exhibits filed in connection therewith). The E&S SEC Reports (i) were prepared in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (iii) did not at the time they were filed omit any documents required to be filed as exhibits thereto.

  (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the E&S SEC Reports complied as to form with the applicable accounting requirements and rules and regulations of the SEC and was prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented the consolidated financial position, results of operations and cash flows of E&S and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein in accordance with United States generally accepted accounting principles (subject, in the case of unaudited statements, to normal and recurring year-end adjustments that were not and are not expected, individually or in the aggregate, to have an E&S Material Adverse Effect).

  (c) Except as and to the extent set forth on the consolidated balance sheet of E&S as of December 31, 1997, including the notes thereto (the "E&S 1997 Balance Sheet"), neither E&S nor any of its consolidated subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with United States generally accepted accounting principles, except for liabilities and obligations (i) disclosed in any E&S SEC Report filed since December 31, 1997 and prior to the date of this Agreement, (ii) incurred since December 31, 1997 in the ordinary course of business which, individually or in the aggregate, do not have an E&S Material Adverse Effect, or (iii) incurred pursuant to this Agreement.

  (d) E&S has heretofore furnished to AGI complete and correct copies of all material amendments and modifications that have not been filed by E&S with the SEC to all agreements, documents and other instruments that previously had been filed by E&S with the SEC and are currently in effect.

  4.07 ABSENCE OF LITIGATION. There is no claim, action, proceeding or investigation pending or, to E&S's Knowledge, threatened against E&S or any Subsidiary, or any property or asset of E&S or any Subsidiary, before any court, arbitrator or Governmental Authority, which, individually or when aggregated with other claims, actions, proceedings or investigations or product liability claims, actions, proceedings or investigations which are reasonably likely to result from facts and circumstances that have given rise to such a claim, action, proceeding or investigation, would have an E&S Material Adverse Effect. As of the date hereof, neither E&S nor any Subsidiary nor any property or asset of E&S or any Subsidiary is subject to any order, writ, judgment, injunction, decree, determination or award having, individually or in the aggregate, an E&S Material Adverse Effect.

  4.08 TAX TREATMENT. Neither E&S nor, to E&S's Knowledge, any of its affiliates has taken, agreed to take, or will take any action that would prevent the Merger from constituting a transaction qualifying under Section 368(a) of the Code. Neither E&S nor, to E&S's Knowledge, any of its affiliates or agents is aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying under Section 368(a) of the Code, and to E&S's Knowledge, the Merger will so qualify.

  4.09 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1997, except as disclosed in any E&S SEC Report filed prior to the date hereof, there has not been any event or events having, or reasonably likely to have, individually or in the aggregate, an E&S Material Adverse Effect.

  4.10 OPINION OF FINANCIAL ADVISOR. E&S has received the opinion of Hambrecht & Quist LLC (the "E&S Financial Advisor"), to the effect that, as of the date hereof, the Merger Consideration is fair to E&S from a financial point of view.

  4.11 BROKERS. Except for the E&S Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of E&S or Merger Sub.

                                   ARTICLE V

                    CONDUCT OF BUSINESS PENDING THE MERGER

  5.01 CONDUCT OF BUSINESS BY AGI PENDING THE MERGER. AGI covenants and agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.01 of AGI Disclosure Schedule or as otherwise expressly provided for in this Agreement, unless E&S shall otherwise agree (which agreement shall not be unreasonably withheld or delayed) in writing, AGI Business shall be conducted only in, and AGI and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent in all material respects with past practice; and AGI shall use its best efforts to preserve intact its business organization, to keep available the services of the current officers, employees and consultants of AGI and the Subsidiaries and to preserve the current relationships of AGI and the Subsidiaries with customers, distributors, suppliers, licensors, licensees, contractors and other persons with which AGI or any Subsidiary has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, or as set forth in Section 5.01 of AGI Disclosure Schedule, neither AGI nor any of the Subsidiaries shall, between the date of this Agreement and the Effective Time, directly or indirectly do, any of the following without the prior written consent of E&S, which consent shall not be unreasonably withheld or delayed (prior consent shall be requested from John Lemley at E&S (jlemley@es.com), with a copy to Mark McBride (mmcbride@es.com)):

    (a) amend or otherwise change its Certificate of Incorporation or Bylaws or equivalent organizational documents;

    (b) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of capital stock of any class of AGI or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of AGI or any Subsidiary or (ii) any assets of AGI or any Subsidiary, except for sales in the ordinary course of business and in a manner consistent in all material respects with past practice and other asset sales for consideration or having a fair market value aggregating not more than $100,000;

    (c) other than regularly scheduled periodic cash dividends in amounts not in excess of those previously declared, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except that a Subsidiary may, after consultation with E&S, declare and pay a dividend to AGI;

    (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

    (e) (i) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets; (ii) enter into any contract or agreement that, if entered into prior to the date of this Agreement, would have been required to be disclosed as a Material Contract, other than in the ordinary course of business, consistent in all material respects with past practice; or (iii) enter into or amend any Material Contract with respect to any matter set forth in this subsection (e);

    (f) (i) incur any additional indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business and consistent in all material respects with past practice and in an amount not in excess of $100,000; (ii) authorize capital expenditures which are, in the aggregate, in excess of $300,000 for AGI and the Subsidiaries taken as a whole; or (iii) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this subsection (f);

    (g) (except in the ordinary course of business and consistent in all material respects with past practice) increase the compensation payable or to become payable to its officers or employees generally or to any employee with an annual base salary in excess of $125,000, or grant any bonus, severance or termination pay in excess of $25,000 to, or enter into any employment or severance agreement in excess of $25,000 with any director, officer or other employee of AGI or any Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

    (h) acquire, sell, lease or dispose of any Real Estate or other material assets, other than sales or leases of fixed assets (other than Real Estate) or sales of inventory, in each case, in the ordinary course of business;

    (i) accelerate the collection of accounts receivable, delay the payment of accounts payable or take any action with respect to credit, collection and fiscal policies and practices, other than in the ordinary course of business and in a manner consistent with past practice with respect to accounting policies or practices;

    (j) make any material Tax election or settle or compromise any material federal, state, local or foreign income Tax liability;

    (k) take any action that would or is reasonably likely to result in any of the covenants and agreements set forth in this Article V or in Article VI or any of the conditions set forth in Article VII not being satisfied as of the Closing Date;

    (l) take any action, other than reasonable and usual actions in the ordinary course of business and consistent in all material respects with past practice, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

    (m) knowingly take any action that could reasonably be expected to prevent the Merger from constituting a transaction qualifying under Section 368(a) of the Code; or

    (n) except for the payment of reasonable professional fees relating to the Merger, or otherwise and reasonable fees to financial advisors (which financial advisory fees have heretofore been disclosed or are otherwise acceptable, to E&S), pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) in an amount in excess of $300,000 in the aggregate, other than the payment, discharge or satisfaction, in the ordinary course of business and consistent in all material respects with past practice, of liabilities reflected or reserved against in AGI's 1997 Balance Sheet or subsequently incurred in the ordinary course of business and consistent in all material respects with past practice.

  5.02 CONDUCT OF BUSINESS BY E&S PENDING THE MERGER. E&S covenants and agrees that, between the date of this Agreement and the Effective Time, unless E&S shall otherwise agree (which agreement shall not be unreasonably withheld or delayed) in writing, E&S Business shall be conducted only in the ordinary course, and E&S shall not (i) knowingly take any action that could reasonably be expected to prevent the Merger from constituting a transaction qualifying under Section 368(a) of the Code, or (ii) directly or indirectly take any action or fail to take any action that is reasonably likely to result in a material delay in the declaration of effectiveness of the Registration Statement (as defined in Section 6.01 below) by the SEC.

                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

  6.01 REGISTRATION STATEMENT; PROXY STATEMENT.

  (a) As promptly as practicable after the execution of this Agreement, AGI and E&S shall prepare and file with the SEC preliminary proxy materials relating to the meeting of the holders of shares of AGI Common Stock to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the "Proxy Statement"). As promptly as practicable after comments are received from the SEC on the preliminary proxy materials and after the furnishing by AGI and E&S of all information required to be contained therein, AGI and E&S shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the "Registration Statement"), in which the Proxy Statement shall be included as a prospectus in connection with the registration under the Securities Act of the shares of E&S Common Stock to be issued to the holders of shares of AGI Common Stock pursuant to the Merger. E&S shall use all reasonable efforts to cause the Registration Statement to become effective as promptly as practicable, and shall take all action required under any applicable federal or state securities laws in connection with the issuance of shares of E&S Common Stock pursuant to the Merger. AGI shall furnish all information concerning AGI as E&S may reasonably request in connection with such actions and the preparation of the Registration Statement. As promptly as practicable after the Registration Statement shall have become effective, AGI shall mail the Proxy Statement to its stockholders. The Proxy Statement shall include the unanimous recommendation of the Board of Directors of AGI in favor of the Merger, unless otherwise necessary due to the applicable fiduciary duties of the directors of AGI, as determined by such directors in good faith after consultation with independent legal counsel (who may be AGI's regularly engaged independent legal counsel). No change in recommendation by the Board of Directors of AGI shall in any way affect the obligations of the parties to the Voting Agreements with respect to the voting of their shares of AGI Common Stock.

  (b) The Registration Statement and the information supplied by E&S for inclusion in the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective by the SEC; (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the holders of shares of AGI Common Stock; (iii) the time of the Stockholders' Meeting (as defined in Section 6.02); and (iv) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to E&S or any of its subsidiaries, or their respective officers or directors, is discovered by E&S which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, E&S shall promptly inform AGI, and AGI shall make appropriate amendments or supplements to the Proxy Statement. The Proxy Statement shall comply in all material respects as to form and substance with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, AGI makes no representation or warranty with respect to any information supplied by E&S or Merger Sub which is contained in, or furnished in connection with the preparation of, any of the foregoing documents.

  (c) The Proxy Statement and the information supplied by AGI for inclusion in the Registration Statement shall not, at (i) the time the Registration Statement is declared effective by the SEC; (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the holders of shares of AGI Common Stock; (iii) the time of the Stockholders' Meeting; and (iv) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to AGI or any of the Subsidiaries, or their respective officers or directors, is discovered by AGI which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, AGI shall promptly inform E&S. The Registration Statement and the Proxy Statement shall comply in all material respects as to form and substance with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, E&S and Merger Sub make no representations or warranties with respect to any information supplied by AGI which is contained in, or furnished in connection with the preparation of, any of the foregoing documents.

  6.02 STOCKHOLDERS' MEETING.

  (a) Subject to the provisions of Section 6.05 and Section 8.01(f), AGI shall, consistent with applicable law, call and hold a meeting of the holders of shares of AGI Common Stock (the "Stockholders' Meeting") as promptly as practicable for the purpose of voting upon the approval and adoption of this Agreement and AGI shall use its reasonable best efforts to hold the Stockholders' Meeting as soon as practicable after the date on which the Registration Statement becomes effective. For so long as the Board of Directors of AGI shall be recommending the Merger to the stockholders in accordance with the last sentence of Section 6.01(a), AGI shall solicit from the holders of shares of AGI Common Stock proxies in favor of the approval and adoption of the Merger, and shall take all other action necessary or advisable to secure the vote or consent of such holders required by the DGCL. Provided that this Agreement shall not have been terminated in accordance with the terms of Section 8.01(f), no change in or withdrawal of the recommendation of the Board of Directors of AGI with respect to the Merger shall in any way affect the obligation of AGI to convene the Stockholders' Meeting in accordance with this Section 6.02(a).

  (b) E&S shall vote (or consent with respect to) any shares of AGI Common Stock beneficially owned by it, or with respect to which it has the power (by agreement, proxy or otherwise) or cause to be voted (or to provide a consent), in favor of the approval and adoption of this Agreement at any meeting of the stockholders of AGI at which this Agreement shall be submitted for approval and adoption and at all adjournments or postponements thereof (or, if applicable, by any action of the stockholders of AGI by consent in lieu of a meeting).

  6.03 APPROPRIATE ACTION; CONSENTS; FILINGS.

  (a) AGI and E&S shall use their reasonable efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger as promptly as practicable, (ii) obtain expeditiously from any Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by E&S or AGI or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, (B) the HSR Act and any related governmental request thereunder and (C) any other applicable Law; provided that E&S and AGI shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested by the other party in connection therewith. From the date of this Agreement until the Effective Time, each party shall promptly notify the other party in writing of any pending or, to the knowledge of the first party, threatened action, proceeding or investigation by any Governmental Authority or any other person (i) challenging or seeking material damages in connection with the Merger or the conversion of AGI Common into E&S Common Stock or cash pursuant to the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of E&S or E&S's subsidiaries to own or operate all or any portion of the businesses or assets of AGI or its Subsidiaries, which in either case would have an AGI Material Adverse Effect prior to or after the Effective Time, or an E&S Material Adverse Effect after the Effective Time.

  (b) AGI and E&S shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement and the Registration Statement) in connection with the transactions contemplated by this Agreement.

  (c) (i) Each of E&S and AGI shall give (or shall cause its respective subsidiaries to give) any notices to third parties and use, and cause its respective subsidiaries to use, their reasonable efforts to obtain any third party consents, (A) necessary, proper or advisable to consummate the transactions contemplated in this Agreement, (B) disclosed or required to be disclosed in AGI Disclosure Schedule or (C) required to prevent an AGI Material Adverse Effect from occurring prior to or after the Effective Time or an E&S Material Adverse Effect from occurring after the Effective Time.

  6.04 ACCESS TO INFORMATION; CONFIDENTIALITY.

  (a) The parties shall comply with, and shall cause their respective Representatives (as defined below) to comply with, to the extent permitted by applicable Law, all of their respective obligations under the Confidentiality Agreement dated March 4, 1998 (the "Confidentiality Agreement") between AGI and E&S.

  (b) Subject to the Confidentiality Agreement, from the date hereof to the Effective Time, AGI will provide to E&S (and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, "Representatives") access to all information and documents which E&S may reasonably request regarding the business, assets, liabilities, employees and other aspects of AGI.

  (c) From the date hereof to the Effective Time, AGI shall: (i) provide to E&S and its Representatives access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of AGI and its Subsidiaries and to the books and records thereof and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of AGI and its Subsidiaries as E&S or its Representatives may reasonably request.

  (d) From the date hereof to the Effective Time, E&S shall: (i) provide to AGI and its Representatives access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of E&S and its Subsidiaries and to the books and records thereof and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of E&S and its Subsidiaries as AGI or its Representatives may reasonably request.

  (e) No investigation by AGI, E&S or Merger Sub, whether prior to the execution of this Agreement or pursuant to this Section 6.04, shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

  6.05 NO SOLICITATION OF COMPETING TRANSACTIONS.

  (a) Neither AGI nor any Subsidiary shall, directly or indirectly, through any officer, director, agent, investment banker, accountant, legal counsel, financial advisor or otherwise, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of AGI or any Subsidiary or any investment banker, financial advisor, attorney, accountant or other agent or representative of AGI or any Subsidiary to take any such action, and AGI shall notify E&S orally (within one business day) and in writing (within 24 hours of oral notification) of all of the relevant details relating to any inquiry or proposal which AGI or any Subsidiary or any such officer, director, employee, investment banker, financial advisor, attorney, accountant or other agent or representative may receive relating to any of such matters and which AGI and any of its officers or directors has knowledge of, and if such inquiry or proposal is in writing, AGI shall deliver to E&S a copy of such inquiry or proposal. AGI and its officers and directors will, and AGI will cause its employees, agents, representatives (including, without limitation, any investment banker, attorney or accountant retained by AGI) to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. AGI will promptly request that each person to whom any confidential documents or information concerning AGI was disclosed by AGI since December 31, 1997 for the purpose of discussing a possible change in control transaction involving AGI (a "Potential Buyer"), either return all such confidential documents and information, and all copies thereof, to AGI or deliver a written certification of such destruction to AGI. AGI shall use all reasonable efforts to cause each such Potential Buyer to comply with such request. For purposes of this Agreement, "Competing Transaction" shall mean any of the following involving AGI or any Subsidiary: (i) any merger, consolidation, share exchange, recapitalization, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of AGI and the Subsidiaries, taken as a whole, in a single transaction or series of related transactions; (iii) any tender offer or exchange offer for 15% or more of the shares of AGI Common Stock or the filing of a registration statement under the Securities Act in connection therewith; (iv) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the shares of AGI Common Stock; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

  (b) Provided that there has been no breach of Section 6.05(a), if at any time prior to the Effective Time, the Board of Directors of AGI is advised in writing by AGI's legal counsel that it is necessary to do so in order to comply with its fiduciary duties to AGI's stockholders under applicable law, AGI may, in response to an unsolicited inquiry, proposal or offer for a Competing Transaction (so long as the Board of Directors of AGI in good faith determines (in consultation with its financial advisor) the proposal or offer represents a financially superior transaction for the stockholders of AGI as compared to the Merger), (x) furnish only such information with respect to AGI to any such person pursuant to a customary confidentiality agreement as was delivered to E&S prior to the execution of this Agreement, and (y) participate in the discussions and negotiations regarding such inquiry, proposal or offer. Nothing contained in this Agreement shall prevent AGI or its Board of Directors from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any proposed Competing Transaction.

  (c) Except as permitted by this Section 6.05(c), the Board of Directors of AGI shall not enter into any agreement with respect to, any Competing Transaction. Notwithstanding the preceding sentence, if the Board of Directors of AGI determines in its good faith judgment, after consultation with outside counsel, that it has received a Superior Proposal (as defined below), the Board of Directors may terminate this Agreement pursuant to Section 8.01(f) by providing written notice to E&S (a "Notice of Superior Proposal") advising E&S that the Board of Directors has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and providing notice of termination of this Agreement. For purposes of this Agreement, a "Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a merger, liquidation, dissolution or other similar transaction, 100% of the aggregate voting power or capital stock of AGI then outstanding or all or substantially all the assets of AGI for a price per share in excess of $7.65, or, in the case of an asset sale, an aggregate consideration (consisting of cash and/or securities) in excess of the product of (i) the total issued and outstanding shares of AGI Common Stock on a fully diluted basis, and (ii) $7.65.

  6.06 INDEMNIFICATION AND INSURANCE.

  (a) E&S and the Surviving Corporation agree that, except as may be limited by applicable Laws, for six (6) years from and after the Effective Time, the indemnification obligations set forth in AGI's Certificate of Incorporation and AGI's Bylaws, in each case as of the date of this Agreement, shall survive the Merger (and, prior to the Effective Time, E&S shall cause the Certificate of Incorporation and Bylaws of Merger Sub to include such provisions) and shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of the individuals who on or at any time prior to the Effective Time were entitled to indemnification thereunder with respect to matters occurring prior to the Effective Time. From and after the Effective Time, such obligations shall be the joint and several obligations of the E&S and the Surviving Corporation.

  (b) The Surviving Corporation shall maintain in effect, for three (3) years from and after the Effective Time, directors' and officers' liability insurance policies covering the persons who are currently covered in their capacities as such directors and officers by AGI's current directors' and officers' policies and on terms not materially less favorable than the existing insurance coverage with respect to matters occurring prior to the Effective Time.

  (c) The Surviving Corporation and E&S shall honor and fulfill in all respects the obligations of AGI pursuant to indemnification agreements with AGI's directors and officers existing at or before the Effective Time.

  6.07 NOTIFICATION OF CERTAIN MATTERS. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of (a) the occurrence, or non-occurrence, of any event the occurrence or non-occurrence of which would be reasonably likely to cause any condition to the obligations of any party to effect the Merger not to be satisfied, or (b) the failure of AGI or E&S, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would be reasonably likely to result in any condition to the obligations of any party to effect the Merger not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.07 shall not be deemed to be an amendment of this Agreement or any Section in AGI Disclosure

Schedule and shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement. No delivery of any notice pursuant to this Section 6.07 shall limit or affect the remedies available hereunder to the party receiving such notice, including the rights of E&S under Section 7.02(a) and those of AGI under Section 7.03(a), in the event that a representation or warranty made by AGI or E&S herein shall not be true and correct (giving effect to any standards of materiality set forth in such Sections) as of the date hereof or as of the date when made (if a different date) and as of the Effective Time.

  6.08 STOCK EXCHANGE LISTING. E&S shall as promptly as reasonably practicable prepare and submit to Nasdaq a listing application covering the shares of E&S Common Stock to be issued in the Merger and shall use its reasonable efforts to cause such shares to be approved for listing on the NASDAQ/NMS prior to the Effective Time. E&S shall also use its reasonable efforts to obtain all necessary state securities law or "Blue Sky" qualifications, permits and approvals required to carry out the transactions contemplated by this Agreement, and AGI shall furnish all information concerning AGI and the holders of AGI Stock as may be reasonably requested by E&S in connection with such qualifications, permits and approvals.

  6.09 PUBLIC ANNOUNCEMENTS. E&S and AGI shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any transaction contemplated hereby. E&S and AGI shall not issue any such press release or make any such public statement without the prior consent of the other (which consent shall not be unreasonably withheld), except as may be required by Law or any listing agreement with the NASD or any national securities exchange to which E&S or AGI is a party. The parties have agreed on the text of a joint press release by which E&S and AGI will announce the execution of this Agreement.

  6.10 PLAN OF REORGANIZATION. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code.

  6.11 AFFILIATES. Within thirty (30) days from the date hereof, AGI shall obtain from any person who may be deemed to be an affiliate, as of the date of this Agreement, of AGI under Rule 145 of the Securities Act, a written agreement substantially in the form attached hereto as Exhibit 6.11.

  6.12 AGI EMPLOYEE STOCK PURCHASE PLAN. AGI shall take all actions necessary pursuant to the terms of the ESPP in order to shorten the offering period under such plan which includes the Effective Time (the "Current Offering") such that a new purchase date shall occur prior to the Effective Time and shares of AGI Common Stock shall be purchased by ESPP participants prior to the Effective Time. The Current Offering shall expire immediately following such new purchase date, and the ESPP shall terminate immediately prior to the Effective Time. Subsequent to such new purchase date, AGI shall take no action pursuant to the terms of the ESPP to commence any new offering period.

  6.13 EMPLOYMENT AGREEMENTS. E&S shall have entered into Employment Agreements with Jeff Dunn and Nancy Bush as of the Effective Date hereof in the form of Exhibit 6.13 hereto, which agreements shall become effective as of the Effective Time.

  6.14 EMPLOYEES AND EMPLOYEE BENEFITS.

  (a) From and after the Effective Time, employees of AGI shall be eligible to participate in the E&S Pension Plan. For purposes of the E&S Pension Plan and the other E&S employee benefit plans, E&S shall grant all employees of AGI credit for all service (to the same extent as service with E&S or any subsidiary of E&S is taken into account with respect to similarly situated employees of E&S and the subsidiaries of E&S) with AGI and its predecessors prior to the Effective Time for all purposes (other than vesting under the E&S Pension Plan) as if such service with AGI was service with E&S or any subsidiary of E&S; provided, however, that no such past service credit shall be granted to the extent it would result in duplicative accrual of benefits for the same period of service; and provided further that all AGI employees participating in the E&S Pension Plan shall be subject to a vesting period of 5 years from the Effective Date. E&S shall provide or shall cause the Surviving

Corporation to provide benefits to any employee of AGI which are not less favorable in the aggregate than the benefits provided to similarly situated employees of the E&S and subsidiaries of E&S.

  (b) The Surviving Corporation shall assume and continue all of medical and dental plans of AGI through the end of fiscal year 1998. As of January 1, 1999, all employees of AGI shall be eligible to participate in the E&S medical and dental plans and shall be subject to the normal policies and procedures of such plans.

  (c) E&S shall cause each participant in the AGI ESPP who becomes employed by E&S or any of its subsidiaries to become eligible to participate in the E&S ESPP, with such eligibility to participate as soon as practicable following the Effective Time.

  (d) Prior to the Effective Date, AGI shall adopt appropriate resolutions and take any and all further actions necessary to terminate the 401(k) Plan effective as of the date immediately preceding the Closing Date. In addition, participants in the AGI 401(k) Plan shall make no further contributions to the AGI 401(k) Plan, except for contributions necessary to fulfill obligations incurred through the termination date of the AGI 401(k) Plan. E&S shall take such action that will permit current participants in the AGI 401(k) Plan who are employed by E&S to participate in the E&S 401(k) Plan as soon as practicable after the Effective Date. The new participants in the E&S 401(k) Plan shall be subject to a vesting period of 5 years for the E&S contributions thereunder.

                                  ARTICLE VII

                           CONDITIONS TO THE MERGER

  7.01 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of AGI, E&S and Merger Sub to consummate the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver of the following conditions:

    (a) this Agreement and the transactions contemplated hereby shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of AGI Common Stock in accordance with the DGCL and AGI's Certificate of Incorporation;

    (b) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated;

    (c) no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, issued, promulgated or enforced by any Governmental Authority or a court of competent jurisdiction which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger;

    (d) the Registration Statement shall have been declared effective, and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

    (e) the shares of E&S Common Stock to be issued in the Merger shall have been authorized for listing on Nasdaq National Market, subject to official notice of issuance; and

    (f) AGI shall have received the opinion of the Venture Law Group, A Professional Corporation, counsel to AGI, and E&S and Merger Sub shall have received the opinion of Snell & Wilmer, L.L.P., counsel to E&S and Merger Sub, based upon representation letters and stockholder certificates in a form acceptable to AGI's and E&S's legal counsel, to be provided at Closing, and such other facts, representations and assumptions concerning, among other things, the actions of the stockholders of AGI as counsel may reasonably deem relevant, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of E&S, Merger Sub and AGI will be a party to the reorganization within the meaning of Section 368(b) of the Code, dated on the Closing Date.

  7.02 CONDITIONS TO THE OBLIGATIONS OF E&S AND MERGER SUB. The obligations of E&S and Merger Sub to consummate the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver of the following further conditions:

    (a) (i) AGI shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time; (ii) each of the representations and warranties of AGI contained in this Agreement (disregarding for this purpose any qualifications with respect to materiality or an AGI Material Adverse Effect) shall be true and correct in all material respects, in each case as of the date hereof and as of the Closing Date as if made at and as of such time, it being understood and agreed by E&S and Merger Sub that this
  Section 7.02(a) shall be deemed to have been satisfied unless any failure of performance or failure to be so true and correct, individually or in the aggregate, would have an AGI Material Adverse Effect; (iii) E&S shall have received copies of all third party consents required to assign the Material Contracts to the surviving corporation, except where the absence of which would not have a AGI Material Adverse Effect; and (iv) E&S shall have received a certificate signed by an executive officer of AGI to the foregoing effect;

    (b) E&S shall have received "cold comfort" letters of Price Waterhouse and dated the date on which the Registration Statement shall become effective and the Effective Time, respectively, and addressed to E&S, such "cold comfort" letters being in such form and substance as is reasonably customary for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement;

    (c) E&S shall have received from any person who may be deemed to have become an affiliate of AGI, as reasonably determined by AGI, pursuant to Rule 145 under the Securities Act, after the date of this Agreement and on or prior to the Effective Time, a signed agreement substantially in the form of Exhibit 6.11 hereto;

    (d) E&S shall have received from Jeff Dunn and Nancy Bush signed lock-up agreements substantially in the form of Exhibit 7.02(d) hereto; and

    (e) E&S shall have received from Jeff Dunn and Nancy Bush signed Employment Agreements substantially in the form of Exhibit 6.13.

    (f) E&S shall have received from Lew Epstein, Niraj Swarup, Stephen Bartlett, Hiroki Kato, Arthur Yan, and Greg Milliken executed waivers, waiving their rights under Section 2(b) of their respective Key Employee Retention Agreements with AGI dated November 7, 1997 solely with respect to any new options granted on April 22, 1998.

  7.03 CONDITIONS TO THE OBLIGATIONS OF AGI. The obligations of AGI to consummate the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver of the following further conditions:

    (a) (i) E&S and Merger Sub shall have performed in all material respects all of their respective obligations hereunder required to be performed by them at or prior to the Effective Time; (ii) each of the representations and warranties of E&S contained in this Agreement (disregarding for this purpose any qualifications with respect to materiality or E&S Material Adverse Effect) shall be true and correct in all material respects, in each case as of the date hereof and as of the Closing Date as if made at and as of such time; it being understood and agreed by AGI that this Section 7.03(a) shall be deemed to have been satisfied unless any failure of performance or failure to be so true and correct, individually or in the aggregate, would have a E&S Material Adverse Effect; and (iii) AGI shall have received a certificate signed by an executive officer of E&S to the foregoing effect.

                                 ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

  8.01 TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of AGI:

    (a) by written consent duly authorized by the Boards of Directors of each of E&S and AGI;

    (b) by either E&S or AGI if (i) the waiting period applicable to the consummation of the Merger under the HSR Act shall not have expired or been terminated prior to September 15, 1998, (ii) any court of competent jurisdiction in the United States or other United States Governmental Authority shall have issued an order (other than a temporary restraining order), decree or ruling, or taken any other action, restraining, enjoining or otherwise prohibiting the Merger (provided, however, that neither party may terminate this Agreement pursuant to this Section 8.01(b)(ii) prior to September 15, 1998 if the party subject to such order, decree or ruling is using its reasonable best efforts to have such order, decree or ruling removed, unless such order, decree or ruling shall have become final and non-appealable), or (iii) the Effective Time shall not have occurred on or before September 15, 1998; provided that in each case the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose willful, deliberate or knowing failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

    (c) by either E&S or AGI, if the Stockholders' Meeting shall have been held and the holders of outstanding shares of AGI Common Stock shall have failed to approve and adopt this Agreement at such meeting (including any adjournment or postponement thereof);

    (d) by AGI, upon a breach of any representation, warranty, or agreement set forth in this Agreement such that the condition set forth in Section 7.03(a) would not be satisfied (a "Terminating E&S Breach"); provided, however, that, if such Terminating E&S Breach is curable by E&S through the exercise of its best efforts and E&S continues to exercise such best efforts, AGI may not terminate this Agreement under this Section 8.01(d) for a period of 30 days from the date on which AGI delivers to E&S written notice setting forth in reasonable detail the circumstances giving rise to such Terminating E&S Breach; or

    (e) by E&S, upon a breach of any representation, warranty, or agreement set forth in this Agreement such that the condition set forth in Section 7.02(a) would not be satisfied (a "Terminating AGI Breach"); provided, however, that, if such Terminating AGI Breach is curable by AGI through the exercise of its best efforts and AGI continues to exercise such best efforts, E&S may not terminate this Agreement under this Section 8.01(e) for a period of 30 days from the date on which E&S delivers to AGI written notice setting forth in reasonable detail the circumstances giving rise to such Terminating AGI Breach; or

    (f) by AGI, if AGI shall have delivered to E&S a Notice of Superior Proposal in accordance with Section 6.05(c).

  8.02 EFFECT OF TERMINATION. Except as provided in Section 9.01, in the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of E&S, Merger Sub or AGI or any of their respective officers or directors and all rights and obligations of any party hereto shall cease; provided, however, that nothing herein shall relieve any party from liability for, or be deemed to waive any rights of specific performance of this Agreement available to a party by reason of, any willful breach by the other party or parties of its or their willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

  8.03 FEES AND EXPENSES.

    (a) In the event that this Agreement is terminated pursuant to Section 8.01(f) then, AGI shall reimburse E&S promptly for its documented out of pocket expenses incurred in connection with the transactions contemplated by this Agreement (up to $100,000) and in addition, shall pay to E&S a break up fee of $4,000,000, which amount shall be payable in immediately available funds at the time of termination of this Agreement.

    (b) Except as provided in Section 8.03(a) above, all expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same; provided, however, that E&S and AGI shall bear equally all expenses related to printing, filing and mailing the Registration Statement and the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Proxy Statement.

  8.04 AMENDMENT. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided that, after the approval and adoption of this Agreement by the stockholders of AGI, no amendment may be made which would reduce the amount or change the type of consideration to be received by the stockholders of AGI pursuant to the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

  8.05 WAIVER. At any time prior to the Effective Time, any party hereto may
(a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                  ARTICLE IX

                              GENERAL PROVISIONS

  9.01 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations, warranties and agreements in this Agreement and any certificate delivered pursuant hereto by any person shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that the agreements set forth in Articles I and II and Section 6.06 shall survive the Effective Time indefinitely, and those set forth in Sections 6.09, 8.02, 8.03, 8.04, 8.05 and this Article IX shall survive termination indefinitely.

  9.02 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) or by a nationally recognized overnight courier service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

  if to E&S or Merger Sub:

      Evans & Sutherland Computer Corporation
      600 Komas Drive
      Salt Lake City, Utah 84108
      Attn: John T. Lemley

  with copies to:

      Snell & Wilmer, L.L.P.
      111 East Broadway, Suite 900
      Salt Lake City, Utah 84111
      Attn: David F. Evans, Esq.

  if to AGI:

      AccelGraphics, Inc.
      1873 Barber Lane
      Milpitas, California 95035
      Attn: Jeffrey Dunn

  with a copy to:

      Venture Law Group
      A Professional Corporation
      2800 Sand Hill Road
      Menlo Park, California 94025
      Attn: Steven J. Tonsfeldt, Esq.

  9.03 CERTAIN DEFINITIONS. For purposes of this Agreement, the term:

    (a) "affiliate" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;

    (b) "beneficial owner" with respect to any shares means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or any person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any such shares;

    (c) "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York, New York;

    (d) "AGI Business" shall mean, as of the date specified, the collective reference to AGI's 3-dimensional graphic business and any and all related businesses, as presently conducted by the entities in the AGI Group and their respective business operations;

    (e) "AGI Group" shall mean AGI, the Subsidiaries and any partnerships in which AGI or any Subsidiary has an interest, when taken as a whole;

    (f) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

    (g) "Governmental Authority" means any United States (federal, state or local), foreign or supra-national Government, or governmental, regulatory or administrative authority, agency or commission;

    (h) "Knowledge," with respect to AGI, means the actual knowledge of Jeff Dunn or Nancy Bush.

    (i) "person" means an individual, corporation, limited liability company, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government;

    (j) "Real Estate" means, with respect to AGI or any Subsidiary, as applicable, all of the fee or leasehold ownership right, title and interest of such person, in and to all real estate and improvements owned or leased by any such person and which is used by any such person in connection with the operation of its business; and

    (k) "subsidiary" or "subsidiaries" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either above or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

  9.04 ACCOUNTING TERMS. All accounting terms used herein which are not expressly defined in this Agreement shall have the respective meanings given to them in accordance with United States generally accepted accounting principles.

  9.05 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

  9.06 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement (including the Exhibits and AGI Disclosure Schedule, which are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise.

  9.07 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.06 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

  9.08 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

  9.09 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Utah applicable to contracts executed in and to be performed in that state.

  9.10 HEADINGS. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

  9.11 COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                           [Signature Page Follows]

  IN WITNESS WHEREOF, E&S, Merger Sub and AGI have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          EVANS & SUTHERLAND COMPUTER
                                           CORPORATION

                                          By: /s/ James R. Oyler

                                          Its:   President & C.E.O.

                                          E&S MERGER CORP.

                                          By: /s/ James R. Oyler

                                          Its:   President & C.E.O.

                                          ACCELGRAPHICS, INC.

                                          By: /s/ Jeffrey W. Dunn

                                          Its:   President/C.E.O.



               [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

                                                                       ANNEX II


April 22, 1998

Board of Directors
AccelGraphics, Inc.
1873 Barber Lane
Milpitas, CA 95035

Gentlemen:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the holders of the outstanding shares of Common Stock, par value $0.001 per share (the "Company Common Stock"), of AccelGraphics, Inc. (the "Company"), of the financial terms of the Transaction (as hereinafter defined). For the purposes of this opinion, the "Transaction" means the transaction described below pursuant to that certain Agreement and Plan of Merger among the Company, Evans & Sutherland Computer Corporation ("Evans & Sutherland") and a wholly-owned subsidiary of Evans & Sutherland ("Merger Sub"), to be dated April 22, 1998 (the "Agreement").

As more specifically set forth in the Agreement, and subject to certain terms and conditions thereof, the Company has agreed to be acquired by Evans & Sutherland through the merger of the Company with and into Merger Sub (the "Merger" or "Transaction"). In the Merger, among other things, each then outstanding share of Company Common Stock shall, by virtue of the Merger, be converted into the right to receive, at the election of the record holder thereof, (i) $5.75 in cash (the "Cash Consideration") or (ii) that portion of a share of the Common Stock, par value $0.20 per share, of Evans & Sutherland ("Evans & Sutherland Common Stock"), determined by dividing $5.75 by the Evans & Sutherland Common Stock Price (as defined below) (the "Stock Consideration," and, together with the Cash Consideration, the "Merger Consideration"). As defined in the Agreement, the "Evans & Sutherland Common Stock Price" is equal to the average closing sales price of Evans & Sutherland Common Stock on the National Association of Securities Dealers, Inc. Automated Quotation/National Market System ("Nasdaq/NMS") for the ten (10) consecutive trading days immediately preceding the second trading day prior to the effective date of the Merger. Notwithstanding the foregoing, the Cash Consideration and Stock Consideration will be allocated so that the aggregate Merger Consideration consists of 48% Cash Consideration and 52% Stock Consideration (adjusted to reflect cash payments made with respect to fractional shares and dissenting shares).

In the ordinary course of its services, Cowen & Company ("Cowen") is regularly engaged in the valuation and pricing of businesses and their securities and in advising corporate securities issuers on related matters.

In arriving at our opinion, Cowen has, among other things:

    (1) reviewed the Company's audited financial statements for the fiscal years ended December 31, 1995, 1996 and 1997 and unaudited financial statements for the fiscal quarter ended March 31, 1998, certain publicly available filings with the Securities and Exchange Commission and certain other relevant financial and operating data for the Company furnished to Cowen by management of the Company;

    (2) reviewed Evans & Sutherland's audited financial statements for the fiscal years ended December 31, 1995, 1996 and 1997 and unaudited financial statements for the fiscal quarter ended March 31, 1998, certain publicly available filings with the Securities and Exchange Commission and certain other relevant financial and operating data of Evans & Sutherland furnished to Cowen by management of Evans & Sutherland;

    (3) reviewed the April 21, 1998 draft of the Agreement;

                                     A-2-1

    (4) held meetings and discussions with management and senior personnel of both the Company and Evans & Sutherland to discuss the business, operations, historical financial results and future prospects of the Company and Evans & Sutherland;

    (5) reviewed, with management and senior personnel of both the Company and Evans & Sutherland, First Call consensus earnings per share estimates of financial institutions (the "First Call Estimates") for the Company and Evans & Sutherland, respectively, and financial projections provided in currently available Wall Street analyst reports (the "Analyst Projections") for the Company and Evans & Sutherland, respectively, including, among other things, the capital structure, sales, net income, cash flow, capital requirements and other data of the Company and Evans & Sutherland we deemed relevant;

    (6) reviewed the operating results of the Company and the valuation of the Company implied by the Transaction in comparison to other similar publicly traded companies;

    (7) reviewed the historical prices and trading activity of the Company Common Stock from April 11, 1997 through April 21, 1998 and of the Evans & Sutherland Common Stock for the periods April 21, 1995 to April 21, 1998 and April 21, 1997 to April 21, 1998;

    (8) based on the Analyst Projections, analyzed the potential pro forma financial effects of the Transaction;

    (9) compared the financial terms of the Transaction with other similar transactions in which control of an entity was acquired; and

    (10) conducted such other studies, analysis, inquiries and investigations as we deemed appropriate.

At the request of the Company, Cowen solicited third party indications of interest in acquiring all or substantially all of the stock or assets of the Company.

On April 21, 1998 the closing price of the Company Common Stock in the last transaction reported by Nasdaq/NMS was $5.0625 per share.

In rendering our opinion, we relied upon the Company's management with respect to the accuracy and completeness of financial and other information furnished to us as described above. In addition, with respect to the First Call Estimates and Analyst Projections, we assumed, based on discussions with management of the Company and Evans & Sutherland, that such estimates and projections provide a reasonable basis for our opinion and, with your consent, we have relied upon such estimates and projections. We have not assumed any responsibility for independent verification of such information, including financial information, nor have we made an independent evaluation or appraisal of any of the properties or assets of the Company or Evans & Sutherland. We also have assumed, with your consent, that the Merger will qualify as a tax-free transaction under the provisions of Section 368 of the Internal Revenue Code of 1986. With respect to all legal matters relating to the Company, Evans & Sutherland and the Merger, we have relied on the advice of legal counsel of the Company. We render no opinion with respect to such legal matters.

Our opinion is necessarily based on general economic, market, financial and other conditions as they exist on, and can be evaluated as of, the date hereof, as well as the information currently available to us. It should be understood that, although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion. Our opinion does not constitute a recommendation to any holder of Company Common Stock as to how such holder should vote on the proposed Transaction or as to whether such holder should elect Cash Consideration or Stock Consideration. Our opinion does not imply any conclusion as to the likely trading range for the Evans & Sutherland Common Stock following consummation of the Merger, which may vary depending on numerous factors that generally influence the price of securities. Our opinion is limited to the fairness, from a financial point of view, of the financial terms of the Transaction to holders of Company Common Stock. We express no opinion with respect to any other reasons, legal, business or otherwise, that may support the decision of the Company's Board of Directors to approve, or the Company's decision to enter into, the Merger Agreement.

                                     A-2-2

For purposes of rendering our opinion we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have also assumed that all governmental, regulatory or other consents and approvals contemplated by the Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Merger.

We have acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee for our services, including rendering this opinion, a significant portion of which is contingent upon the consummation of the Merger. In the past, Cowen served as the lead manager for the Company's April 1997 initial public offering and received customary fees for the rendering of those services. In addition, in the ordinary course of its business, Cowen trades the securities of the Company and Evans & Sutherland for its own account and for the accounts of its customers, and, accordingly, it may at any time hold a long or short position in such securities. Moreover, as of April 22, 1998 Cowen and its affiliates had a short position of 478 shares of the Company Common Stock.

On the basis of our review and analysis, as described above, and subject to the limitations and assumptions set forth herein, it is our opinion as investment bankers that, as of the date hereof, the financial terms of the Transaction are fair, from a financial point of view, to the holders of the Company Common Stock.

Very truly yours,

/s/ Cowen & Company

Cowen & Company

                                     A-2-3

                                                                      ANNEX III

                    VOTING AGREEMENT AND IRREVOCABLE PROXY

  VOTING AGREEMENT AND IRREVOCABLE PROXY dated April 22, 1998, among the several stockholders of ACCELGRAPHICS, INC., a Delaware corporation (the "Company"), that are parties hereto (each, a "Stockholder" and, collectively, the "Stockholders"), and EVANS & SUTHERLAND COMPUTER CORPORATION, a Utah corporation ("E&S").

  WHEREAS, E&S and E&S Merger Corp., a Utah corporation and a wholly owned subsidiary of E&S ("Merger Sub"), propose to enter into an Agreement and Plan of Merger dated the date hereof (as amended from time to time, the "Merger Agreement;" capitalized terms being used herein as defined therein unless otherwise defined herein), with the Company, which provides, among other things, that the Company will merge with and into Merger Sub (the "Merger");

  WHEREAS, as of the date hereof, each Stockholder is the record and beneficial owner of the number of shares of Common Stock, par value $.001 per share, of the Company (the "Common Stock"), set forth on Exhibit A attached hereto (with respect to each Stockholder, such Stockholder's "Existing Shares" and, together with any shares of Company Common Stock acquired after the date hereof, whether upon the exercise of warrants, options, conversion of convertible securities or otherwise, such Stockholder's "Shares"); and

  WHEREAS, as a condition to the willingness of E&S to enter into the Merger Agreement, E&S has requested that the Stockholders agree, and in order to induce E&S to enter into the Merger Agreement, the Stockholders have agreed, to enter into this Agreement.

  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                               VOTING AGREEMENT

  1.01 VOTING AGREEMENT. Each Stockholder, severally and not jointly, hereby agrees that, from and after the date hereof and until this Agreement shall have been terminated in accordance with Article IV hereof, at any meeting of the stockholders of the Company, however called, and in any action by consent of the stockholders of the Company, such Stockholder will vote (or cause to be voted) such Stockholder's Shares: (a) in favor of the approval and adoption of the Merger Agreement, the Merger and all the transactions contemplated by the Merger Agreement and this Agreement and otherwise in such manner as may be necessary to consummate the Merger; (b) except as otherwise agreed to in writing in advance by E&S or except in the case of a Superior Proposal as defined in Section 6.05 of the Merger Agreement, against any action, proposal, agreement or transaction that would result in a breach of any covenant, obligation, agreement, representation or warranty of the Company contained in the Merger Agreement or of the Stockholder contained in this Agreement; and
(c) against any action, proposal, agreement or transaction (other than the Merger Agreement or the transactions contemplated thereby) that could result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled or that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or adversely affect the Merger Agreement, the Merger or this Agreement. No Stockholder shall enter into any agreement or understanding with any person or entity to vote such Stockholder's shares or give instructions in any manner inconsistent with this Section 1.01. The Stockholder acknowledges receipt and review of a copy of the Merger Agreement.

                                     A-3-1

  1.02 IRREVOCABLE PROXY. If, and only if, any Stockholder fails to comply with the provisions of Section 1.01 (as determined by E&S in its sole discretion), such Stockholder hereby agrees that such failure shall result, without any further action by such Stockholder, in the irrevocable appointment of E&S, and each of its officers, as such Stockholder's attorney-in-fact and proxy pursuant to the provisions of Section 212(c) of the General Corporation Law of the State of Delaware, with full power of substitution, to vote and otherwise act (by written consent or otherwise) with respect to such Stockholder's Shares at any meeting of stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting) or consent in lieu of any such meeting or otherwise, on the matters and in the manner specified in Section 1.01. THIS PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST AND, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, SHALL BE VALID AND BINDING ON ANY PERSON TO WHOM A STOCKHOLDER MAY TRANSFER ANY OF HIS SHARES IN BREACH OF THIS AGREEMENT. Each Stockholder hereby revokes all other proxies and powers of attorney with respect to such Stockholder's Shares with respect to the matters contemplated by Section 1.01 above that may have heretofore been appointed or granted, and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by any Stockholder with respect thereto. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of any Stockholder and any obligation of the Stockholder under this Agreement shall be binding upon the heirs, personal representatives, successors and assigns of such Stockholder.

                                  ARTICLE II

              REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

  Each Stockholder, severally and not jointly, hereby represents and warrants to E&S in respect of such Stockholder as follows:

  2.01 AUTHORITY RELATIVE TO THIS AGREEMENT. Such Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform such Stockholders' obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder and constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

  2.02 NO CONFLICT.

    (a) The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder shall not,
  (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to such Stockholder or by which the Shares owned by such Stockholder are bound or affected or (ii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares owned by such Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or the Shares owned by such Stockholder are bound or affected.

    (b) The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental authority, domestic or foreign, except for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, or the HSR Act.

  2.03 TITLE TO THE SHARES. As of the date hereof, such Stockholder is the record and beneficial owner of the number of shares of Common Stock set forth on Exhibit A attached hereto opposite the name of such Stockholder. Such Shares are all the securities of the Company owned, either of record or beneficially, by such Stockholder. The Shares owned by such Stockholder are owned free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on such Stockholder's voting rights,

                                     A-3-2
charges and other encumbrances of any nature whatsoever. Except as provided in this Agreement, such Stockholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares owned by such Stockholder.

                                  ARTICLE III

                         COVENANTS OF THE STOCKHOLDERS

  3.01 NO DISPOSITION OR ENCUMBRANCE OF SHARES. Each Stockholder, severally and not jointly, hereby agrees that, except as contemplated by the Merger Agreement, such Stockholder shall not (i) sell, transfer, tender, assign, contribute to the capital of any entity, hypothecate, give or otherwise dispose of, grant a proxy or power of attorney with respect to, deposit into any voting trust, or create or permit to exist any security interest, lien, claim, pledge, option, right of first refusal, agreement, limitation on such Stockholder's voting rights, charge or other encumbrance of any nature whatsoever with respect to, any of such Stockholder's Shares (or agree or consent to, or offer to do, any of the foregoing), (ii) take any action that would make any representation or warranty of such Stockholder herein untrue or incorrect in any material respect or have the effect of preventing or disabling such Stockholder from performing his or her obligations or, (iii) directly or indirectly, initiate, solicit or encourage any person to take actions that could reasonably be expected to lead to the occurrence of any of the foregoing.

  3.02 NO SOLICITATION OF TRANSACTIONS. Each Stockholder, severally and not jointly, agrees that between the date of this Agreement and the date of termination of the Merger Agreement, such Stockholder will not (a) solicit, initiate, consider, encourage or accept any other proposals or offers from any person relating to any Competing Transaction, or (b) participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other person to seek a Competing Transaction. Each Stockholder immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any persons conducted heretofore with respect to any of the foregoing. Each Stockholder shall notify E&S promptly if any such proposal or offer, or any inquiry or other contact with any person with respect thereto, is made and shall, in any such notice to E&S, indicate in reasonable detail the identity of the person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact. Notwithstanding any term of this Article III, all actions that may be taken following the date hereof by the Stockholder or any affiliate of the Stockholder in their capacity as a member of the Board of Directors of the Company shall be governed solely by the terms of the Merger Agreement and not by the terms of this Agreement.

                                  ARTICLE IV

                                  TERMINATION

  4.01 TERMINATION. This Agreement shall terminate, and no party shall have any rights or obligations hereunder, and this Agreement shall become null and void and have no further effect upon the earliest of (a) the Effective Time of the Merger or (b) the termination of the Merger Agreement pursuant to Section
8.01. Nothing in this Section 4.01 shall relieve any party of liability for any breach of this Agreement.

                                   ARTICLE V

                                 MISCELLANEOUS

  5.01. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

                                     A-3-3

  5.02 FURTHER ASSURANCES. Each Stockholder and E&S will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

  5.03 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

  5.04 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between E&S and the Stockholders with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between E&S and the Stockholders with respect to the subject matter hereof.

  5.05 AMENDMENT; WAIVER. This Agreement may not be amended except by an instrument in writing signed by all the parties hereto. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

  5.06 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Utah applicable to contracts executed in and to be performed in that State, without regard to the conflict of law provisions thereof.

  5.07 EXPENSES. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

  5.08 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.08):

  (a) if to any Stockholder, addressed to such Stockholder:

      AccelGraphics, Inc.
      1873 Barber Lane
      Milpitas, California 95035
      Attn: Chief Executive Officer

  with a copy to:

      Venture Law Group
      A Professional Corporation
      2800 Sand Hill Road
      Menlo Park, California 94025
      Attn: Steven J. Tonsfeldt, Esq.

                                     A-3-4

  (b) if to E&S:

      Evans & Sutherland Computer Corporation
      600 Komas Drive
      Salt Lake City, Utah 84108
      Attention: John T. Lemley

  with copies to:

      Snell & Wilmer, L.L.P.
      111 East Broadway, Suite 900
      Salt Lake City, Utah 84111
      Attention: David F. Evans, Esq.

  5.09 HEADINGS. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

  5.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

  IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

                                 EVANS AND SUTHERLAND COMPUTER CORPORATION

                                                /s/ James R. Oyler
                                          By: _________________________________
                                            Name:James R. Oyler
                                            Title:Chief Executive Officer


                       [VOTING AGREEMENT SIGNATURE PAGE]

                                     A-3-5

                                                 /s/ Stephen L. Bartlett
                                          -------------------------------------
                                                   Stephen L. Bartlett

                                                    /s/ Nancy E. Bush
                                          -------------------------------------
                                                      Nancy E. Bush

                                                   /s/ Jeffrey W. Dunn
                                          -------------------------------------
                                                     Jeffrey W. Dunn

                                                   /s/ Lew S. Epstein
                                          -------------------------------------
                                                     Lew S. Epstein

                                                  /s/ David W. Pidwell
                                          -------------------------------------
                                                    David W. Pidwell


                       [VOTING AGREEMENT SIGNATURE PAGE]

                                     A-3-6

                                                    /s/ Niraj Swarup
                                          -------------------------------------
                                                      Niraj Swarup


                                                     /s/ Arthur Yan
                                          -------------------------------------
                                                       Arthur Yan

                                          ADVANCED TECHNOLOGY VENTURES IV,
                                           L.P.

                                          By: ATV Associates IV, L.P.

                                                   /s/ Jos C. Henkens
                                          Name:--------------------------------
                                                         (print)

                                                     General Partner
                                          Title:
                                              ---------------------------------


                                          STF II, L.P.
                                          c/o IndoSuez Ventures

                                                    /s/ David E. Gold
                                          By:----------------------------------

                                                      David E. Gold
                                          Name:--------------------------------
                                                         (print)

                                                     General Partner
                                          Title:
                                              ---------------------------------


                                          ASSET MANAGEMENT ASSOCIATES 1996,
                                           L.P.
                                          By: AMC Partners 96, L.P.,
                                              its General Partner

                                                 /s/ W. Ferrell Sanders
                                          By:----------------------------------

                                                   W. Ferrell Sanders
                                          Name:--------------------------------
                                                         (print)

                                                     General Partner
                                          Title:
                                              ---------------------------------

                       [VOTING AGREEMENT SIGNATURE PAGE]

                                     A-3-7

                                          AVI CAPITAL, L.P.

                                          By: AVI Capital Management, L.P.,
                                              its General Partner

                                                    /s/ Peter Wolken
                                          Name:--------------------------------
                                                         (print)

                                                     General Partner
                                          Title:
                                              ---------------------------------


                                          ASSOCIATED VENTURE INVESTORS II,
                                           L.P.

                                          By: AVI Management Partners III,
                                           L.P.

                                                    /s/ Peter Wolken
                                          Name:--------------------------------
                                                         (print)

                                                     General Partner
                                          Title:
                                              ---------------------------------


                                          AVI PARTNERS GROWTH FUND II, L.P.

                                          By: AVI Management Partners III,
                                           L.P.

                                                    /s/ Peter Wolken
                                          Name:--------------------------------
                                                         (print)

                                                     General Partner
                                          Title:
                                              ---------------------------------


                                          AVI SILICON VALLEY PARTNERS, L.P.

                                          By: AVI Management Partners III,
                                           L.P.

                                                    /s/ Peter Wolken
                                          Name:--------------------------------
                                                         (print)

                                                     General Partner
                                          Title:
                                              ---------------------------------

                       [VOTING AGREEMENT SIGNATURE PAGE]

                                     A-3-8

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 16-10a-901, et. seq., of the Utah Revised Business Corporation Act authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. The E&S Bylaws require E&S to indemnify its directors and officers, including circumstances in which indemnification is otherwise discretionary under Utah law. E&S has entered into indemnification agreements with its directors containing provisions which are in some respects broader than the specific indemnification provisions contained in Utah law. The indemnification agreements may require E&S, among other things, to indemnify its directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain director and officer insurance, if available on reasonable terms. E&S's Articles of Incorporation provide for indemnification of its directors and officers to the maximum extent permitted by Utah law, and E&S's Bylaws provide for indemnification of its directors, officers, employees and other agents as permitted by Utah law.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) The following is a list of Exhibits included as part of this Registration Statement. The Registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request.

   EXHIBIT
   NUMBER                              DESCRIPTION
   -------                             -----------
    1.1*   Agreement and Plan of Merger, dated April 22, 1998, among the
           Registrant, E&S Merger Sub, and AccelGraphics, Inc. (included as
           Annex I to the Proxy Statement / Prospectus).
    3.1    Articles of Incorporation, as amended, filed as Exhibit 3.1 to the
           Registrant's Annual Report on Form 10-K for the fiscal year ended
           December 25, 1987, and incorporated herein by this reference.
    3.1.1  Amendments to Articles of Incorporation filed as Exhibit 3.1.1 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 30, 1988, and incorporated herein by this
           reference.
    3.2    By-laws, as amended, filed as Exhibit 3.2 to the Registrant's
           Annual Report on Form 10-K for the fiscal year ended December 25,
           1987, and incorporated herein by this reference.
    5.1+   Opinion of Snell & Wilmer L.L.P. as to the legality of the securities being registered.
    8.1+   Opinion of Snell & Wilmer L.L.P. as to the United States federal income tax consequences of the Merger.
    8.2+   Opinion of Venture Law Group, a Professional Corporation, as to
           the United States federal income tax consequences of the Merger.
   10.1    1985 Stock Option Plan, filed as Exhibit 1 to the Registrant's
           Post-effective Amendment No. 1 to Registration Statement on Form
           S-8, SEC File No. 2-76027, and incorporated herein by this reference.
   10.2    1989 Stock Option Plan for Non-employee Directors, filed as
           Exhibit 10.5 to the Registrant's Annual Report on Form 10-K for
           the fiscal year ended December 29, 1989, and incorporated herein by this reference.

   EXHIBIT
   NUMBER                              DESCRIPTION
   -------                             -----------
   10.3    The Registrant's 1991 Employee Stock Purchase Plan, filed as
           Exhibit 4.1 to the Registrant's Registration Statement on Form S-
           8, SEC File No. 33-39632, and incorporated herein by this
           reference.
   10.4    Employment Agreement dated November 29, 1994, between the
           Registrant and Mr. James R. Oyler, filed as Exhibit 10.10 to the
           Registrant's Annual Report on Form 10-K for the fiscal year ended
           December 26, 1994, and incorporated herein by this reference.
   10.5    The Registrant's 1995 Long-Term Incentive Equity Plan, filed as
           Exhibit 10.11 to the Registrant's Annual Report on Form 10-K for
           the fiscal year ended December 29, 1995, and incorporated herein by this reference.
   10.6    Asset Purchase Agreement dated March 1, 1995, between the
           Registrant and Parametric Technology Corporation as to the
           Registrant's divestiture of its Design Software group (CDRS), filed as Exhibit 10.12 to the Registrant's Annual Report on Form
           10-K for the fiscal year ended December 29, 1995, and incorporated herein by this reference.
   10.7    The Registrant's Executive Savings Plan, filed as Exhibit 10.14 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 29, 1995, and incorporated herein by this
           reference.
   10.8    The Registrant's Supplemental Executive Retirement Plan (SERP),
           filed as Exhibit 10.15 to the Registrant's Annual Report on Form
           10-K for the fiscal year ended December 29, 1995, and incorporated herein by this reference.
   10.9*   Form of Employment Agreement to be entered into between the
           Registrant and Jeffrey, W. Dunn.
   10.10*  Form of Employment Agreement to be entered into between the
           Registrant and Nancy E. Bush.
   23.1*   Consent of KPMG Peat Marwick LLP.
   23.2*   Consent of Price Waterhouse LLP.
   23.3+   Consent of Snell & Wilmer L.L.P. (included in Exhibit 5.1 to this
           Registration Statement)
   23.4+   Consent of Venture Law Group, a Professional Corporation (included in Exhibit 8.2 to this Registration Statement).
   23.5*   Consent of Cowen & Company.
   24.1*   Powers of Attorney for Messrs. Stewart Carrell, Gerald Casilli,
           Henry N. Christiansen, Peter O. Crisp, John T. Lemley, Mark C.
           McBride, James R. Oyler, Ivan E. Sutherland, and John E. Warnock.
   27.1*   Financial Data Schedule.
   99.1*   Voting Agreement, dated April 22, 1998, between E&S Corporation
           and                   . (included as Annex III to the Proxy
           Statement/Prospectus).
   99.2+   Form of Affiliate Letter Agreement between the Registrant and certain officers and directors of AGI.
   99.3+   Form of proxy card to be mailed to stockholders of AccelGraphics,
           Inc.
   99.4*   Form of Chairman and Chief Executive Officer's Letter to the
           stockholders of AccelGraphics, Inc. (included in the Proxy
           Statement/Prospectus).
   99.5*   Form of Notice of Annual Meeting of Stockholders to the
           stockholders of AccelGraphics, Inc. (included in the Proxy
           Statement/Prospectus).
   99.6+   Form of Election.
   99.7*   Opinion of Cowen & Company (included as Annex II to the Proxy
           Statement/Prospectus).

--------
* Exhibits filed herewith.
+ Exhibits to be filed by amendment.

  (b) Schedule incorporated by reference in the Registrant's Form 10-K for the fiscal year ended December 31, 1997.

  (c) The Opinion of Cowen & Company (included as Annex II to the Proxy Statement / Prospectus).

ITEM 22. UNDERTAKINGS

  (a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the proxy statement any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such requests, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the requests.

  (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has authorized this registration statement to be signed on its behalf by the undersigned, in the City of Salt Lake City, Utah, on this 27th day of April, 1998.

                                          Evans & Sutherland Computer
                                           Corporation

                                                   /s/ Mark C. McBride
                                          _____________________________________
                                                      Mark C. McBride
                                                 Vice President, Corporate
                                                  Controller and Corporate
                                                         Secretary

  In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated:

SIGNATURE                                     TITLE                  DATE
---------                                     -----                  ----
        /s/ Stewart Carrell*           Chairman of the          April 27, 1998
_____________________________________   Board of Directors
           Stewart Carrell

         /s/ James R. Oyler*           Director and             April 27, 1998
_____________________________________   President (Chief
           James R. Oyler               Executive Officer)

         /s/ John T. Lemley*           Vice President and       April 27, 1998
_____________________________________   Chief Financial
           John T. Lemley               Officer (Principal
                                        Financial Officer)

         /s/ Mark C. McBride           Vice President,          April 27, 1998
_____________________________________   Corporate
           Mark C. McBride              Controller and
                                        Corporate Secretary
                                        (Principal
                                        Accounting Officer)

       /s/ Gerald S. Casilli*          Director                 April 27, 1998
_____________________________________
          Gerald S. Casilli

         /s/ Peter O. Crisp*           Director                 April 27, 1998
_____________________________________
           Peter O. Crisp

     /s/ Henry N. Christiansen*        Director                 April 27, 1998
_____________________________________
        Henry N. Christiansen

SIGNATURE                                 TITLE                     DATE
---------                                 -----                     ----
       /s/ Ivan E. Sutherland*          Director                April 27, 1998
_____________________________________
         Ivan E. Sutherland

        /s/ John E. Warnock*            Director                April 27, 1998
_____________________________________
           John E. Warnock

          /s/ Mark C. McBride                                   April 27, 1998
*By: _______________________________
            Mark C. McBride
           Attorney-in-fact

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
  1.1*   Agreement and Plan of Merger, dated April 22, 1998, among the
         Registrant, E&S Merger Sub, and AccelGraphics, Inc. (included as Annex
         I to the Proxy Statement / Prospectus).
  3.1    Articles of Incorporation, as amended, filed as Exhibit 3.1 to the
         Registrant's Annual Report on Form 10-K for the fiscal year ended
         December 25, 1987, and incorporated herein by this reference.
  3.1.1  Amendments to Articles of Incorporation filed as Exhibit 3.1.1 to the
         Registrant's Annual Report on Form 10-K for the fiscal year ended
         December 30, 1988, and incorporated herein by this reference.
  3.2    By-laws, as amended, filed as Exhibit 3.2 to the Registrant's Annual
         Report on Form 10-K for the fiscal year ended December 25, 1987, and incorporated herein by this reference.
  5.1+   Opinion of Snell & Wilmer L.L.P. as to the legality of the securities being registered.
  8.1+   Opinion of Snell & Wilmer L.L.P. as to the United States federal income tax consequences of the Merger.
  8.2+   Opinion of Venture Law Group, a Professional Corporation, as to the
         United States federal income tax consequences of the Merger.
 10.1    1985 Stock Option Plan, filed as Exhibit 1 to the Registrant's Post-
         effective Amendment No. 1 to Registration Statement on Form S-8, SEC
         File No. 2-76027, and incorporated herein by this reference.
 10.2    1989 Stock Option Plan for Non-employee Directors, filed as Exhibit
         10.5 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 29, 1989, and incorporated herein by this reference.
 10.3    The Registrant's 1991 Employee Stock Purchase Plan, filed as Exhibit
         4.1 to the Registrant's Registration Statement on Form S-8, SEC File
         No. 33-39632, and incorporated herein by this reference.
 10.4    Employment Agreement dated November 29, 1994, between the Registrant and Mr. James R. Oyler, filed as Exhibit 10.10 to the Registrant's
         Annual Report on Form 10-K for the fiscal year ended December 26,
         1994, and incorporated herein by this reference.
 10.5    The Registrant's 1995 Long-Term Incentive Equity Plan, filed as
         Exhibit 10.11 to the Registrant's Annual Report on Form 10-K for the
         fiscal year ended December 29, 1995, and incorporated herein by this reference.
 10.6    Asset Purchase Agreement dated March 1, 1995, between the Registrant and Parametric Technology Corporation as to the Registrant's
         divestiture of its Design Software group (CDRS), filed as Exhibit
         10.12 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 29, 1995, and incorporated herein by this reference.
 10.7    The Registrant's Executive Savings Plan, filed as Exhibit 10.14 to the
         Registrant's Annual Report on Form 10-K for the fiscal year ended
         December 29, 1995, and incorporated herein by this reference.
 10.8    The Registrant's Supplemental Executive Retirement Plan (SERP), filed as Exhibit 10.15 to the Registrant's Annual Report on Form 10-K for
         the fiscal year ended December 29, 1995, and incorporated herein by this reference.
 10.9*   Form of Employment Agreement to be entered into between the Registrant and Jeffrey, W. Dunn.
 10.10*  Form of Employment Agreement to be entered into between the Registrant and Nancy E. Bush.

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
  23.1*  Consent of KPMG Peat Marwick LLP.
  23.2*  Consent of Price Waterhouse LLP.
  23.3+  Consent of Snell & Wilmer L.L.P. (included in Exhibit 5.1 to this
         Registration Statement)
  23.4+  Consent of Venture Law Group, a Professional Corporation (included in
         Exhibit 8.2 to this Registrant Statement).
  23.5*  Consent of Cowen & Company.
  24.1*  Powers of Attorney for Messrs. Stewart Carrell, Gerald Casilli, Henry
         N. Christiansen, Peter O. Crisp, John T. Lemley, Mark C. McBride,
         James R. Oyler, Ivan E. Sutherland, and John E. Warnock.
  27.1*  Financial Data Schedule.
  99.1*  Voting Agreement, dated April 22, 1998, between E&S Corporation and
                           . (included as Annex III to the Proxy
         Statement/Prospectus).
  99.2*  Form of Affiliate Letter Agreement between the Registrant and certain officers and directors of AGI.
  99.3+  Form of proxy card to be mailed to stockholders of AccelGraphics, Inc.
  99.4*  Form of Chairman and Chief Executive Officer's Letter to the
         stockholders of AccelGraphics, Inc. (included in the Proxy
         Statement/Prospectus).
  99.5*  Form of Notice of Annual Meeting of Stockholders to the stockholders of AccelGraphics, Inc. (included in the Proxy Statement/Prospectus).
  99.6+  Form of Election.
  99.7*  Opinion of Cowen & Company (included as Annex II to the Proxy
         Statement/Prospectus).

--------
* Exhibits filed herewith.
+ Exhibits to be filed by amendment.